As filed with the U.S. Securities and Exchange Commission on June 25, 2021

Registration No. 333-256058

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________

AMENDMENT NO. 1

TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________________

CF FINANCE ACQUISITION CORP. III
(Exact name of registrant as specified in its charter)

____________________________________

Delaware	6770	37-1827430
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 East 59th Street
New York, NY 10022
(212) 938-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________________

Howard W. Lutnick
Chief Executive Officer
CF Finance Acquisition Corp. III
110 East 59th Street
New York, NY 10022
(212) 938-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 (212) 370-1300	Ken Lefkowitz, Esq. Gary J. Simon, Esq. Michael Traube, Esq. Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 (212) 837-6000	Jonathan Axelrad Jeffrey C. Selman John F. Maselli DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, CA 94105 (415) 836-2500

____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Class A Common Stock, par value $0.0001 per share	154,081,440	(1)(2)	N/A	$513.55	(3)	$0.06	(4)

____________

(1)      Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock” or “CF III Class A Common Stock”), of the registrant estimated to be issued, or issuable by, the registrant (“CF III”) upon the consummation of the business combination described herein. This number is based on the 41,496,050 fully-diluted AEye Shares outstanding as of June 23, 2021 (including shares reserved for the potential future issuance upon the exercise of AEye stock options and warrants being exchanged for CF III stock options and warrants in the business combination), converted at an Exchange Ratio of 3.71316 pursuant to the Merger Agreement.

(2)      Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)      Pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended (“Securities Act”) and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $513.55, calculated as the product of (i) 154,081,440 (the maximum number of shares calculated as shown in note (1) above), and (ii) 0.000003333, which is an amount equal to one-third of the par value of AEye Common Stock.

(4)      Calculated pursuant to Rule 457 of the Securities Act and previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. CF Finance Acquisition Corp. III may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED JUNE 25, 2021,
SUBJECT TO COMPLETION

CF Finance Acquisition Corp. III

To the Stockholders of CF Finance Acquisition Corp. III:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of CF Finance Acquisition Corp. III, which is referred to as “CF III”, on , 2021, at , Eastern time. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at . At the Special Meeting, the stockholders of CF III will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)    to approve an amendment to CF III’s current amended and restated certificate of incorporation (the “Existing Charter”) to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 300,000,000 shares for the purposes of carrying out the Business Combination (as defined below);

(2)    to adopt and approve the Agreement and Plan of Merger, dated February 17, 2021, as amended on April 30, 2021 (the “Merger Agreement”), by and among CF III, Meliora Merger Sub, Inc. a Delaware corporation and a direct wholly owned subsidiary of CF III, and AEye, Inc., a Delaware corporation, and to approve the transactions contemplated thereby (the “Business Combination”);

(3)    to consider and vote upon a proposal to elect seven directors to serve on the board of directors of CF III following the Business Combination (the “Combined Entity”) until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

(4)    to approve, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635, the issuance of up to 154,081,440 shares of Class A Common Stock pursuant to the Merger Agreement and up to 22,500,000 shares of Class A Common Stock pursuant to the PIPE Investment;

(5)    to approve separate proposals to amend and restate the Existing Charter to adopt certain material differences that will be in effect upon the consummation of the Business Combination;

(6)    to approve the Equity Incentive Plan of the Combined Entity (the “Equity Incentive Plan”) in connection with the Business Combination; and

(7)    to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary.

The Board of Directors of CF III (the “CF III Board”) has fixed the close of business on             , 2021 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the Proposals to be considered at the Special Meeting.

The CF III Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” each of the Proposals presented to CF III stockholders. When you consider the CF III Board’s recommendation of these proposals, you should keep in mind that the directors and officers of CF III have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of the Sponsor and CF III’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to the Existing Charter, CF III public stockholders have redemption rights in connection with the Business Combination. CF III public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of CF III Class A Common Stock for cash. This means that public stockholders who hold shares of CF III Class A Common Stock on or before           , 2021 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF III Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

By Order of the CF III Board,

Howard W. Lutnick Chief Executive Officer and Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated, 2021 and is first being mailed to the stockholders of CF III on or about           , 2021.

CF Finance Acquisition Corp. III
110 East 59th Street
New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CF FINANCE ACQUISITION CORP. III
TO BE HELD ON            , 2021

TO THE STOCKHOLDERS OF CF FINANCE ACQUISITION CORP. III:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of CF Finance Acquisition Corp. III, a Delaware corporation, which is referred to as “CF III”, will be held on, 2021, at, Eastern time, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at. At the Special Meeting, CF III stockholders will be asked to consider and vote upon the following proposals:

(1)    The Pre-Merger Charter Amendment Proposal — To approve an amendment of CF III’s current amended and restated certificate of incorporation (the “Existing Charter”) to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 300,000,000 shares for the purposes of carrying out the Business Combination (as defined below). We refer to this proposal as the “Pre-Merger Charter Amendment Proposal.”

(2)    The Business Combination Proposal — To approve and adopt the Agreement and Plan of Merger, dated February 17, 2021, as amended on April 30, 2021 (as the terms and conditions therein may be further amended, modified or waived from time to time, the “Merger Agreement”), by and among CF III, Meliora Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CF III (“Merger Sub”), and AEye, Inc., a Delaware corporation (“AEye”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into AEye, with AEye continuing as the surviving corporation and as a wholly-owned subsidiary of CF III (the “Business Combination”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”):

(a)     shares of AEye’s common stock and preferred stock (collectively, the “AEye Capital Stock”) outstanding immediately prior to the Effective Time (other than dissenting shares and certain other shares as set forth under the Merger Agreement) and holders of AEye Capital Stock will receive a number of shares of Class A Common Stock for each share of AEye Capital Stock held equal to the “Exchange Ratio,” as further described in the section titled “The Business Combination Proposal — The Merger Agreement”;

(b)    each AEye Option, AEye RSU and AEye Warrant (each as defined below) outstanding immediately prior to the Effective Time, if not exercised prior to such time, will be assumed by CF III and convert, at the same ratio, into an option or warrant to purchase shares of Class A Common Stock or an RSU for the Combined Entity; and

(c)    CF III will change its name to “AEye, Inc.”

         We refer to this proposal as the “Business Combination Proposal.” Copies of the Merger Agreement and certain other agreements to be entered into pursuant to the Merger Agreement are attached to the proxy statement/prospectus as Annexes A, G, H and I.

(3)    The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

(4)    The Nasdaq Proposal — To approve, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635 (the “Nasdaq Listing Rule”), the issuance of up to 154,081,440 shares of Class A Common Stock, par value $0.0001 per share, of CF III (the “CF III Class A Common Stock” or the “Class A Common Stock”) pursuant to the Merger Agreement and up to 22,500,000 shares of Class A Common Stock pursuant to the PIPE Investment. We refer to this proposal as the “Nasdaq Proposal.”

(5)     The Post-Merger Charter Amendment Proposals — To consider and vote upon separate proposals to approve the following material differences between the proposed amended and restated certificate of incorporation of the Combined Entity (the “Amended Charter”) that will be in effect upon the closing of the Merger and the Existing Charter, a copy of which is attached to this proxy statement/prospectus as Annex C;

(a)     Post-Merger Charter Amendment Proposal A — Change in Name

(b)    Post-Merger Charter Amendment Proposal B — Change in Corporate Purpose

(c)     Post-Merger Charter Amendment Proposal C — Elimination of Class B Common Stock

(d)    Post-Merger Charter Amendment Proposal D — Additional Director Class and Increased Term

(e)     Post-Merger Charter Amendment Proposal E — Amendment of Corporate Opportunities Provision

(f)     Post-Merger Charter Amendment Proposal F — Removal of Blank Check Company Provisions

         We refer to these proposals collectively as the “Post-Merger Charter Amendment Proposals.”

(6)    The Equity Incentive Plan Proposal — To approve and adopt the Equity Incentive Plan of the Combined Entity, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E. We refer to this proposal as the “Equity Incentive Plan Proposal.”

(7)    The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, or the Equity Incentive Plan Proposal. We refer to this proposal as the “Adjournment Proposal” and, together with the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, and the Equity Incentive Plan Proposal, as the “Proposals.”

Only holders of record of CF III Common Stock at the close of business on             , 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. In light of the ongoing COVID-19 pandemic and to protect the health of CF III stockholders, management, employees and the community, the Special Meeting will be held virtually conducted via live audio webcast. You will be able to attend the Special Meeting by visiting               . CF III recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Pursuant to the Existing Charter, CF III is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less taxes payable) of the IPO. For illustrative purposes, based on funds in the Trust Account of $232.3 million on June 18, 2021, the estimated per share redemption price would have been $10.10. CF III public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of CF III Class A Common Stock for cash. This means that public stockholders who hold shares of CF III Class A Common Stock on or before           , (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF III Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of CF III Class A Common Stock included in the Units sold in the IPO. Holders of our outstanding Public Warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. The Sponsor and CF

III’s officers and directors have agreed to waive their redemption rights with respect to any shares of CF III Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor owns 21.2% of the issued and outstanding shares of CF III Common Stock. The Sponsor and CF III’s directors and officers have agreed to vote any shares of CF III Common Stock owned by them in favor of the Business Combination Proposal.

The approval of each of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF III Common Stock as of the Record Date for the Special Meeting. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF III Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF III Common Stock cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. If the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are not approved, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal will not be presented to the CF III stockholders for a vote. The approval of each of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the election of each director nominee pursuant to the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal, is a precondition to the consummation of the Business Combination. The CF III Board has already approved the Business Combination.

As of June 18, 2021, there was $232.3 million in the Trust Account. Each redemption of shares of CF III Class A Common Stock by CF III’s public stockholders will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call Morrow Sodali LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the CF III Board

Howard W. Lutnick Chief Executive Officer and Chairman

         , 2021

i

ii

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “CF III” refer to CF Finance Acquisition Corp. III.

In this document:

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by CF III that more time is necessary or appropriate to approve one or more proposal at the Special Meeting.

“AEye” means AEye, Inc., a Delaware corporation, and its subsidiaries, prior to the Closing of the Business Combination (which is expected to change its name to AEye Technologies, Inc. prior to the Closing).

“AEye Board” means the board of directors of AEye.

“AEye Bylaws” means the bylaws of AEye in effect immediately prior to the Effective Time.

“AEye Capital Stock” means, collectively, shares of common stock and preferred stock of AEye that are outstanding immediately prior to the Effective Time.

“AEye Charter” means the certificate of incorporation of AEye in effect immediately prior to the Effective Time.

“AEye Common Stock” means the shares of AEye’s common stock, par value $0.00001 per share.

“AEye Common Stock Warrants” means all outstanding and unexercised warrants to purchase shares of AEye Common Stock.

“AEye Companies” means, collectively, AEye and its subsidiaries.

“AEye Convertible Equity” means the aggregate principal amount and accrued dividends thereon outstanding under the AEye Convertible Equity Instruments.

“AEye Convertible Equity Instruments” means: (i) the convertible equity instruments of AEye, as amended pursuant to the Merger Agreement and the documents ancillary thereto, issued pursuant to the AEye Convertible Equity Purchase Agreement; and (ii) any other instruments, debt or securities convertible or exchangeable into AEye Common Stock or AEye Preferred Stock, other than the AEye Preferred Stock, the AEye Options and the AEye Warrants.

“AEye Convertible Equity Purchase Agreement” means the Convertible Equity Purchase Agreement dated as of February 26, 2020, as amended and restated on August 3, 2020, as further amended and restated on September 15, 2020, as further amended on December 8, 2020, as further amended on December 21, 2020, and as further amended from time to time pursuant to the Merger Agreement and the documents ancillary thereto, by and among the Company and the investors party thereto.

“AEye ESOP” means, collectively, the AEye, Inc. 2016 Stock Plan and the 2014 US LADAR, Inc. Equity Incentive Plan.

“AEye Governing Documents” means, collectively, the AEye Charter and the AEye Bylaws.

“AEye Options” means any options granted under the AEye ESOP to purchase shares of AEye Common Stock.

“AEye Preferred Stock” means, collectively, the AEye Series A Preferred Stock and the AEye Series B Preferred Stock.

“AEye RSUs” means any restricted stock units granted under the AEye ESOP.

“AEye Series A Preferred Stock” means the shares of AEye’s preferred stock, par value $0.00001 per share, designated as Series A Convertible Preferred Stock in the AEye Charter.

“AEye Series A Warrants” means all outstanding and unexercised warrants to purchase shares of AEye Series A Preferred Stock.

“AEye Series B Preferred Stock” means the shares of AEye’s preferred stock, par value $0.00001 per share, designated as Series B Convertible Preferred Stock in the AEye Charter.

“AEye Stockholder” means any holder of any share of AEye Capital Stock.

“AEye Warrants” means, collectively, the AEye Common Stock Warrants and the AEye Series A Warrants.

“Amended Bylaws” means the Amended and Restated Bylaws of the Combined Entity, in the form appended hereto as Annex D.

“Amended Charter” means the Second Amended and Restated Certificate of Incorporation of the Combined Entity, in the form appended hereto as Annex C, which will become effective upon approval of the Post-Merger Charter Amendment Proposals and other Proposals by the stockholders of CF III and consummation of the Business Combination.

“Amended Governing Documents” means the Amended Bylaws and the Amended Charter.

“Amendment to the Merger Agreement” means the amendment to the Merger Agreement entered into by and among CF III, Merger Sub and AEye on April 30, 2021.

“Available CF III Cash” means the amount of cash, including the amount of cash available in the Trust Account, and other amounts available to CF III and Merger Sub as of the Closing.

“Business Combination” means the Merger, the AEye Convertible Equity Conversion (as defined below) and other transactions to be consummated pursuant to the Merger Agreement.

“Business Combination Proposal” means the proposal to be considered at the Special Meeting to approve the Business Combination.

“Cantor” means Cantor Fitzgerald, L.P., a Delaware limited partnership, an affiliate of CF III, the Sponsor and of CF&Co.

“CF&Co.” means Cantor Fitzgerald & Co., the representative of the underwriters in the IPO, the sole placement agent for the PIPE Investment, the financial advisor to CF III for the Business Combination, and an affiliate of CF III and the Sponsor.

“CF III” means CF Finance Acquisition Corp. III, a Delaware corporation.

“CF III Board” means the board of directors of CF III.

“CF III Bylaws” means the bylaws of CF III in effect immediately prior to the Effective Time.

“CF III Capital Stock” means, collectively, shares of CF III Common Stock and CF III Preferred Stock.

“CF III Class A Common Stock” or “Class A Common Stock” means the Class A common stock, par value $0.0001, of CF III (or, following consummation of the Business Combination, the Combined Entity).

“CF III Class B Common Stock” or “Class B Common Stock” means the Class B common stock, par value $0.0001, of CF III.

“CF III Common Stock” or “Common Stock” means the common stock of CF III, par value $0.0001, including the CF III Class A Common Stock and CF III Class B Common Stock.

“CF III Governing Documents” means, collectively, the Existing Charter and the CF III Bylaws.

“CF III Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all CF III Share Redemptions.

“CF III Share Redemptions” or “Redemption” means the election of an eligible (as determined in accordance with the CF III Governing Documents) holder of shares of CF III Common Stock to redeem all or a portion of the shares of CF III Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the CF III Governing Documents) in connection with the Business Combination.

“CF III Stockholders’ Approval” means the approval of the Proposals in accordance with the CF III Governing Documents at the Special Meeting duly called by the CF III Board and held for such purpose.

“CF III Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by CF III, Merger Sub or the Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Business Combination, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) transfer taxes, and (C) any and all filing fees to the governmental authorities in connection with the Business Combination.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” means CF III (which is anticipated to be renamed to “AEye, Inc.” upon Closing), (and, where the context so requires, its subsidiaries), after the consummation of the Business Combination.

“Combined Entity Board” means the board of directors of the Combined Entity.

“COVID-19” means SARs-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable law promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to be considered at the Special Meeting to elect seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

“Dissenting Shares” means all shares of AEye Capital Stock held by an AEye Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its AEye Capital Stock.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Business Combination.

“Equity Incentive Plan” means the Equity Incentive Plan of the Combined Entity, which will become effective following the Business Combination. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex E.

“Equity Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the Equity Incentive Plan of the Combined Entity.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Charter” means CF III’s amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on November 12, 2020.

“Founders Shares” means 5,750,000 shares of Class B Common Stock currently outstanding, 5,710,000 shares of which are held by Sponsor and 40,000 shares of which are held by CF III’s independent directors.

“Fully-Diluted AEye Shares” means the number of shares of AEye Capital Stock equal to the total number of issued and outstanding shares of AEye Capital Stock on an as-converted to AEye Common Stock basis as of immediately prior to the Effective Time and assuming as outstanding all shares of AEye Capital Stock subject to (a) all of AEye’s outstanding awards under the AEye ESOP and (b) all of the outstanding AEye Warrants, in each case, as of immediately prior to the Effective Time.

“GAAP” means accounting principles generally accepted in the United States of America.

“IPO” means CF III’s initial public offering which was consummated in November 2020.

“Merger” means the merger of Merger Sub with and into AEye pursuant to the terms of the Merger Agreement, with AEye continuing as the surviving entity and becoming a wholly-owned subsidiary of the Combined Entity.

“Merger Agreement” means the Merger Agreement, dated as of February 17, 2021, as amended on April 30, 2021, as the terms and conditions therein may be further amended, modified or waived from time to time, by and among CF III, Merger Sub and AEye.

“Merger Sub” means Meliora Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CF III.

“Minimum Cash Amount” means the Available CF III Cash after (i) deducting the amount required to satisfy the CF III Share Redemption Amount, (ii) deducting the sum of any indebtedness of CF III for borrowed money immediately prior to the Closing (for the avoidance of doubt, excluding (x) any debt financing or other loans made by the Sponsor or its affiliates to CF III and (y) any CF III Transaction Expenses) and (iii) including the amount from the PIPE Investments.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Nasdaq Proposal” means the proposal to be considered at the Special Meeting to approve the issuance of Class A Common Stock to holders of AEye Capital Stock pursuant to the Merger Agreement and the related PIPE Investment in order to comply with The Nasdaq Stock Market Listing Rule 5635.

“NDA” means the Non-Disclosure Agreement, dated as January 7, 2021, between CF III and AEye.

“Original Merger Agreement” means the original Merger Agreement entered into by and among CF III, Merger Sub and AEye on February 17, 2021.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PIPE Investment” means the sale of shares of newly issued Class A Common Stock in a private placement to occur concurrently with the consummation of the Business Combination.

“PIPE Investors” means investors that subscribed for shares of Class A Common Stock in the PIPE Investment.

“Placement Shares” means the shares of CF III Class A Common Stock underlying the Placement Units.

“Placement Units” means the Units issued to the Sponsor in the Private Placement.

“Placement Warrants” means the Warrants underlying the Placement Units.

“Post-Merger Charter Amendment Proposals” means the proposals to be considered at the Special Meeting to approve the Amended Charter to adopt certain material differences that will each be in effect upon the consummation of the Business Combination.

“PPP Loan” means all principal, accrued interest, penalties, fines and other payment obligations of any nature of AEye under that certain U.S. Small Business Administration Paycheck Protection Program Note dated April 22, 2020, issued to AEye.

“Pre-Merger Charter Amendment Proposal” means the proposal to be considered at the Special Meeting to approve the increase of the number of Class A Common Stock authorized to be issued under the Existing Charter from 200,000,000 to 300,000,000.

“Private Placement” means the private placement consummated simultaneously with the IPO on November 17, 2020 in which CF III issued to the Sponsor the Placement Units.

“Proposals” means the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal.

“Public Shares” means the shares of CF III Class A Common Stock underlying the Public Units.

“Public Units” means the Units issued in the IPO.

“Public Warrants” means the Warrants underlying the Public Units.

“Record Date” means             , 2021, the record date for the Special Meeting.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account determined in accordance with the Existing Charter (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like prior to the Redemption). The Redemption Price will be calculated two (2) business days prior to the completion of the Business Combination in accordance with the Existing Charter, as then in effect.

“Redemption Rights” means the right of the holders of CF III Class A Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of the stockholders of CF III, to be held on               , 2021 at            Eastern Time, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at           .

“Sponsor” means CF Finance Holdings III, LLC, a Delaware limited liability company.

“Surviving Corporation” means, with respect to the periods from and after the Effective Time, AEye, the surviving corporation of the Merger.

“Trust Account” means the Trust Account of CF III, which holds the net proceeds of the IPO and the sale of the Placement Units, together with interest earned thereon, less amounts released to pay tax obligations and up to $100,000 for dissolution expenses.

“Unit” means a unit consisting of one share of CF III Class A Common Stock and one-third of one Warrant.

“Warrant” means a warrant to purchase one share of CF III Class A Common Stock at a price of $11.50 per share issued in connection with the IPO. “Warrant” excludes the AEye Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of CF III and AEye. These statements are based on the beliefs and assumptions of the management of CF III and AEye. Although CF III and AEye believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CF III nor AEye can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about:

•        the benefits from the Business Combination;

•        CF III’s ability to consummate the Business Combination or, if CF III does not complete the Business Combination, any other initial business combination;

•        any satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: the satisfaction or waiver of certain customary closing conditions, including, among others, the existence of no material adverse effect at CF III or AEye and receipt of certain stockholder approvals contemplated by this proxy statement/prospectus;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to maintain the listing of the Class A Common Stock on Nasdaq following the Business Combination;

•        the Combined Entity’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•        the Combined Entity’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•        changes in the Combined Entity’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of the Combined Entity’s business model;

•        the Combined Entity’s ability to scale in a cost-effective manner;

•        CF III’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with CF III’s business or in approving the Business Combination;

•        CF III’s public securities’ potential liquidity and trading;

•        the ability of CF III and AEye to consummate the PIPE Investment or raise additional financing concurrently with the consummation of the Business Combination or otherwise in the future;

•        the use of proceeds not held in the Trust Account or available to CF III from interest income on the Trust Account balance;

•        the impact of epidemics, including the COVID-19 pandemic, on AEye’s business and the actions AEye may take in response thereto;

•        AEye’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which the Combined Entity will be an emerging growth company under the JOBS Act (as defined below);

•        AEye’s future capital requirements and sources and uses of cash;

•        AEye’s ability to obtain funding for its operations;

•        AEye’s business, expansion plans and opportunities;

•        AEye’s ability to successfully commercialize its products on its expected timeframe;

•        AEye’s estimates of the total addressable market;

•        the anticipated cash available at the closing of the Business Combination; and

•        the anticipated use of the Combined Entity’s cash and cash equivalents.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that CF III or AEye “believes,” and similar statements reflect only such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either CF III or AEye has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause CF III’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against CF III, AEye or others following announcement of the Business Combination and the transactions contemplated therein;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of CF III or AEye or other conditions to closing in the Merger Agreement;

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        costs related to the proposed Business Combination;

•        the possibility that CF III or AEye may be adversely impacted by other economic, business, and/or competitive factors;

•        the risk that the market for AEye’s products may not develop on the timeframe or in the manner that AEye currently anticipates;

•        future exchange and interest rates;

•        the significant uncertainty created by the COVID-19 pandemic; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by CF III.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of CF III stockholders. The following questions and answers do not include all the information that is important to stockholders of CF III. We urge the stockholders of CF III to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     CF III stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. CF III has entered into the Merger Agreement as a result of which AEye will become a wholly-owned subsidiary of CF III upon the consummation of the Business Combination. Subject to the terms of the Merger Agreement, CF III is expected to issue an aggregate of up to 154,081,440 shares of Class A Common Stock to holders of AEye Capital Stock in exchange for their shares of AEye Capital Stock (which includes the maximum number of shares of Class A Common Stock underlying AEye Warrants and AEye Options to be assumed in connection with the Business Combination). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are proposals on which CF III stockholders are being asked to vote.

(1)    The Pre-Merger Charter Amendment Proposal — To approve and adopt an amendment to CF III’s Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 300,000,000 shares for the purposes of carrying out the Business Combination;

(2)    The Business Combination Proposal — To approve and adopt the Merger Agreement, and approve the transactions contemplated thereby, including the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

(a)     each share of AEye Capital Stock outstanding immediately prior to the Effective Time (other than dissenting shares and certain other shares as set forth under the Merger Agreement) will be converted into the right to receive a number of shares of Class A Common Stock equal to the “Exchange Ratio,” as further described in the section titled “The Business Combination Proposal — The Merger Agreement”;

(b)    each option and warrant of AEye outstanding immediately prior to the Effective Time, if not exercised prior to such time, will be assumed by CF III and convert, at the same ratio, into an option or warrant to purchase shares of Class A Common Stock; and

(c)     CF III will change its name to “AEye, Inc.”

Copies of the Merger Agreement and certain other agreements to be entered into pursuant to the Merger Agreement are attached to this proxy statement/prospectus as Annexes A, F, G, H and I;

(3)    The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

(4)    The Nasdaq Proposal — To approve, for purposes of complying with the Nasdaq Listing Rule, the issuance of up to 154,081,440 shares of Class A Common Stock, par value $0.0001 per share, pursuant to the Merger Agreement and up to 22,500,000 shares of Class A Common Stock pursuant to the related PIPE Investment;

(5)    The Post-Merger Charter Amendment Proposals — To approve and adopt the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex C;

(6)    The Incentive Plan Proposal — To approve and adopt the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E; and

(7)    The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposal, or the Incentive Plan Proposal.

Q:     Are the proposals conditioned on one another?

A:     The Business Combination Proposal is subject to and conditioned upon the approval of the Pre-Merger Charter Amendment Proposal. Unless the Pre-Merger Charter Amendment Proposal is approved, the Business Combination Proposal will not be presented to the stockholders of CF III at the Special Meeting. The Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal. Unless the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are approved, the Director Election Amendment Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal will not be presented to the stockholders of CF III at the Special Meeting.

The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, each of the Post-Merger Charter Amendment Proposals, and the Equity Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not consummate the Business Combination. If CF III does not consummate the Business Combination and fails to complete an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022 (if necessary), and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), CF III will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Existing Charter, subject to payment of CF III’s tax obligations and up to $100,000 of dissolution expenses.

Q:     What will happen in the Business Combination?

A:     At the Closing, Merger Sub will merge with and into AEye with AEye surviving such merger and holders of AEye Capital Stock will receive shares of Class A Common Stock in exchange for their shares of AEye Capital Stock. Upon consummation of the Business Combination, AEye will become a wholly-owned subsidiary of CF III. In connection with the Business Combination, the remaining cash held in the Trust Account after redemptions, if any, and the proceeds from the PIPE Investment will be used to pay the transaction expenses of CF III and AEye in connection with the Business Combination and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What equity stake will current stockholders of CF III and holders of AEye Capital Stock hold in the Combined Entity after the Closing?

A:     It is anticipated that, upon the completion of the Business Combination, and assuming no redemptions by CF III’s public stockholders, (i) CF III’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 11.3% of the Combined Entity, (ii) the PIPE Investors (other than the Sponsor and holders of AEye Capital Stock and AEye Convertible Equity Instruments) will own approximately 10.1% of the Combined Entity, (iii) the Sponsor, the other initial stockholders and their affiliates, through their ownership of Founder Shares, Placement Units and the purchase by the Sponsor of Class A Common

Stock in the PIPE Investment, will retain an ownership interest of approximately 3.3% of the Combined Entity, and (iv) existing holders of AEye Capital Stock and AEye Convertible Equity Instruments (including their shares of Class A Common Stock purchased in the PIPE Investment) will own approximately 75.4% of the Combined Entity.

The ownership percentage with respect to the Combined Entity following the Business Combination is based upon the number of shares of AEye Capital Stock issued and outstanding as of May 31, 2021, assuming the issuance of Class A Common Stock underlying Assumed Options and Assumed Warrants using the Treasury Stock Method, but does not take into account (i) the redemption of any shares by CF III’s public stockholders, (ii) the exercise of the Warrants, or (iii) the exercise of any options or other securities under any incentive plans issued after May 31, 2021. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by CF III’s existing stockholders and AEye Stockholders in the Combined Entity will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of CF III of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal. CF III must obtain the approval of CF III stockholders for each of the Proposals set forth in this proxy statement/prospectus for their approval (other than the Adjournment Proposal) and AEye must obtain the written consent of AEye Stockholders for the Merger. CF III and AEye must also obtain certain necessary regulatory approvals and satisfy other closing conditions set forth under the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:     Why is CF III providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the Existing Charter, CF III must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of CF III’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, CF III has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, CF III is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q:     Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account, to meet the minimum cash condition for consummating the Business Combination?

A:     Yes. On February 17, 2021, CF III entered into Subscription Agreements (the “PIPE Subscription Agreements”) with a number of subscribers, including the Sponsor, pursuant to which the subscribers agreed to purchase, and CF III agreed to sell to the subscribers, an aggregate of 22,500,000 shares of Class A Common Stock for gross proceeds to CF III of $225 million in a private placement. The closing of the PIPE Investment is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The proceeds from the Trust Account and the PIPE Investment will be used to pay any loans owed by CF III to the Sponsor, for any CF III transaction expenses or other administrative expenses incurred by CF III, and to pay all unpaid transaction expenses of AEye and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. In addition, AEye may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity, the proceeds of which would be used for a variety of purposes.

Q:     How many votes do I have at the Special Meeting?

A:     CF III stockholders are entitled to one vote at the Special Meeting for each share of CF III Common Stock held of record as of             , 2021, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were 29,250,000 outstanding shares of CF III Common Stock.

Q:     What vote is required to approve the proposals presented at the Special Meeting?

A:     The approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF III Common Stock as of the Record Date. Accordingly, a CF III stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals.

The Sponsor and our directors and officers have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we would need only 8,375,001, or approximately 36.4%, of the 23,000,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF III Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of CF III Common Stock cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. A CF III stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting will not be counted towards the number of shares of CF III Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal.

If the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are not approved, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal will not be presented to the CF III stockholders for a vote. The approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the election of each director nominee pursuant to the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, and the Equity Incentive Plan Proposal are preconditions to the consummation of the Business Combination.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority in voting power of CF III Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date, 14,625,001 shares of CF III Common Stock would be required to achieve a quorum.

Q:     How will the Sponsor and CF III’s directors and officers vote?

A:     The Sponsor and CF III’s officers and directors have agreed to vote any Founders Shares and Placement Shares held by them in favor of the initial business combination, including the Business Combination. Accordingly, if CF III seeks stockholder approval of its initial business combination, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and CF III’s officers and directors had agreed to vote their Founders Shares and Placement Shares in accordance with the majority of the votes cast by CF III’s public stockholders.

As a result, we would need only 8,375,001, or approximately 36.4%, of the 23,000,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:     What interests do CF III’s current officers and directors have in the Business Combination?

A:     The Sponsor and CF III’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•        unless CF III consummates an initial business combination, CF III’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF III ($63,220 of such expenses have been incurred as of May 31, 2021, and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor in the Private Placement for $5,000,000 will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF III has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares, which such Founder Shares (excluding the 40,000 Founder Shares transferred to CF III’s two independent directors), if unrestricted and freely tradeable, would be valued at approximately $57.2 million, based on the closing price of Class A Common Stock on June 18, 2021, and that such shares will be worthless if a business combination is not consummated;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF III does not complete an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), the proceeds from the sale of the Placement Units of $5,000,000 will be included in the liquidating distribution to CF III’s public stockholders and the Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, an aggregate amount of $8.65 million in business combination marketing fees, $10.0 million of M&A advisory fees and $6.75 million of placement agent fees (payable in connection with the PIPE Offering) will be payable to CF&Co., an affiliate of CF III and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF III to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and CF III’s officers and directors will lose their entire investment in CF III, including loans in the aggregate amount of $3,352,236 as of May 31, 2021, if an initial business combination is not completed;

•        the fact that CF III’s two independent directors own an aggregate of 40,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $400,400, based on the closing price of Class A Common Stock on June 18, 2021; and

•        the fact that CF III’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

These interests may influence CF III’s officers and directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:     Did the CF III Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     The CF III Board did not obtain a fairness opinion in connection with its determination to approve the Business Combination. The CF III Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The CF III Board also determined, without the benefit of a fairness opinion, that AEye’s fair market value was at least 80% of CF III’s net assets, excluding any taxes payable on interest earned on the funds held in the Trust Account. Accordingly, investors will be relying on the judgment of the CF III Board as described above in valuing AEye’s business and assuming the risk that the CF III Board may not have properly valued such business.

Q:     What factors did the CF III Board consider in determining whether or not to proceed with the Business Combination?

A:     The CF III Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, AEye’s leadership position in the long-range lidar industry, a large and growing addressable market, AEye’s differentiated technology, relationships with important Tier 1 automotive suppliers, an experienced management team and an attractive valuation.

The CF III Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to: macroeconomic uncertainty generally and in the lidar industry, technological risks in the lidar industry and in AEye’s target markets, the risks that business plan and projections may not be achieved, and risks relating to CF III’s valuation of AEye, in particular the lack of a fairness opinion. See the sections titled “The Business Combination Proposal — The CF III Board’s Reasons for the Approval of the Business Combination.”

Q:     What happens if I sell my shares of Class A Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of CF III Class A Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of CF III Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Pursuant to the Existing Charter, if the Business Combination Proposal is not approved and CF III does not otherwise consummate an alternative business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), CF III will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders, subject to payment of CF III’s tax obligations and up to $100,000 of dissolution expenses.

Q:     Do I have redemption rights?

A:     Pursuant to the Existing Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Charter. As of June 18, 2021, based on funds in the Trust Account of $232.3 million, this would have amounted to $10.10 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF III Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CF III’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of CF III Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you affirmatively vote your shares of CF III Common Stock “FOR” or “AGAINST” the Business Combination Proposal or abstain from voting on the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on             , 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF III Class A Common Stock. A holder of the Public Shares, together with any of its affiliates any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the Public Shares, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CF III’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CF III does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CF III’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CF III’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CF III’s transfer agent return the shares (physically or electronically). You may make such request by contacting CF III’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the federal income tax consequences of exercising my redemption rights?

A:     CF III expects that a U.S. holder (as defined below) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that a U.S. holder owns or is deemed to own (including through the ownership of Public Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “The Business Combination Proposal — United States Federal Income Tax Considerations of the Redemption.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?

A:     No. The holders of Warrants have no redemption rights with respect to Warrants.

Q:     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:     No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of CF III Common Stock in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        CF III stockholders who properly exercise their redemption rights;

•        the $8,650,000 business combination marketing fee to CF&Co.;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by CF III or AEye in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        any loans owed by CF III to the Sponsor for any CF III transaction expenses or other administrative expenses incurred by CF III; and

•        for general corporate purposes including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, CF III is unable to complete the Business Combination or another initial business combination transaction by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the

Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), the Existing Charter provides that CF III will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the CF III Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

CF III expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to CF III’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founders Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to CF III’s outstanding Warrants. Accordingly, the Warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place on (a) the third business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either CF III or AEye if the Closing has not occurred by on or before the earlier of six months from the date this Registration Statement was initially filed with the SEC and the 270 day anniversary of the date of the Merger Agreement, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of CF III Common Stock on             , 2021, the Record Date, you may vote with respect to the Proposals at the Special Meeting via the virtual meeting platform, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, CF III will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, and the Post-Merger Charter Amendment Proposals. Abstentions will have no effect on the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by CF III without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CF III believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to CF III’s secretary at the address listed below so that it is received by CF III’s secretary prior to the Special Meeting or attend the Special Meeting and vote via the virtual meeting platform. You also may revoke your proxy by sending a notice of revocation to CF III’s secretary, which must be received by CF III’s secretary prior to the Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     CF III will pay the cost of soliciting proxies for the Special Meeting. CF III has engaged Morrow Sodali LLC, which we refer to as “Morrow,” to assist in the solicitation of proxies for the Special Meeting. CF III has agreed to pay Morrow a fee of $27,500, plus disbursements. CF III will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. CF III will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CF III Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the CF III Common Stock and in obtaining voting instructions from those owners. CF III’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

CF Finance Acquisition Corp. III

110 East 59th Street

New York, New York 10022

Tel: (212) 938-5000

E-mail: CFFinanceIII@cantor.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC

Tel: (800) 662-5200 or (203) 658-9400 (banks and brokers)

Email: CFIII.info@investor.morrowsodali.com

To obtain timely delivery, CF III stockholders must request the materials no later than         , 2021.

You may also obtain additional information about CF III from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to CF III’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers about the Proposals,” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to CF III and its consolidated subsidiaries (including AEye) after giving effect to the Business Combination. References to the “Company” or “CF III” refer to CF Finance Acquisition Corp. III.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s public stockholders and do not include any shares of CF III Common Stock issuable upon the exercise of the Warrants.

Information About the Parties to the Business Combination

CF Finance Acquisition Corp. III

CF III is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF III’s Class A Common Stock, Units, and Warrants are currently listed on Nasdaq under the symbols “CFAC”, “CFACU” and “CFACW”, respectively. The mailing address of CF III’s principal executive officer is 110 East 59th Street, New York, NY 10022.

For more information about CF III, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF III” and “Information Related to CF III.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of CF III, formed on February 10, 2021 to consummate the Business Combination. Following the Business Combination, AEye will merge with and into Merger Sub with AEye surviving the merger. As a result, AEye will become a wholly-owned subsidiary of CF III.

AEye

AEye provides active lidar systems for vehicle autonomy, advanced driver-assistance systems (“ADAS”), and robotic vision applications. AEye’s proprietary software-definable iDAR™ (Intelligent Detection and Ranging) platform combines solid-state active lidar, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data. AEye was incorporated in Delaware in 2013. The mailing address of AEye’s principal executive office is 1 Park Place, Dublin, CA 94568 and its telephone number is (925) 400-4366.

For more information about AEye, see the sections titled “Information About AEye” and “AEye’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Proposals to Be Voted On by CF III Stockholders

Pre-Merger Charter Amendment Proposal

CF III stockholders will be asked to approve and adopt an amendment to the Existing Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 300,000,000 shares for the purposes of carrying out the Business Combination. See the section titled “The Pre-Merger Charter Amendment Proposal.”

The Business Combination Proposal

CF III and AEye have agreed to the Business Combination under the terms of the Merger Agreement, dated as of February 17, 2021, as amended on April 30, 2021. This amended agreement, as the terms and conditions therein may be further amended, modified or waived from time to time, is referred to in this proxy statement/prospectus as the “Merger Agreement.” Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of CF III, will merge with and into AEye, with AEye continuing as the surviving entity and becoming a wholly-owned subsidiary of CF III. For more information about the Merger Agreement and the Business Combination (including the Merger), see the section titled “The Business Combination Proposal.”

The Merger Agreement

CF III, Merger Sub and AEye entered into the Original Merger Agreement, on February 17, 2021, and the Amendment to the Merger Agreement on April 30, 2021.

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the Closing, Merger Sub will merge with and into AEye, whereby the separate corporate existence of Merger Sub will cease and AEye will be the surviving corporation of the Merger and become a wholly-owned subsidiary of CF III. As a result of the Merger, among other things, (i) all outstanding shares of AEye Capital Stock will be cancelled and AEye Stockholders will receive a number of shares of Class A Common Stock for each share of AEye Capital Stock held equal to the quotient obtained by dividing the Price Per AEye Share (as defined below) by $10.00 (the “Exchange Ratio”), (ii) all outstanding options, restricted stock units and warrants to purchase AEye Capital Stock will be assumed by CF III and instead represent the right to acquire shares of Class A Common Stock, with the number of shares and price per share thereunder adjusted at the Closing based on the Exchange Ratio, and (iii) CF III will amend the Existing Charter to, among other matters, change its name to “AEye, Inc.”

The “Price Per AEye Share” is obtained by dividing (x) $1.52 billion (together with the aggregate exercise price of any outstanding options or warrants being assumed by CF III), by (y) the number of outstanding shares of AEye Capital Stock (calculated on a fully-diluted basis in accordance with the Merger Agreement). For example, as of June 23, 2021, the Exchange Ratio would have been 3.71316 (on the basis of 41,496,050 Fully-Diluted AEye Shares outstanding on such date).

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Many of the representations and warranties are qualified by materiality or Company Material Adverse Effect or Acquiror Material Adverse Effect (each as defined below).

The Merger Agreement also contains pre-closing covenants of the parties, including obligations of the parties to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other applicable parties, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate or enter into competing transactions, as further provided in the Merger Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

CF III and AEye agreed, as promptly as practicable after the execution of the Original Merger Agreement and receipt by CF III of the PCAOB Audited Financials (as defined below), to prepare and (in the case of CF III) file with the SEC this Registration Statement in connection with the registration under the Securities Act of the issuance of the Class A Common Stock be issued to the AEye Stockholders, and containing a proxy statement/prospectus for the purpose of CF III soliciting proxies from the stockholders of CF III to obtain the CF III Stockholders’ Approval at the Special Meeting and providing such stockholders an opportunity, in accordance with the Existing Charter and IPO prospectus, to have their shares of Class A Common Stock redeemed.

CF III agreed to take all action within its power so that effective at the Closing, the Combined Entity Board will consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements, and which shall comply with all diversity requirements under applicable law, and the executive officers of the Combined Entity will be the executive officers of AEye immediately prior to the Closing.

Conditions to the Parties’ Obligations to Consummate the Merger

Under the Merger Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of customary conditions for special purpose acquisition companies, including, among others, the following: (i) the approval of the Merger and the other Proposals required to approve the Business Combination by CF III’s stockholders and AEye’s stockholders, (ii) all specified approvals or consents (including governmental and regulatory approvals) and all waiting or other periods have been obtained or have expired or been terminated, as applicable, (iii) the effectiveness of this Registration Statement, (iv) the shares of Class A Common Stock to be issued to AEye Stockholders and the PIPE Investors having been approved for listing on Nasdaq, subject to round lot holder requirements, and (v) CF III having a minimum of $5,000,001 of net tangible assets upon the Closing (after giving effect to any Redemptions and any PIPE Investment).

The obligations of CF III and Merger Sub to consummate (or cause to be consummated) the Business Combination are also subject to, among other things (i) the representations and warranties of AEye being true and correct, subject to the materiality standards contained in the Merger Agreement, (ii) material compliance by AEye with its pre-closing covenants, subject to the materiality standards contained in the Merger Agreement, (iii) obtaining the consent of certain holders of AEye Convertible Equity Instruments to an amendment providing for the conversion of such AEye Convertible Equity Instruments into AEye Common Stock immediately prior to the Merger, and (iv) no Company Material Adverse Effect.

In addition, the obligations of AEye to consummate (and cause to be consummated) the Business Combination are also subject to, among other things (i) the representations and warranties of CF III being true and correct, subject to the materiality standards contained in the Merger Agreement, (ii) material compliance by CF III with its pre-closing covenants, subject to the materiality standards contained in the Merger Agreement, (iii) no Acquiror Material Adverse Effect, and (iv) the Available CF III Cash being at least $225 million.

Termination Rights

The Merger Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of CF III and AEye, (ii) if the consummation of the Business Combination is prohibited by law, (iii) if the Closing has not occurred on or before the earlier of six months from the date this Registration Statement was initially filed with the SEC and the 270 day anniversary of the date of the Original Merger Agreement, (iv) in connection with a breach of a representation, warranty, covenant or other agreement by a party which is not capable of being cured within 30 days after receipt of notice of such breach, subject to the materiality standards contained in the Merger Agreement, (v) by either CF III or AEye if the board of directors of the other party publicly changes its recommendation with respect to the Merger Agreement and Business Combination and related stockholder approvals under certain circumstances detailed in the Merger Agreement, (vi) by either CF III or AEye if the Special Meeting is held and the CF III Stockholders’ Approval is not received, (vii) by CF III if the PCAOB Audited Financials have not been delivered to CF III by the date that is four months following the date of the Merger Agreement, or June 17, 2021 (which condition has been satisfied), or (viii) by CF III if AEye does not receive the written consent of its stockholders to the Merger Agreement and related approvals within five business days after this Registration Statement has become effective.

None of the parties to the Merger Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement (except that AEye may be responsible for $250,000 in consultant expenses of CF III if the Merger Agreement is terminated for certain reasons). However, each party will remain liable for willful and material breaches of the Merger Agreement prior to termination.

Trust Account Waiver

AEye agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for CF III’s public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Executive Officers of the Combined Entity

The executive officers of the Combined Entity will be the executive officers of AEye immediately prior to the Closing.

Board of Directors of the Combined Entity

Subject to the approval of the Director Election Proposal, the Combined Entity Board will consist of Blair LaCorte, Luis Dussan, Wen Hsieh, Prof. Dr. Bernd Gottschalk, Dr. Karl-Thomas Neumann, Timothy J. Dunn and Carol DiBattiste, with Carol DiBattiste serving as the Chairperson of the Combined Entity Board.

CF III’s Reasons for the Business Combination

CF III was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF III sought to do this by utilizing the networks and industry experience of both its management team and its board of directors to identify, acquire and, after its initial business combination, help to build a company in an industry that complements the experience and expertise of its management team.

In evaluating and approving the Business Combination, the CF III Board considered a wide variety of factors. In light of the complexity of those factors, the CF III Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF III Board may have given different weight to different factors.

Based on its review of the industry data and the operational, financial and other relevant information related to AEye’s business provided by AEye and presented to the CF III Board, the factors considered by the CF III Board included, but were not limited to, (1) AEye’s technological capabilities in the long-range lidar industry and the large potential addressable market providing for significant growth potential, (2) the belief that AEye has sustainable competitive advantages with respect to its technology and active lidar capabilities, (3) AEye’s business model has the potential to generate significant free cash flows, (4) that AEye has an experienced and capable management team, and (5) AEye has the opportunity to evolve successfully and become a leader in the lidar space through its existing partnerships with Tier 1 auto suppliers and potential new partnerships with Tier 1 auto suppliers.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to the AEye business provided by AEye and presented to the CF III Board, the factors considered by the CF III Board included, but were not limited to, the following:

•        AEye’s Leadership Position in the Long-Range Lidar Industry.    According to AEye and the report prepared by the consulting firm engaged by CF III, AEye is currently one of the leading companies in the long-range lidar industry. AEye believes it maintains a leading technological position in the nascent lidar space, which is supported by information provided by AEye, the findings contained in the report prepared by the consulting firm and other materials CF III considered in assessing the sector.

•        Large and Growing Addressable Market.    According to AEye’s estimates (supported by various sources including Wall Street research, industry estimates and the report prepared by the consulting firm), the total addressable market for lidar is estimated to surpass $42 billion by 2030. AEye estimates that the market sizes for the three main industrial applications, ADAS, Mobility and Industrial, will be approximately $18.0 billion, $7.1 billion, and $17.1 billion, respectively, by 2030. As long-range lidar continues to gain acceptance in the marketplace and the price of each unit continues to decrease over time, the market for long-range lidar is expected to increase considerably. As a market leader in long-range lidar, AEye has the opportunity to significantly benefit from these changes.

•        AEye’s Differentiated Technology.    AEye has developed a single modular platform to address its target markets and a proprietary software-configurable sensing platform with more than 75 patents (includes issued and pending patents). AEye’s high resolution, long range lidar platform employs deterministic artificial intelligence at the edge to deliver salient and actionable information to enable higher levels of autonomous features and functionality. Due to its flexible design and optimized size, weight, and power, AEye’s lidar system can be seamlessly integrated in a variety of locations on a vehicle including behind the windshield, within the headlight enclosure or in the grill.

•        Relationships with Important Tier 1 Automotive Suppliers.    AEye’s ADAS strategy includes working with Tier 1 automotive suppliers to sell to the automotive original equipment manufacturers, or OEMs. Key partnerships that have been announced include Continental, Hella, Aisin, and ZKW Group GmbH (an affiliate of LG Electronics). Although all partnerships are subject to definitive agreements, AEye expects to benefit from its Tier 1 partners’ validation of AEye’s technology as well as industrialization, manufacturing, or sales channel to sell products containing AEye’s lidar to OEMs. AEye expects to participate with its Tier 1 partners in at least 16 opportunities over the next two years for long-range lidar.

•        Growth Potential of AEye’s Business.    AEye has the potential for revenues to accelerate quickly as the technological use cases of lidar become increasingly present in different industries and as these industries deploy lidar in greater quantities and in increasing numbers of products.

•        Selected by one of the Largest Automotive Suppliers to Meet Premium OEM Requirements.    AEye has been selected by Continental to meet the requirements of premium OEMs with an anticipated start date of production in 2024.

•        Projected Financial Breakeven.    AEye projects that the net proceeds of the Business Combination will provide it with sufficient capital to fund its business until its breakeven point, which is expected in 2024, and therefore additional capital raises are not expected to be necessary in the near term. The proceeds of the transactions will also provide AEye resources to accelerate its business plan to expand its access to revenue seeking opportunities, which could enable AEye to exceed its financial projections.

•        Business Model.    AEye’s business model of relying on automotive Tier 1 suppliers for manufacturing its products is a capital light business model and provides advantages to AEye over its competitors, including the potential for higher gross margins and EBITDA margins than its competitors.

•        Experienced and Capable Management Team.    Following completion of the Business Combination, AEye will continue to be led by the same senior management team as prior to the Business Combination, which management team has positioned AEye to benefit as the long-range lidar industry begins to move into the mass adoption phase.

•        Attractive Valuation.    The CF III Board’s determination that if AEye is able to meet its financial projections, then CF III’s stockholders will have acquired their shares in the Combined Entity at an attractive valuation which would increase shareholder value.

•        Other Alternatives.    The CF III Board’s belief, after a thorough review of other business combination opportunities reasonably available to CF III, that the Business Combination represents an attractive potential business combination for CF III.

•        Terms and Conditions of the Merger Agreement.    The terms and conditions of the Merger Agreement and the Business Combination (including the Merger), were, in the opinion of the CF III Board, the product of arm’s-length negotiations between the parties.

•        Continued Ownership by Holders of AEye Capital Stock and AEye Convertible Equity Instruments.    The CF III Board considered that the holders of AEye Capital Stock and AEye Convertible Equity Instruments (i) are not receiving any cash proceeds from the Business Combination, (ii) will be significant shareholders of the Combined Entity after Closing, with a large majority of holders of AEye Capital Stock entering into Lock-Up Agreements, and (iii) are investing an additional $14.5 million in the Combined Entity through the PIPE Investment.

•        Involvement of the PIPE Investors.    The CF III Board considered that the agreement of the investors in the PIPE Investment, including the Sponsor, existing holders of AEye Capital Stock and AEye Convertible Equity Instruments (including strategic partners and Tier 1 automotive suppliers) and new investors in the PIPE Investment, to invest an aggregate of $225.0 million in the Combined Entity at Closing at $10.00 per share was a validation of AEye’s valuation and future prospects.

•        AEye Being an Attractive Target.    The CF III Board considered the fact that AEye (i) is of a sufficient size relevant to the public marketplace, (ii) has an experienced existing management team, (iii) has a significant total addressable market and expansion opportunities, and (iv) would benefit from the consummation of the Business Combination by becoming a public company and receiving the net proceeds of the Business Combination, which the CF III Board believed would allow AEye to accelerate its business plan and improve AEye’s ability to meet its financial projections.

In the course of its deliberations, in addition to the various other risks associated with the business of AEye, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CF III Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on the Combined Entity’s revenues and financial performance.

•        Macroeconomic Risks in the Lidar Industry.    AEye is the sixth (6th) company in the lidar industry to announce a business combination with a special purpose acquisition company and other lidar companies may be contemplating such transactions. With many OEMs expected to have RFQ processes over the next few years, much of the projected available revenue in the lidar industry will be put to bid in this time frame which will lock in revenues for lidar companies over the remaining part of this decade. AEye will face significant competition from its competitors, each with access to cash as a result of their respective business combination transactions, and AEye may not win as many of the RFQs as it expects, thereby negatively impacting the Combined Entity’s revenues and financial performance.

•        Technological Risks in the Lidar Industry.    While AEye believes it is the technological leader in the lidar industry with its active sensing iDAR products, which enable real-time intelligence processing at the edge with long range, high resolution and low latency lidar solutions, existing and new competitors of AEye may emerge and achieve technological breakthroughs that make it more difficult for AEye to achieve design wins, adoption of AEye’s technology, future revenues and profitability. All these risks would negatively impact the Combined Entity’s revenues and financial performance. OEMs and other potential lidar customers could still choose other lidar companies for other reasons, including the cost of the lidar sensors.

•        Technological Risks in AEye’s Target Markets.    AEye’s projections rely on the expanded use of lidar sensors in the ADAS, Mobility and Industrial markets. If the technological advances needed in any of these industries for mass adoption of lidar is not achieved or not achieved in the expected time frame, then AEye’s ability to timely meet its financial projections could be diminished.

•        Business Plan and Projections May Not be Achieved.    The risk that AEye may not be able to execute on its business plan, and realize the financial performance as set forth in the financial projections presented to management of CF III and the CF III Board.

•        Tier 1 Automotive Supplier Relationships.    The risk that AEye has only entered into non-binding memorandums of understanding with its key Tier 1 automotive supplier partners and may not enter into final definitive agreements with all or certain of its Tier 1 automotive supplier partners.

•        Intense Competition.    The fact that AEye operates in an emerging market and is subject to intense competition and that certain of its competitors may offer their products and services to OEMs on terms that AEye and/or its partners are unwilling to match.

•        OEM Design Wins and Commercial Arrangements.    The risk that AEye and its Tier 1 automotive supplier partners are unsuccessful in securing design wins expected to be awarded in 2021 and 2022, or are unable to successfully enter into definitive agreements or other commercial arrangements with OEMs on the basis of such design wins, in a timely manner or at all, or, even if successful in entering into agreements with OEMs, that OEMs change the size of any proposed program and/or delay the implementation of AEye’s products, which in each case would delay or otherwise adversely affect AEye’s revenue growth and its ability to meet its financial projections.

•        Dilution from the Equity Incentive Plan.    Pursuant to the Equity Incentive Plan, up to 23,801,624 shares of Class A Common Stock will be available for issuance after Closing. In addition, the Equity Incentive Plan includes an evergreen provision, whereby after the first year, the lesser of (i) 5% of Class A Common Stock outstanding as of the conclusion of the Combined Entity’s immediately preceding fiscal year or (ii) such amount, if any, as the Combined Entity’s Board of Directors may determine, will be added to the Equity Incentive Plan and, each year thereafter, the lesser of (i) another 3% of the Class A Common Stock outstanding as of the conclusion of the Combined Entity’s immediately preceding fiscal year or (ii) such amount, if any, as the Combined Entity’s Board of Directors may determine, will be added to the Equity Incentive Plan. The issuance of Class A Common Stock after Closing under the Equity Incentive Plan could dilute the ownership of the Combined Entity by the holders of CF III Common Stock as of the Closing.

•        Lock-Ups.    The Class A Common Stock issued to the investors in the PIPE Investment are not subject to any lock-ups, and the Combined Entity is required to register such shares of Class A Common Stock promptly after Closing. Approximately 90% of the shares of Class A Common Stock issued to stockholders of AEye will be subject to lock-up (subject to waiver by CF III). The Class A Common Stock issued to the stockholders of AEye subject to lock-up and the Founder Shares held by the Sponsor are subject to a twelve (12) month lock-up. Upon the expiration of any such lock-ups and upon the registration of such shares of Class A Common Stock, a substantial number of shares of Class A Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•        No Fairness Opinion.    The risk that CF III did not obtain a fairness opinion in connection with the Business Combination.

•        Liquidation.    The risks and costs to CF III if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CF III being unable to effect a business combination within the completion window which would require CF III to liquidate.

•        Stockholder Vote and Other Actions.    The risk that CF III Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of CF III Class A Common Stock.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF III’s control.

•        CF III’s Stockholders Holding a Minority Position in the Post-Combination Company.    The fact that existing CF III stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing CF III stockholders (excluding the Sponsor and PIPE Investors) owning approximately 11.3% of the Combined Entity after Closing, based on the assumptions described in the section entitled “Questions and Answers About the Proposals — What equity stake will current stockholders of CF III and holders of AEye Capital Stock hold in the Combined Entity after the Closing?”, including no redemptions by existing CF III Stockholders.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of CF III Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•        Nasdaq Listing.    The potential inability to maintain the listing of the Combined Entity’s securities on Nasdaq following the Closing.

•        Valuation.    The risk that the CF III Board may not have properly valued AEye’s business.

•        Distraction to Operations.    The risk that the potential diversion of AEye’s management and employee attention as a result of the Business Combination may adversely affect AEye’s operations.

•        Readiness to be a Public Company.    As AEye has not previously been a public company, AEye may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that AEye will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

In addition to considering the factors described above, the CF III Board also considered that:

•        Interests of Certain Persons.    The Sponsor and certain officers and directors of CF III may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CF III’s stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CF III’s Directors and Officers in the Business Combination”). CF III’s independent directors on the CF III Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF III Audit Committee, the Merger Agreement and the transactions contemplated therein.

After considering the foregoing, the CF III Board concluded, in its business judgment, that the potential benefits to CF III and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Related Agreements

PIPE Subscription Agreements

Contemporaneously with the execution of the Original Merger Agreement, CF III entered into separate PIPE Subscription Agreements with a number of subscribers (each a “PIPE Investor”), including the Sponsor, pursuant to which the PIPE Investors agreed to purchase, and CF III agreed to sell to the PIPE Investors, an aggregate of 22.5 million shares of Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $225 million, with the Sponsor’s PIPE Subscription Agreement accounting for $9.5 million of such aggregate PIPE Investments (of which the Sponsor has assigned $4.5 million of its subscription to an unrelated third-party).

The closing of the sale of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE Investments is to raise additional capital for use by AEye following the Closing.

Pursuant to the PIPE Subscription Agreements, CF III agreed that, within 30 calendar days after the Closing, CF III will file with the SEC (at CF III’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and CF III shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies CF III that it will “review” the registration statement) following the Closing and (ii) the second business day after the date CF III is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Stockholder Support Agreement

Contemporaneously with the execution of the Original Merger Agreement, CF III, AEye, and certain AEye Stockholders entered into a Stockholder Support Agreement (the “Original Stockholder Support Agreement”). On April 30, 2021, contemporaneously with the execution of the Amendment to the Merger Agreement, CF III, AEye, and certain AEye Stockholders entered into an Amended and Restated Stockholder Support Agreement (the “A&R Stockholder Support Agreement”), which reaffirmed the applicable AEye Stockholders’ obligations under the Original Stockholder Support Agreement and the Lock-Up Agreements entered into by such AEye Stockholders, including, among other things, the agreement (i) not to transfer, and to vote their shares of AEye Capital Stock in favor of the Merger Agreement (including by execution of a written consent), the Merger and the other transactions contemplated by the Merger Agreement, (ii) to consent to the termination of certain stockholder agreements with AEye, effective at closing of the Merger, and (iii) release the Sponsor, CF III, AEye and its subsidiaries from pre-closing claims relating to their capacity as stockholders, subject to customary exceptions.

The AEye Stockholders party to the A&R Stockholder Support Agreement collectively have a sufficient number of votes to approve the Merger.

The A&R Stockholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the A&R Stockholder Support Agreement, all obligations of the parties under the A&R Stockholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the A&R Stockholder Support Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Original Merger Agreement, CF III entered into a Sponsor Support Agreement with the Sponsor and AEye, pursuant to which, among other things: (i) for the benefit of AEye, the Sponsor has agreed to comply with its obligations under the letter agreement, dated as of November 12, 2020 (the “Insider Letter”), by and among CF III, the Sponsor and certain officers and directors of CF III to not transfer, to not participate in the Redemption and to vote its shares of CF III Common Stock in favor of the Merger Agreement and the Business Combination (including the Merger), other than as permitted by the Sponsor Support Agreement, and CF III agreed to enforce such provisions, and CF III and the Sponsor provided AEye with certain consent rights with respect to transfers of CF III securities owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of Class B Common Stock under the Existing Charter, and (iii) to release CF III, AEye, Merger Sub and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions.

On April 30, 2021, contemporaneously with the execution of the Amendment to the Merger Agreement, AEye, CF III, the Sponsor and AEye amended the Sponsor Support Agreement pursuant to which the Sponsor extended the deadline for CF III to consummate its initial business combination from May 17, 2021 to September 17, 2021 by depositing an additional $0.10 per share in accordance with the Existing Charter and the Trust Agreement (resulting in the Trust Account holding $10.10 per share). If the Merger has not been consummated by September 17, 2021, the Sponsor further agreed to fund the amount needed to extend CF III’s term to January 17, 2022 on or prior to September 17, 2021.

The Sponsor Support Agreement, as amended, and all of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Merger Agreement pursuant to its terms.

Lock-Up Agreement

Concurrently with the execution of the Original Merger Agreement, CF III and AEye entered into separate Lock-Up Agreements with a number of AEye Stockholders, pursuant to which the securities of CF III held by such stockholders as of Closing will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by such stockholders will be locked-up until the earlier of: (i) the one (1) year anniversary of the date of the Closing, (ii) the date on which the last reported sale price of Class A Common Stock exceeds $12.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (iii) the date on which CF III consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all of CF III’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Registration Rights Agreement

Concurrently with the execution of the Original Merger Agreement, CF III and certain AEye Stockholders (the “Investors”) entered into a Registration Rights Agreement, which shall be effective at the Closing. Pursuant to the terms of the Registration Rights Agreement, CF III will be obligated to file one or more registration statements to register the resales of Class A Common Stock held by such Investors after the Closing. Investors holding at least

25% of the registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three (3) such demands (subject to the right of one of the Investors to initiate one such demand on its own without any of the other Investors). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Investors may demand at any time or from time to time, that CF III file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of CF III held by such Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, CF III agreed to indemnify such Investors and certain persons or entities related to such Investors such as their officers, employees, directors, and agents against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investor’s misstatement or alleged misstatement, or omission or alleged omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify CF III and certain persons or entities related to CF III such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Organizational Structure

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto prior to Closing.

CF III Stockholders
CF Finance Acquisition Corp. III (to be renamed AEye, Inc.)
(1)
Holders of AEye Stock
Merger Sub
(2)
AEye, Inc. (to be renamed AEye Technologies, Inc.)
US LADAR, Inc. (Delaware Corporation)
AEye International, Ltd. (Cayman Islands Corporation)
AEye Germany GmbH (German LLC)
AEye International IP LLC (Delaware LLC)

1.      CF III will issue shares of Class A Common Stock to holders of AEye Capital Stock and such holders’ shares of AEye Capital Stock will be cancelled.

2.      Merger Sub will merge into and with AEye, Inc., with AEye surviving the merger.

Ownership of Surviving Corporation following Business Combination

The diagram below illustrates the organizational structure of the Combined Entity (which will be renamed AEye, Inc. upon the consummation of the Business Combination).

Holders of AEye Capital Stock
CF III Stockholders
PIPE Investors
AEye, Inc.
AEye Technologies, Inc.
US LADAR, Inc. (Delaware Corporation)
AEye International, Ltd. (Cayman Islands Corporation)
AEye Germany GmbH (German LLC)
AEye International IP LLC (Delaware LLC)

It is anticipated that, upon the completion of the Business Combination:

•        CF III’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 11.3% of the Combined Entity;

•        the PIPE Investors (other than the Sponsor, existing holders of AEye Capital Stock and AEye Convertible Equity Instruments) will own approximately 10.1% of the Combined Entity;

•        the Sponsor, the other initial stockholders and their affiliates, through their ownership of Founder Shares, Placement Units and the purchase by the Sponsor of Class A Common Stock in the PIPE Investment, will retain an ownership interest of approximately 3.3% of the Combined Entity; and

•        the AEye Stockholders and holders of AEye Convertible Equity Instruments (including their shares of Class A Common Stock purchased in the PIPE Investment) will own approximately 75.4% of the Combined Entity.

The ownership percentage with respect to the Combined Entity following the Business Combination is based upon the number of shares of AEye Capital Stock issued and outstanding as of May 31, 2021, assuming the issuance of Class A Common Stock underlying Assumed Options and Assumed Warrants using the Treasury Stock Method, but does not take into account (i) the redemption of any shares of CF III Class A Common Stock by CF III’s public stockholders, (ii) the exercise of the Warrants, or (iii) the exercise of any options or other securities under any incentive plans issued after May 31, 2021. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership set forth above will be different.

The Director Election Proposal

CF III stockholders will be asked to approve the election of seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Please see the section entitled “The Director Election Proposal.”

The Nasdaq Proposal

The issuance of shares of Class A Common Stock to the AEye Stockholders in connection with the consummation of the Business Combination will exceed 20% of CF III’s issued and outstanding Common Stock. To comply with the Nasdaq Listing Rules applicable to CF III, stockholders are being asked to approve the issuance of the Class A Common Stock to AEye Stockholders pursuant to the Merger Agreement and to PIPE Investors pursuant to the PIPE Investment. Please see the section titled “The Nasdaq Proposal.”

The Post-Merger Charter Amendment Proposals

CF III stockholders will be asked to approve and adopt an amendment and restatement of the Existing Charter, as set out in the Amended Charter appended to this proxy statement/prospectus as Annex C. Please see the section titled “The Post-Merger Charter Amendment Proposals.”

The Equity Incentive Plan Proposal

CF III is proposing that its stockholders approve and adopt the Equity Incentive Plan, which will become effective upon the Closing of the Business Combination. A summary of the Equity Incentive Plan is set forth in the “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex E.

The Adjournment Proposal

CF III stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, or the Equity Incentive Plan Proposal. Please see the section titled “The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The Special Meeting will be held at              Eastern time, on         , 2021, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at           .

Record Date; Outstanding Shares and Public Warrants; Stockholders and Warrant Holders Entitled to Vote

CF III has fixed the close of business on             , 2021, as the Record Date for determining the CF III stockholders entitled to notice of and to attend and vote at the Special Meeting.

As of the close of business on the Record Date there were 29,250,000 shares of CF III Common Stock outstanding and entitled to vote, consisting of 23,000,000 Public Shares, 5,750,000 Founder Shares and 500,000 shares of CF III Class A Common Stock underlying the Placement Units. Each share of CF III Common Stock is entitled to one vote per share at the Special Meeting. The Sponsor and CF III’s officers and directors own 5,750,000 Founder Shares and 500,000 Placement Units.

Quorum and Required Vote for Stockholder Proposals

A quorum of CF III stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the CF III Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF III Common Stock as of the Record Date. Accordingly, a CF III stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF III Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF III Common Stock cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. A CF III stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and Adjournment Proposal.

The Business Combination Proposal is subject to and conditioned upon the approval of the Pre-Merger Charter Amendment Proposal. Unless the Pre-Merger Charter Amendment Proposal is approved, the Business Combination Proposal will not be presented to the stockholders of CF III at the Special Meeting. The Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal. Unless the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are approved, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, and the Equity Incentive Plan Proposal will not be presented to the stockholders of CF III at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF III does not consummate the Business Combination and fails to complete an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), CF III will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Existing Charter, subject to payment of CF III’s tax obligations and up to $100,000 of dissolution expenses.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares via the virtual meeting platform if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of CF III Stockholders — Revoking Your Proxy.”

Redemption Rights

Under the Existing Charter, holders of CF III Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (which interest shall be net of taxes payable), by (b) the total number of the then-issued and outstanding shares of CF III Class A Common Stock; provided that CF III will not redeem any Public Shares to the extent that such redemption would result in CF III having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of June 18, 2021, this would have amounted to $10.10 per share. Holders of CF III Class A Common Stock on or before             , 2021 (two business before the Special Meeting) may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting. However, under the Existing Charter, in connection with an initial business combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the Public Shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF III Class A Common Stock for cash and will no longer own shares of CF III Class A Common Stock and will not participate in the future growth of CF III or the Combined Entity, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CF III’s transfer agent in accordance with the procedures described herein. See the section titled “Special Meeting of CF III Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both Public Shares and Public Warrants may redeem its Public Shares but retain the Public Warrants, which if the Business Combination closes, will become Warrants of the Combined Entity.

Interests of the Sponsor and CF III’s Directors and Officers in the Business Combination

The Sponsor and CF III’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of CF III’s stockholders. These interests include, among other things:

•        unless CF III consummates an initial business combination, CF III’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF III ($63,220 of such expenses have been incurred as of May 31, 2021, and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor in the Private Placement for $5,000,000 will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF III has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares, which such Founder Shares (excluding the 40,000 Founder Shares transferred to CF III’s two independent directors), if unrestricted and freely tradeable, would be valued at approximately $57.2 million, based on the closing price of Class A Common Stock on June 18, 2021, and that such shares will be worthless if a business combination is not consummated;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF III does not complete an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), the proceeds from the sale of the Placement Units of $5,000,000 will be included in the liquidating distribution to CF III’s public stockholders and the Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, an aggregate amount of $8.65 million in business combination marketing fees, $10.0 million of M&A advisory fees and $6.75 million of placement agent fees (payable in connection with the PIPE Offering) will be payable to CF& Co., an affiliate of CF III and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF III to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and CF III’s officers and directors will lose their entire investment in CF III, including loans in the aggregate amount of $3,352,236 as of May 31, 2021, if an initial business combination is not completed;

•        the fact that CF III’s two independent directors own an aggregate of 40,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $400,400, based on the closing price of Class A Common Stock on June 18, 2021; and

•        the fact that CF III’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

These interests may influence CF III’s officers and directors in making their recommendation with regard to CF III stockholders’ vote on the Proposals.

Interests of AEye’s Directors and Officers in the Business Combination

In considering the recommendation of the CF III Board to vote in favor of the approval of the Business Combination Proposal, the Post-Merger Charter Amendment Proposals and other Proposals, you should keep in mind that certain members of the Combined Entity Board and executive officers of AEye have interests in such Proposals that are different from, or in addition to, those of CF III’s stockholders and of AEye’s stockholders generally. In particular:

•        Continuing Officers and Directors.    Certain of AEye’s directors and executive officers are expected to become directors and/or executive officers of the Combined Entity upon the completion of the Business Combination. Specifically, the following individuals who are currently executive officers of AEye are expected to become executive officers of the Combined Entity upon the completion of the Business Combination, serving in the offices set forth opposite their names below:

Name	Title
Blair LaCorte	President and Chief Executive Officer
Robert Brown	Treasurer, Chief Financial Officer and Chief Accounting Officer
Luis Dussan	Chief Technology Officer and Chief Product Strategist
Thomas R. Tewell	Chief Operating Officer
Andrew S. Hughes	Secretary and General Counsel

•        In addition, the following individuals who are currently directors of AEye are expected to become members of the Combined Entity Board upon the completion of the Business Combination: Blair LaCorte, Luis Dussan and Wen Hsieh.

Recommendation to Stockholders

The CF III Board believes that the Proposals to be presented at the Special Meeting are in the best interests of CF III and its stockholders and unanimously recommends that CF III stockholders vote “FOR” each of the Proposals.

For more information about the CF III Board’s recommendation and the proposals, see the sections titled “Special Meeting of CF III Stockholders — Recommendation of the CF III Board” beginning on page 103 and “The Business Combination Proposal — CF III Board’s Reasons for Approval of the Business Combination” beginning on page 127.

Appraisal Rights

CF III stockholders do not have appraisal rights in connection with the Business Combination Proposal or the other Proposals.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no public stockholders exercise their redemption rights in connection with the Business Combination.

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$232.3	Transaction expenses	$50.4
PIPE investment	$225.0	Cash to balance sheet	$390.7
Total Sources	$457.3	Debt repayment	$16.2
		Total Uses	$457.3

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, CF III will be treated as the “acquired” company for financial reporting purposes. See the subsection titled “The Business Combination — Expected Accounting Treatment of the Business Combination.”

Regulatory Approvals

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF III, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to CF III’s stockholders and (iii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Business Combination and the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Business Combination cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. In March 2021, the Parties each filed their respective Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC and the 30 calendar-day waiting period expired on April 5, 2021.

SUMMARY RISK FACTORS

The consummation of the Business Combination and the business and financial condition of the Combined Entity subsequent to Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors” of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect CF III’s ability to effect a business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of CF III and AEye prior to the Business Combination and that of the Combined Entity subsequent to the Business Combination. Such risks include, but are not limited to:

•        The Sponsor and each of CF III’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how CF III’s public stockholders vote.

•        Neither the CF III Board nor any committee thereof obtained a fairness opinion in determining whether or not to pursue the Business Combination.

•        Since the Sponsor and the members of CF III’s management team have interests that are different, or in addition to (and which may conflict with), the interests of CF III’s stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF III’s initial business combination.

•        The exercise of the CF III Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in CF III’s stockholders’ best interest.

•        Subsequent to the consummation of the Business Combination, the Combined Entity may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Combined Entity’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

•        The historical financial results of AEye and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what AEye’s actual financial position or results of operations would have been if it were a public company.

•        The Sponsor or CF III’s or AEye’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of Class A Common Stock from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Class A Common Stock.

•        CF III’s stockholders may be held liable for claims by third parties against CF III to the extent of distributions received by them upon redemption of their shares.

•        Public stockholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•        If CF III is not able to complete the Business Combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022, or is unable to complete another initial business combination by such date, CF III would cease all operations except for the purpose of winding up and it would redeem its Public Shares and liquidate, in which case CF III’s public stockholders may receive only $10.00 per share, or less than such amount in certain circumstances, and CF III’s warrants will expire worthless.

•        AEye is an early stage company with a history of losses, and expects to incur significant expense and continuing losses for the foreseeable future;

•        AEye’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter;

•        AEye operates in a highly competitive industry involving emerging technology. Certain of its competitors in the lidar technology space have in the past offered, and may in the future offer, their products and services on terms that AEye and/or its partners are unwilling to match, which may adversely affect AEye’s market share;

•        AEye’s business could be materially and adversely affected by the current global COVID-19 pandemic or other epidemics and outbreaks;

•        AEye continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates and AEye may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability;

•        If AEye’s deterministic artificial intelligence-driven sensing system is not selected for inclusion in ADAS, by OEMs or their suppliers, its business will be materially and adversely affected;

•        AEye’s products require key components and critical raw materials and AEye’s inability to reduce and control the cost of such components and raw materials could negatively impact the adoption of its products and accordingly, its financial condition and operating results.

•        Continued pricing pressures, OEM and Tier 1 supplier cost reduction initiatives and the ability of OEMs and Tier 1 suppliers to re-source or cancel vehicle or technology programs may result in lower than anticipated revenue, or cause substantial losses to be incurred, which may adversely affect AEye’s business;

•        AEye expects to incur substantial research and development (“R&D”) costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability and may never result in revenue to AEye;

•        If market adoption of lidar does not continue to develop, or develops more slowly than AEye expects, its business will be adversely affected;

•        AEye is highly dependent on the services of its executive officers, in particular, Luis Dussan, one of its founders, and Blair LaCorte, its Chief Executive Officer;

•        AEye may experience difficulties in managing its growth and expanding its operations;

•        AEye relies on third-party suppliers and because some of the raw materials and key components in its products come from limited or single source suppliers, AEye is susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers;

•        Because AEye’s sales have been primarily to customers making purchases for R&D projects and its current orders are project-based, AEye expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the stock price of the Combined Entity to fluctuate or decline;

•        AEye may face risks associated with its reliance on certain artificial intelligence and machine learning models;

•        AEye’s outsourced manufacturing business model for the Industrial and Mobility markets may not be successful, which could harm its ability to deliver products and recognize revenue in the Industrial and Mobility markets;

•        The complexity of AEye’s products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in its hardware or software which could reduce the market adoption of its new products, damage its reputation with current or prospective customers, expose AEye to product liability and other claims and thereby adversely affect its operating costs;

•        AEye may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect its business and operating results;

•        AEye’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and

•        The other matters described in the section titled “Risk Factors” beginning on page 48.

SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA OF AEYE

The following table shows selected historical financial information of AEye for the periods and as of the dates indicated.

The selected historical consolidated statements of operations and comprehensive loss data and historical consolidated statements of cash flow data of AEye for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from AEye’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of operations and comprehensive loss data and historical consolidated statements of cash flow data of AEye for the three months ended March 31, 2021 and 2020 and the consolidated balance sheet data as of March 31, 2021 are derived from AEye’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of AEye’s management, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly AEye’s financial position as of March 31, 2021 and the results of operations and cash flows for the three months ended March 31, 2021 and 2020.

The financial information contained in this section relates to AEye, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. See the section titled “Selected Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Additionally, the following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “AEye’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace AEye’s consolidated financial statements and the related notes. AEye’s historical results are not necessarily indicative of the results that may be expected in the future and AEye’s results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period.

Consolidated Statements of Operations and Comprehensive Loss Data (in thousands, except per share data)	For the Three Months Ended March 31,		For the year ended December 31,
	2021	2020	2020	2019
Revenue	$329	163	$1,579	1,466
Cost of revenue	617	111	808	253
Gross profit	(288)	52	771	1,213
Operating expenses	10,433	7,542	27,253	30,034
Loss from operations	(10,721)	(7,490)	(26,482)	(28,821)
Total other income (expense), net	(788)	1,275	(69)	170
Net loss and comprehensive loss	$(11,509)	$(6,215)	$(26,551)	$(28,651)
Per share data
Net loss per share (basic and diluted)	(1.06)	(0.55)	(2.36)	(2.58)
Weighted average shares outstanding (basic and diluted)	10,858,272	11,298,055	11,247,251	11,099,850

	As of March 31,	As of December 31,
	2021	2020	2019
Consolidated Balance Sheets Data (in thousands)
Cash and cash equivalents	$13,209	$15,275	$5,855
Working capital(1)	(32,565)	(18,113)	4,852
Total assets	27,516	25,885	21,060
Convertible notes	37,391	29,079	—
Borrowings – net of issuance costs	5,358	5,577	3,784
Total stockholders’ (deficit) equity	(28,039)	(18,225)	5,711

____________

(1)      Calculated by subtracting current liabilities from current assets

	For the Three Months Ended March 31,		For the year ended December 31,
	2021	2020	2020	2019
Consolidated Statements of Cash Flows Data (in thousands)
Net cash provided by/(used in):
Operating activities	$(8,814)	$(3,968)	$(19,689)	$(25,829)
Investing activities	(121)	(3,778)	(4,036)	4,822
Financing activities	7,797	9,851	32,018	5,092

SELECTED HISTORICAL FINANCIAL INFORMATION OF CF III

The following table sets forth selected historical financial information derived from CF III’s unaudited financial statements as of March 31, 2021 and for the quarters ended March 31, 2021 and 2020 and its audited financial statements as of December 31, 2020 and for the years ended December 31, 2020 and 2019, included elsewhere in this proxy statement/prospectus. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF III” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Statement of Operations (Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Total expenses	$(684,335)	$—
Interest income on investments held in Trust Account	5,672	—
Change in fair value of warrant liability	1,016,767	—
Net loss	$338,104	$—
Weighted average number of common shares outstanding:
Class A – Public shares	23,000,000	—
Class A – Private placement	500,000	—
Class B – Common stock	5,750,000	5,000,000
Basic and diluted net income (loss) per share:
Class A – Public shares	$0.00	$—
Class A – Private placement	$0.05	$—
Class B – Common stock	$0.05	$0.00

Balance Sheets

	March 31, 2021 (Unaudited)	December 31, 2020 (Audited)
Cash	$31,491	$1,250
Cash equivalents held in Trust Account	$230,000,000	$230,000,819
Total assets	$230,767,699	$230,804,152
Sponsor Loan – promissory notes	$733,335	$427,612
Total liabilities	$12,171,854	$12,546,411
Common stock subject to possible redemption	$213,595,840	$213,257,740
Total stockholders’ equity	$5,000,005	$5,000,001

Statement of Cash Flows (Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash Flow Data
Net cash used in operating activities	$(20,000)	$—
Net cash provided by investing activities	$6,491	$—
Net cash provided by financing activities	$43,750	$—

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information (the “selected pro forma information”) gives effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization. Under this method of accounting, CF III will be treated as the “accounting acquiree” and AEye as the “accounting acquirer” for financial reporting purposes. This determination is primarily based on AEye Stockholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the members of the Combined Entity Board, AEye’s operations prior to the acquisition comprising the only ongoing operations of the Combined Entity, and AEye’s senior management comprising a majority of the senior management of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of AEye with the Business Combination treated as the equivalent of AEye issuing stock for the net assets of CF III, accompanied by a recapitalization. The net assets of CF III will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of AEye.

The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on March 31, 2021. The selected unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Entity appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Financial Information.” The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the Combined Entity’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. The selected pro forma information does not purport to project the future financial position or operating results of the Combined Entity.

The unaudited pro forma condensed combined financial statements have been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

•        No Redemptions Scenario — this scenario assumes that no shares of CF III Class A Common Stock are redeemed; and

•        Maximum Redemptions Scenario — this scenario assumes that 21,359,584 shares of CF III Class A Common Stock are redeemed for an aggregate payment of approximately $213,596 thousand, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the Trust Account balance as of March 31, 2021.

The following summarizes the pro forma Class A Common Stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:

Stockholder	Pro Forma Combined (Assuming No Redemptions Scenario)		Pro Forma Combined (Assuming Maximum Redemptions Scenario)
	Shares	%	Shares	%
Former CF III Class A public stockholders	23,000,000	11.3%	1,640,416	0.9%
Sponsor, other CF III initial stockholders and transferees(1)	6,250,000	3.0%	6,250,000	3.4%
Former AEye stockholders (including holders of AEye Preferred Stock) and holders of AEye Convertible Equity Instruments(2)(3)	152,223,323	74.7%	152,223,323	83.4%
PIPE Investors(4)	22,500,000	11.0%	22,500,000	12.3%

Pro Forma common stock outstanding at March 31, 2021	203,973,323	100%	182,613,739	100%
Assumed Options and Assumed Warrants(3)	(29,950,480)		(29,950,480)
Pro Forma common stock outstanding at March 31, 2021	174,022,843		152,663,259

____________

(1)      Amount reflects 5,750,000 shares of CF III Class B Common Stock held by the Sponsor and the other CF III initial stockholders and converted into Class A Common Stock at Closing and 500,000 shares of CF III Class A Common Stock purchased by the Sponsor in the Private Placement.

(2)      Amount is based on 40,898,193 AEye Shares outstanding as of March 31, 2021, by applying the Treasury Stock Method and converted at an Exchange Ratio (as of March 31, 2021) of 3.7220 pursuant to the Merger Agreement.

(3)      Number of outstanding shares assumes the issuance of approximately 29,950,480 shares of Class A Common Stock underlying Assumed Options and Assumed Warrants, by applying the Treasury Stock Method, that do not represent legally outstanding shares of Class A Common Stock at closing.

(4)      Reflects 1,450,000 shares of the Class A Common Stock subscribed for by current holders of AEye Capital Stock and AEye Convertible Equity Instruments in the PIPE Investment, 20,550,000 shares of Class A Common Stock subscribed for by third party investors in the PIPE Investment and 500,000 shares of Class A Common Stock subscribed for by the Sponsor in the PIPE Investment.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 17,402,284 shares reserved for the potential future issuance of the Class A Common Stock upon the exercise of the Combined Entity stock options and upon the exercise of the Combined Entity warrants to be issued to holders of AEye Stock Options and AEye Warrant holders upon the consummation of the Business Combination, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(In thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data
Three Months Ended March 31, 2021
Revenue	$329	$329
Net loss	$(12,641)	$(12,641)
Net loss per share – CF III Class A Common Stock – basic and diluted	(0.07)	(0.08)
Weighted-average shares of CF III Class A Common Stock outstanding – basic and diluted	174,022,843	152,663,259

Year Ended December 31, 2020
Revenue	$1,579	$1,579
Net loss	$(28,875)	$(28,875)
Net loss per share – CF III Class A Common Stock – basic and diluted	$(0.17)	$(0.19)
Weighted-average shares of CF III Class A Common Stock outstanding – basic and diluted	173,614,708	152,288,934

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of Mach 31, 2021
Cash and cash equivalents	$416,496	$202,900
Total assets	$428,471	$214,875
Total liabilities	$16,017	$16,017
Total stockholders’ equity	$412,454	$198,858

COMPARATIVE PER SHARE INFORMATION

The comparative per share information sets forth summary historical per share information for CF III and AEye, respectively, and selected unaudited pro forma condensed combined per share information of the Combined Entity after giving effect to the Business Combination, presented under two redemption scenarios:

•        Assuming no redemptions — this scenario assumes that no shares of CF III Class A Common Stock are redeemed; and

•        Assuming maximum redemptions — this scenario assumes that 21,359,584 shares of CF III Class A Common Stock are redeemed for an aggregate payment of $213,596 thousand, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of March 31, 2021.

The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on March 31, 2021. The selected unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 17,402,284 shares reserved for the potential future issuance of the Class A Common Stock upon the exercise of the Combined Entity stock options and upon the exercise of the Combined Entity warrants to be issued to holders of AEye Stock Options and AEye Warrant holders upon the consummation of the business combination, as such events have not yet occurred.

This information is only a summary and should be read in conjunction with the historical financial statements of CF III and AEye and related notes included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The selected unaudited pro forma condensed combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The selected unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of CF III and AEye would have been had the companies been combined during the periods presented.

			Pro Forma Combined		AEye equivalent pro forma per share data(3)
	CF III (Historical)	AEye (Historical)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
As of and for the three months ended March 31, 2021
Book value per share(2)	$0.63	$(2.58)	$2.37	$1.30	$8.82	$4.85
Net loss per share of CF III Class A Common Stock – Public Shares – basic and diluted	—		$(0.07)	$(0.08)	$(0.27)	$(0.31)
Weighted average number of CF III Class A Public Shares outstanding – basic and diluted	23,000,000		174,022,843	152,663,259
Net loss per share of CF III Class A Private Placement and Class B Common Stock – basic and diluted	$0.05
Weighted average number of CF III Class A Private Placement and Class B Common Stock outstanding – basic and diluted	6,250,000
Net loss per share of AEye Common Stock – basic and diluted		$(1.06)
Weighted average shares of AEye Common Stock outstanding – basic and diluted		10,858,272

____________

(1)      There were no cash dividends declared in the period presented.

(2)      Book value per share is calculated as (a) total equity divided by (b) the total number of shares of common stock outstanding classified in permanent equity.

(3)      The equivalent pro forma per share data (columns five and six on the table above) is calculated by multiplying the pro forma combined per share data (columns three and four in the table above) by the Exchange Ratio as of March 31, 2021 (3.7220), which is defined in the Merger Agreement as the quotient obtained by dividing the Price per AEye Share ($1.52 billion divided by the Fully Diluted Company Shares) by $10.00 (ten dollars).

			Pro Forma Combined		AEye equivalent pro forma per share data(3)
	CF III (Historical)	AEye (Historical)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Year Ended December 31, 2020(1)
Book value per share(2)	$0.63	$(1.68)	$2.39	$1.33	$9.24	$5.13
Net loss per share of CF III Class A Common Stock – Public Shares – basic and diluted	—		$(0.17)	$(0.19)	$(0.64)	$(0.73)
Weighted average number of CF III Class A Public Shares outstanding –basic and diluted	23,000,000		173,614,708	152,288,934
Net loss per share of CF III Class A Private Placement and Class B Common Stock – basic and diluted	$(0.52)
Weighted average number of CF III Class A Private Placement and Class B Common Stock outstanding – basic and diluted	5,590,659
Net loss per share of AEye Common Stock – basic and diluted		$(2.36)
Weighted average shares of AEye Common Stock outstanding – basic and diluted		11,247,251

____________

(1)      There were no cash dividends declared in the period presented.

(2)      Book value per share is calculated as (a) total equity divided by (b) the total number of shares of common stock outstanding classified in permanent equity.

(3)      The equivalent pro forma per share data (columns five and six on the table above) is calculated by multiplying the pro forma combined per share data (columns three and four in the table above) by the Exchange Ratio as of December 31, 2020 (3.8606), which is defined in the Merger Agreement as the quotient obtained by dividing the Price per AEye Share ($1.52 billion divided by the Fully-Diluted Company Shares) by $10.00 (ten dollars).

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references to the “Combined Entity” refer to CF III and its consolidated subsidiaries after giving effect to the Business Combination. References in this section to “CF III” and the “Company” refer to CF Finance Acquisition Corp. III and references in this section to “AEye” refer to AEye, Inc. and its subsidiaries.

Risk Factors Relating to AEye’s Business and Industry

AEye is an early stage company with a history of losses and expects to incur significant expenses and continuing losses through at least 2024.

AEye has experienced net losses in each year since its inception. In the three months ended March 31, 2021 and 2020, we incurred net losses of approximately $11.5 million and $6.2 million, respectively. We expect these losses to continue through at least 2024 as we expand our product offerings and continue to scale our commercial operations and R&D program. As of March 31, 2021, we had an accumulated deficit of approximately $98.3 million. Even if we are able to increase sales or licensing of our products, there can be no assurance that we will be commercially successful.

AEye expects that it will continue to incur significant losses through at least 2024 as it:

•        continues to utilize its third-party partners for design, testing and commercialization;

•        expands its operations and supply chain capabilities to produce its lidar solutions, including costs associated with outsourcing the production of its lidar solutions;

•        expands its design, development and servicing capabilities;

•        builds up inventories of parts and components for its lidar solutions;

•        produces an inventory of its lidar solutions;

•        increases its sales and marketing activities and develops its distribution infrastructure; and

•        increases its general and administrative spending to meet the requirements of operating as a public company.

If AEye’s products do not achieve sufficient market acceptance, it will not become profitable. If it fails to become profitable, or if it is unable to fund its continuing losses it may be unable to continue its business operations. There can be no assurance that AEye will ever achieve or sustain profitability.

AEye’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

AEye has been focused on developing its deterministic artificial intelligence-driven sensing system for vehicle autonomy, ADAS and industrial applications as a private company since 2013. This relatively limited operating history makes it difficult to evaluate AEye’s future prospects and the risks and challenges it may encounter. The risks and challenges AEye has faced or expects to face include its ability to:

•        develop and commercialize its products;

•        produce and deliver lidar and software products meeting acceptable performance metrics;

•        forecast its revenue and budget for and manage its expenses;

•        attract new customers and retain existing customers;

•        develop, obtain or progress strategic partnerships;

•        comply with existing and new or modified laws and regulations applicable to its business;

•        plan for and manage capital expenditures for its current and future products, and manage its supply chain and supplier relationships related to its current and future products;

•        anticipate and respond to macroeconomic changes as well as changes in the markets in which it operates;

•        maintain and enhance the value of its reputation and brand;

•        effectively manage its growth and business operations, including the impacts of the COVID-19 pandemic on its business;

•        develop and protect its intellectual property;

•        hire, integrate and retain talented people at all levels of its organization; and

•        successfully develop new solutions to enhance the experience of customers.

If AEye fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Further, because AEye has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as those predictions would be if it had a longer operating history or operated in a more predictable market. AEye has encountered in the past, and will continue to encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If AEye’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

AEye’s business could be materially and adversely affected by the current global COVID-19 pandemic or other epidemics and outbreaks.

The ongoing COVID-19 pandemic has disrupted and affected AEye’s business operations, which has led to business and supply chain disruptions. For example, AEye’s offices and R&D and manufacturing locations have been, and continue to be, impacted due to national and regional government declarations requiring closures, quarantines and travel restrictions. The ongoing COVID-19 pandemic, including associated business interruptions and recovery, as well as other possible epidemics or outbreaks of other contagions could result in a material adverse impact on AEye’s or its current or anticipated customers’ or suppliers’ business operations, including reduction or suspension of operations in the U.S. or other parts of the world. AEye’s design and engineering operations, among others, cannot all be conducted remotely and often require on-site access to materials and equipment. AEye has customers, suppliers and partners with international operations, and its customers, suppliers and partners also depend on suppliers and manufacturers worldwide, which means that AEye’s business and prospects could be affected by the continuation or worsening of the COVID-19 pandemic anywhere in the world. Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, AEye’s customers, suppliers, manufacturers and partners may suspend or delay their engagement with AEye. AEye’s and its customers’ and suppliers’ response to the ongoing COVID-19 pandemic may prove to be inadequate and they may be unable to continue their respective operations in the manner they had prior to the outbreak or the worsening of the outbreak, and AEye may consequently endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, operating results, and financial condition. In addition, when the pandemic subsides, AEye cannot assure you as to the timing of any economic recovery, which could have a material adverse effect on its target markets and its business.

AEye continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates and AEye may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

AEye continues to make investments and implement initiatives designed to grow its business, including:

•        investing in R&D;

•        expanding its sales and marketing efforts to attract new customers and strategic partners;

•        investing in new applications and markets for its products;

•        further enhancing its manufacturing processes and partnerships;

•        protection of its intellectual property; and

•        investing in legal, accounting, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than AEye currently anticipates, and AEye may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities AEye is pursuing are at an early stage of development, and it may be many years before the end markets AEye expects to serve generate demand for its products at scale, if at all. AEye’s revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with its products, if OEMs, Tier 1 automotive suppliers or other market participants change their autonomous vehicle or ADAS technology or strategy, a failure of AEye’s customers to commercialize autonomous systems that include its solutions, AEye’s inability to effectively manage or outsource the management of its inventory, manufacturing or contract manufacturing of products at scale, AEye’s inability to enter new markets or to help its customers adapt its products for new applications or AEye’s failure to attract new customers or secure production orders from existing customers currently analyzing AEye’s solutions or increasing competition. Furthermore, it is difficult to predict the size and growth rate of AEye’s target markets, customer demand for its products, commercialization timelines, developments in autonomous sensing, ADAS and related technology, the entry of competitive products, or the success of existing competitive products and services. For these reasons, AEye does not expect to achieve profitability over the near term. If AEye’s revenue does not grow over the long term, its ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.

If AEye’s deterministic artificial intelligence-driven sensing system is not selected for inclusion in autonomous driver-assistance systems, or ADAS, by OEMs or their suppliers, its business will be materially and adversely affected.

OEMs and their suppliers design and develop autonomous driving and ADAS technology over several years. These OEMs and suppliers undertake extensive testing or qualification processes prior to placing orders for large quantities of products such as AEye’s active lidar products because such products will function as part of a larger system or platform and must meet specifications that AEye does not control or dictate. AEye spends significant time and resources to have its products selected by OEMs and their suppliers, which we refer to as a “design win.” In the case of autonomous driving and ADAS technology, a design win means AEye’s active lidar product has been selected for use in a particular vehicle model or models. In addition, AEye’s relationships with Tier 1 suppliers are still subject to definitive agreements. If these relationships do not materialize, OEMs may be less inclined to select AEye’s products for use in their vehicle models. If AEye does not achieve a design win with respect to a particular vehicle model, it may not have an opportunity to supply its products to the OEM or its supplier for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven years (or more). If AEye’s products are not selected by an OEM or its suppliers for one vehicle model or if AEye’s products are not successful in that vehicle model, it is less likely that its product will be deployed in other vehicle models of that OEM. If AEye fails to obtain design wins for a significant number of vehicle models from one or more OEMs or their suppliers, its business, results of operations and financial condition will be materially and adversely affected. The period of time from a design win to implementation is long and AEye is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

AEye’s products require key components and critical raw materials and AEye’s inability to reduce and control the cost of such components and raw materials could negatively impact the adoption of its products and accordingly, its financial condition and operating results.

The production of AEye’s components is dependent on sourcing certain key components and raw materials at acceptable price levels. If AEye or its licensees or contract manufacturers are unable to adequately reduce and control the costs of such key components, they will be unable to realize manufacturing costs targets, which could reduce the market adoption of AEye’s products, damage its reputation with current or prospective customers, and have an adverse effect on its brand, business, prospects, financial condition and operating results.

Continued pricing pressures, OEM and Tier 1 supplier cost reduction initiatives and the ability of OEMs and Tier 1 suppliers to re-source or cancel vehicle or technology programs may result in lower than anticipated revenue, or cause substantial losses to be incurred, which may adversely affect AEye’s business.

Cost-cutting initiatives adopted by AEye’s customers may result in continuing downward pressure on pricing. AEye’s agreements and partnerships with OEMs and Tier 1 suppliers may require step-downs in pricing over the term of the agreement or partnership, or if commercialized, over the period of production. In addition, AEye’s OEM and Tier 1 supplier customers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. OEMs and Tier 1 suppliers also possess significant leverage over their suppliers, including AEye, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. See “‒AEye operates in a highly competitive market involving emerging technology. AEye competes against a number of competitors, some of whom have substantially greater resources than AEye” below.

Accordingly, AEye expects its product designs to be subject to substantial and continuing pricing pressure from OEMs, Tier 1 suppliers and lidar competitors, which may impact the revenue we receive from licensing our product designs or selling our products. It is possible that pricing pressures beyond AEye’s expectations could intensify as OEMs, Tier 1 suppliers and lidar competitors pursue restructuring, consolidation and cost-cutting initiatives. If AEye is unable to identify sufficient design cost savings to meet the expectations of OEMs and Tier 1 suppliers, its revenue and profitability would be adversely affected.

AEye expects to incur substantial R&D costs and to devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability and may never result in revenue to AEye.

AEye’s future growth depends on penetrating new markets, adapting products to new applications and customer requirements, and introducing new products that achieve market acceptance. AEye plans to incur substantial, and increasing, R&D costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products. AEye’s R&D expenses were approximately $17.0 million and $18.6 million during 2020 and 2019, respectively, and are likely to grow in the future. Because AEye accounts for R&D as an operating expense, these expenditures will adversely affect its results of operations in the future. Further, AEye’s R&D program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Although AEye believes that lidar is an essential technology for autonomous vehicles and other emerging applications, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or adoption is deferred or otherwise develops more slowly than AEye expects, its business will be adversely affected.

While AEye’s artificial intelligence-driven lidar-based sensing system can be applied to different use cases across end markets, approximately 79% of its revenue during 2020 was generated from automotive applications with a few customers in the aerospace, delivery, shuttle, railway, mining and aviation sectors. Despite the fact that the automotive industry has engaged in considerable effort to research and test lidar products for ADAS and autonomous driving applications, the automotive industry may not introduce lidar products in commercially available vehicles on a timeframe that matches AEye’s expectations, if at all. AEye continually studies emerging and competing sensing technologies and methodologies and AEye may incorporate new sensing technologies to its product portfolio over time. However, lidar products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technologies, including a combination of technology, will achieve acceptance or leadership in the ADAS and autonomous driving space. Even if lidar products are used in initial generations of autonomous driving technology and ADAS products, AEye cannot guarantee that lidar products will be designed into or included in subsequent generations of such commercialized technology. In addition, AEye expects that initial generations of autonomous vehicles will be focused on limited applications, such as robo-taxis and shuttles, and that mass market adoption of autonomous technology may significantly lag behind these initial applications. The speed of market adoption and growth for ADAS or autonomous vehicles is difficult, if not impossible, to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic. Although AEye currently believes it has a differentiated market leading technology for the autonomous vehicle market, by the time mass market adoption of autonomous vehicle technology is achieved, AEye expects competition among providers of sensing technology based on lidar and other modalities to increase substantially. If, by the time autonomous vehicle technology achieves mass market adoption, commercialization of lidar products is not successful, or not as successful as AEye or the market expects, or if other sensing modalities gain acceptance by developers of ADAS, OEMs, regulators, safety organizations or other market participants, AEye’s business, results of operations and financial condition will be materially and adversely affected.

AEye is investing in and pursuing market opportunities outside of the Automotive market, including in the aerospace and defense, shuttle, delivery vehicle, drone, railway, traffic system, and mining sectors. AEye believes that its future revenue growth, if any, will depend in part on its ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires AEye to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for lidar technology is relatively new, rapidly developing and unproven. Many of AEye’s prospective customers are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with its lidar products, or at all. AEye cannot be certain that lidar will be sold into these markets, or that lidar will be sold into any markets at scale. Adoption of lidar products, including AEye’s products, will depend on numerous factors, including: whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs, whether the benefits of designing lidar into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities, such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers such as AEye can keep pace with the expected rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated economic recovery. If lidar technology does not achieve commercial success, or if adoption of lidar is deferred or the market otherwise develops at a pace slower than AEye expects, AEye’s business, results of operation and financial condition will be materially and adversely affected.

AEye may experience difficulties in managing its growth and expanding its operations.

AEye expects to experience significant growth in the scope and nature of its operations. AEye’s ability to manage its operations and future growth will require AEye to continue to improve its operational, financial and management controls, legal and compliance programs and reporting systems. AEye may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results.

AEye relies on third-party suppliers and because some of the raw materials and key components in its products come from limited or single source suppliers, AEye is susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers.

Most of the components that go into the manufacture of AEye’s solutions are sourced from third-party suppliers. To date, AEye has produced its products in relatively limited quantities for use in R&D programs. Although AEye does not have any experience in managing its supply chain to manufacture and deliver its products at scale, its future success will depend on its ability to manage or outsource the management of its supply chain to allow it to manufacture and deliver its products at scale. Some of the key components used to manufacture AEye’s products come from limited or single source suppliers. AEye is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. AEye has a global supply chain and the COVID-19 pandemic and other epidemics and outbreaks may adversely affect its ability to source components in a timely or cost-effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, AEye’s products depend on lasers. Any shortage of these lasers could materially and adversely affect AEye’s ability to manufacture its solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. While AEye has entered into agreements with suppliers for the supply of some components at set prices, such quantities are limited given AEye is not yet producing at scale. Therefore, AEye has in the past, and may in the future, experience component shortages and price fluctuations of key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or a material pricing change from suppliers of these components, AEye may not be able to develop alternate sources in a timely manner, or at all, in the case of sole or limited source items. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and AEye may not be able to source these components on terms that are acceptable to it, or at all, which may undermine AEye’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect AEye’s ability to meet its scheduled product deliveries to its customers. This could adversely affect AEye’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where AEye is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that AEye will be required to absorb some or all of the increased cost. If AEye is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers, which may result in such customers using competitive products instead of AEye’s.

Because AEye’s sales have been primarily to customers making purchases for R&D projects and customers’ current orders are project-based, AEye expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the stock price of the Combined Entity to fluctuate or decline.

AEye’s quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of its operating results may not be meaningful. In particular, because AEye’s sales to date have primarily been to customers making purchases for their own R&D, sales in any given quarter can fluctuate based on the timing and success of AEye’s customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. AEye’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of AEye’s business. These fluctuations could adversely affect AEye’s ability to meet its expectations or those of securities analysts, ratings agencies or investors. If AEye does not meet these expectations for any period, the value of its business and its securities, or those of the Combined Entity, could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•        the timing and magnitude of orders and shipments of AEye’s products in any quarter;

•        decreases in pricing that AEye may adopt to drive market adoption or in response to competitive pressure;

•        AEye’s ability to retain its existing customers and strategic partners and attract new customers and strategic partners;

•        AEye’s ability to develop, introduce, manufacture and ship, in a timely manner, products that meet customer requirements;

•        disruptions in AEye’s sales channels or termination of its relationships with important channel partners;

•        delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from AEye or its competitors;

•        fluctuations in demand for AEye’s products;

•        the mix of products sold or licensed in any quarter;

•        the duration or worsening of the global COVID-19 pandemic and the time it takes for economic recovery;

•        the timing and rate of broader market adoption of ADAS or autonomous systems utilizing AEye’s solutions across the automotive and other market sectors;

•        the timing and scale of the market acceptance of lidar generally;

•        further technological advancements by AEye’s competitors and other market participants;

•        the ability of AEye’s customers and strategic partners to commercialize systems that incorporate AEye’s products;

•        any change in the competitive dynamics of AEye’s markets, including consolidation of competitors, regulatory developments and new market entrants;

•        AEye’s ability to effectively manage or outsource management of its inventory;

•        changes in the source, cost, availability of and regulations pertaining to components and materials AEye uses in its products;

•        adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs; and

•        general economic, industry and market conditions, including trade disputes.

AEye may face risks associated with its reliance on certain artificial intelligence and machine learning models.

AEye relies on artificial intelligence and machine learning (“AI/ML”) in the development of its deterministic artificial intelligence-driven sensing system for vehicle autonomy, ADAS and industrial applications. The AI/ML models that AEye uses are trained using various data sets. If the AI/ML models are incorrectly designed, the data AEye uses to train them is incomplete, inadequate, or biased in some way, or if AEye does not have sufficient rights to use the data on which AEye’s AI/ML models rely, the performance of AEye’s products, services, and business, as well as AEye’s reputation, could suffer or AEye could incur liability through the violation of laws, third-party privacy, or other rights, or contracts to which AEye is a party.

AEye’s outsourced manufacturing business model for the Industrial and Mobility markets may not be successful, which could harm its ability to deliver products and recognize revenue in the Industrial and Mobility markets.

AEye’s manufacturing strategy for the Industrial and Mobility markets has always been focused on outsourcing volume manufacturing to contract manufacturers while maintaining the design, engineering, prototyping, testing, and pilot manufacturing in-house at its facility in Dublin, California. AEye currently has agreements with certain third-party manufacturers to provide contract manufacturing, testing and delivery of certain of its products.

Reliance on third-party manufacturers reduces AEye’s control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. AEye may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of AEye’s third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global COVID-19 pandemic, other epidemics or outbreaks of other contagions, or work stoppages or capacity constraints, AEye’s ability to ship products would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which AEye relies, thereby increasing the risk of disruption of supplies necessary to fulfill AEye’s production requirements and meet customer demands. Additionally, if any of AEye’s third-party manufacturers experience quality control problems in their manufacturing operations and AEye’s products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on AEye’s ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect AEye’s reputation and its relationship with its channel partners. If AEye’s third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture AEye’s products in required volumes or at all, AEye’s supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on AEye’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales. While AEye takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary manufacturing methodologies, which could adversely affect AEye’s business.

AEye engages international contract manufacturers, and therefore it may face risks associated with manufacturing operations outside the United States.

Manufacturing outside the United States is subject to several inherent risks, including:

•        foreign currency fluctuations;

•        local economic conditions;

•        political instability;

•        import and export requirements;

•        foreign government regulatory requirements;

•        reduced protection for intellectual property rights in some countries;

•        tariffs and other trade barriers and restrictions; and

•        potentially adverse tax consequences.

AEye intends to continue to engage with contract manufacturers outside the United States, therefore it will be subject to these risks, each of which could increase AEye’s costs and decrease its profit margins.

AEye, its outsourcing partners and its suppliers may rely on complex machinery to produce AEye’s products, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

AEye, its outsourcing partners and suppliers may rely on complex machinery for the production, assembly and installation of AEye’s lidar solutions, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. AEye’s limited in-house production facility and the facilities of its outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of AEye’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fires, seismic activity and natural disasters. Should such operational risks materialize, it may result in the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, some of which may be the responsibility of our outsourcing partners and suppliers, but could have a material adverse effect on AEye’s business, prospects, financial condition or operating results.

As part of growing its business, AEye may make acquisitions. If AEye fails to successfully select, execute or integrate its acquisitions, then its business, results of operations and financial condition could be materially adversely affected, and the stock price of the Combined Entity could decline.

From time to time, AEye may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, AEye may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt AEye’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers will require significant attention from AEye’s management and could result in a diversion of resources from AEye’s existing business, which in turn could have an adverse effect on AEye’s operations. Acquired assets or businesses may not generate the financial results AEye expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

To date, AEye has limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect its business, financial condition and results of operations and could cause the Combined Entity’s stock price to decline.

AEye’s sales and operations in international markets expose it to associated operational, financial and regulatory risks.

International sales comprise a significant amount of AEye’s overall revenue. Sales to international customers accounted for 79% and 74% of AEye’s revenue in 2020 and 2019, respectively. AEye is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•        exchange rate fluctuations;

•        political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•        global or regional health crises, such as the COVID-19 pandemic or other epidemics or outbreaks of other contagions;

•        potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•        preference for locally branded products, and laws and business practices favoring local competition;

•        potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•        increased difficulty in managing inventory;

•        delayed revenue recognition;

•        less effective protection of intellectual property;

•        stringent regulation of the autonomous or other systems or products using AEye’s products and stringent consumer protection and product compliance regulations, including but not limited to the General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•        difficulties and costs of staffing and managing foreign operations;

•        import and export laws and the impact of tariffs;

•        changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and

•        U.S. government’s restrictions on technology transfers to certain countries.

The occurrence of any of these risks could negatively affect AEye’s international business and consequently its business, operating results and financial condition.

The complexity of AEye’s products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in its hardware or software which could reduce the market adoption of its products, damage its reputation with current or prospective customers, expose AEye to product liability and other claims and thereby adversely affect its operating costs.

AEye’s products are highly technical, very complex and require high standards to manufacture. AEye’s products have in the past, and will likely in the future, experience defects, errors or reliability issues at various stages of development, production and use. AEye may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of the technology incorporating AEye’s products, or those in the surrounding area, its customers never being able to commercialize technology incorporating our products, litigation against AEye, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in AEye’s products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, AEye may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against AEye. AEye’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers and could adversely affect its financial results.

In addition, AEye could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of AEye and its products. In addition, AEye’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms, or at all. These product-related issues could result in claims against AEye and its business could be adversely affected.

AEye may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect its business and operating results.

AEye’s customers use its solutions in autonomous driving and ADAS applications, which present the risk of significant injury, including fatalities. AEye may be subject to claims if a product using its active lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that AEye carries may not be sufficient or it may not apply to all situations. Similarly, AEye’s customers could be subjected to claims as a result of such accidents and bring legal claims against AEye to attempt to hold it liable. In addition, if lawmakers or governmental agencies were to determine that the use of AEye’s products or autonomous driving or ADAS applications increased the risk of injury to all or a subset of its customers, they may pass laws or adopt regulations that limit the use of AEye’s products or increase the liability associated with the use of its products or that regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect AEye’s brand, relationships with customers, operating results or financial condition.

Suppliers to OEMs may require that AEye provide a warranty, either directly or indirectly, on its products, including its embedded software. The occurrence of any material defects in its products during the warranty period could make AEye liable for damages and warranty claims. In addition, AEye could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of AEye’s products could affect its brand image, partner and customer demand, and adversely affect its operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and adversely affect AEye’s business and operating results.

If AEye does not maintain sufficient inventory or if it does not adequately manage its inventory, it could lose sales or incur higher inventory-related expenses, which could negatively affect AEye’s operating results.

To ensure adequate inventory, AEye must forecast inventory needs and expenses, place orders sufficiently in advance with its suppliers and manufacturing partners and manufacture products based on its estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect AEye’s ability to forecast its future operating results, including revenue, gross margins, cash flows and profitability. AEye’s ability to accurately forecast demand for its products could be affected by many factors, including the accuracy of the forecasts that AEye receives from its customers, the rapidly changing nature of the autonomous driving and ADAS markets in which it operates, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for AEye’s products or for products and services of its competitors, product introductions by competitors, the COVID-19 pandemic, other epidemics or outbreaks of other contagions, any work stoppages or interruptions, unanticipated changes in general market conditions and the general weakening of economic conditions or consumer confidence. If its lidar products are commercialized in autonomous driving and ADAS applications, both of which are experiencing rapid growth in demand, AEye may face challenges acquiring adequate supplies to manufacture its products and/or AEye and its manufacturing partners may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect AEye’s revenue. This risk may be exacerbated by the fact that AEye may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, AEye may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect AEye’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if AEye underestimates customer demand for its products, AEye, or its manufacturing partners, may not be able to deliver products to meet its requirements, and this could result in damage to AEye’s brand and customer relationships and adversely affect its revenue and operating results.

AEye’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by AEye’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, AEye’s actual operating results may differ materially from those forecasted or projected.

AEye’s forecasts and projections included in this proxy statement/prospectus are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by AEye’s management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, AEye’s actual operating results may differ materially from those forecasted or projected.

The forecasts and projections in this proxy statement/prospectus include forecasts and estimates relating to the expected size and growth of the markets for which AEye operates or seeks to enter, and assume that AEye is able to achieve a certain projected market share of the total addressable market. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this proxy statement/prospectus, AEye may not achieve such projected market share. AEye’s future growth is subject to many factors, including, among others, its ability to develop and commercialize its products and the market’s adoption of its products, both of which are subject to risks and uncertainties, many of which are beyond AEye’s control. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus should not be taken as indicative of AEye’s future outlook. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and AEye cannot assure you that these forecasts will not be materially and adversely affected as a result of the COVID-19 pandemic.

The average selling prices of AEye’s products or AEye’s fees or royalties from technology licenses could decrease rapidly over the life of the product or license term, which may negatively affect AEye’s revenue and gross margin.

AEye may experience declines in the average selling prices of its products generally as its customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance or due to competitive pressures. In order to sell products that have a falling average unit selling price and maintain margins at the same time, AEye will need to continually reduce product and manufacturing costs. To manage manufacturing costs, AEye and its Tier 1 partners must engineer the most cost-effective design for its products. In addition, AEye continuously drives initiatives to reduce labor cost, improve efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. AEye also needs to continually introduce competitive new products in order to maintain its overall gross margin. AEye may also experience declines in fees or royalties from licensing its technology as customers reduce the prices of products incorporating AEye’s licensed technology in order to achieve market acceptance or due to competitive pressures. If AEye is unable to manage the cost structure of its products, successfully introduce new products with higher gross margins, and develop new technology that it can license at attractive royalty rates, its revenue and overall gross margin would likely decline.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on AEye’s results of operations.

While AEye makes its strategic planning decisions based on the assumption that the markets it is targeting will grow, AEye’s business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automotive industry and the global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by AEye’s OEM and Tier 1 supplier customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors, such as the unavailability of unrelated components in the assembly of automobiles, an example of which is the current shortage of semiconductors necessary for automobile production. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and AEye expects such fluctuations to give rise to fluctuations in the demand for its products and licenses of its technology. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by AEye’s OEM and Tier 1 supplier customers and could have a material adverse effect on its business, results of operations and financial condition.

Customers with which AEye enters into supply agreements may require changes to AEye’s products or may be subject to renegotiation or termination in a short time period, which would materially and adversely affect AEye’s business.

If AEye and its partners are able to secure design wins so that AEye’s solutions are included in autonomous driving and ADAS products, AEye expects it, or its Tier 1 partners will enter into supply agreements with the relevant customer. Market practice dictates that these supply agreements typically require AEye to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These arrangements can have short terms, be subject to renegotiation or may be reduced or otherwise terminated, the occurrence of any of which may affect product pricing and future profitability. Therefore, even if AEye is successful in obtaining design wins, and it or its Tier 1 partners are able to enter into definitive agreements with OEMs, and the systems into which its products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which AEye is a significant supplier could mean that the expected sales of AEye’s products will not materialize, materially and adversely affecting its business.

Since many of the markets in which AEye competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for AEye’s products.

AEye is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and lidar-based ADAS applications require the utilization of complex technology. Because these systems depend on technology from many companies, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of certain technological components not being ready to be deployed in automobiles. AEye is in the process of developing necessary relationships with commercial partners which may not result in the commercialization of AEye’s technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of AEye’s control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect AEye’s growth. AEye’s future financial performance will depend on its ability to make timely investments in emerging market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, AEye’s products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which AEye operates, it is difficult to predict customer demand or adoption rates for its products or the future growth of these markets. As a result, the financial projections in this proxy statement/prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results due to the risks included in “Risk Factors,” among others. If demand does not develop or if AEye cannot accurately forecast customer demand, the size or timing of its markets, inventory requirements or its future financial results, its business, results of operations and financial condition will be adversely affected.

AEye currently has and targets many customers that are large corporations with substantial negotiating power, have exacting product standards and potentially competitive internal solutions. If AEye is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.

Many of AEye’s customers and potential customers are large, multinational corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to AEye’s products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of AEye’s time and resources. AEye cannot assure you that its products will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If AEye’s products are not selected by these potential customers or if these potential customers develop or acquire competitive technology, it will have an adverse effect on AEye’s business.

AEye’s business could be materially and adversely affected if it lost any of its large customers or strategic partners if their demand for AEye’s products declined due to factors outside of AEye’s control, including component shortages (whether related to AEye’s products or otherwise) that impact our customers’ overall production plans or product development plans, or if AEye’s customers were unable to pay their invoices.

Although AEye has and continues to pursue a broad customer base, it is dependent on a collection of customer relationships which are currently in development with strong purchasing power. In 2020, ZKW Group GmbH (an affiliate of LG Electronics) accounted for approximately 66% of AEye’s annual revenue and Hella accounted for approximately 68% of AEye’s annual revenue in 2019. The loss of business from any of AEye’s major customers (whether by lower overall demand for its products, component shortages that impact their production plans or product development plans, cancellation of existing contracts or product orders or the failure to design in its products or award AEye initial or new business) could have a material adverse effect on its business.

To the extent autonomous vehicle and ADAS systems become accepted by major OEMs, AEye expects that it will rely increasingly for its revenue on Tier 1 suppliers through which OEMs procure components. AEye expects that these Tier 1 suppliers will be responsible for certain hardware and software configuration activities specific to each OEM, and they may not exclusively carry AEye’s solutions.

There is also a risk that one or more of its major customers could be unable to pay AEye’s invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If AEye’s customers face financial difficulties, they may also cancel current or future product programs that could materially and adversely impact our financial results. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to a stay of execution and the possibility of legal or other modification, AEye could be forced to record a substantial loss.

AEye is substantially relying on its relationship with Continental, and its business could be materially and adversely affected if its relationship with Continental was terminated, or if AEye, through its relationship with Continental, is unable to a sufficient number of design wins and successfully enter into definitive agreements or other commercial arrangements with OEMs in respect of such design wins.

AEye’s business prospects and projections are substantially based on its relationship with Continental. AEye has entered into a memorandum of understanding with Continental pursuant to which Continental will license from AEye the rights to manufacture and integrate AEye’s lidar product into OEM model lines through long-term series production contracts with OEMs. There can be no assurance that AEye will be able to maintain or further its relationship with Continental and or that Continental will secure orders for AEye product designs and software. If AEye is unable to maintain or progress its relationship with Continental, or enter into a definitive arrangement with Continental with economic terms that are sufficiently favorable to AEye, or if Continental is unable to secure a sufficient number of design wins and successfully enter into definitive agreements or other commercial arrangements with OEMs, then AEye’s business could be materially and adversely affected.

If AEye is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then AEye’s financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase AEye’s lidar solutions if they are not convinced that AEye’s business will succeed or that its service and support and other operations will continue in the long term.

Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with AEye if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, AEye must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in its products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of AEye’s control, such as its limited operating history, customer unfamiliarity with its lidar solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of autonomous vehicles or AEye’s other services and its production and sales performance compared with market expectations.

AEye’s investments in educating its customers and potential customers about the advantages of lidar and its applications may not result in sales of AEye’s products.

Educating AEye’s prospective customers, and to a lesser extent, its existing customers, about lidar, its advantages over other sensing technologies and lidar’s ability to convey value in different industries and deployments is an integral part of developing new business and the lidar market generally. If prospective customers have a negative perception of, or experience with, lidar or a competitor’s lidar products they may be reluctant to adopt lidar in general or specifically AEye’s products. Adverse statements about lidar by influential market participants may also deter adoption. Some of AEye’s competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, lidar generally or AEye’s solutions specifically. AEye’s efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and AEye may not offset the costs of such efforts with revenue from the new customers. If AEye is unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, its financial condition will be adversely affected.

The period of time from a design win to implementation is long and AEye is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate AEye’s products and confirm that they can integrate with other technologies before including them in any particular system, product or model. The development cycles of AEye’s products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the Automotive market, for example, this development cycle can be five to seven years (or more). The development cycle in certain other markets can be months to one or two years. These development cycles result in AEye investing its resources prior to the opportunity to realize any revenue from commercialization. Further, AEye is subject to the risk that customers cancel or postpone implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. If AEye’s customers face financial difficulties, they may also cancel current or future product programs that could materially and adversely impact our financial results. Further, AEye’s revenue could be less than forecasted if the system, product or vehicle model that includes its lidar products is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect AEye’s business, results of operations and financial condition.

AEye operates in a highly competitive market involving emerging technology. AEye competes against a number of competitors, some of whom have substantially greater resources than AEye.

The markets for sensing technology applicable to autonomous solutions across numerous industries are highly competitive. AEye’s future success will depend on its ability to achieve a leadership position in its targeted markets by continuing to develop, and protect from infringement, advanced lidar technology in a timely manner and to stay ahead of existing and new competitors. AEye’s competitors compete with AEye directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technologies. AEye’s current and future competitors may enjoy competitive advantages, such as greater name recognition, established relationships or existing contracts with Tier 1 suppliers and/or OEMs, and substantially greater financial, technical and other resources. AEye faces competition from a number of sources including camera and radar companies, other developers of lidar products, Tier 1 suppliers and other technology and automotive supply companies. In the Automotive market, AEye’s competitors have commercialized both lidar and non-lidar-based ADAS technology that has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, and have substantial financial, marketing, R&D and other resources. Some of AEye’s customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own lidar-based or other sensing technologies, which would compete with AEye’s solutions. AEye does not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, AEye’s competitors seek to develop new sensing applications across industries. Even in these emerging markets, AEye faces substantial competition from numerous competitors seeking to prove the value of their technology.

Additionally, competition may result in pricing pressure and reduced margins and may impede AEye’s ability to secure design wins, successfully enter into definitive agreements or other commercial arrangements, or successfully commercialize its products at scale, which may prevent AEye from achieving its projected market share. In particular, AEye’s competitors have in the past offered, and may in the future offer, their products and services on terms that AEye and/or its Tier 1 partners are unwilling to match or could introduce new products with competitive price and performance characteristics, which may adversely affect AEye’s market share

The markets in which AEye competes are characterized by rapid technological change, which requires it to continue to develop new products and product innovations and could adversely affect market adoption of its products.

While AEye intends to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology and lidar, and the markets for these products, including the ADAS and autonomous driving space, could adversely affect adoption of lidar and/or AEye’s products, either generally or for particular applications. AEye’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which AEye offers its products. AEye cannot guarantee that such new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage AEye’s relationships with customers and lead them to seek alternative sources of supply. In addition, to date AEye has focused on the delivery of its solutions to R&D programs in which developers are investing substantial capital to develop new systems that incorporate AEye’s solutions. AEye’s future success relies heavily on the outcome of the R&D efforts by these customers. As autonomous technology reaches the stage of large-scale commercialization, AEye will be required to develop and deliver solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase AEye’s competitors’ products or turn to alternative sensing technology.

If AEye is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with alternatives, its products could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.

Developments in alternative technology may adversely affect the demand for AEye’s technology.

Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect AEye’s business, prospects, financial condition and operating results in ways AEye does not currently anticipate. Existing and future camera and radar technologies may emerge as customers’ preferred alternative to AEye’s solutions. Any failure by AEye to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay AEye’s development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of AEye’s lidar solutions, decreased revenue and a loss of market share to competitors (or a failure to increase revenue and/or market share). AEye’s R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, AEye plans to upgrade or adapt its lidar solutions with the latest technology. However, AEye’s solutions may not compete effectively with alternative systems if AEye is not able to source and integrate the latest technology into its existing lidar solutions.

Because lidar is new in most of the markets AEye is seeking to enter, forecasts of market growth in this proxy statement/prospectus may not be accurate.

Market opportunity estimates and growth forecasts included in this proxy statement/prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this proxy statement/prospectus relating to the expected size and growth of the markets for lidar-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this proxy statement/prospectus, AEye may not grow its business at similar rates, or at all. AEye’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus, including AEye’s estimates that the size of its total addressable market is expected to grow from approximately $3 billion currently to $42 billion by 2030, should not be taken as indicative of AEye’s future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and AEye cannot assure you that these forecasts will not be materially and adversely affected as a result.

AEye may need to raise capital in excess of its current projections, in order to execute its business plan or respond to changing market conditions, which may not be available on terms acceptable to AEye, or at all.

In the future, AEye may need to raise capital in excess of its current projections, in order to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and it may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, AEye may issue equity or equity-linked securities to such current or potential customers or partners. AEye may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If AEye raises additional funds through the issuance of equity or convertible debt or other equity-linked securities or if it issues equity or equity-linked securities to current or potential customers to further business relationships, its existing stockholders could experience significant dilution. Any debt financing obtained by AEye in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for AEye to obtain additional capital and to pursue business opportunities, including potential acquisitions. If AEye is unable to obtain adequate financing or financing on terms satisfactory to AEye, when AEye requires it, AEye’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited. These same risks will apply to the Combined Entity following the closing of the Business Combination.

AEye has identified a material weakness in its internal control over financial reporting as of December 31, 2020. If AEye fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Post-Combination Company.

In connection with AEye’s financial statement close process for the year ended December 31, 2020, AEye identified a material weakness in the design and operating effectiveness of its internal control over financial reporting. The material weakness AEye identified resulted from a lack of sufficient number of personnel within its accounting function who possessed an appropriate level of expertise to timely identify, select, and apply GAAP sufficiently to provide reasonable assurance that transactions were appropriately recorded. This also resulted in AEye not having adequate risk assessment and design of internal control activities surrounding the financial close and reporting process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its consolidated financial statements that could not be prevented or detected on a timely basis.

AEye’s management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weakness will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The Post-Combination Company’s management will monitor the effectiveness of the Post-Combination Company’s remediation plans and will make changes management determines to be appropriate.

If not remediated, this material weakness could result in material misstatements to the Post-Combination Company’s annual or interim financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If the Post-Combination Company is unable to assert that its internal control over financial reporting is effective, or when required in the future, if the Post-Combination Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the Post-Combination Company’s financial reports, the market price of the common stock could be adversely affected and the Post-Combination Company could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.

If AEye fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Following the closing of the Business Combination, the Combined Entity will carry out AEye’s business and will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. AEye expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that AEye maintain effective disclosure controls and procedures and internal control over financial reporting. AEye is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to AEye’s principal executive and financial officers.

AEye’s current controls, and any new controls that it develops, may be inadequate because of changes in conditions in its business. Further, weaknesses in AEye’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect AEye’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of AEye’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of AEye’s internal control over financial reporting that it is required to include in the periodic reports AEye will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in AEye’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, AEye has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase AEye’s operating costs and could materially and adversely affect its ability to operate its business. If AEye’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in AEye’s operating results and the stock price of the Combined Entity could decline.

The Combined Entity’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after the Combined Entity is no longer an emerging growth company. At such time, the Combined Entity’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which AEye’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the Combined Entity’s business and operating results.

Changes in tax laws or exposure to additional income tax liabilities could affect AEye’s future profitability.

Factors that could materially affect AEye’s future effective tax rates include but are not limited to:

•        changes in tax laws (including tax rates) or the regulatory environment;

•        changes in accounting and tax standards or practices;

•        changes in the composition of operating income by tax jurisdiction; and

•        AEye’s operating results before taxes.

Because AEye does not have a long history of operating at its present scale and it has significant expansion plans, AEye’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law making significant changes to the U.S. Tax Code. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income (“GILTI”) and base erosion and anti-abuse tax (“BEAT”). The new legislation had no effect on AEye’s 2019 and 2020, and 2021 provision for income taxes because AEye generated net tax losses and offset its deferred tax assets on the balance sheet with a full valuation allowance due to its current loss position and forecasted losses for the near future. The overall impact of this tax reform is uncertain, and AEye’s business and financial condition, including with respect to its non-U.S. operations, could be adversely affected.

In addition to the impact of the Tax Act on AEye’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to AEye’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with AEye’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If AEye does not prevail in any such disagreements, its profitability may be affected.

AEye’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, AEye had approximately $69.2 million of U.S. federal and approximately $44.6 million of state net operating loss carryforwards available to reduce future taxable income. Of the approximately $69.2 million in U.S. federal operating loss carryforwards, approximately $57.0 million will be carried forward indefinitely for U.S. federal tax purposes and approximately $12.3 million will expire between 2033 and 2037. Approximately $44.2 million of AEye’s U.S. state net operating loss carryforwards will expire between 2035 and 2040. It is possible that AEye will not generate taxable income in time to use these net operating loss carryforwards before their expiration, or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. AEye has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code. If the Business Combination is determined to constitute an “ownership change,” AEye’s profitability may be impacted.

AEye is highly dependent on the services of its executive officers, in particular Luis Dussan, one of its founders, President and Chief Technology Officer, and Blair LaCorte, its Chief Executive Officer.

AEye is highly dependent on its executive officers, in particular, one of its founders, Luis Dussan, its President and Chief Technology Officer and Blair LaCorte, its Chief Executive Officer. Mr. Dussan created AEye’s artificial perception platform and remains deeply involved in AEye’s business, particularly in technology development. Mr. LaCorte has successfully led AEye’s growth and expansion strategy and his unparalleled leadership skills and industry insight are critical to AEye.

In addition, AEye is also dependent on the services of its other executive officers, Robert Brown, its Chief Financial Officer, Thomas R. Tewell, its Chief Operating Officer, and Andrew S. Hughes, its General Counsel. The loss of any of AEye’s executive officers could adversely affect AEye’s business because the loss could make it more difficult to, among other things, compete with other market participants, continue to develop innovative product designs and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to any of AEye’s executive officers may adversely affect AEye’s brand, relationship with customers or standing in the industry.

AEye’s business depends substantially on the efforts of its executive officers and highly skilled personnel, and its operations may be severely disrupted if it lost their services.

Competition for highly skilled personnel is often intense, especially in the San Francisco Bay Area, where AEye is headquartered, and AEye may incur significant costs to attract the highly-skilled personnel it requires. AEye may not be successful in attracting, integrating, or retaining qualified personnel to fulfill its current or future needs. AEye has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications, especially those with engineering skills.

In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of AEye’s equity or equity awards declines, including those of the Combined Entity after the closing of the Business Combination, it may adversely affect AEye’s ability to retain highly skilled employees. If AEye fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be adversely affected.

AEye’s business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events, pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of AEye’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on AEye’s business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for AEye’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. AEye’s corporate headquarters and major operations are located in the San Francisco Bay Area of California, which has experienced, and could experience again, a high number of COVID-19 pandemic cases and is also a region known for significant seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in AEye’s operations, AEye’s or its customers’ or channel partners’ businesses, AEye’s suppliers’ or the economy as a whole. AEye also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to AEye’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. AEye does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver components, or the deployment of its products, AEye’s business, operating results and financial condition would be adversely affected.

Interruption or failure of AEye’s information technology and communications systems could impact AEye’s ability to effectively provide services it may implement in the future.

AEye may, in the future, include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of AEye’s services depend on the continued operation of information technology and communications systems. AEye’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failure, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm AEye’s systems. AEye primarily utilizes reputable third-party service providers or vendors for its data (including among others financial data, human resources data, manufacturing and production data, sales data, and electronic mail), other than for its source code and related materials that are managed internally. These third-party providers could also be vulnerable to harms similar to those that could damage AEye’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of AEye’s systems will not be fully redundant, and AEye’s disaster recovery planning cannot account for all eventualities. Any problems with AEye’s third-party cloud hosting providers could result in lengthy interruptions in AEye’s business. In addition, AEye’s future in-vehicle services and functionality are expected to be highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in AEye’s business or the failure of its systems.

AEye is subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its lidar solutions and the data processed by those solutions, and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent AEye from effectively operating its business.

AEye is at risk for interruptions, outages and breaches of: its operational systems, including business, financial, accounting, product development or production processes, owned by AEye or its suppliers; its facility security systems, owned by AEye or its suppliers; its in-product technology owned by AEye or its suppliers; the integrated software in AEye’s lidar solutions; or the data that AEye processes or its or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of employees, suppliers, or others; jeopardize the security of AEye’s facilities; or affect the performance of in-product technology and the integrated software in AEye’s lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery, phishing, or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although AEye maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require continual updates and improvements, and AEye cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of AEye’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect AEye’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its solutions, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. AEye cannot be sure that the systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If AEye does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact AEye’s ability to certify its financial results. Moreover, AEye’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as AEye expects them to, AEye may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm AEye’s reputation, cause AEye to breach its contracts with other parties or subject AEye to regulatory actions and litigation, any of which could materially affect AEye’s business, prospects, financial condition and operating results. In addition, AEye’s insurance coverage for cyber-attacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.

Legal and Regulatory Risks Related to AEye’s Business

AEye is subject to governmental export and import control laws and regulations. AEye’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and results of operations.

AEye’s products and solutions are subject to import and export laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of AEye’s products and technology must be made in compliance with these laws and regulations. If AEye fails to comply with these laws and regulations, AEye and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, and fines, which may be imposed on AEye and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on AEye’s business, financial condition and results of operations.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where AEye currently purchases its components, sells its products or conducts its business could adversely affect AEye’s business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where AEye conducts its business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect AEye’s business. For example, such changes could adversely affect the Automotive market, AEye’s ability to access key components or raw materials needed to manufacture its products (including rare-earth metals), AEye’s ability to sell its products or license its product designs and software to customers outside of the U.S. and the demand for its products. It may be time-consuming and expensive for AEye to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition and results of operations.

AEye has and may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and consolidated financial position.

AEye has been and may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include disputes with AEye’s suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues.

In particular, AEye has been named in a lawsuit filed on February 24, 2021, in the Third Judicial Circuit Court of Wayne, Michigan, by a company called Orfin, LLC (“Orfin”). In the suit, Orfin alleges that it entered into an enforceable agreement with AEye to invest $2.5 million in a convertible note to be issued by AEye. Based on this and other allegations, Orfin asserts claims against AEye for breach of contract and promissory estoppel. The suit was subsequently transferred to the United States District Court for the District of Delaware on April 21, 2021 and is currently pending. While AEye disputes the existence of any such agreement with Orfin, believes that Orfin’s claims lack merit, and intends to defend the lawsuit, AEye, cannot guarantee a favorable outcome in the litigation.

In addition, AEye could face in the future, a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from AEye very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit AEye’s operations in some way.

Any of these types of lawsuits, whether initiated by AEye or a third party, could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings or claims will not have a material adverse impact on AEye’s operating results and consolidated financial position or that its established reserves or its available insurance will mitigate this impact.

Unforeseen issues could result in damage to certain property which could result in adverse effects on AEye’s business and reputation.

AEye’s lidar utilizes lasers for performing 3D sensing. While AEye has developed system components designed to prevent its lidar lasers from causing property damage (including to cameras), in the event that an unforeseen issue arises that results in property damage, AEye’s reputation or brand may be damaged and AEye could face material legal claims for breach of contract, product liability, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of AEye and its products. In addition, AEye’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms, or at all.

AEye is subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of its products. Some of AEye’s customers also require that it comply with their own unique requirements relating to these matters.

AEye manufactures and sells products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where AEye manufactures and assembles its products, as well as the locations where AEye sells its products. For example, certain regulations limit the use of lead in electronic components. Since AEye operates on a global basis, ensuring simultaneous compliance in multiple jurisdictions is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that AEye and its suppliers are in compliance with existing regulations in each market where it operates. If there is an unanticipated new regulation that significantly impacts AEye’s use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect its business, results of operations and financial condition.

AEye’s products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of lidar generally or AEye’s products specifically. If AEye fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers or negative publicity and its business, results of operations and financial condition will be adversely affected.

AEye is subject to various environmental laws and regulations that could impose substantial costs upon AEye and cause delays in building its production facilities.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and AEye believes this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and AEye’s customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially adversely impact AEye’s business, results of operations and financial condition. If AEye is unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward AEye or its products could be negatively impacted, and its business, results of operations or financial condition could suffer.

AEye’s operations are and will be subject to international, federal, state and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way AEye manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components AEye uses in its products. Environmental regulations require AEye to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of its products. Environmental and health and safety laws and regulations can be complex, and AEye has limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of AEye’s operations.

Contamination at properties AEye currently operates at, where AEye formerly operated or to which hazardous substances were sent by AEye, may result in liability for AEye under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on AEye’s financial condition or operating results. AEye may face unexpected delays in obtaining the required permits and approvals in connection with its planned production facilities that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact AEye’s business, prospects, financial condition and operating results.

AEye is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. AEye can face criminal liability and other serious consequences for violations, which can harm its business.

AEye is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which AEye conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. AEye can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators, even if AEye does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

AEye’s business may be adversely affected by changes in automotive and laser regulations or concerns that drive further regulation of the automobile and laser market.

Government product safety regulations are an important factor for AEye’s business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles and laser products. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.

While AEye believes increasing automotive and laser safety standards will present a market opportunity for its products, government safety regulations are subject to change based on a number of factors that are not within AEye’s control, including new scientific or technological data, adverse publicity regarding industry recalls and safety risks of autonomous driving and ADAS products, accidents involving its products, domestic and foreign political developments or considerations, and litigation relating to its products and its competitors’ products. Changes in government regulations, especially in the autonomous driving and ADAS industries could adversely affect AEye’s business. If government priorities shift and AEye is unable to adapt to changing regulations, its business may be materially and adversely affected.

Federal, state and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the cars that carry AEye’s sensors go into production, it is subject to the existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966, or the Vehicle Safety Act, including a duty to report, subject to strict timing requirements, safety defects with its products. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. AEye is also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act, or TREAD, which requires equipment manufacturers, such as AEye, to comply with “Early Warning” requirements by reporting certain information to the National Highway Traffic Safety Administration, or NHTSA, such as information related to defects or reports of injury related to its products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the Motor Vehicle Safety Act authorizes the NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. If AEye cannot rapidly address any safety concerns or defects with its products, its business, results of operations and financial condition may be adversely affected.

Autonomous and ADAS features may be delayed in adoption by OEMs, and AEye’s business impacted, as additional emissions and safety requirements are imposed on vehicle manufacturers.

Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the consumer cost pressures of new autonomous and ADAS features.

AEye’s business may be adversely affected if it fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic Act or other requirements imposed by the Food and Drug Administration (the “FDA”).

As a lidar technology company, AEye is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require AEye to cease distribution of its products, recall or remediate products already distributed to customers, or subject AEye to FDA enforcement actions.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which AEye operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, AEye’s policies and operations.

AEye’s current and potential future operations and sales subject it to existing and future laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact AEye’s operations and the development of its business. While, generally, AEye does not have access to, collect, store, process, or share information collected by its solutions unless its customers choose to proactively provide such information to AEye, AEye’s products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on AEye’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

AEye may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target AEye or third parties with which it has business relationships to obtain data, or in a manner that disrupts AEye’s operations or compromises its products or the systems into which its products are integrated.

AEye is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like AEye’s, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, AEye may not be able to monitor and react to all developments in a timely manner. The compliance measures AEye does adopt may prove ineffective. Any failure, or perceived failure, by AEye to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting AEye, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in AEye, which could have an adverse effect on its reputation and business.

Regulations related to conflict minerals may cause AEye to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

AEye is subject to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose and report whether its products contain metals sourced from specified geographies, and are referred to as “conflict minerals.” The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in AEye’s products. In addition, AEye will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if AEye determines that certain of its products contain minerals not determined to be conflict-free or if AEye is unable to alter its products, processes or sources of supply to avoid use of such materials.

Risks Related to AEye’s Intellectual Property

Despite the actions AEye is taking to defend and protect its intellectual property, AEye may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. AEye’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of AEye’s products and its business depends in large part on AEye’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other foreign jurisdictions. AEye relies on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and other contractual restrictions, to establish and protect its proprietary rights, all of which can only provide limited protection.

AEye cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives AEye adequate defensive protection or competitive advantages, if at all, or that any patents issued to AEye or any trademarks registered by it will not be challenged, invalidated or circumvented. AEye has filed for patents, service marks and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which AEye seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. AEye’s currently-issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. AEye cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to AEye or infringe AEye’s intellectual property.

Protecting against the unauthorized use of AEye’s intellectual property, products and other proprietary rights is expensive and can be difficult, particularly outside of the United States. Unauthorized parties may attempt to copy or reverse engineer AEye’s lidar technology or certain aspects of AEye’s solutions that it considers proprietary. Litigation may be necessary in the future to enforce or defend AEye’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by AEye or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect AEye’s business, operating results and financial condition. Even if it obtains favorable outcomes in litigation, AEye may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its solutions.

Further, many of AEye’s current and potential competitors may have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than AEye has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against AEye or result in a decision that invalidates or narrows the scope of AEye’s rights, in whole or in part. Effective patent, trademark, copyright and trade secret protection may not be available in every country in which AEye’s products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect AEye’s intellectual property rights could result in AEye’s competitors offering similar products, potentially resulting in the loss of some of AEye’s competitive advantage and a decrease in its revenue, which would adversely affect AEye’s business, operating results, financial condition and prospects.

Third-party claims that AEye is infringing intellectual property, whether successful or not, could subject it to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although AEye believes it holds key patents related to its products, a number of companies, both within and outside of the lidar industry, hold other patents covering various aspects of lidar products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. AEye has received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as AEye expands its presence in the market, expands to new use cases and faces increasing competition. In addition, parties may claim that the names and branding of AEye’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, AEye may have to change the names and branding of its products in the affected territories and it could incur other costs.

AEye currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by AEye’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. AEye’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect AEye’s relationships with its customers, may deter future customers from purchasing its products and could expose AEye to costly litigation and settlement expenses. Even if AEye is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for AEye to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect AEye’s brand and operating results.

AEye’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force AEye to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms, or at all. Further, a party making such a claim, if successful, could secure a judgment that requires AEye to pay substantial damages or obtain an injunction. An adverse determination also could invalidate AEye’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that AEye procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect AEye’s business, operating results, financial condition and prospects.

AEye’s intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on AEye’s ability to prevent others from commercially exploiting products similar to AEye’s.

AEye cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as AEye has, AEye may not be entitled to the protection sought by the patent application. AEye also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, AEye cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, AEye’s competitors may design around AEye’s issued patents, which may adversely affect AEye’s business, prospects, financial condition and operating results.

In addition to patented technology, AEye relies on its unpatented proprietary technology, trade secrets, processes and know-how.

AEye relies on trade secrets, designs, manufacturing know-how, and confidential information to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that AEye believes is best protected by means that do not require public disclosure. AEye generally seeks to protect this information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors, commercial partners, vendors and third parties. However, AEye may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to provide adequate protection, prevent disclosure, third-party infringement or misappropriation of its trade secrets, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. AEye has limited control over the protection of trade secrets used by its current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, AEye’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for AEye or designated in the agreements between such parties and AEye to be jointly owned, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of AEye’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where AEye operates may afford little or no protection to its trade secrets.

AEye also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize AEye’s proprietary information to its competitive disadvantage. AEye may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

AEye employs third-party licensed software for use in its business, and the inability to maintain these licenses, errors in the software, or the terms of open source licenses could result in increased costs or reduced service levels, which would adversely affect AEye’s business.

AEye’s business relies on certain third-party software obtained under licenses from other companies. AEye anticipates that it will continue to rely on such third-party software in the future. Although AEye believes that there are commercially reasonable alternatives to the third-party software AEye currently licenses, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of new third-party software may require significant work and require substantial investment of AEye’s time and resources. AEye’s use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms, or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect AEye’s business.

Some of the third-party software used by AEye is licensed under the terms of open source software licenses. Companies that incorporate open source software into their technologies have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, AEye could be subject to lawsuits by parties claiming ownership of what AEye believes to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute software containing open source software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While AEye monitors the use of open source software and attempts to ensure that none is used in a manner that would require AEye to disclose our internally developed source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur. Any requirement to disclose AEye’s internally developed source code or pay damages for breach of contract could have a material adverse effect on our business, financial condition and results of operations and could help AEye’s competitors develop services that are similar to or better than AEye’s.

AEye may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of its employees’ former employers.

AEye may be subject to claims that it or its employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If AEye fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent AEye’s ability to commercialize its products, which could severely harm its business. Even if AEye is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Being a Public Company

AEye will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If AEye completes the business combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after AEye is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, AEye will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. AEye’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, AEye expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. These increased costs will increase AEye’s net loss. For example, AEye expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. AEye cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for AEye to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

Additionally, there continues to be public interest and increased legislative pressure related to environmental, social and governance, or ESG, activities of public companies. For example, there is a growing number of states requiring organizations to report their board composition as well or mandating gender diversity and representation from underrepresented communities, including New York and California. We risk negative stockholder reaction, including from proxy advisory services, as well as damage to our brand and reputation, if we do not act responsibly in a number of key areas, including diversity and inclusion, environmental stewardship, support for local communities, corporate governance and transparency and considering ESG and human capital factors in our operations.

AEye’s management team has limited experience managing a public company.

Most of the members of AEye’s management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, many members of AEye’s management team were recently hired, including its Chief Executive Officer, Blair LaCorte, who joined AEye in 2017 and became Chief Executive Officer in 2020; its Chief Financial Officer, Robert Brown, who joined AEye in November 2020; its Chief Operating Officer, Thomas R. Tewell, who joined AEye in March 2021; and its General Counsel, Andrew Hughes, who joined AEye in March 2021. AEye’s management team may not successfully or efficiently manage their new roles and responsibilities. AEye’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from AEye’s senior management and could divert their attention away from the day-to-day management of AEye’s business, which could adversely affect AEye’s business, financial condition, and operating results.

Risks Related to CF III and the Business Combination

The Sponsor and each of CF III’s officers and directors have agreed to vote in favor of the Business Combination and the other Proposals described herein to be presented at the Special Meeting of stockholders, regardless of how CF III’s public stockholders vote.

The Sponsor and each of CF III’s officers and directors have agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals described herein to be presented at the Special Meeting of stockholders. As of the date of this proxy statement/prospectus, the Sponsor and CF III’s directors and officers own an aggregate of 21.4% of the outstanding shares of CF III Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and CF III’s directors and officers agreed to vote their Founder Shares and other shares of Common Stock in accordance with the majority of the votes cast by CF III’s public stockholders.

Neither the CF III Board nor any committee thereof obtained a fairness opinion in determining whether or not to pursue the Business Combination.

Neither the CF III Board nor any committee thereof is required to obtain a fairness opinion from an independent investment banking or accounting firm that the price that CF III is paying for AEye is fair to CF III from a financial point of view. In analyzing the Business Combination, the CF III Board conducted due diligence on AEye. The CF III Board also consulted with CF III’s management and legal counsel, financial advisors and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — CF III Board’s Reasons for the Approval of the Business Combination,” and concluded that the business combination was in the best interest of CF III’s stockholders. The CF III Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that AEye’s fair market value was at least 80% of the value of the Trust Account (excluding any taxes payable on interest earned).

Accordingly, investors will be relying solely on the judgment of the CF III Board in valuing AEye, and the CF III Board may not have properly valued such businesses. The lack of a fairness opinion may also lead an increased number of CF III stockholders to vote against the Business Combination or demand redemption of their shares of Common Stock, which could potentially impact CF III’s ability to consummate the Business Combination.

The CF III Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders. The CF III Board may be incorrect in its assessment of the Business Combination and/or the value of AEye.

The CF III Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CF III currently expects that its independent directors would take legal action on CF III’s behalf against the Sponsor to enforce its indemnification obligations to CF III, it is possible that CF III’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CF III’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to the public stockholders may be reduced below $10.00 per share.

Since the Sponsor and CF III’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of CF III’s stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF III’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CF III if a business combination is not completed.

When you consider the recommendation of the CF III Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the Sponsor and CF III’s officers and directors have interests in such Proposals that are different from, or in addition to, those of CF III stockholders and warrant holders generally. The CF III Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination and transaction agreements and in recommending to CF III’s stockholders that they vote in favor of the Proposals presented at the Special Meeting of stockholders, including the Business Combination Proposal. CF III stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

•        unless CF III consummates an initial business combination, CF III’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF III ($63,220 of such expenses have been incurred as of May 31, 2021, and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor for $5,000,000 in the Private Placement will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF III has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid an aggregate of $25,000 for its Founders Shares, which such Founder Shares (excluding the 40,000 Founder Shares transferred to CF III’s two independent directors), if unrestricted and freely tradeable, would be valued at approximately $57.2 million, based on the closing price of Class A Common Stock on June 18, 2021, and that such shares will be worthless if a business combination is not consummated;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF III does not complete an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to CF III’s public stockholders and the Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, an aggregate amount of $8.65 million in business combination marketing fees, $10.0 million of M&A advisory fees and $6.75 million of placement agent fees (payable in connection with the PIPE Offering) will be payable to CF&Co., an affiliate of CF III and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF III to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and CF III’s officers and directors will lose their entire investment in CF III, including loans in the aggregate amount of $3,352,236 as May 31, 2021, if an initial business combination is not completed;

•        the fact that CF III’s two independent directors own an aggregate of 40,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $400,400, based on the closing price of CF III Class A Common Stock on June 18, 2021;

•        the fact that CF III’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

The existence of financial and personal interests of one or more of CF III’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of CF III and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination Proposal — Interests of the Sponsor and CF III’s Directors, Officers and Affiliates in the Business Combination” for a further discussion of these considerations.

The financial and personal interests of the Sponsor and CF III’s officers and directors may have influenced their motivation in identifying and selecting AEye as a business combination target, completing an initial business combination with AEye and influencing the operation of the business following the initial business combination. In considering the recommendations of the CF III Board to vote for the Proposals, its stockholders should consider these interests.

The exercise of the CF III Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in CF III’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CF III to agree to amend the Merger Agreement, to consent to certain actions taken by AEye or to waive rights that CF III is entitled to under the Merger Agreement, including those related to closing conditions. Such events could arise because of changes in the course of AEye’s businesses or a request by AEye to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on AEye’s business and would entitle CF III to terminate the Merger Agreement. In any of such circumstances, it would be at CF III’s discretion, acting through the CF III Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for CF III and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CF III does not believe there will be any changes or waivers that the CF III Board would be likely to make after stockholder approval of the Business

Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, CF III will circulate a new or amended proxy statement/prospectus and resolicit CF III’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, the Combined Entity may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Combined Entity’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

CF III cannot assure you that the due diligence conducted in relation to AEye has identified all material issues or risks associated with AEye, its business or the industry in which it competes. Furthermore, CF III cannot assure you that factors outside of AEye’s and CF III’s control will not later arise. As a result of these factors, the Combined Entity may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Entity reporting losses. Even if CF III’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Entity’s financial condition and results of operations and could contribute to negative market perceptions about the Combined Entity or its securities. Additionally, CF III has no indemnification rights against the AEye Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered to the AEye Stockholders at the Closing. Accordingly, any stockholders or warrant holders of CF III who choose to remain the Combined Entity’s stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares or warrants. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value.

The historical financial results of AEye and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what AEye’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of AEye included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those the Combined Entity will achieve in the future. The Combined Entity’s financial condition and future results of operations could be materially different from amounts reflected in AEye’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Entity’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately held company, AEye has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the Merger, the Combined Entity will be a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company” or “smaller reporting company”), will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities the Combined Entity has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, the Combined Entity will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, the Combined Entity being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of AEye on the date the Business Combination closes and the number of CF III’s Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Entity’s future operating or financial performance and the Combined Entity’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Financial projections with respect to AEye may not prove to be reflective of actual financial results.

In connection with the Business Combination, the CF III Board considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of AEye, the key elements of which are set forth in the section titled “The Business Combination Proposal — CF III Board’s Reasons for the Approval of the Business Combination.” AEye does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of AEye. There can be no assurance that the Combined Entity’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the Class A Common Stock or the business, financial condition and results of operations of the Combined Entity following the Closing.

The Merger Agreement contains a minimum cash requirement for CF III. This requirement may make it more difficult for CF III to complete the Business Combination as contemplated.

The Merger Agreement provides that AEye’s obligation to consummate the Business Combination is conditioned on, among other things, a minimum cash requirement, which requires that, at or as of immediately prior to the Closing, the aggregate amount of available cash of CF III, after deducting the aggregate amount of all payments required to be made by CF III in connection with the Redemptions and certain indebtedness of CF III immediately prior to Closing, equal to at least $225 million, which is the amount of the PIPE Investment.

In addition, pursuant to the Existing Charter, in no event will CF III redeem Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 both immediately prior to and after the consummation of a business combination. If such conditions are not met, and such conditions are not or cannot be waived by the parties to the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated, the cash held by the Combined Entity and its subsidiaries in the aggregate, after the Closing may not be sufficient to allow them to operate and pay their expenses and liabilities as they become due. Furthermore, the Combined Entity’s affiliates are not obligated to make loans to it or invest in it in the future after the Business Combination. The additional exercise of redemption rights with respect to a large number of CF III’s public stockholders may make the Combined Entity unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and it may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing.

The Sponsor or CF III’s or AEye’s respective directors, officers, advisors or respective affiliates may elect to purchase shares from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Class A Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws, the Sponsor or CF III’s or AEye’s respective directors, officers, advisors or respective affiliates may (1) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of CF III Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CF III’s or AEye’s respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the Proposals and (2) limit the number of Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the Class A Common Stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that the Proposals would be approved. In addition, if such purchases are made, the public “float” of the Public Shares and the number of beneficial holders of CF III’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of CF III’s securities on a national securities exchange.

The Amended Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for substantially all disputes between the Combined Entity and its stockholders, which could limit the Combined Entity’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Entity or its directors, officers, or employees.

The Amended Charter will require, unless the Combined Entity consents in writing to the selection of an alternative forum, that derivative actions brought in the Combined Entity’s name, actions against its directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. In regard to any action arising under the Exchange Act, the Amended Charter will provide that the federal district courts of the United States of America will be the sole and exclusive forum. In regard to any action arising under the Securities Act or the rules and regulations promulgated thereunder, the Amended Charter will provide that, unless the Combined Entity consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Amended Charter will provide that the exclusive forum provision will be applicable to the Securities Act to the fullest extent permitted by applicable law. We note that there is uncertainty as to whether a court would enforce the exclusive forum provision and that investors cannot waive, and this exclusive forum provision does not purport to waive, compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Amended Charter. This choice of forum provision may limit the ability of a Combined Entity stockholder to bring a claim in a judicial forum that such stockholder finds favorable for disputes with the Combined Entity or any of the Combined Entity’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although stockholders of the Combined Entity will not be deemed to have waived the Combined Entity’s compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in the Amended Charter to be inapplicable or unenforceable in an action, the Combined Entity may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Combined Entity’s business, financial condition and results of operations.

If third parties bring claims against CF III, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of Class A Common Stock may be less than the $10.10 per share currently held in the Trust Account.

CF III’s placing of funds in the Trust Account may not protect those funds from third-party claims against CF III. Although CF III seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which CF III does business execute agreements with CF III waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CF III’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CF III’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to CF III than any alternative.

Examples of possible instances where CF III may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CF III is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CF III and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if CF III is unable to complete an initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, CF III will be required to provide for payment of claims of creditors that were not waived that may be brought against CF III within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.10 per share currently held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to CF III if and to the extent any claims by a third-party (other than CF III’s independent registered public accounting firm) for services rendered or products sold to CF III, or a prospective target business with which CF III has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under CF III’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. CF III has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CF III has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CF III’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, CF III may not be able to complete its initial business combination, and CF III’s public stockholders would receive such lesser amount per share in connection with any redemption of its Public Shares. No member of CF III’s management team will indemnify CF III for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after CF III distributes the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF III that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the CF III Board may be viewed as having breached their fiduciary duties to CF III’s creditors, thereby exposing the members of the CF III Board and CF III to claims of punitive damages.

If, after CF III distributes the proceeds in the Trust Account to its public stockholders, CF III files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF III that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by CF III’s stockholders. In addition, the CF III Board may be viewed as having breached its fiduciary duty to CF III’s creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and CF III to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to CF III’s public stockholders, CF III files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF III that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CF III’s stockholders and the per-share amount that would otherwise be received by CF III stockholders in connection with CF III’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to CF III’s public stockholders, CF III files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF III that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CF III’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CF III’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CF III’s public stockholders in connection with its liquidation would be reduced.

CF III’s stockholders may be held liable for claims by third parties against CF III to the extent of distributions received by them upon redemption of their Public Shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to CF III’s public stockholders upon the redemption of the Public Shares in the event CF III does not complete an initial business combination within the required time period may be considered a liquidating distribution under the DGCL. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is CF III’s intention to redeem the Public Shares as soon as reasonably possible following the required time period in the event CF III does not complete an initial business combination and, therefore, it does not intend to comply with the foregoing procedures.

Because CF III does not intend to comply with Section 280 of the DGCL, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following its dissolution. However, because CF III is a blank check company, rather than an operating company, and CF III’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from

CF III’s vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If CF III’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. CF III cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, CF III’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CF III’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to CF III’s public stockholders upon the redemption of the Public Shares in the event CF III does not complete an initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of CF III Class A Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of Class A Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A Common Stock following the redemption, and if so, the total number of shares of Class A Common Stock held by the holder both before and after the redemption relative to all shares of Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in CF III or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise his, her or its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “United States Federal Income Tax Considerations of the Redemption”.

The public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A Common Stock as consideration in the Business Combination and in connection with the PIPE Investment as well as future issuances pursuant to the Equity Incentive Plan. Having a minority share position may reduce the influence that CF III’s current stockholders have on the management of the Combined Entity.

The issuance of a significant number of shares of Class A Common Stock in the Business Combination and in connection with the PIPE Investment will dilute the equity interest of existing CF III stockholders in the Combined Entity and may adversely affect prevailing market prices for its Public Shares and/or Public Warrants.

It is anticipated that, upon the completion of the Business Combination, and assuming no redemptions by CF III’s public stockholders, (i) CF III’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 11.3% of the Combined Entity, (ii) the PIPE Investors (other than the Sponsor and holders of AEye Capital Stock and AEye Convertible Equity Instruments) will own approximately 10.1% of the Combined Entity, (iii) the Sponsor, the other initial stockholders and their affiliates, through their ownership of Founder Shares, Placement Units and the purchase by the Sponsor of Class A Common Stock in the PIPE Investment, will retain an ownership interest of approximately 3.3% of the Combined Entity, and (iv) existing holders of AEye Capital Stock and AEye Convertible Equity Instruments (including their shares of Class A Common Stock purchased in the PIPE Investment) will own approximately 75.4% of the Combined Entity. The ownership percentage with respect to the Combined Entity following the Business Combination is based upon the number of shares of AEye Capital Stock issued and outstanding as of May 31, 2021, assuming the issuance of Class A Common Stock underlying Assumed Options and Assumed Warrants using the Treasury Stock Method, but does not take into account (i) the redemption of any shares by CF III’s public stockholders, (ii) the exercise of the Warrants, or (iii) the exercise of any options or other securities under any incentive plans issued after May 31, 2021. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by CF III’s existing stockholders in the Combined Entity will be different.

Future issuances of shares of Class A Common Stock, including pursuant to the Equity Incentive Plan, may significantly dilute the equity interests of existing holders of CF III’s securities and may adversely affect prevailing market prices for the Combined Entity’s securities.

The provision of the Amended Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that public stockholders might consider in their best interest.

The provision of the Amended Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest.

There can be no assurance that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

The Combined Entity’s continued eligibility for listing may depend on the number of CF III Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Entity’s shares from trading on its exchange for failure to meet the listing standards and the Combined Entity is not able to list such securities on another national securities exchange, the securities of the Combined Entity could be quoted on an over-the-counter market. If this were to occur, the Combined Entity and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Combined Entity’s securities;

•        reduced liquidity for Combined Entity’s securities;

•        a determination that the Combined Entity’s Class A Common Stock is a “penny stock,” which will require brokers trading the Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Class A Common Stock;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The ability of the Combined Entity’s management to operate the business successfully thereafter will be largely dependent upon the efforts of certain key personnel of AEye. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The ability of the Combined Entity’s management to operate the business successfully following the Closing is dependent upon the efforts of certain key personnel of AEye. Although CF III expects key personnel to remain with the Combined Entity following the Business Combination, there can be no assurance that they will do so. It is possible that AEye will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Entity. Furthermore, following the Closing, certain of the key personnel of AEye may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Entity to have to expend time and resources helping them become familiar with such requirements.

The Combined Entity does not expect to declare any dividends in the foreseeable future.

After the Closing, the Combined Entity does not anticipate declaring any cash dividends to holders of its Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.

The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Entity, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Entity. If no securities or industry analysts commence coverage of the Combined Entity, the Combined Entity’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding the Combined Entity’s shares of common stock adversely, or provide more favorable relative recommendations about the Combined Entity’s competitors, the price of the Combined Entity’s shares of common stock would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, the Combined Entity could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

CF III’s Warrants are accounted for as liabilities and the changes in value of its Warrants could have a material effect on its financial results.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”)., wherein the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Staff Statement, CF III reevaluated the accounting treatment of its Warrants, and pursuant to the guidance in ASC 815, Derivatives and Hedging (“ASC 815”), determined the Warrants should be classified as derivative liabilities measured at fair value on its balance sheet, with any changes in fair value to be reported each period in earnings on its statement of operations.

As a result of the recurring fair value measurement of the Warrants and any subsequent changes in fair value from a prior period, CF III’s results of operations in its financial statements may fluctuate quarterly based on factors which are outside of its control. Due to this recurring fair value measurement, CF III expects that it will recognize non-cash gains or losses on its Warrants each reporting period and that the amount of such gains or losses could be material.

CF III has identified a material weakness in its internal control over financial reporting as of December 31, 2020. If CF III is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in CF III and materially and adversely affect its business and operating results.

Following the issuance of the SEC Staff Statement described in the risk factor entitled “CF III’s Warrants are accounted for as liabilities and the changes in value of its Warrants could have a material effect on its financial results” above, CF III’s management and its audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate its previously issued financial statements as of and for the year ended December 31, 2020 (the “Restatement”). In connection with the foregoing development and as a result of the Restatement, CF III identified a material weakness in its internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. CF III continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If CF III identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, CF III may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. There can be no assurances that the measures CF III has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to the Redemption

Public stockholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A public stockholder will be entitled to receive cash for any Public Shares to be redeemed only if such public stockholder: (1)(a) holds Public Shares, or (b) if the public stockholder holds Public Shares through Units, the public stockholder elects to separate its Units into the underlying Public Shares and warrants prior to exercising its redemption rights with respect to the Public Shares; (2) prior to 5:00 p.m. Eastern time on            (two business days before the scheduled date of the Special Meeting) submits a written request to Continental Stock Transfer & Trust Company, CF III’s transfer agent, that CF III redeems all or a portion of its Public Shares for cash, affirmatively certifying in its request if it “IS” or “IS NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF III Common Stock; and (3) delivers its Public Shares to CF III’s transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and CF III’s transfer agent will need to act to facilitate this request. It is CF III’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from CF III’s transfer agent. However, because CF III does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the Public Shares that it holds, including timely delivering its shares to CF III’s transfer agent, CF III will redeem such Public Shares for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). Please see the section titled “Special Meeting of CF III Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public stockholder fails to receive notice of CF III’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite CF III’s compliance with the proxy rules, a public stockholder fails to receive CF III’s proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, the proxy materials that CF III is furnishing to holders of Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a public stockholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section titled “Special Meeting of CF III Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, CF III will require each public stockholder seeking to exercise redemption rights to certify to it whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to CF III at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CF III makes the above-referenced determination. A public stockholder’s inability to redeem any such excess shares will reduce its influence over

CF III’s ability to consummate the Business Combination and such stockholder could suffer a material loss on its investment in CF III if it sells such excess shares in open market transactions. Additionally, CF III’s public stockholders will not receive redemption distributions with respect to such excess shares if CF III consummates the Business Combination. As a result, public stockholders will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. CF III cannot assure its stockholders that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge CF III’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, CF III’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision to redeem its Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

CF III can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in CF III’s share price, and may result in a lower value realized now than a stockholder of CF III might realize in the future had the stockholder not redeemed its Public Shares. Similarly, if a stockholder does not redeem its Public Shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its Public Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

CF III is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of CF III and AEye adjusted to give effect to the PIPE Investment and AEye becoming a wholly owned subsidiary of CF III (which will amend the Existing Charter to, among other matters, change its name to “AEye, Inc.”) as a result of AEye merging with and into Merger Sub, a direct wholly owned subsidiary of CF III, with AEye surviving as a wholly owned subsidiary of the Combined Entity.

The unaudited pro forma condensed combined balance sheets as of March 31, 2021 combine the historical unaudited condensed balance sheet of CF III and the historical unaudited condensed consolidated balance sheet of AEye as of March 31, 2021 on a pro forma basis as if the Business Combination and other events contemplated by the Merger Agreement, summarized below, had been consummated on March 31, 2021.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 combines the historical unaudited condensed statements of operations of CF III and the historical unaudited condensed consolidated statements of operations and comprehensive loss of AEye for the three months ended March 31, 2021, giving effect to the transaction as if the Business Combination and other events contemplated by the Merger Agreement had been consummated on January 1, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 presents historical consolidated statements of operations and comprehensive loss of AEye for the year ended December 31, 2020, giving effect to the transaction as if the Transaction and other events contemplated by the Merger Agreement had been consummated on January 1, 2020.

The unaudited pro forma condensed financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        the (a) historical audited financial statements of CF III as of and for the year ended December 31, 2020 and (b) historical unaudited condensed financial statements of CF III as of and for the three months ended March 31, 2021; and

•        the (a) historical audited consolidated financial statements of AEye as of and for the year ended December 31, 2020 and (b) historical unaudited condensed consolidated financial statements of AEye as of and for the three months ended March 31, 2021

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined financial information should also be read together with “CF III’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “AEye’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into AEye, with AEye surviving the Merger. AEye will become a wholly owned subsidiary of CF III and CF III will immediately be renamed “AEye, Inc.” Upon the consummation of the Business Combination, AEye Stockholders will receive or have the right to receive shares of Class A Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio (which, as of March 31, 2021, would have been 3.7220). Accordingly, an estimated 203,973,323 shares of Class A Common Stock will be immediately issued and outstanding following consummation of the Business Combination, based on AEye’s Capital Stock balance as of March 31, 2021, CF III’s Common Stock balance as of March 31, 2021, and the Class A Common Stock to be issued in the PIPE Investment, and an estimated 17,402,284 shares will be reserved for the potential future issuance of the Class A Common Stock pursuant to the

Equity Incentive Plan. At the Effective Time, by virtue of the Merger and without any action on the part of CF III, Merger Sub, AEye or any holder of AEye Capital Stock and AEye Convertible Equity Instruments, the following will occur with respect to the AEye Capital Stock and AEye Convertible Equity Instruments:

•        the cancellation of each issued and outstanding share of AEye Preferred Stock and the conversion into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio;

•        the cancellation of each issued and outstanding share of AEye Capital Stock (including shares of AEye Common Stock resulting from the conversion of the AEye Convertible Equity Instruments) and the conversion into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio;

•        the conversion of all outstanding AEye Convertible Equity Instruments into a number of shares of AEye Common Stock equal to (i) the sum of the aggregate principal amount of the AEye Convertible Equity Instruments then outstanding plus all dividends accrued thereon, divided by (ii) the quotient obtained by dividing $250,000,000 by the Fully-Diluted AEye Shares, immediately prior to the Effective Time. At the Effective Time, the AEye Common Stock will then convert to Class A Common Stock based on the Exchange Ratio;

•        the conversion of each AEye Option that is outstanding, whether vested or unvested, will be assumed by the Combined Entity and converted into an option to purchase shares of Class A Common Stock based on the Exchange Ratio. Each Assumed Option shall have the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AEye Option except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio;

•        the conversion of each AEye Warrant that is outstanding shall be assumed by the Combined Entity and converted into a warrant to purchase shares of Class A Common Stock based on the Exchange Ratio. Each Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AEye Warrant except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio; and

•        each AEye RSU that is outstanding shall be assumed by the Combined Entity and converted into an RSU of the Combined Entity based on the Exchange Ratio. Each Assumed RSU shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AEye RSU except for the number of shares exercisable, which will be adjusted using the Exchange Ratio.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CF III will be treated as the “accounting acquiree” and AEye as the “accounting acquirer” for financial reporting purposes. This determination was made considering both scenarios of no redemptions and maximum redemptions and is primarily based on:

•        Historical AEye stockholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the members of the Combined Entity Board;

•        Historical AEye Stockholders and holders of AEye Convertible Equity Instruments holding 74.7% (assuming no redemptions) of the Combined Entity;

•        AEye’s relative historical size (based on revenues, total assets (excluding cash held in the Trust Account) and number of employees) being significantly larger than CF III;

•        AEye’s historical operations prior to the acquisition comprising the only ongoing operations of the Combined Entity; and

•        AEye’s historical senior management comprising a majority of the senior management of the Combined Entity.

Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of AEye with the Business Combination treated as the equivalent of AEye issuing stock for the net assets of CF III, accompanied by a recapitalization. The net assets of CF III will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of AEye.

Other Events in Connection with the Business Combination

In connection with the Business Combination:

•        CF III will issue and sell 22,500,000 shares of its Class A Common Stock at a purchase price of $10.00 per share pursuant to the PIPE Investment; and

•        Prior to Closing, AEye was to either repay the PPP Loan, including associated interest, or if the PPP Loan had not been previously repaid or forgiven, place an amount necessary to satisfy the repayment of the PPP Loan in an escrow account. On June 19, 2021, the Company received notice of the Paycheck Protection Program (PPP) forgiveness payment made to Silicon Valley Bank (SVB) by the Small Business Administration in the amount of $2,270 in principal and $26 in interest. This amount represents the forgiveness of the total PPP Loan from SVB and, as such, AEye is not required to repay the PPP Loan or place the amount required to repay the PPP Loan into an escrow account.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and reflects the adoption of Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Entity upon consummation of the Business Combination and other events contemplated by the Merger Agreement. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and other events contemplated by the Merger Agreement occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any additional Business Combination proceeds remaining after the payment of all transaction costs related to the Business Combination are expected to be used for other general corporate purposes. Further, the unaudited pro forma combined financial information does not purport to project the future operating results or financial position of the Combined Entity following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed financial information were prepared and are subject to change as additional information becomes available and analyses are performed. CF III and AEye have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed information contained herein assumes that the CF III Stockholders approve the Business Combination. CF III’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. CF III cannot predict how many of its public stockholders will exercise their right to redeem their shares of CF III Class A Common Stock for cash. Therefore, the unaudited pro forma condensed financial information presents the following two redemption scenarios. The actual results may be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results:

•        No Redemptions Scenario — This scenario assumes that no shares of CF III Class A Common Stock are redeemed; and

•        Maximum Redemptions Scenario — This scenario assumes that 21,359,584 shares of CF III Class A Common Stock are redeemed for an aggregate payment of $213,596 thousand, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of March 31, 2021.

The following summarizes the pro forma shares of Class A Common Stock issued and outstanding immediately after the Business Combination:

	Pro Forma Combined (Assuming No Redemptions Scenario)		Pro Forma Combined (Assuming Maximum Redemptions Scenario)
Stockholder	Shares	%	Shares	%
Former CF III Class A public stockholders	23,000,000	11.3%	1,640,416	0.9%
Sponsor, other CF III initial stockholders and transferees(1)	6,250,000	3.0%	6,250,000	3.4%
Former AEye Stockholders (including holders of AEye Preferred Stock) and holders of AEye Convertible Equity Instruments(2)(3)	152,223,323	74.7%	152,223,323	83.4%
PIPE Investors(3)	22,500,000	11.0%	22,500,000	12.3%
Pro Forma common stock outstanding at March 31, 2021	203,973,323	100%	182,613,739	100%
Assumed Options and Assumed Warrants(3)	(29,950,480)		(29,950,480)
Pro Forma common stock outstanding at March 31, 2021	174,022,843		152,663,259

____________

(1)      Amount reflects 5,750,000 shares of CF III Class B Common Stock held by the Sponsor and the other CF III initial stockholders and converted into Class A Common Stock at Closing and 500,000 shares of CF III Class A Common Stock purchased by the Sponsor in the Private Placement.

(2)      Amount is based on 40,898,193 AEye Shares outstanding as of March 31, 2021, by applying the Treasury Stock Method and converted at an Exchange Ratio (as of March 31, 2021) of 3.7220 pursuant to the Merger Agreement.

(3)     Number of outstanding shares assumes the issuance of approximately 29,950,480 shares of Class A Common Stock underlying Assumed Options and Assumed Warrants, by applying the Treasury Stock Method, that do not represent legally outstanding shares of Class A Common Stock at closing.

(4)      Reflects 1,450,000 shares of the Class A Common Stock subscribed for by current holders of AEye Capital Stock and AEye Convertible Equity Instruments in the PIPE Investment, 20,550,000 shares of Class A Common Stock subscribed for by third party investors in the PIPE Investment and 500,000 shares of Class A Common Stock subscribed for by the Sponsor in the PIPE Investment.

The figures in this table are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the Business Combination. In the event that CF III Class A Common Stock is redeemed in connection with the Business Combination, but the number of shares redeemed is less than 21,359,584, the ownership percentages set forth above will vary between the two scenarios.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheets and statement of operations are based on the assumption that there are no adjustments for the outstanding CF III Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing.

The following unaudited pro forma condensed balance sheet as of March 31, 2021 under the no redemptions scenario and maximum redemptions scenario and the unaudited pro forma condensed combined statement of operation for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of CF III and AEye. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
AS OF MARCH 31, 2021
(In thousands, except share and per share data)

			Assuming No Redemptions			Assuming Maximum Redemptions
	AEye (Historical)	CF III (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,209	$31	$230,000	A	$416,496	$(213,596)	J	$202,900
			(22,611)	C
			(28,400)	D
			225,000	E
			(733)	B
Accounts receivable	361				361			361
Inventories, net	2,890		—		2,890			2,890
Prepaid and other current assets	1,065	481	—		1,546			1,546
Total current assets	17,525	512	403,256		421,293	(213,596)		207,697
Cash held in trust account		230,000	(230,000)	A	—			—
Property and equipment, net	4,741				4,741			4,741
Other noncurrent assets	5,250	255	(3,068)	C	2,437			2,437
Total assets	$27,516	$230,767	$170,188		$428,471	$(213,596)		$214,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	4,301	10			4,311			4,311
Accrued expenses and other current liabilities	4,244	333	(292)	C	4,285			4,285
Deferred revenue	779				779			779
Convertible notes	37,391		(37,390)	L	1			1
Borrowings – net of issuance costs, current portion	3,375	733	(2,270)	K	1,105			1,105
			(733)	B
Franchise tax payable		50			50			50
Income tax payable		—			—			—
Total current liabilities	50,090	1,126	(40,685)		10,531	—		10,531
Deferred rent, noncurrent	3,482	—			3,482			3,482
Borrowings – net of issuance, noncurrent	1,983	—	(214)	O	1,769			1,769
Warrant liability		11,045	(10,810)	P	235			235
Total liabilities	$55,555	$12,171	$(51,709)		$16,017	$—		$16,017

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
AS OF MARCH 31, 2021
(In thousands, except share and per share data)

			Assuming No Redemptions			Assuming Maximum Redemptions
	AEye (Historical)	CF III (Historical)	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined
COMMITMENTS AND CONTINGENCIES
Common Stock subject to redemption		213,596	(213,596)	F	—			—
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock	62,639	—	(62,639)	G	—			—
Common stock	—				—	—		—
Class A common stock	—	—	2	E	(7)	(2)	J	(9)
			2	F
			(12)	H
			—	L
			1	M
			—	N
Class B common stock		1	(1)	M	—			—

Additional paid-in capital	7,615	7,546	(25,679)	C	528,963	(213,594)	J	315,369
			(9,700)	D
			224,998	E
			213,594	F
			62,639	G
			12	H
			(2,547)	I
			38,034	L
			—	N
			214	O
			10,810	P
			1,427	Q
Accumulated deficit	(98,293)	(2,547)	2,547	I	(116,502)			(116,502)
			(644)	L
			292	C
			2,270	K
			(1,427)	Q
			(18,700)	D
Total stockholders’ equity (deficit)	(28,039)	5,000	435,493		412,454	(213,596)		198,858
Total liabilities and stockholders’ equity (deficit)	$27,516	$230,767	$170,188		$428,471	$(213,596)		$214,875

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(In thousands, except share and per share data)

			Assuming No Redemptions			Assuming Maximum Redemptions
	For the Three Months Ended March 31, 2021		Pro Forma Adjustments		For the Three Months Ended March 31, 2021	Additional Pro Forma Adjustments	For the Three Months Ended March 31, 2021
	AEye (Historical)	CF III (Historical)			Pro Forma Combined		Pro Forma Combined
REVENUE:
Prototype sales and support	$233				$233		$233
Development contracts	96				96		96
Total revenues	329				329	—	329

Cost of goods sold	617				617		617
Gross profit	(288)				(288)		(288)
OPERATING EXPENSES:
Research and development	5,836				5,836		5,836
Sales and marketing	1,587				1,587		1,587
General and administrative	3,010	684	1,427	LL	4,829		4,829
			(292)	MM
Total operating expenses	10,433	684	1,135		12,252	—	12,252

LOSS FROM OPERATIONS	(10,721)	(684)	(1,135)		(12,540)	—	(12,540)

OTHER INCOME (EXPENSE):
Change in fair value of embedded derivatives and warrants	(103)	1,017	(103)	HH	22		22
			(995)	KK
Interest income	3				3		3
Interest income on investment held in Trust Account		6	(6)	GG	—		—
Interest expense	(688)		556	JJ	(126)		(126)
			6	II
Total other income (expense), net	(788)	1,023	(336)		(101)	—	(101)

NET LOSS	$(11,509)	$339	$(1,471)		$(12,641)	$—	$(12,641)
PER SHARE DATA
Net loss per share (basic and diluted)	$(1.06)
Weighted average shares outstanding (basic and diluted)	10,858,272
Net loss per share (basic and diluted), Class A – Public shares		$—			$(0.06)		$(0.07)
Weighted average shares of Class A – Public shares		23,000,000			203,973,323		182,613,739
Net loss per share (basic and diluted), Class A – Private placement		$(0.05)
Weighted average shares of Class A – Private placement		500,000
Net loss per share (basic and diluted), Class B – Common Stock		$(0.05)
Weighted average shares of Class B – Common stock		5,750,000

UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(In thousands, except share and per share data)

			Assuming No Redemptions			Assuming Maximum Redemptions
	For the Year Ended December 31, 2020		Pro Forma Adjustments		For the Year ended December 31, 2020	Additional Pro Forma Adjustments	For the Year ended December 31, 2020
	AEye (Historical)	CF III (Historical)			Pro Forma Combined		Pro Forma Combined
REVENUE:
Prototype sales and support	$365				$365		$365
Development contracts	1,214				1,214		1,214
Total revenues	$1,579				$1,579	$—	$1,579

Cost of goods sold	808				808		808
Gross profit	771				771		771
OPERATING EXPENSES:
Research and development	17,130				17,130		17,130
Sales and marketing	3,408				3,408		3,408
General and administrative	6,715	154	1,903	FF	8,772		8,772
Total operating expenses	$27,253	$154	$1,903		$29,310	$—	$29,310

LOSS FROM OPERATIONS	(26,482)	(154)	(1,903)		(28,539)	—	(28,539)

OTHER INCOME (EXPENSE):
Change in fair value of embedded derivatives and warrants	1,410	(2,730)	(1,410)	BB	(58)		(58)
			2,672	EE
Interest income	23				23		23
Interest income on investment held in Trust Account		1	(1)	AA	—		—
Interest expense	(1,502)		1,185	DD	(301)		(301)
			16	CC
Total other income (expense), net	(69)	(2,729)	2,462		(336)	—	(336)

NET LOSS	$(26,551)	$(2,883)	$559		$(28,875)	$—	$(28,875)
PER SHARE DATA
Net loss per share (basic and diluted)	$(2.36)
Weighted average shares outstanding (basic and diluted)	11,247,251
Net loss per share (basic and diluted), Class A – Public shares		$—			$(0.17)		$(0.19)
Weighted average shares of Class A – Public shares		23,000,000			173,614,708		152,288,934
Net loss per share (basic and diluted), Class A – Private placement		$(0.52)
Weighted average shares of Class A – Private placement		500,000
Net loss per share (basic and diluted), Class B – Common Stock		$(0.52)
Weighted average shares of Class B – Common stock		5,090,659

AEYE, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND THE YEAR ENDED
DECEMBER 31, 2020
(in thousands, except share and per share data or unless otherwise stated)

1. BASIS OF PRESENTATION

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CF III will be treated as the “accounting acquiree” and AEye as the “accounting acquirer” for financial reporting purposes. This determination is primarily based on AEye Stockholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the members of the Combined Entity Board, AEye’s operations prior to the acquisition comprising the only ongoing operations of the Combined Entity, and AEye’s senior management comprising a majority of the senior management of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of AEye with the Business Combination treated as the equivalent of AEye issuing stock for the net assets of CF III, accompanied by a recapitalization. The net assets of CF III will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of AEye.

The unaudited pro forma condensed combined balance sheets as of March 31, 2021 combine the unaudited condensed balance sheet of CF III as of March 31, 2021 and the unaudited condensed balance sheet of AEye as of March 31, 2021, giving effect to the transaction as if the Business Combination and other events contemplated by the Merger Agreement had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 presents the historical consolidated statement of operations and comprehensive loss of AEye and the historical statement of operations and comprehensive loss of CF III for the three months ended March 31, 2021, giving effect to the transaction as if the Transaction and other events contemplated by the Merger Agreement had been consummated on January 1, 2020.

The unaudited pro forma condensed financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        the (a) historical audited financial statements of CF III as of and for the year ended December 31, 2020 and (b) historical unaudited condensed financial statements of CF III as of and for the three months ended March 31, 2021; and

•        the (a) historical audited consolidated financial statements of AEye as of and for the year ended December 31, 2020 and (b) historical unaudited condensed consolidated financial statements of AEye as of and for the three months ended March 31, 2021

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Entity.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that AEye believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. AEye believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheets as of March 31, 2021 are as follows:

(A)    Reflects the transfer of $230,000 thousand of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by the Combined Entity following the Business Combination, assuming no redemptions.

(B)    Reflects the repayment of the Sponsor loan upon completion of the Business Combination.

(C)    Represents preliminary direct and incremental transaction costs estimated to be incurred by AEye related to the Business Combination of approximately $22,611 thousand for advisory, banking, printing, legal and accounting fees. AEye capitalized and deferred $3,068 thousand of these transaction costs and these costs were included in other current assets. These deferred costs will be reclassified to additional paid-in-capital upon the consummation of the Business Combination. Transaction expenses that are not directly incremental to the Business Combination are expensed. For the 3 months ended March 31, 2021, $291 thousand of these expenses were incurred. The Unaudited Pro Forma Condensed Combined Statement of Operations reflect the impact of these expenses at (MM).

(D)    Represents preliminary direct and incremental transaction costs estimated to be incurred by CF III of approximately $28,400 thousand for advisory, placement agent, banking, printing, legal, and accounting fees in connection with the Business Combination and the PIPE Investment. This is reflected as a reduction to Additional paid-in capital of $9,700 thousand and increase in Accumulated deficit of $18,700 thousand.

(E)    Reflects cash proceeds from the concurrent PIPE Investment in the amount of $225,000 thousand and corresponding offset to additional paid-in capital and common stock.

(F)    Reflects the reclassification of 21,359,584 CF III Common Stock subject to possible redemption to permanent equity, assuming no redemptions.

(G)    Reflects the cancellation of AEye Preferred Stock pursuant to the Merger Agreement. Recapitalization reflected at Note (H).

(H)    Represents recapitalization of historical AEye Common and Preferred Stockholders equity through the issuance of 122,272,842 Combined Entity Common Stock and paid in capital (pursuant to the Exchange Ratio as of March 31, 2021, of 3.7220) using par value $0.0001 per share at a stock price of $10.00 per share.

(I)     Reflects the reclassification of CF III’s historical accumulated deficit to additional paid-in capital upon consummation of the Business Combination.

(J)     Represents the redemption of the maximum number of 21,359,584 shares of CF III Class A Common Stock for approximately $213,596 thousand allocated to the Class A Common Stock and additional paid-in capital using par value $0.0001 per share at a redemption price of $10.00 per share.

(K)    Reflects the forgiveness of AEye’s historical liabilities for the PPP Loan notified by the Small Business Administration on June 19, 2021.

(L)    Reflects the conversion of AEye Convertible Equity Instruments into AEye Common Stock, immediately prior to the Business Combination and subsequently into Class A Common Stock, including the write off of unamortized debt discount, the elimination of the derivative liability and the write off of deferred debt issuance costs.

(M)   Reflects the conversion of shares of CF III Class B Common Stock into shares of Class A Common Stock upon the consummation of a Business Combination on a one-for-one basis. Each share of CF III Class B Common Stock will be reclassified, on a one for one basis, as one new share of Class A Common Stock.

(N)    Reflects the conversion of AEye Common Stock (from Convertible Equity Instruments - refer to Note (L)) into shares of Class A Common Stock at the Exchange Ratio (as of March 31, 2021) of 3.7220.

(O)    Reflects the reclassification of AEye warrant liability to equity pursuant to the Merger Agreement.

(P)    Reflects the reclassification of warrant liability related to 7,666,666 CF III public warrants as they are expected to qualify for equity classification upon the Closing of the transaction.

The unaudited pro forma condensed combined balance sheet reflects this reclassification as a decrease in warrant liabilities and a corresponding increase in Combined Entity additional paid-in capital.

(Q)    Reflects the one-time recognition of share-based compensation impact for the “Brown Award” of which 25% of the unvested shares in the Brown Award will immediately vest upon the successful completion of the Business Combination. Unaudited Pro Forma Condensed Combined Statement of Operations impact shown at (FF).

The “Brown award” represents an option to purchase 876,893 shares of AEye, Inc. Common Stock in accordance with the 2016 Plan subject to the vesting schedule set forth in the Notice of Grant of Stock Option by and between AEye, Inc. and Robert Brown, dated November 17, 2020.

The options vest 25% on the first anniversary of the grant date, with the remaining vesting ratably over the next three years. The specific terms and conditions of the award state “[u]pon completion of a transaction with a special purpose acquisition company within 12 months after the Vesting Commencement Date, then 25% of the shares subject to the Option shall immediately vest.” The single vesting condition for the award is service based, with the performance condition of completing the transaction which accelerates the vesting of certain awards, as reflected in Adjustment (Q). On the grant date, the options were measured at their grant date fair values. The Company recorded share-based compensation expense on a straight-line basis over the four-year vesting period.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 are as follows:

(GG)     Reflects the elimination of interest income on the Trust Account.

(HH)     Reflects the elimination of non-cash loss of approximately $103 thousand associated with the fair value of the embedded derivative of the AEye Convertible Equity Instruments, assumed to be settled as part of the Business Combination and equity-classified.

(II)         Reflects the elimination of interest expense from PPP Loan.

(JJ)        Reflects the elimination of the amortization of debt discount associated with the embedded derivative, interest accruing on the convertible notes and interest expense related to the debt issuance costs associated with the convertible notes.

(KK)     Reflects the elimination of the gain on CF III derivative warrant liability related to the public warrants as the CF III public warrants are expected to qualify for equity classification upon the Closing of the transaction.

(LL)      Reflects the one-time recognition of share-based compensation expense for the “Brown Award” of which 25% of the unvested shares in the Brown Award will immediately vest upon the successful completion of the Business Combination.

(MM)    Reflects the transaction expenses that are expensed as incurred. For the 3 months ended March 31, 2021, $291 thousand of these expenses were incurred.

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(AA) Reflects the elimination of interest income on the Trust Account.

(BB) Reflects the elimination of non-cash gain of approximately $1,410 thousand associated with the fair value of the embedded derivative of the AEye Convertible Equity Instruments, assumed to be settled as part of the Business Combination and equity-classified.

(CC) Reflects the elimination of interest expense from PPP Loan.

(DD) Reflects the elimination of the amortization of debt discount associated with the embedded derivative, interest accruing on the convertible notes and interest expense related to the debt issuance costs associated with the convertible notes.

(EE)  Reflects the elimination of the loss on CF III derivative warrant liability related to the public warrants as the CF III public warrants are expected to qualify for equity classification upon the Closing of the transaction.

(FF)  Reflects the one-time recognition of share-based compensation expense for the “Brown Award” of which 25% of the unvested shares in the Brown Award will immediately vest upon the successful completion of the Business Combination.

3. NET LOSS PER SHARE

Represents the net loss per share calculated using the historical weighted average outstanding shares and the issuance of additional shares in connection with the Business Combination and PIPE Investment, assuming the shares were outstanding since January l, 2020. As the Business Combination and PIPE Investment are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Investment have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma net loss per share has been prepared assuming the no redemptions and maximum redemptions scenarios for the three months ended March 31, 2021 and for the year ended December 31, 2020 (in thousands, except share and per share data):

	For the Three Months Ended March 31, 2021		For the Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(12,641)	$(12,641)	$(28,875)	$(28,875)
Basic and diluted weighted average shares outstanding	174,022,843	152,663,259	173,614,708	152,288,934
Pro forma net loss per share – basic and diluted	$(0.07)	$(0.08)	$(0.17)	$(0.19)
Pro forma weighted average shares outstanding – basic and diluted
Former CF III Class A stockholders	23,000,000	1,640,416	23,000,000	1,674,226
Former CF III Class B stockholders	5,750,000	5,750,000	5,750,000	5,750,000
Class A Common Stock purchased by Sponsor in the Private Placement	500,000	500,000	500,000	500,000
Former AEye Stockholders (including holders of AEye Preferred Stock) and holders of AEye Convertible Equity Instruments	122,272,843	122,272,843	121,864,708	121,864,708
PIPE Investors	22,500,000	22,500,000	22,500,000	22,500,000
	174,022,843	152,663,259	173,614,708	152,288,934

Following the Closing, the following outstanding shares of common stock equivalents, calculated using the Treasury Stock Method, were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented above because including them would have had an anti-dilutive effect:

AEye Options that will convert into a right to purchase shares of Class A Common Stock	7,982,144
AEye Warrants that will convert into a right to purchase shares of Class A Common Stock	64,721
Total	8,046,865

SPECIAL MEETING OF CF III STOCKHOLDERS

General

CF III is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the CF III Board for use at the Special Meeting to be held on            , 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides CF III’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on            , at            Eastern Time. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            .

Purpose of the Special Meeting

CF III stockholders are being asked to vote on the following Proposals:

•        Pre-Merger Charter Amendment Proposal;

•        Business Combination Proposal;

•        Director Election Proposal;

•        Nasdaq Proposal;

•        Post-Merger Charter Amendment Proposals;

•        Equity Incentive Plan Proposal; and

•        Adjournment Proposal

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of CF III Common Stock at the close of business on           , 2021 which is the Record Date. You are entitled to one vote for each share of CF III Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 29,250,000 shares of Common Stock outstanding, of which 23,000,000 are Public Shares, 5,750,000 are Founders Shares held by the Sponsor and the independent directors of CF III and 500,000 are Placement Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the IPO and the appointment of each of its directors and officers, CF III entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor and CF III’s directors and officers as it relates to the Founders Shares and any Placement Shares and the requirement to vote such shares in favor of the Business Combination Proposal. As a result, we would need only 8,375,001, or approximately 36.4%, of the 23,000,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

The Sponsor and CF III’s directors and officers have waived any redemption rights, including with respect to shares of CF III Class A Common Stock issued or purchased in the IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares and the Placement Shares held by the Sponsor and CF III’s directors and officers have no redemption rights upon CF III’s liquidation and will be worthless if CF III fails to consummate a business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter).

Quorum and Required Vote for Proposals

A quorum of CF III stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the CF III Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF III Common Stock as of the Record Date. Accordingly, a CF III stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF III Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF III Common Stock cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. A CF III stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and Adjournment Proposal.

The Business Combination Proposal is subject to and conditioned upon the approval of the Pre-Merger Charter Amendment Proposal. Unless the Pre-Merger Charter Amendment Proposal is approved, the Business Combination Proposal will not be presented to the stockholders of CF III at the Special Meeting. The Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal. Unless the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are approved, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, and the Equity Incentive Plan Proposal will not be presented to the stockholders of CF III at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF III does not consummate the Business Combination and fails to complete an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), CF III will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Existing Charter, subject to payment of CF III’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and Adjournment Proposal. The approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding CF III Common Stock as of the Record

Date. Accordingly, a CF III stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of the CF III Board

The CF III Board has unanimously determined that each of the Proposals is fair to and in the best interests of CF III and its stockholders, and has unanimously approved such Proposals. The CF III Board unanimously recommends that stockholders:

•        vote “FOR” the Pre-Merger Charter Amendment Proposal;

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the election of each director nominee pursuant to the Director Election Proposal;

•        vote “FOR” the Nasdaq Proposal;

•        vote “FOR” each of the Post-Merger Charter Amendment Proposals;

•        vote “FOR” the Equity Incentive Plan Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the CF III Board in favor of approval of the Proposals, you should keep in mind that the Sponsor and CF III’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        unless CF III consummates an initial business combination, CF III’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF III ($63,220 of such expenses have been incurred as of May 31, 2021, and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor for $5,000,000 in the Private Placement will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF III has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares, which such Founder Shares (excluding the 40,000 Founder Shares transferred to CF III’s two independent directors), if unrestricted and freely tradeable, would be valued at approximately $57.2 million, based on the closing price of Class A Common Stock on June 18, 2021, and that such shares will be worthless if a business combination is not consummated;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF III does not complete an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to CF III’s public stockholders and the Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, an aggregate amount of $8.65 million in business combination marketing fees, $10.0 million of M&A advisory fees and $6.75 million of placement agent fees (payable in connection with the PIPE Offering) will be payable to CF& Co., an affiliate of CF III and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF III to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and CF III’s officers and directors will lose their entire investment in CF III, including loans in the aggregate amount of $3,352,236 as of May 31, 2021, if an initial business combination is not completed;

•        the fact that CF III’s two independent directors own an aggregate of 40,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $400,400, based on the closing price of CF III Class A Common Stock on June 18, 2021; and

•        the fact that CF III’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

For more, see the section above entitled “Business Combination Proposal‒Interests of Certain Persons in the Transactions.”

Voting Your Shares

Each share of CF III Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of CF III Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the CF III Board “FOR” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the election of each director nominee pursuant to the Director Election Proposal, each of the Post-Merger Charter Amendment Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote During the Meeting.    You can access the Special Meeting by visiting the website            . You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer. Instructions on how to attend and participate at the Special Meeting are available at            .

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting virtually and vote during the meeting and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way CF III can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify CF III’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your CF III Common Stock, you may call Morrow, CF III’s proxy solicitor, at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow at CFIII.info@investor.morrowsodali.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Post-Merger Charter Amendment Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal. Under the CF III Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Existing Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay CF III’s taxes). For illustrative purposes, based on funds in the Trust Account of $232.3 million on June 18, 2021, the estimated per share redemption price would have been $10.10.

In order to exercise your redemption rights, you must:

•        prior to 5:00 PM Eastern time on         , 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, CF III’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock; and

•        deliver your Public Shares either physically or electronically through DTC to CF III’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CF III’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CF III does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with CF III’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CF III’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CF III’s transfer agent return the shares (physically or electronically). You may make such request by contacting CF III’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of CF III Common Stock as they may receive higher proceeds from the sale of their CF III Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of CF III Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CF III Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of CF III Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and CF III does not consummate an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), CF III will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Warrants will expire worthless.

Appraisal and Dissenting Rights

CF III stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

CF III is soliciting proxies on behalf of the CF III Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. CF III and its directors, officers and employees may also solicit proxies in person. CF III will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CF III will bear the cost of the solicitation.

CF III has hired Morrow to assist in the proxy solicitation process. CF III will pay Morrow a fee of $27,500, plus disbursements of its expenses in connection with services relating to the Special Meeting.

CF III will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CF III will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, the Sponsor beneficially owns an aggregate of 21.2% of the outstanding shares of CF III Common Stock. The Sponsor has agreed to vote all of its Founder Shares, Placement Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any Public Shares.

THE PRE-MERGER CHARTER AMENDMENT PROPOSAL

Background and Overview

We are seeking stockholder approval of an amendment of the Existing Charter (the “Pre-Merger Amendment”) to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 300,000,000 for the purpose of carrying out the Business Combination.

Why CF III Needs Stockholder Approval

Based on the number of shares of Class A Common Stock that CF III expects to issue to the PIPE Investors and the AEye Stockholders in connection with the Business Combination, CF III does not anticipate to have sufficient shares of Class A Common Stock authorized to issue the shares of Class A Common Stock deliverable to the PIPE Investors and the AEye Stockholders at the Closing. Accordingly, we are seeking stockholder approval to increase the authorized Class A Common Stock from 200,000,000 to 300,000,000 shares.

Effect of Proposal

If approved, the number of authorized shares of Class A Common Stock will increase from 200,000,000 to 300,000,000. If the Business Combination Proposal is not approved, the Pre-Merger Amendment will not be filed with the Secretary of State of the State of Delaware.

Vote Required for Approval

The Pre-Merger Charter Amendment Proposal will be approved and adopted only if the holders of at least a majority of the issued and outstanding shares of CF III Common Stock vote “FOR” the Pre-Merger Charter Amendment Proposal. Failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal.

The Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal, are conditioned on the approval of the Pre-Merger Charter Amendment Proposal at the Special Meeting.

Recommendation of the CF III Board

The CF III BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF CF III
VOTE “FOR” APPROVAL OF THE PRE-MERGER CHARTER AMENDMENT PROPOSAL.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of CF III Common Stock are being asked to approve and adopt the Merger Agreement and the Business Combination. CF III stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because CF III is holding a stockholder vote on the Business Combination, CF III may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of CF III Common Stock as of the Record Date for the Special Meeting.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about CF III, AEye or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement. Any defined terms used in this summary but not defined in this summary shall have the meanings set forth in the Merger Agreement.

The Merger Agreement contains representations and warranties that CF III and Merger Sub, on the one hand, and AEye, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Merger Agreement. While CF III and AEye do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CF III, Merger Sub or AEye, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between CF III and AEye and are modified by the disclosure letters.

General; Structure of the Business Combination; Closing

CF III, Merger Sub and AEye entered into the Original Merger Agreement, on February 17, 2021, and the Amendment to the Merger Agreement on April 30, 2021, pursuant to which CF III and AEye will effect the Business Combination. The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, are summarized below.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective at the Effective Time. The parties will hold the Closing on (a) the third business day following the satisfaction or waiver of the conditions described below (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by CF III and AEye in writing.

Conversion of Convertible Equity

Prior to the Effective Time, in accordance with the terms of the AEye Convertible Equity Instruments, the AEye Charter and the documents ancillary to the Merger Agreement, AEye will take all appropriate actions to cause all AEye Convertible Equity to automatically convert (without any further action on the part of AEye or any holder or investor of AEye Convertible Equity Instruments) immediately prior to the Effective Time into a number of shares of AEye Common Stock equal to (i) the sum of the aggregate principal amount of the AEye Convertible Equity Instruments then outstanding plus all dividends accrued thereon, divided by (ii) the quotient obtained by dividing $250,000,000 by the Fully-Diluted AEye Shares (the “AEye Convertible Equity Conversion”).

Conversion/Exchange of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of CF III, Merger Sub, AEye or any AEye Stockholder:

•        each share of AEye Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, or AEye Capital Stock held in treasury or by CF III, the Sponsor or any of their Affiliates), shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents in accordance with the Merger Agreement, such number of newly issued shares of Class A Common Stock that is equal to the Exchange Ratio, without interest, subject to rounding such fractional shares of each holder to the nearest whole share of Class A Common Stock (after aggregating all fractional shares of Class A Common Stock that otherwise would be received by such holder), without payment in lieu of such fractional shares;

•        each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of any holder or beneficiary thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

•        each AEye Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by CF III and converted into an option to purchase shares of Class A Common Stock (each, an “Assumed Option”), exercisable for that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of AEye Common Stock subject to the AEye Option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio. Such Assumed Option shall have a per share exercise price for each share of Class A Common Stock issuable upon exercise of the Assumed Option equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of AEye Common Stock subject to such AEye Option immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Effective Time, each Assumed Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AEye Option immediately prior to the Effective Time;

•        each AEye RSU that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by CF III and converted into an award of restricted stock units of CFIII, which would entitle the holder to acquire a number of shares of Class A Common Stock equal to the number of restricted stock units (each, an award of “Assumed RSUs”) under the Equity Incentive Plan. Each award of Assumed RSUs will continue to have and be subject to substantially the same terms and conditions as were applicable to such AEye RSUs immediately prior to the Effective Time (including expiration date and vesting conditions), except that each award of Assumed RSUs shall be for a number of CF III restricted stock units equal to the product (rounded down to the nearest whole number) of (A) the number of shares of AEye Common Stock subject to the applicable award of AEye RSUs immediately prior to the Effective Time multiplied by (B) the Exchange Ratio;

•        each AEye Warrant that is outstanding immediately prior to the Effective Time shall be assumed by CF III and converted into a warrant to purchase shares of Class A Common Stock (each, an “Assumed Warrant”) exercisable for that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of AEye Capital Stock subject to the AEye Warrant immediately prior to the Effective Time multiplied by (b) the Exchange Ratio. Such Assumed Warrant shall have a per share exercise price for each share of Class A Common Stock issuable upon exercise of the Assumed Warrant equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of AEye Capital Stock subject to the AEye

Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Effective Time, each Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AEye Warrant immediately prior to the Effective Time.

As of June 23, 2021, the Exchange Ratio would have been 3.71316 (on the basis of 41,496,050 Fully-Diluted AEye Shares outstanding on such date).

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of AEye are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a “Company Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the AEye Companies, taken as a whole or (ii) the ability of the AEye Companies to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action expressly required to be taken under the Merger Agreement or any ancillary agreement thereto; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable governmental authority with respect thereto following the date of the Merger Agreement), acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions; (f) any failure in and of itself of any AEye Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (g) any events generally applicable to the industries or markets in which the AEye Companies operate; (h) any matter to the extent expressly set forth on the disclosure letter of AEye; (i) any action taken by or at the express written request of an authorized officer of CF III or Merger Sub (other than actions contemplated by the Merger Agreement or the ancillary agreements thereto); (j) any events that are cured by AEye prior to the Closing; or (k) any worsening of the events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of the Merger Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such event to the extent it disproportionately affects the AEye Companies, taken as a whole, relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

Under the Merger Agreement, certain representations and warranties of CF III and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, an “Acquiror Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of CF III and Merger Sub, taken as a whole or (ii) the ability of CF III or Merger Sub to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action expressly required to be taken, under the Merger Agreement or any ancillary agreement thereto; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable governmental authority with respect thereto following the date of the Merger

Agreement), acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions; (f) the consummation and effects of any CF III Share Redemptions; (g) any events generally applicable to the industries or markets in which CF III or Merger Sub operate; (h) any matter to the extent expressly set forth on the disclosure letter of CF III; (i) any action taken by or at the express written request of an authorized officer of AEye (other than actions contemplated by the Merger Agreement or any ancillary agreement thereto); (j) any events that are cured by CF III or Merger Sub prior to the Closing; or (k) any worsening of the events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of the Merger Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such event to the extent it disproportionately affects CF III and Merger Sub relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect. Notwithstanding the foregoing, with respect to CF III, the amount of the CF III Share Redemptions or the failure to obtain the CF III Stockholders’ Approval shall not be deemed to be an Acquiror Material Adverse Effect.

Conditions to the Closing of the Business Combination

Conditions to Obligations of CF III, Merger Sub and AEye to Consummate the Business Combination.    The obligations of CF III, Merger Sub and AEye to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•        the CF III Stockholders’ Approval and the AEye Written Consent (as defined below) shall have each been obtained;

•        specified regulatory approvals shall have been obtained or the applicable waiting period shall have expired or been terminated, as applicable;

•        the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•        the shares of Class A Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of Class A Common Stock, and the outstanding shares of Class A Common Stock held by CF III’s public stockholders shall be listed on such exchange on the Closing Date;

•        No governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination; and

•        Upon the Closing, after giving effect to any CF III Share Redemption and any PIPE Investment, CF III shall have net tangible assets of at least $5,000,001.

Conditions to Obligations of CF III and Merger Sub to Consummate the Business Combination.    The obligations of CF III and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by CF III and Merger Sub:

•        each of the other representations and warranties of AEye contained in the Merger Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect;

•        each of the covenants of AEye to be performed as of or prior to the Closing shall have been performed in all material respects, except for covenants of AEye under Section 5.1(e) and Section 5.1(m) (and, in respect of the foregoing sections, Section 5.1(o)) (Conduct of Business) of the Merger Agreement, which shall, to the extent qualified by “materiality,” have been performed in all respects;

•        there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•        AEye shall have obtained executed Lock-Up Agreements and executed counterparts to the A&R Stockholder Support Agreement from the AEye Stockholders and holders of AEye Convertible Equity Instruments together holding at least 90% of the outstanding shares of AEye Capital Stock and AEye Convertible Equity Instruments (on a fully-diluted, as converted to AEye Common Stock basis); and

•        AEye shall have obtained an executed consent to the Business Combination from certain holders of AEye Convertible Equity Instruments.

Conditions to Obligations of AEye to Consummate the Business Combination.    The obligations of AEye to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by AEye:

•        each of the representations and warranties of CF III contained in the Merger Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

•        each of the covenants of CF III to be performed as of or prior to the Closing shall have been performed in all material respects;

•        as of the Closing, the amount of Available CF III Cash shall be no less than the Minimum Cash Amount; and

•        there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by AEye, CF III and Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement. Such representations and warranties of AEye relate to the following topics: company organization, good standing, corporate power and qualification; subsidiaries; capitalization; due authorization; financial statements; material contracts; intellectual property; proprietary information and invention assignment; tittle to properties and assets; liens; compliance with other instruments; compliance with laws; absence of changes; litigation; insurance; governmental consents; permits; registration and voting rights; brokers or finders; transaction expenses; related party transactions; labor agreements and actions; employee compensation; employee benefit plans; tax matters; books and records; foreign corrupt practices act; anti-money laundering; sanctions; export controls; takeover statutes and charter provisions; registration statement, proxy statement, and consent solicitation statement; board approval, the PPP Loan; and no additional representations or warranties.

Additionally, CF III and Merger Sub made representations and warranties relating to the following topics: company organization, good standing, corporate power and qualification; capitalization; due authorization; financial statements; compliance with other instruments; absence of changes; litigation; governmental consents; brokers or finders; transaction expenses; tax; takeover statutes and charter provisions; registration statement, proxy statement and consent solicitation statement; SEC filings; trust account; investment company act; JOBS Act; business activities; Nasdaq quotation; board approval; PIPE investment; and no additional or representation or warranties.

Covenants of the Parties

Covenants of AEye.

AEye made certain covenants under the Merger Agreement, including, among others, the following:

AEye has agreed that from the date of the Original Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise contemplated by the Merger Agreement or the related agreements, including the disclosure letters, as consented to by CF III in writing or as required by applicable law (including for this purpose any Permitted COVID-19 Measures), to operate the business of the AEye Companies in the ordinary course, consistent with past practice.

During the Interim Period, AEye has also agreed to, and to cause its subsidiaries to, except as expressly contemplated by the Merger Agreement, including the disclosure letters, as consented to by CF III in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, not to:

•        change or amend the governing documents of any AEye Company;

•        make or declare any dividend or distribution to the stockholders or members, as applicable, of any AEye Company or make any other distributions in respect of any of the AEye Companies’ capital stock or equity interests, except for (i) dividends and distributions by one wholly owned AEye Company to another wholly owned AEye Company and (ii) repurchases of awards under the AEye ESOP in the ordinary course, consistent with past practice, in connection with any termination of employment or otherwise services for no greater than the original issue price thereof;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the AEye Companies’ capital stock or equity interests, provided that the AEye Companies may split, combine or reclassify shares of any of the AEye Companies’ subsidiaries that remain wholly owned after consummation of such transaction;

•        purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any AEye Company, except for (i) transactions between an AEye Company and any wholly owned AEye Company and (ii) repurchases of awards under the AEye ESOP in the ordinary course, consistent with past practice, in connection with any termination of employment or otherwise services for no greater than the original issue price thereof;

•        sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the AEye Companies, subject to certain exceptions;

•        acquire any ownership interest in any real property;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•        make or change any material election in respect of material taxes inconsistent with past practice, request permission of any taxing authority to change any accounting method in respect of material taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes, in each case, except to comply with GAAP or applicable law;

•        issue any additional equity interests or securities exercisable for or convertible into equity interests, subject to certain exceptions (including, but not limited to, the issuance of stock upon the vesting of any equity awards or the exercise of vested options), or grant any options, warrants, restricted stock units or other equity-based awards that relate to the equity of any AEye Company, or amend, modify or waive any of the terms or rights set forth in any AEye Options, AEye Warrants or AEye RSUs;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any AEye Company, merge or consolidate with any person or be acquired by any person, or file for bankruptcy in respect of any AEye Company;

•        waive, release, settle, compromise or otherwise resolve any action, lawsuit, investigation, or any other proceeding by or before any governmental authority, except in the ordinary course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $200,000 in the aggregate;

•        incur any indebtedness, other than up to an aggregate of $6,000,000 of indebtedness on either (i) terms for AEye to incur indebtedness for borrowed money which have been approved by CF III in writing, such approval not to be unreasonably withheld, conditioned or delayed, or (ii) other terms that are more favorable to AEye than the terms described in clause (i) above;

•        enter into, renew or amend in any material respect (i) certain affiliate transactions or any contract between any AEye Company and any broker, finder, investment banker or financial advisor with respect to the any of the transactions contemplated in the Merger Agreement or (ii) any contract that, had such contract been entered into on or before the date of the Original Merger Agreement, would have been required to be disclosed on the disclosure letter of AEye, except in the ordinary course, consistent with past practice;

•        (i) limit the right of any AEye Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to take any of the above actions prohibited under the Merger Agreement.

During the Interim Period, AEye has also agreed to, and to cause its subsidiaries to, comply in all material respects with, and continue performing under, as applicable, the AEye Governing Documents and each subsidiaries’ governing documents, and all other material contracts to which any of the AEye Companies may be a party.

After the Closing, CF III and the Surviving Corporation agree to indemnify and hold harmless each present and former director and officer of the AEye Companies against any costs, expenses, damages or liabilities incurred in connection with any action, lawsuit, investigation or any other proceeding by or before any governmental authority, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person.

The Surviving Corporation will, and will cause the other AEye Companies to, and CF III will maintain for a period of not less than six years from the Closing (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of the AEye Companies’ or CF III’s former and current officers, directors and employees, no less favorable than as contemplated by the applicable governing documents immediately prior to the Closing and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the AEye Companies’ or CF III’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will CF III or the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the AEye Companies or CF III for such insurance policy for the year ended December 31, 2020.

AEye acknowledges and agrees that it and each AEye Company is aware, including any affiliates, are aware of the restrictions imposed by U.S. federal securities laws, the rules and regulations of the SEC promulgated thereunder and the rules of Nasdaq and NYSE (as applicable) on a person possessing material nonpublic information about a publicly traded company. AEye agrees that while it is in possession of such material nonpublic information it and other AEye Companies will not purchase or sell any securities of CF III, communicate such information to any third party, take any action with respect to CF III in violation of such laws, or cause or encourage any third party to do any of the foregoing.

AEye will not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any AEye Company would be or become subject, party or otherwise bound.

AEye agreed that in the event the PPP Loan has not been repaid or forgiven by Silicon Valley Bank (“SVB”) prior to Closing (and SVB has not duly consented to the Business Combination), at Closing, the outstanding principal amount of the PPP Loan, plus estimated interest on such amount, will be placed into an escrow account pursuant to the terms and conditions of an escrow agreement between AEye and SVB and in accordance with applicable law. On June 19, 2021, SVB informed AEye that the entire principal amount of the PPP Loan had been forgiven and no amount thereunder would be due.

AEye agrees that, to the extent necessary to avoid the application of Section 280G of the Code and regulation thereunder, as soon as practicable after the date of the Original Merger Agreement, but in no event later than three (3) business days prior to the Closing Date, AEye will (i) use commercially reasonable efforts to obtain waivers (in form and substance reasonably satisfactory to CF III) from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by the Merger Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the stockholders of AEye of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to CF III. At least two (2) business days prior to obtaining any waiver or soliciting stockholder approval, AEye will provide CF III with copies of all Section 280G-related documents, if any, including, without limitation, any Section 280G analysis prepared by AEye, the stockholder disclosure document, waivers and stockholder consents, for CF III’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall accept all reasonable comments made thereto by CF III. Prior to the Closing Date, if applicable, AEye will deliver to CF III evidence that a vote of the stockholders of AEye was solicited in accordance with the foregoing provisions of the Merger Agreement and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits, or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

AEye agreed to use its reasonable best efforts to deliver to CF III true and complete copies of (a) the audited consolidated balance sheet of AEye as of December 31, 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows of AEye for such year (and related notes thereto), each audited in accordance with the auditing standards of the PCAOB and (b) the audited balance sheet of AEye as of December 31, 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows of AEye for such year (and the related notes thereto), each audited in accordance with the auditing standards of the PCAOB (the financials described in the foregoing clauses (a) and (b), collectively, the “PCAOB Audited Financials”), as soon as reasonably practicable following the date of the Original Merger Agreement. Pursuant to the Amendment to the Merger Agreement, AEye further agreed to deliver to CF III the unaudited consolidated balance sheet of AEye as of March 31, 2021, and the related consolidated statements of operations, stockholders’ equity and cash flows of AEye for the three-month period then ended, as promptly as practicable but in any event no later than May 17, 2021.

Covenants of CF III

CF III made certain covenants under the Merger Agreement, including, among others, the following:

During the Interim Period, CF III has agreed to, and to cause Merger Sub to, except as otherwise contemplated by the Merger Agreement (including the disclosure letters) and the ancillary agreements thereto, or as consented to by AEye in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law (including for this purpose any Permitted COVID-19 Measures), and except for the incurrence of CF III Transaction Expenses, operate its business in the ordinary course, consistent with past practice.

During the Interim Period, CF III has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including the disclosure letters) or the ancillary agreements thereto, as consented to by AEye in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, and except for the incurrence of CF III Transaction Expenses:

•        seek any approval from CF III’s shareholders to change, modify or amend the Trust Agreement or the governing documents of CF III or Merger Sub, except as otherwise contemplated by the Proposals;

•        (x) make or declare any dividend or distribution to the shareholders of CF III or make any other distributions in respect of any of CF III’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of CF III’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of CF III or Merger Sub other than a redemption of CF III Common Stock (prior to the Effective Time) made as part of the CF III Share Redemptions;

•        merge or consolidate with or acquire any other person or be acquired by any other person;

•        make or change any material election in respect of material taxes, except to comply with applicable law, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course of business, consistent with past practice;

•        other than any transaction or contract pursuant to which Sponsor or any of its affiliates provides debt financing to CF III, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of CF III or Merger Sub;

•        incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities of CF III or Merger Sub or guaranty any debt securities of another person, other than any (a) indebtedness for borrowed money or guarantee incurred between CF III and Merger Sub or (b) debt financing provided by the Sponsor or any of its affiliates to CF III;

•        (A) make any change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of the Original Merger Agreement, as agreed to by CF III’s independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by the Merger Agreement);

•        (A) issue any CF III Capital Stock or securities exercisable for or convertible into CF III Capital Stock, other than the issuance of the Class A Common Stock pursuant to the PIPE Subscription Agreements or the Merger Agreement, or (B) grant any options, warrants or other equity-based awards with respect to CF III Capital Stock, not outstanding on the date of the Original Merger Agreement;

•        settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body or that imposes injunctive or other non-monetary relief on CF III or Merger Sub except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•        (A) hire, or otherwise enter into any employment agreement with, any person, (B) grant any material increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

•        make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers, directors or employees in the ordinary course, consistent with past practice), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person;

•        liquidate, dissolve, reorganize or otherwise wind-up the business and operations of CF III or Merger Sub; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the above actions prohibited under the Merger Agreement.

During the Interim Period, CF III has also agreed to, and to cause Merger Sub to, comply in all material respects with, and continue performing under, as applicable, the CF III Governing Documents, the Trust Agreement, and all other material contracts to which CF III or Merger Sub may be a party.

Subject to the terms of the CF III Governing Documents, CF III shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing (subject to obtaining the CF III Stockholders’ Approval):

•        the Combined Entity Board, which shall be classified as required by the Amended Governing Documents, shall consist of seven (7) directors, who shall be designated in writing by AEye, and a majority of which must qualify as an “independent director” under stock exchange regulations applicable to CF III, and which shall comply with all diversity requirements under applicable law, each such director to hold office in accordance with the Amended Governing Documents; and

•        the initial officers of AEye shall be Blair LaCorte as President and Chief Executive Officer, Robert Brown as Treasurer, Chief Financial Officer and Chief Accounting Officer, Luis Dussan as Chief Technology Officer and Chief Product Strategist, Thomas R. Tewell as Chief Operating Officer and Andrew S. Hughes as Secretary and General Counsel, each such officer to hold office in accordance with the Amended Governing Documents.

Prior to the Closing Date and following the approval by the AEye Board (subject to approval of the Equity Incentive Plan Proposal by the CF III Stockholders) of the Equity Incentive Plan, the CF III Board shall (based upon such approval by the AEye Board, subject to approval of the Equity Incentive Plan Proposal by the CF III Stockholders, and conditioned upon the occurrence of the Effective Time) approve and adopt the Equity Incentive Plan.

Prior to the Closing, CF III shall use reasonable best efforts to ensure it remains listed as a public company on Nasdaq or NYSE. CF III shall prepare and submit to Nasdaq or NYSE (as applicable) a listing application, if required under Nasdaq or NYSE rules (as applicable), covering the Class A common stock issuable in the Merger.

During the Interim Period, CF III will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

Unless otherwise approved in writing by AEye (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), CF III shall not permit any amendment or modification made to, waiver (in whole or in part), or provide consent to modify (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. CF III shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein.

Mutual Covenants

Each party made certain mutual covenants under the Merger Agreement, including, among others, the following:

AEye, CF III and Merger Sub shall (i) promptly (and, in the case of the initial filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, within twenty (20) business days after the date of the Original Merger Agreement) submit all notifications, reports, and other filings required to be submitted to a governmental authority in order to obtain the necessary regulatory approvals and (ii) use their reasonable best efforts to cooperate in good faith with any governmental authority and undertake promptly any and all action required to satisfy the regulatory approvals and complete lawfully the Business Combination.

CF III and Merger Sub will (i) diligently and expeditiously defend and use reasonable efforts to obtain any necessary clearance, approval, consent or regulatory approval under any applicable laws prescribed or enforceable by any governmental authority for the Business Combination and to resolve any objections as may be asserted by any governmental authority with respect to the Business Combination and (ii) cooperate fully with each other in the defense of such matters.

AEye, on the one hand, and CF III, on the other, shall each be responsible for and pay one-half of the filing fees payable to the governmental authorities in connection with the Business Combination.

CF III and AEye will use their reasonable efforts to cause the Registration Statement (including the proxy statement/prospectus) to comply in all material respects with all applicable laws including all rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from SEC concerning the Registration Statement, cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Business Combination.

CF III will as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) give notice, convene and hold a meeting of the stockholders to vote on the Proposals, for a date no later than 30 days after the date the proxy statement is mailed to CF III Stockholders, (ii) solicit proxies from the holders of CF III Common Stock to vote in favor of each of the Proposals, and (iii) provide its shareholders with the opportunity to elect to effect a CF III Share Redemption.

AEye will as promptly as reasonably practicable after the Registration Statement becomes effective for voting under the Securities Act, for a date no later than five business days thereof, (i) send to the AEye Stockholders the Consent Solicitation Statement, (ii) seek the irrevocable written consent, in form and substance reasonably acceptable to CF III, of the AEye Stockholders in favor of the approval and adoption of the Merger Agreement and the Business Combination (the “AEye Written Consent”), and (iii) to take all other action necessary or advisable to obtain the AEye Written Consent and to secure the vote or consent of its stockholders required by and in compliance with all applicable law, AEye governing documents, and certain other agreements. Following entrance into the Merger Agreement, the parties agreed to waive the requirement for the adoption and approval of the Amended Bylaws as one of the Proposals, with such Amended Bylaws being instead approved by the board of directors in accordance with the Existing Charter.

Each of CF III, Merger Sub and AEye shall use its respective reasonable best efforts to cause the Merger to qualify, and agree not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. CF III, Merger Sub and AEye shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its tax return for the taxable year of the Merger. If CF III or AEye seeks a tax opinion from its respective tax advisor regarding the intended tax treatment of the Merger, or the SEC requests such a tax opinion, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor in order for such tax advisor to provide such opinion.

AEye or CF III shall promptly advise the other of any action, lawsuit, investigation or any other proceeding by or before a governmental authority commenced or, to the knowledge of AEye or CF III, threatened after the date of the Original Merger Agreement, against such party or any its subsidiaries or directors by any AEye Stockholder or CF III stockholder with respect to the Merger Agreement or the Business Combination, in which case the defending party will control the defense of any such action, lawsuit, investigation or proceeding, subject to giving the other party a reasonable opportunity to participate in the defense and the defending party shall not settle, compromise, come to an arrangement or cease defense without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Each of CF III, Merger Sub and AEye will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of AEye Capital Stock, AEye Options, AEye RSUs or other AEye equity awards or acquisitions of CF III Common Stock, Assumed Options, Assumed RSUs or other CF III equity awards (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the business combination by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Business Combination to be exempt under Rule B-3 promulgated under the Exchange Act.

CF III, Merger Sub and AEye will, and AEye will cause the other AEye Companies to, use reasonable best efforts to obtain all material consents and approvals of third parties that any AEye Company or CF III or Merger Sub, as applicable, are required to obtain to consummate the Business Combination, and take such other action as may be reasonably necessary or another party to the Merger Agreement may reasonably request to satisfy the conditions to closing or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable, subject to certain exceptions.

During the Interim Period, each of AEye and CF III shall not, and shall cause its representatives not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning AEye and CF III or their respective subsidiaries, to any person relating to, an acquisition proposal or alternative transaction or afford to any person access to the business, properties, assets or personnel of any AEye Company or CF III or any of its subsidiaries in connection with an acquisition proposal or alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal or alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an acquisition proposal or alternative transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal or alternative transaction. Each of AEye and CF III shall, and shall cause its representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Original Merger Agreement with respect to any alternative transaction or acquisition proposal. AEye, CF III and Merger Sub agreed in the Merger Agreement that any violation of the restrictions set forth in this paragraph by a party or its affiliates or representatives would be deemed to be a breach of such section in the Merger Agreement by such party.

During the Interim Period, to the extent permitted by applicable law, each of AEye and CF III shall, and shall cause each of its subsidiaries to, (i) afford to the other party and its representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of its operations, to all of its respective assets, properties, books, contracts, tax returns, records and appropriate officers, employees and other personnel and shall furnish such representatives with all financial and operating data and other information concerning its affairs that are in its possession as such representatives may reasonably request, and (ii) cooperate with the other party and its representatives regarding all due diligence matters, including document requests. All information obtained by AEye, CF III, Merger Sub and their respective representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither AEye nor CF III shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

Prior to the Closing Date, AEye agrees that the AEye Board shall engage (at AEye’s sole cost and expense) a reputable third-party executive compensation advisor reasonably acceptable to AEye and CF III to conduct a study to determine an appropriate market-based compensation package for the executive officers commensurate with their anticipated roles at the Combined Entity and/or any of its subsidiaries upon the Closing.

Survival of Representations, Warranties and Covenants

Except for certain covenants to be performed following the Closing, the representations, warranties and covenants of the parties contained in the Merger Agreement will not survive the Closing.

Termination

The Merger Agreement may be terminated prior to the Closing, as follows:

•        by mutual written consent of AEye and CF III;

•        by written notice from AEye or CF III to the other(s) if any governmental order has become final and nonappealable which has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting the consummation of the Business Combination;

•        by written notice from AEye to CF III within ten (10) business days after there has been a modification in recommendation of the CF III Board with respect to any of the Proposals;

•        by written notice from CF III to AEye within ten (10) business days after there has been a modification in recommendation of the AEye Board with respect to the Merger Agreement or the Business Combination (including the Merger);

•        by written notice from AEye or CF III to the other(s) if the CF III Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment thereof;

•        by written notice from CF III to AEye if the AEye Written Consent shall not have been obtained within five (5) business days after this Registration Statement became effective;

•        by written notice from CF III to AEye if the PCAOB Audited Financials shall not have been delivered to CF III on or before June 17, 2021 (which condition has already been satisfied);

•        prior to the Closing, by written notice to AEye from CF III in the event of certain uncured breaches on the part of AEye or if the Closing has not occurred on or before the earlier of (i) the six month anniversary of the date that this Registration Statement is first filed with the SEC and (ii) the 270th day following the date of the Original Merger Agreement (such earlier date, the “Agreement End Date”), unless CF III is in material breach of the Merger Agreement; or

•        prior to the Closing, by written notice to CF III from AEye in the event of certain uncured breaches on the part of CF III or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless AEye is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the NDA) that will survive any termination of the Merger Agreement, and there will be no liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of AEye, CF III or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination.

Amendments

The Original Merger Agreement, as amended by the Amendment to the Merger Agreement, may not be further amended except by a duly authorized agreement in writing signed on behalf of each of the parties to the Merger Agreement and referencing the Merger Agreement.

Related Agreements

PIPE Subscription Agreements

Contemporaneously with the execution of the Original Merger Agreement, CF III entered into separate PIPE Subscription Agreements with the PIPE Investors, including the Sponsor, pursuant to which the PIPE Investors agreed to purchase, and CF III agreed to sell to the PIPE Investors, an aggregate of 22.5 million shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $225 million, with the Sponsor’s PIPE Subscription Agreement accounting for $9.5 million of such aggregate PIPE Investments (of which the Sponsor has assigned $4.5 million of its subscription to an unrelated third-party).

The closing of the sale of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE Investments is to raise additional capital for use by AEye following the Closing.

Pursuant to the PIPE Subscription Agreements, CF III agreed that, within 30 calendar days after the Closing, CF III will file with the SEC (at CF III’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and CF III shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies CF III that it will “review” the registration statement) following the Closing and (ii) the second business day after the date CF III is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Stockholder Support Agreement

Contemporaneously with the execution of the Original Merger Agreement, CF III, AEye, and certain AEye Stockholders entered into the Original Stockholder Support Agreement. On April 30, 2021, contemporaneously with the execution of the Amendment to the Merger Agreement, CF III, AEye, and certain AEye Stockholders entered into the A&R Stockholder Support Agreement which reaffirmed the applicable AEye Stockholders’ obligations under the Original Stockholder Support Agreement and the lock-up agreements entered into by such AEye Stockholders, including, among other things, the agreement (i) not to transfer, and to vote their shares of AEye capital stock in favor of the Merger Agreement (including by execution of a written consent), the Merger and the other transactions contemplated by the Merger Agreement, (ii) to consent to the termination of certain stockholder agreements with AEye, effective at closing of the Merger, and (iii) release the Sponsor, CF III, AEye and its subsidiaries from pre-closing claims relating to their capacity as stockholders, subject to customary exceptions.

The AEye Stockholders party to the A&R Stockholder Support Agreement collectively have a sufficient number of votes to approve the Merger.

The A&R Stockholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the A&R Stockholder Support Agreement, all obligations of the parties under the A&R Stockholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the A&R Stockholder Support Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Original Merger Agreement, CF III entered into a Sponsor Support Agreement with the Sponsor and AEye, pursuant to which, among other things: (i) for the benefit of AEye, the Sponsor has agreed to comply with its obligations under the Inside Letter, by and among CF III, the Sponsor and certain officers and directors of CF III to not transfer, to not participate in the Redemption and to vote its shares of CF III Common Stock in favor of the Merger Agreement and the Business Combination (including the Merger), other than as permitted by the Sponsor Support Agreement, and CF III agreed to enforce such provisions, and CF III and the Sponsor provided AEye with certain consent rights with respect to transfers of CF III securities owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of CF III Class B Common Stock under the Existing Charter, and (iii) to release CF III, AEye, Merger Sub and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions.

On April 30, 2021, contemporaneously with the execution of the Amendment to the Merger Agreement, CF III, the Sponsor and AEye amended the Sponsor Support Agreement pursuant to which the Sponsor extended the deadline for CF III to consummate its initial business combination from May 17, 2021 to September 17, 2021 by depositing an additional $0.10 per share in accordance with the Existing Charter and the Trust Agreement (resulting in the Trust Account holding $10.10 per share). If the Merger has not been consummated by September 17, 2021, the Sponsor further agreed to fund the amount needed to extend CF III’s term to January 17, 2022 on or prior to September 17, 2021.

The Sponsor Support Agreement, as amended, and all of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Merger Agreement pursuant to its terms.

Lock-Up Agreement

Concurrently with the execution of the Original Merger Agreement, CF III and AEye entered into separate Lock-Up Agreements with a number of AEye Stockholders, pursuant to which the securities of CF III held by such stockholders as of Closing will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by such stockholders will be locked-up until the earlier of: (i) the one (1) year anniversary of the date of the Closing, (ii) the date on which the last reported sale price of Class A Common Stock exceeds $12.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (iii) the date on which CF III consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all of CF III’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Registration Rights Agreement

Concurrently with the execution of the Original Merger Agreement, CF III and the Investors entered into a Registration Rights Agreement, which shall be effective at the Closing. Pursuant to the terms of the Registration Rights Agreement, CF III will be obligated to file one or more registration statements to register the resales of Class A Common Stock held by such Investors after the Closing. Investors holding at least 25% of the registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three (3) such demands (subject to the right of one of the Investors to initiate one such demand on its own without any of the other Investors). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Investors may demand at any time or from time to time, that CF III file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of CF III held by such Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, CF III agreed to indemnify such Investors and certain persons or entities related to such Investors such as their officers, employees, directors, and agents against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investor’s misstatement or alleged misstatement, or omission or alleged omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify CF III and certain persons or entities related to CF III such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between representatives of CF III and AEye. The following is a brief description of the background of these negotiations and the resulting Business Combination.

CF III is a blank check company incorporated in Delaware on March 15, 2016 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On November 17, 2020, CF III closed the IPO for the sale of 23,000,000 Units (including 3,000,000 Units pursuant to the full exercise of the underwriter’s over-allotment option) at a price of $10.00 per Unit, yielding gross proceeds of $230,000,000. Simultaneous with the closing of the IPO on November 17, 2020, CF III consummated the sale of 500,000 Placement Units at a price of $10.00 per Placement Unit ($5,000,000 in the aggregate) in the Private Placement with the Sponsor.

Upon the consummation of the IPO, CF III’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and its affiliates (including CF&Co.), representatives of CF III contacted, and representatives of CF III were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

Between the closing of the IPO and January 20, 2021, CF III evaluated over twenty (20) business combination opportunities across a broad range of sectors including financial services (including FinTech and alternative assets), technology, real estate services (including PropTech), healthcare, biotech and restaurant and hospitality.

With respect to the companies it had evaluated, CF III executed non-disclosure agreements with seventeen (17) potential target businesses and entered into substantive discussions with many of these potential target businesses, substantial stockholders thereof and/or transaction intermediaries. Among the potential targets CF III had substantive discussions with, CF III commenced negotiations regarding six (6) letters of intent and CF III executed one (1) letter of intent (with AEye).

During the course of the search for a business combination target, the Chief Executive Officer of CF III kept members of the CF III Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors, the discussions with such businesses and the status thereof.

On December 22, 2020, a representative of CF&Co. informed the Chief Executive Officer of CF III of a potential business combination opportunity with AEye that CF III may want to consider. A client of CF&Co., a special purpose acquisition company sponsored by affiliates of Trimaran Capital Partners (the “Trimaran Affiliates”), had evaluated AEye but had entered into exclusive negotiations with another target and the Trimaran Affiliates wanted to introduce AEye to another special purpose acquisition company.

On December 31, 2020, a representative of CF&Co. had an introductory meeting with the Chief Executive Officer of AEye. After that call, the representative determined that he would like to introduce AEye to CF III. On that same date, another representative of CF&Co. had a conversation with the Trimaran Affiliates regarding AEye, the diligence conducted on AEye, and the terms of a potential business combination discussed between the special purpose acquisition company sponsored by the Trimaran Affiliates and AEye. CF&Co. was informed that the valuation for that potential transaction was a total enterprise value of AEye of up to $2 billion.

On January 2, 2021, CF III and AEye had a meeting, together with the Trimaran Affiliates, CF&Co. and Guggenheim Securities, LLC (“Guggenheim Securities”), AEye’s financial advisor. Following that meeting, CF III determined to proceed with evaluating a potential business combination with AEye.

On January 5, 2021, CF III sent AEye, through the Trimaran Affiliates, a draft non-disclosure agreement and draft letter of intent, which letter of intent included a total enterprise value of AEye of up to $2 billion, which value was consistent with the draft letter of intent between Trimaran and AEye and was subject to diligence and negotiations.

On January 6, 2021, CF III and AEye, together with Guggenheim Securities and their legal counsel, had a phone call in which they discussed certain aspects of the letter of intent with the primary focus on the terms of exclusivity between the parties and the time period CF III would have to conduct its initial due diligence. CF III sent AEye a revised draft of the letter of intent that same date. The parties agreed to the terms of the letter of intent subject to approval by each of their respective boards of directors.

On January 6, 2021, CF III engaged its M&A legal counsel, Hughes Hubbard & Reed, LLP (“HHR”), to represent it in connection with the Business Combination.

On January 7, 2021, the CF III Board held a special meeting. In addition to a quorum of the CF III Board, the meeting was attended by officers of CF III, representatives of the Sponsor and CF&Co. In advance of the special meeting, officers of CF III provided the CF III Board with the then-current version of the proposed letter of intent between CF III and AEye, a management presentation prepared by AEye and additional information related to AEye prepared by Guggenheim. At the special meeting, the CF III Board was informed that CF III was negotiating the terms of a business combination with AEye and had finalized negotiations on the letter of intent. During the special meeting, officers of CF III and representatives of CF&Co. orally provided the CF III Board with additional background information on the lidar industry and AEye in relation to AEye’s business and financial condition. At the special meeting, the CF III Board discussed the proposed terms of a business combination between AEye and CF III and timing considerations. By a unanimous vote of the directors present at the meeting, the CF III Board authorized

CF III to execute a letter of intent with AEye. On January 7, 2021, the audit committee of the CF III Board (the “CF III Audit Committee”) held a special meeting at which the CF III Audit Committee approved the engagement of CF&Co. as sole placement agent for the PIPE Investment taking place in connection with the Business Combination.

On January 7, 2021, CF III and AEye executed a non-disclosure agreement (the “NDA”) and a letter of intent (the “LOI”). The LOI contemplated a total enterprise value of AEye of up to $2 billion, that CF III would raise between $100 and $150 million in the PIPE Investment that AEye would obtain support agreements at signing from stockholders of AEye sufficient to approve the proposed business combination, and that included additional customary terms including an exclusivity period.

On January 7, 2021, CF&Co., on behalf of CF III, provided an initial due diligence request list to AEye setting forth the initial AEye materials CF III wanted to review. In addition, on January 7, 2021, AEye provided access to a virtual data room (the “Data Room”) with due diligence materials for CF III to review and additional diligence materials subsequently requested by CF III from AEye.

Beginning on January 7, 2021 and continuing through the next several weeks, the CF III management team, its advisors and representatives of Cantor continued their due diligence of AEye, including reviewing all materials in the Data Room, requesting additional documentation, reviewing additional information provided, and holding multiple due diligence video and telephonic conferences with AEye’s management team, employees and advisors. Additional information was provided in the Data Room and a number of follow-up diligence calls were hosted over the next several weeks as requested by CF III during which CF III and AEye discussed an overview of AEye and its current and future products, AEye’s technology, operations, partnerships, sales and marketing, AEye’s corporate legal structure and material contracts, AEye’s intellectual property portfolio, AEye’s historical, current and projected financial condition and financial modeling, AEye’s employment structure, human resources and related matters and other diligence matters. Such diligence continued as requested by CF III up through negotiation and finalization of the definitive documentation and associated schedules. Also, during this time, CF III and CF&Co. reviewed and provided comments on AEye’s investor presentation to be used in the PIPE Investment.

On January 19, 2021, CF III engaged a consulting firm to prepare a report evaluating the lidar industry, the total addressable market for the lidar industry, AEye’s competitive position in the lidar industry and market and other matters.

On January 19, 2021, the CF III Board held a special meeting. In addition to the full CF III Board, the meeting was attended by officers of CF III, representatives of the Sponsor and CF&Co. In advance of the special meeting, the CF III Board was provided a presentation prepared by CF&Co and a draft management presentation prepared by AEye. At the special meeting, the CF III Board was provided an update on the potential business combination between CF III and AEye, including the diligence conducted to date, and that management of CF III would like to go mutually exclusive with AEye and deliver a notice regarding the same to AEye pursuant to the LOI. The CF III Board authorized CF III to move forward with the proposed business combination and go exclusive with AEye.

On January 20, 2021, CF III delivered a notice to AEye triggering the mutual exclusivity provision of the LOI.

Following delivery of the notice from CF III to AEye, CF III, AEye and their respective financial advisors and attorneys organized their efforts for the PIPE Investment, including CF III and its advisors providing additional comments on the investor presentation prepared by AEye and CF&Co. and Guggenheim Securities identifying potential investors to approach regarding the PIPE Investment.

On January 28, 2021, CF III received a final report from the consulting firm it had engaged, which included an analysis of the industry in which AEye operates and competes and AEye’s competitive position. CF III shared the report with AEye.

On January 29, 2021, CF III and AEye agreed to a pre-transaction enterprise value of AEye of $1.9 billion, resulting in a $2.0 billion pro forma enterprise value based on the expected transaction terms.

Beginning January 27, 2021 through February 10, 2021, CF&Co. contacted potential investors on a “wall cross” basis to arrange for investor meetings with AEye and CF III regarding the PIPE Investment. From February 1, 2021 through February 10, 2021, AEye and CF III, together with CF&Co. and Guggenheim Securities, held investor meetings with certain potential investors in the PIPE Investment. Blair LaCorte, Bob Brown and Jordan Greene attended various investor meetings on behalf of AEye, and Howard Lutnick and other representatives of CF III attended various investor meetings on behalf of CF III. AEye arranged for a virtual data room to be established to provide certain materials to prospective investors in the PIPE Investment who agreed to receive confidential information and related restrictions. A draft subscription agreement was made available to potential investors through the virtual data room on February 5, 2021. During this time, the parties negotiated the terms of the Subscription Agreement with prospective investors and their respective counsel and received indications of interest. The final form of the Subscription Agreement was determined on February 11, 2021. CF&Co., CF III, AEye and Guggenheim Securities finalized proposed allocations with the prospective investors on February 16, 2021 and increased the size of the PIPE to $225 million.

On February 2, 2021, the CF III Audit Committee approved the engagement letter between CF III and CF&Co. for the PIPE Investment. Thereafter, CF III signed the engagement letter with CF&Co. for the PIPE Investment.

Concurrently with the outreach to potential investors in the PIPE Investment and the continuing due diligence process, HHR began drafting the Original Merger Agreement. On January 29, 2021, HHR sent DLA Piper (US) LLP (“DLA”), legal counsel to AEye, an initial draft of the Original Merger Agreement. DLA sent HHR a revised draft of the Original Merger Agreement on February 4, 2021. From February 5, 2021 through February 7, 2021, representatives of CF III, AEye and their respective legal counsel conducted various telephonic conferences regarding the terms of the Original Merger Agreement.

From February 2, 2021 through February 16, 2021, legal counsel to CF III and AEye exchanged drafts and negotiated the terms of the Original Merger Agreement and the ancillary agreements related to the Business Combination, including the disclosures schedules to the Original Merger Agreement, the Original Stockholder Support Agreement, the Sponsor Support Agreement, the Lock-up Agreement, the Registration Rights Agreement, the form of CF III’s Second Amended and Restated Certificate of Incorporation, the form of CF III’s Amended and Restated Bylaws, the Equity Incentive Plan, and revisions to the form of Subscription Agreement incorporating comments from prospective investors in the PIPE Investment.

From February 7, 2021 to February 16, 2021, CF III, AEye and their respective advisors held multiple telephonic and video calls at which they negotiated and resolved open items in the Original Merger Agreement and various ancillary agreements. In particular the negotiations focused on the ability of AEye to take certain actions between signing and closing, the terms of the Equity Incentive Plan to be adopted at Closing, and the terms of the Original Stockholder Support Agreement, the Lock-up Agreement, and the Registration Rights Agreement.

On February 12, 2021, a special meeting of the CF III Audit Committee and a special meeting of the CF III Board was held. In addition to the full CF III Board and full CF III Audit Committee, the meeting was attended by officers of CF III, representatives of the Sponsor, CF&Co. and HHR. In advance of the meeting, the CF III Board and CF III Audit Committee were provided a presentation prepared by CF&Co. (which included the public company comparable and discounted cash flow analyses further described below), a presentation prepared by HHR, the investor presentation prepared by AEye that was provided to investors in the PIPE Investment, the then current draft of the Original Merger Agreement, a draft of the proposed engagement letter between CF&Co. and CF III for CF&Co. to be engaged as financial advisor to CF III for the Transactions, a draft of the proposed agreement among CF III, the Sponsor and Lidar AI Investments, LLC (“Lidar AI”), an affiliate of the Trimaran Affiliates, for the Sponsor to transfer certain of its Founder Shares, on behalf of CF III, to Lidar AI in consideration of certain members of Lidar AI introducing CF III to AEye and the consulting and other services that the members of Lidar AI provided to CF III in connection with the potential business combination with AEye and proposed resolutions to be passed at the meeting of the CF III Audit Committee. The CF III Board, with the assistance of its financial and legal advisors, discussed and reviewed the Business Combination, including the terms and conditions of the Original Merger Agreement and the ancillary agreements, the potential benefits of, and risks relating to, the Business Combination, the reasons for entering into the Original Merger Agreement, the proposed timeline for entering into the definitive transaction agreements and announcing the Business Combination, and related fiduciary duties. See “— CF III Board’s Reasons for the Approval of the Business Combination” for additional information related to the factors considered by the CF III Board in approving the Business Combination.

At the meeting of the CF III Audit Committee, the CF III Audit Committee approved the engagement of CF&Co. as financial advisor to CF III for the Business Combination and the entry by CF III into the agreement with the Sponsor and Lidar AI.

On February 15, 2021, the engagement letter between CF III and CF&Co. for CF&Co. to serve as financial advisor to CF III for the Business Combination was fully executed.

On February 16, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the Business Combination, including the Original Merger Agreement.

On February 16, 2021, after finalization of all the transaction documents, legal counsel to CF III provided execution draft copies of all the agreed upon transaction documents to the CF III Board and the CF III Audit Committee. Legal counsel to CF III also provided the CF III Board and the CF III Audit Committee with written resolutions approving the Transactions. During the course of the day on February 16, 2021, legal counsel to CF III provided the CF III Board and the CF III Audit Committee updated transaction documents as when any updates to the agreements were made. By unanimous written consent, the CF III Board determined, among other things, that the Business Combination Proposal is in the best interests of CF III and its stockholders and recommended that its stockholders vote “FOR” the proposal.

On February 16 and February 17, 2021, the parties finalized the proposed materials in respect of the public announcement of the Business Combination, including a press release and Form 8-K.

On February 17, 2021, CF III, Merger Sub and AEye executed the Original Merger Agreement. Concurrently with the execution of the Original Merger Agreement, CF III also entered into the Subscription Agreements, Original Stockholder Support Agreement, the Sponsor Support Agreement, the Lock-Up Agreements and the Registration Rights Agreement, in each case, with the counterparties thereto. See “— Related Agreements” for additional information.

On the morning of February 17, 2021, CF III and AEye issued a press release announcing the execution of the Original Merger Agreement and CF III filed a Form 8-K with the SEC including a copy of the press release, the Original Merger Agreement and other ancillary agreements.

Following execution of the Original Merger Agreement, the parties continued to have regular discussions regarding execution and timing of the Business Combination, market conditions in the lidar industry, and AEye’s business model, capital needs, and plans for the future. In connection with such discussions, AEye continued to update CF III on competition in the lidar industry, the development of AEye’s products, and the progress of its and its Tier 1 partners’ efforts to obtain contracts for the production of AEye’s lidar products.

In late March and early April 2021, CF III and AEye held conference calls to discuss the terms of the Original Merger Agreement including the purchase price. Based on changing conditions in the automotive lidar industry, as well as decreases in trading prices of publicly traded lidar companies (or the special purpose acquisition companies that were or are to acquire certain lidar companies), CF III and AEye agreed to decrease the aggregate merger consideration (excluding the aggregate exercise price of in-the-money options and warrants) from $1.9 billion to $1.52 billion by amending the Original Merger Agreement, and the Sponsor extended the deadline for CF III to consummate its initial business combination from May 17, 2021 to September 17, 2021 by depositing an additional $0.10 per share into the Trust Account (resulting in the Trust Account holding $10.10 per share), in order to increase the likelihood of the Business Combination being successfully consummated and to maximize the retention of the proceeds from the Trust Account. In addition, the Sponsor agreed to fund additional amounts to further extend the deadline to January 17, 2022, if necessary.

On April 30, 2021, the CF III Board, among other things, unanimously approved the Amendment to the Merger Agreement and ratified its previous resolutions that the Business Combination Proposal is in the best interests of CF III and its stockholders and its recommendation that its stockholders vote “FOR” the proposal.

On April 30, 2021, the Amendment to the Merger Agreement was executed, and on May 3, 2021, CF III and AEye issued a press release announcing the execution of the Amendment to the Merger Agreement and CF III filed a Form 8-K with the SEC, including a copy of the press release and the Amendment to the Merger Agreement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

CF III Board’s Reasons for the Approval of the Business Combination

The CF III Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CF III Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF III Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CF III Board reviewed the results of the due diligence conducted by its management, employees of Cantor and CF III’s advisors, which included:

•        extensive meetings and calls with the management team and advisors of AEye regarding, among other things, operations, partnerships, plans and forecasts;

•        review of material contracts and other material matters;

•        financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•        consultation with CF III management and its legal counsel and financial advisor;

•        review of historical financial performance of AEye (including audited and unaudited financials) and AEye’s management projections for AEye’s business; and

•        financial and valuation analyses of AEye and the Business Combination.

In the prospectus for the IPO, CF III identified certain high level, non-exclusive investment criteria that CF III believed would be important in evaluating prospective target businesses. As it relates to AEye, the CF III Board determined that pursuing a potential business combination with AEye would be an attractive opportunity for CF III and its stockholders for a number of reasons, including, but not limited to, (1) AEye’s technological capabilities in the long-range lidar industry and the large potential addressable market providing for significant growth potential, (2) the belief that AEye has sustainable competitive advantages with respect to its technology and active lidar capabilities, (3) that AEye’s business model has the potential to generate significant free cash flows, (4) that AEye has an experienced and capable management team, and (5) that AEye has the opportunity to evolve successfully and become a leader in the lidar space through its existing partnerships with Tier 1 auto suppliers and potential new partnerships with Tier 1 auto suppliers.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to the AEye business provided by AEye and presented to the CF III Board, the factors considered by the CF III Board included, but were not limited to, the following:

•        AEye’s Leadership Position in the Long-Range Lidar Industry.    According to AEye and the report prepared by the consulting firm engaged by CF III, AEye is currently one of the leading companies in the long-range lidar industry. AEye believes it maintains a leading technological position in the nascent lidar space, which is supported by information provided by AEye, the findings contained in the report prepared by the consulting firm and other materials CF III considered in assessing the sector.

•        Large and Growing Addressable Market.    According to AEye’s estimates (supported by various sources including Wall Street research, industry estimates and the report prepared by the consulting firm), the total addressable market for lidar is estimated to surpass $42 billion by 2030. AEye estimates that the market sizes for the three main industrial applications, ADAS, Mobility and Industrial, will be approximately $18.0 billion, $7.1 billion, and $17.1 billion, respectively, by 2030. As long-range lidar continues to gain acceptance in the marketplace and the price of each unit continues to decrease over time, the market for long-range lidar is expected to increase considerably. As a market leader in long-range lidar, AEye has the opportunity to significantly benefit from these changes.

•        AEye’s Differentiated Technology.    AEye has developed a single modular platform to address its target markets and a proprietary software-configurable sensing platform with more than 75 patents (includes issued and pending patents). AEye’s high resolution, long range lidar platform employs deterministic artificial intelligence at the edge to deliver salient and actionable information to enable higher levels of autonomous features and functionality. Due to its flexible design and optimized size, weight, and power, AEye’s lidar system can be seamlessly integrated in a variety of locations on a vehicle including behind the windshield, within the headlight enclosure or in the grill.

•        Relationships with Important Tier 1 Automotive Suppliers.    AEye’s ADAS strategy includes working with Tier 1 automotive suppliers to sell to the OEMs. Key partnerships that have been announced include Continental, Hella, Aisin, and ZKW Group GmbH (an affiliate of LG Electronics). Although all partnerships are subject to definitive agreements, AEye expects to benefit from its Tier 1 partners’ validation of its technology as well as industrialization, manufacturing, or sales channel to sell products containing AEye’s lidar to OEMs. AEye expects to participate with its Tier 1 partners in at least 16 opportunities over the next two years for long-range lidar.

•        Growth Potential of AEye’s Business.    AEye has the potential for revenues to accelerate quickly as the technological use cases of lidar become increasingly present in different industries and as these industries deploy lidar in greater quantities and in increasing numbers of products.

•        Selected by one of the Largest Automotive Suppliers to Meet Premium OEM Requirements.    AEye has been selected by Continental to meet the requirements of premium OEMs with an anticipated start date of production in 2024.

•        Projected Financial Breakeven.    AEye projects that the net proceeds of the Business Combination will provide it with sufficient capital to fund its business until its breakeven point, which is expected in 2024, and therefore additional capital raises are not expected to be necessary in the near term. The proceeds of the Transactions will also provide AEye resources to accelerate its business plan to expand its access to revenue seeking opportunities, which could enable AEye to exceed its financial projections.

•        Business Model.    AEye’s business model of relying on automotive Tier 1 suppliers for manufacturing its products is a capital light business model and provides advantages to AEye over its competitors, including the potential for higher gross margins and EBITDA margins than its competitors.

•        Experienced and Capable Management Team.    Following completion of the Business Combination, AEye will continue to be led by the same senior management team as prior to the Business Combination, which management team has positioned AEye to benefit as the long-range lidar industry begins to move into the mass adoption phase.

•        Attractive Valuation.    The CF III Board’s determination that if AEye is able to meet its financial projections, then CF III’s stockholders will have acquired their shares in the Combined Entity at an attractive valuation which would increase shareholder value.

•        Other Alternatives.    The CF III Board’s belief, after a thorough review of other business combination opportunities reasonably available to CF III, that the Business Combination represents an attractive potential business combination for CF III.

•        Terms and Conditions of the Merger Agreement.    The terms and conditions of the Merger Agreement and the Business Combination (including the Merger), were, in the opinion of the CF III Board, the product of arm’s-length negotiations between the parties.

•        Continued Ownership by Holders of AEye Capital Stock and AEye Convertible Equity Instruments.    The CF III Board considered that the holders of AEye Capital Stock and AEye Convertible Equity Instruments (i) are not receiving any cash proceeds from the Business Combination, (ii) will be significant shareholders of the Combined Entity after Closing, with a large majority of holders of AEye Capital Stock entering into Lock-Up Agreements, and (iii) are investing an additional $14.5 million in the Combined Entity through the PIPE Investment.

•        Involvement of the PIPE Investors.    The CF III Board considered that the agreement of the investors in the PIPE Investment, including the Sponsor, existing holders of AEye Capital Stock and AEye Convertible Equity Instruments (including strategic partners and Tier 1 automotive suppliers) and new investors in the PIPE Investment, to invest an aggregate of $225.0 million in the Combined Entity at Closing at $10.00 per share was a validation of AEye’s valuation and future prospects.

•        AEye Being an Attractive Target.    The CF III Board considered the fact that AEye (i) is of a sufficient size relevant to the public marketplace, (ii) has an experienced existing management team, (iii) has a significant total addressable market and expansion opportunities, and (iv) would benefit from the consummation of the Business Combination by becoming a public company and receiving the net proceeds of the Business Combination, which the CF III Board believed would allow AEye to accelerate its business plan and improve AEye’s ability to meet its financial projections.

In the course of its deliberations, in addition to the various other risks associated with the business of AEye, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CF III Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the Combined Entity’s revenues and financial performance.

•        Macroeconomic Risks in the Lidar Industry.    AEye is the sixth (6th) company in the lidar industry to announce a business combination with a special purpose acquisition company and other lidar companies may be contemplating such transactions. With many OEMs expected to have RFQ processes over the next few years, much of the projected available revenue in the lidar industry will be put to bid which will lock in revenues for lidar companies over the remaining part of this decade. AEye will face significant competition from its competitors, each with access to cash as a result of their business combination transactions, and may not win as many of the RFQs as it expects, thereby negatively impacting the Combined Entity’s revenues and financial performance.

•        Technological Risks in the Lidar Industry.    While AEye believes it is the technological leader in the lidar industry with its active sensing iDAR products, that enable real-time intelligence processing at the edge with long range, high resolution and low latency lidar solutions, existing and new competitors of AEye may emerge and achieve technological breakthroughs that make it more difficult for AEye to achieve design wins, adoption of AEye’s technology, future revenues and profitability. All these risks would negatively impact the Combined Entity’s revenues and financial performance. OEMs and other potential lidar customers could still choose other lidar companies for other reasons, including the cost of the lidar sensors.

•        Technological Risks in AEye’s Target Markets.    AEye’s projections rely on the expanded use of lidar sensors in the ADAS, Mobility and Industrial markets. If the technological advances needed in any of these industries for mass adoption of lidar are not achieved or not achieved in the expected time frame, then AEye’s ability to timely meet its financial projections could be diminished.

•        Business Plan and Projections May Not be Achieved.    The risk that AEye may not be able to execute on its business plan, and realize the financial performance as set forth in the financial projections presented to management of CF III and the CF III Board.

•        Tier 1 Automotive Supplier Relationships.    The risk that AEye has only entered into non-binding memorandums of understanding with its key Tier 1 automotive supplier partners and may not enter into final definitive agreements with all or certain of its Tier 1 automotive supplier partners.

•        Intense Competition.    The fact that AEye operates in an emerging market and is subject to intense competition and that certain of its competitors have in the past offered, and may in the future offer, their products and services to OEMs on terms that AEye and/or its Tier 1 partners are unwilling to match.

•        OEM Design Wins and Commercial Arrangements.    The risk that AEye and its Tier 1 automotive supplier partners are unsuccessful in securing design wins expected to be awarded in 2021 and 2022, or are unable to successfully enter into definitive agreements or other commercial arrangements with OEMs on the basis of such design wins, in a timely manner or at all, or, even if successful in entering into agreements with OEMs, that OEMs change the size of any proposed program and/or delay the implementation of AEye’s products, which in each case would delay or otherwise adversely affect AEye’s revenue growth and its ability to meet its financial projections.

•        Dilution from the Equity Incentive Plan.    Pursuant to the Equity Incentive Plan, up to 23,801,624 shares of Class A Common Stock will be available for issuance after Closing. In addition, the Equity Incentive Plan includes an evergreen provision, whereby after the first year, the lesser of (i) 5% of Class A Common Stock or (ii) such amount, if any, as the Combined Entity’s Board of Directors may determine, will be added to the Equity Incentive Plan and, each year thereafter, the lesser of (x) another 3% of the Class A Common Stock or (y) such amount, if any, as the Combined Entity’s Board of Directors may determine, will be added to the Equity Incentive Plan. The issuance of Class A Common Stock after Closing under the Equity Incentive Plan could dilute the ownership of the Combined Entity by the holders of CF III Common Stock as of the Closing.

•        Lock-Ups.    The Class A Common Stock issued to the investors in the PIPE Investment are not subject to any lock-ups, and the Combined Entity is required to register such shares of Class A Common Stock promptly after Closing. Approximately 90% of the shares of Class A Common Stock issued to stockholders of AEye will be subject to lock-up (subject to waiver by CF III). The Class A Common Stock issued to the stockholders of AEye subject to lock-up and the Founder Shares held by the Sponsor are subject to a twelve (12) month lock-up. Upon the expiration of any such lock-ups and upon the registration of such shares of Class A Common Stock, a substantial number of shares of Class A Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•        No Fairness Opinion.    The risk that CF III did not obtain a fairness opinion in connection with the Business Combination.

•        Liquidation.    The risks and costs to CF III if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CF III being unable to effect a business combination within the completion window which would require CF III to liquidate.

•        Stockholder Vote and Other Actions.    The risk that CF III Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of CF III Class A Common Stock.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF III’s control.

•        CF III’s Stockholders Holding a Minority Position in the Post-Combination Company.    The fact that existing CF III stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing CF III stockholders (excluding the Sponsor and PIPE Investors) owning approximately 11.3% of the Combined Entity after Closing, based on the assumptions described in the section entitled “Questions and Answers About the Proposals — What equity stake will current stockholders of CF III and holders of AEye Capital Stock hold in the Combined Entity after the Closing?”, including no redemptions by existing CF III Stockholders.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of CF III Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•        Nasdaq Listing.    The potential inability to maintain the listing of the Combined Entity’s securities on Nasdaq following the Closing.

•        Valuation.    The risk that the CF III Board may not have properly valued AEye’s business.

•        Distraction to Operations.    The risk that the potential diversion of AEye’s management and employee attention as a result of the Business Combination may adversely affect AEye’s operations.

•        Readiness to be a Public Company.    As AEye has not previously been a public company, AEye may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that AEye will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

In addition to considering the factors described above, the CF III Board also considered that:

•        Interests of Certain Persons.    The Sponsor and certain officers and directors of CF III may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CF III’s stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CF III’s Directors and Officers in the Business Combination”). CF III’s independent directors on the CF III Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF III Audit Committee, the Merger Agreement and the transactions contemplated therein.

After considering the foregoing, the CF III Board concluded, in its business judgment, that the potential benefits to CF III and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Certain Forecasted Financial Information for AEye

AEye provided CF III with internally prepared forecasts for the periods ending December 31, 2021, 2022, 2023, 2024, 2025 and 2026. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by potential investors or existing stockholders. You are cautioned not to rely on the forecasts in making a decision regarding the transaction, as the forecasts may be materially different from actual results. Please also see “Cautionary Note Regarding Forward-Looking Statements.”

The forecasts reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions, and various other factors, all of which are difficult to predict and many of which are beyond AEye’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Furthermore, the forecasts do not take into account any circumstances or events occurring after the date on which the projections were prepared, which was April 13, 2021. The most fundamental assumptions on which AEye’s management based its internal forecasts were the size and growth rate of the anticipated total available market (“TAM”) for AEye’s products, which AEye estimates will grow from $3 billion in 2020 to $14 billion by 2025, and AEye’s estimated market share within that TAM, including products sold by AEye as well as products containing content or technology licensed by AEye, and the change in AEye’s market share over time, which AEye estimates will grow from 0% in 2021 to 11% by 2026.

In addition, AEye’s forecast was based on other assumptions, including, among other things: AEye’s expected transition to contract manufacturing for volume production by the fourth quarter of 2021, which AEye believes will improve its profit margins; completion of definitive agreements between AEye and certain Tier 1 suppliers to OEMs or system integrators, and specifically with Continental in 2021 as well as the start of automotive lidar production by Continental using AEye’s technology in 2024, all of which would increase AEye revenue; the timing of potential design wins and any resulting definitive agreements or other commercial arrangements with OEMs on the basis of such design wins, which would impact when revenue would be recognized; the overall expected unit volume, including units produced under a license from AEye, the majority of which will result from those definitive agreements or other commercial arrangements with OEMs, of over two million units, in the aggregate, from 2021 through 2026 and would increase AEye revenue; the market penetration of features based upon AEye’s products or technology in the 2024 to 2026 time period; the expected average selling price of AEye’s products or the royalties or fees expected to be paid to AEye for licenses it grants in the future; the expected decline in the cost of goods sold of AEye’s products by over 90% between 2021 and 2026 with increasing volume production; an increasing gross profit margin percentage despite projected declines in average selling prices; continued access to key components at the costs projected by AEye, including the substantial resolution of the current automotive integrated circuit shortage by the beginning of 2022; and the operating expenses AEye expects to incur in order to grow its business and compete effectively with other companies offering lidar solutions, excluding stock-based compensation expenses, that grows from $60 million in 2021 to $175 million in 2026.

AEye believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the models, AEye’s management relied on a number of factors, including the executive team’s significant experience in the lidar industry and the actual historical performance of AEye.

Although the assumptions and estimates on which the forecasts for revenues and costs are based are believed by AEye’s management to be reasonable and based on the best then currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond AEye’s and CF III’s control. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that AEye, CF III or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were disclosed to CF III for use as a component in its overall evaluation of AEye and are included in this proxy statement/prospectus on that account, subject to standard caveats with respect to forward-looking statements. Neither AEye’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of AEye compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. The Combined Entity will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

AEye does not as a matter of course make public projections as to future sales, earnings, or other results. However, management of AEye has prepared the prospective financial information set forth below to present to CF III for use as a component in its overall evaluation of AEye and are included in this proxy statement/prospectus for that reason. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither AEye’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

In connection with the consideration by the CF III Board of the proposed Amendment to the Merger Agreement, CF III’s management presented to the CF III Board the forecasts for 2021 – 2026 from AEye that were then available. The key elements of the forecasts considered at that time by the CF III Board are summarized below:

	Year Ending December 31,
($ in millions)	2021	2022	2023	2024	2025	2026
Revenue	$3	$12	$34	$159	$290	$605
Gross Profit, excluding stock-based compensation expense	$0	$3	$17	$126	$237	$509
EBITDA, excluding stock-based compensation expense	$(60)	$(75)	$(91)	$1	$90	$334

Comparable Company Analysis

In connection with its approval of the Original Merger Agreement and the Amendment to the Merger Agreement, the CF III Board considered comparisons of illustrative enterprise valuations and the implied EBITDA multiples derived from comparable lidar technology companies, including Luminar Technologies, Inc. (“Luminar”),

Velodyne Lidar, Inc. (“Velodyne”), Ouster, Inc. (“Ouster”), Aeva, Inc. (“Aeva”) and Innoviz Technologies Ltd. (“Innoviz”) that either combined or announced a combination with a special purpose acquisition company (“SPAC”) in the second half of 2020. In addition, the CF III Board considered enterprise valuations and the implied EBITDA multiples derived from other automobile technology companies including Mobileye Inc. (“Mobileye”) and Cerence Inc. (“Cerence”) that have a licensing component to their business model which have similar characteristics to AEye’s expected revenues from Tier 1 Automotive suppliers for the ADAS market.

The CF III Board recognized that no company was identical in nature to AEye. The CF III Board also recognized that the analyses relied upon information that was limited in availability due to many of the companies being in the process of becoming a public company or having recently become a public company and that the information was reliant upon AEye and the comparable lidar companies achieving their projections.

In connection with its approval of the Amendment to the Merger Agreement, the CF III Board was provided with, among other things, (i) estimated pro forma post-transaction enterprise value at the transaction announcement(1) (“Announcement Enterprise Value”), (ii) estimated pro forma enterprise value assuming the trading price and capitalization as based on latest publicly available information(2) (“Current Enterprise Value”), (iii) estimated pro forma enterprise value as a multiple of estimated future EBITDA at the transaction announcement(1)(3) (“Announcement Enterprise Value/EBITDA Multiple”) and (iv) enterprise value as a multiple of estimated future EBITDA assuming the trading price as of April 22, 2021, and capitalization based on the latest publicly available information(2)(4) (“Current Enterprise Value/EBITDA Multiple”).

	Enterprise Value		Enterprise Value/EBITDA			TAM
($ in billions)	At Announcement(1)	Current(2)	Year	At Announcement(1)(3)	Current(2)(4)	Year	Size
AEye(5)	$1.6	NA	2026E	4.9x	NA	2030E	$42+
LiDAR Companies
Luminar	$2.9	$7.3	2025E	7.9x	21.0x	2030E	$150.0
Velodyne	1.6	2.6	2024E	10.5x	22.2x	2022E	11.9
Aeva	1.8	1.6	2025E	5.2x	5.2x	2030E	205.0
Ouster	1.6	1.6	2025E	2.8x	2.7x	2030E	50.0
Innoviz	1.0	1.1	2025E	5.8x	6.0x	NA	NA
Licensing Model AutoTech
Mobileye(6)	NA	$10.8	2017E	NA	40.0x	NA	NA
Cerence	NA	$4.0	2021E	NA	28.5x	NA	NA

____________

(1)      Represents post-transaction equity value. Assumes no redemptions from respective SPAC trust accounts and assumes new shares are issued at $10.00 per share. Excludes impact of SPAC warrants.

(2)      Assumes current fully-diluted shares outstanding and share price as of April 23, 2021.

(3)      EBITDA as presented in investor presentation published on transaction announcement. Luminar, Aeva, Ouster and Innoviz are 2025E. Velodyne is 2024E.

(4)      Luminar, Velodyne, Aeva, Mobileye and Cerence EBITDA estimates per consensus analyst estimates. Ouster, Innoviz and AEye EBITDA as presented in investor presentation published on transaction announcement. Luminar, Aeva, Ouster and Innoviz are 2025E EBITDA. Velodyne is 2024E EBITDA. AEye is 2026E EBITDA. Cerence is 2021E EBITDA. Mobileye is 2017E EBITDA.

(5)      Assumes no redemptions from CF III trust account and assumes new shares issued at a price of $10.00. Includes impact of 60,000 pre-merger RSUs issued to an employee from the pool of available shares to be issued. Excludes impact of 7.8 million shares issuable from warrants with a strike price of $11.50. Excludes 314,043 shares to be issued to an identified pool of hires prior to the Closing. Excludes shares equal to 10% of shares outstanding issuable under the Equity Incentive Plan following the Closing.

(6)      Enterprise value calculated as of March 10, 2017. Revenue and EBITDA estimates are historical as of March 10, 2017. Acquisition of Mobileye by Intel announced on March 13, 2017 for $63.54 per share in cash, representing an enterprise value of $15.0 billion (55.4x 2017E EBITDA).

Discounted Cash Flow Analysis

In connection with its approval of the Original Merger Agreement and the Amendment to the Merger Agreement, the CF III Board also considered discounted cash flow analyses that calculated the estimated net present value utilizing the projected unlevered free cash flow from the financial model provided by the management of AEye. The discounted cash flow analysis conducted in connection with the CF III Board’s approval of the Amendment to the Merger Agreement assumed a range of terminal multiples of 35.0x to 45.0x and a discount rate of 10.0% to 14.0%. The range of enterprise values calculated using the discounted cash flow analysis was approximately $6.3 billion to $9.6 billion as compared to an estimated pre-transaction enterprise value of approximately $1.52 billion for AEye(1). In addition, the CF III Board considered the estimated net present value utilizing the projected unlevered free cash flow from the financial model provided by the management of AEye assuming a discount rate of 20%, which resulted in a range of enterprise values of approximately $5.0 billion to $6.5 billion as compared to an estimated pre-transaction enterprise value of approximately $1.52 billion for AEye(1).

	Implied Enterprise Value ($ billions)(1)
EBITDA Multiple	Calculated Discount Rate (%)			Illustrative Discount Rate (%)
	10.00%	12.00%	14.00%	20.00%
35.0x	$7.5	$6.9	$6.3	$5.0
37.5x	$8.0	$7.4	$6.8	$5.4
40.0x	$8.5	$7.9	$7.3	$5.8
42.5x	$9.1	$8.4	$7.7	$6.2
45.0x	$9.6	$8.9	$8.2	$6.5

____________

(1)      Assumes no redemptions from the Trust Account and assumes new shares issued at a price of $10.00. Includes impact of 60,000 pre-merger RSUs issued to an employee from the pool of available shares to be issued. Excludes impact of 7.8 million shares issuable from warrants with a strike price of $11.50. Excludes 314,043 shares to be issued to an identified pool of hires prior to the Closing. Excludes shares equal to 10% of shares outstanding issuable under the Equity Incentive Plan following the Closing.

Satisfaction of 80% Test

It is a requirement under the Existing Charter and Nasdaq listing requirements that the business or assets acquired in CF III’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the business combination marketing fee payable to CF&Co. and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of February 17, 2021, the date of the execution of the Original Merger Agreement, the balance of the funds in the Trust Account was $221.35 million (excluding $8.65 million of advisory fees payable to CF&Co. in connection with the Business Combination pursuant to the business combination marketing agreement entered into in connection with the IPO and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $177.1 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the CF III Board looked at the pre-transaction enterprise value of AEye of approximately $1.9 billion (which was decreased to $1.52 billion pursuant to the Amendment to the Merger Agreement). In determining whether the enterprise value described above represents the fair market value of AEye, the CF III Board considered all of the factors described above in this section and the fact that the purchase price for AEye was the result of an arm’s length negotiation with AEye. As a result, the CF III Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the business combination marketing fee payable to CF&Co. and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of CF III’s management team and the CF III Board, the CF III Board believes that the members of its management team and the CF III Board are qualified to determine whether the Business Combination meets the 80% asset test. The CF III Board did not seek or obtain a fairness opinion in determining whether the 80% asset test has been met.

Interests of the Sponsor and CF III’s Directors and Officers in the Business Combination

When you consider the recommendation of the CF III Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and CF III’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        unless CF III consummates an initial business combination, CF III’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF III ($63,220 of such expenses have been incurred as of May 31, 2021, and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor for $5,000,000 in the Private Placement will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF III has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares, which such Founder Shares (excluding the 40,000 Founder Shares transferred to CF III’s two independent directors), if unrestricted and freely tradeable, would be valued at approximately $57.2 million, based on the closing price of Class A Common Stock on June 18, 2021, and that such shares will be worthless if a business combination is not consummated;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF III does not complete an initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), the proceeds from the sale of the Placement Units of $5,000,000 will be included in the liquidating distribution to CF III’s public stockholders and the Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, an aggregate amount of $8.65 million in business combination marketing fees, $10.0 million of M&A advisory fees and $6.75 million of placement agent fees (payable in connection with the PIPE Offering) will be payable to CF& Co., an affiliate of CF III and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF III to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and CF III’s officers and directors will lose their entire investment in CF III, including loans in the aggregate amount of $3,352,236 as of May 31, 2021, if an initial business combination is not completed;

•        the fact that CF III’s two independent directors own an aggregate of 40,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $400,400, based on the closing price of Class A Common Stock on June 18, 2021; and

•        the fact that CF III’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting CF III will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on AEye Stockholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the governing body of the Combined Entity, AEye’s senior management comprising the senior management of the Combined Entity and AEye operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of AEye with the Business Combination treated as the equivalent of AEye issuing stock for the net assets of CF III, accompanied by a recapitalization. The net assets of CF III will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of AEye in future reports of the Combined Entity.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, CF III’s directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares of CF III Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of the Sponsor, CF III’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of CF III’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, CF III’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, CF III’s directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

United States Federal Income Tax Considerations of the Redemption

The following is a discussion of material U.S. federal income tax considerations for holders of shares of CF III Class A Common Stock that elect to have their shares of CF III Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to CF III Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes. Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to CF III. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of CF III Class A Common Stock;

•        persons holding CF III Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons who received their shares of CF III Class A Common Stock as compensation;

•        partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes; and

•        tax-exempt entities.

If you are a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their shares of CF III Class A Common Stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of CF III Class A Common Stock

In the event that a holder’s shares of CF III Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “Special Meeting of CF III Stockholders — Redemption Rights”, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of CF III Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder will be treated as described below under the section titled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section titled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section titled “— Non-U.S. Holders — Taxation of Distributions.”

Whether a redemption of shares of CF III Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of CF III stock treated as held by the redeemed holder before and after the redemption relative to all of our shares outstanding both before and after the redemption. The redemption of CF III Class A Common Stock generally will be treated as a sale of CF III Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include

CF III Class A Common Stock which could be acquired pursuant to the exercise of the Placement Warrants or the Public Warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of CF III Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of CF III Class A Common Stock and the CF III Class A Common Stock to be issued pursuant to the Business Combination). Prior to the Business Combination, the CF III Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of CF III Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of CF III Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section titled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section titled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed CF III Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of CF III Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of CF III Class A Common Stock is treated as a corporate distribution, as discussed above under the section titled “— Redemption of CF III Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the CF III Class A Common Stock and will be treated as described below under the section titled “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied.    With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the CF III Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a U.S. holder’s shares of CF III Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section titled “— Redemption of CF III Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of CF III Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its CF III Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of CF III Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the CF III Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of CF III Class A Common Stock (shares of CF III Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our CF III Class A Common Stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of CF III Class A Common Stock is treated as a corporate distribution, as discussed above under the section titled “— Redemption of CF III Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our CF III Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section titled “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s CF III Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of CF III Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section titled “— Redemption of CF III Class A Common Stock,” subject to the discussion of backup withholding and FATCA below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our CF III Class A Common Stock and, in the circumstance in which shares of our CF III Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our CF III Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our CF III Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our CF III Class A Common Stock and proceeds from the sale, taxable exchange or taxable redemption of our CF III Class A Common Stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A Common Stock. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

The foregoing discussion regarding material U.S. federal income tax considerations of the redemption is intended to provide only a summary of the material U.S. federal income tax consequences of the redemption to holders of CF III securities. The disclosure in this section, in so far as it relates to matters of U.S. federal income tax law, constitutes the opinion of Ellenoff Grossman & Schole LLP, a copy of which is filed as Exhibit 8.1 to this proxy statement/prospectus. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the redemption. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the redemption.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF III, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to CF III’s stockholders and (iii) filings required under the HSR Act in connection with the Business Combination and the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the Business Combination cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. In March 2021, the Parties each filed their respective Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC and the 30 calendar-day waiting period expired on April 5, 2021.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination contemplated thereby) will be approved and adopted only if the holders of at least a majority of the outstanding shares of CF III Common Stock vote “FOR” the Business Combination Proposal, and each of the Pre-Merger Charter Amendment Proposal, the election of each director nominee pursuant to the Director Election Proposal, the Post-Merger Charter Amendment Proposals, the Nasdaq Proposal, and the Equity Incentive Plan Proposal are

approved at the Special Meeting. Failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Business Combination Proposal will be presented at the Special Meeting only if the Pre-Merger Charter Amendment Proposal is approved by the stockholders. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, and the Equity Incentive Plan Proposal.

As of the Record Date, the Sponsor and CF III’s directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As a result, we would need only 8,375,001, or approximately 36.4%, of the 23,000,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved. As of the date hereof, the Sponsor and CF III’s directors and officers have not purchased any Public Shares.

Recommendation of the CF III Board

THE CF III BOARD UNANIMOUSLY RECOMMENDS THAT CF III STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to the Existing Charter, the CF III Board is currently divided into two classes, Class I and Class II with only one class of directors being elected in each year and each class serving a two-year term. The Amended Charter provides that the authorized number of directors will be fixed in the manner as provided in the Amended Bylaws. The Amended Charter also provides that the Combined Entity Board will be divided into three classes, designated as Class I directors, Class II directors and Class III directors. In addition, the Amended Charter provides that each director shall serve until his or her successor shall be duly elected at the Combined Entity’s annual meeting of stockholders held in the third year following the year of their election (subject to the earlier term limits described in the paragraph below) and qualified or until his or her earlier resignation, removal from office, death or incapacity.

Assuming the Business Combination Proposal is approved at the special meeting, you are being asked to elect seven directors to the board, effective upon the Closing of the Business Combination, with each Class I director having a term that expires at the Combined Entity’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Combined Entity’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Combined Entity’s annual meeting of stockholders in 2024, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal, death or incapacity. The election of these directors is contingent upon approval of the Business Combination Proposal.

The CF III Board has nominated Mr. Wen Hsieh and Mr. Timothy J. Dunn to serve as Class I directors, Mr. Luis Dussan and Dr. Karl-Thomas Neumann to serve as Class II directors and Mr. Blair LaCorte, Prof. Dr. Bernd Gottschalk and Ms. Carol DiBattiste to serve as Class III directors. Information regarding each nominee is set forth in the section entitled “Management of the Combined Entity Following the Business Combination.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, in person online or by proxy. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the CF III Board

THE CF III BOARD UNANIMOUSLY RECOMMENDS THAT CF III STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS PROPOSAL.

*****

THE NASDAQ PROPOSAL

Background and Overview

CF III is anticipated to issue up to 154,081,440 shares of Class A Common Stock to holders of AEye securities outstanding prior to the Business Combination in connection with the Merger pursuant to the terms of the Merger Agreement and up to 22,500,000 shares of Class A Common Stock pursuant to the related PIPE Investment.

Why CF III Needs Stockholder Approval

CF III is seeking stockholder approval of the issuance of shares of Class A Common Stock to holders of AEye securities outstanding prior to the Business Combination pursuant to the Merger Agreement and to the PIPE Investors pursuant to the PIPE Investment in order to comply with Nasdaq Listing Rules 5635.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash, (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Currently, 29,250,000 shares of CF III Common Stock are outstanding. CF III anticipates that the number of shares of Class A Common Stock to be issued to AEye Stockholders in exchange for their AEye Capital Stock and the shares underlying outstanding options and warrants of AEye to be assumed by the Combined Entity pursuant to the Merger Agreement and the number of shares of Class A Common Stock to be issued to the PIPE Investors in the related PIPE Investment will be in excess of 20% of the number of shares of CF III Common Stock outstanding before the Closing. Accordingly, we are required to obtain stockholder approval of the issuance of Class A Common Stock to holders of AEye Capital Stock and to the PIPE Investors pursuant to Rule 5635(a) of the Nasdaq Listing Rules.

Effect of Proposal on Current Stockholders

The issuance of shares of CF III Common Stock to holders of AEye’s securities pursuant to the Merger Agreement and to the PIPE Investors pursuant to the related PIPE Investment would result in further dilution to CF III’s current stockholders in connection with the consummation of the Business Combination, and would afford CF III’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Entity. In addition, the resale of the Class A Common Stock to be issued to holders of AEye’s securities and the PIPE Investors could cause the market price of the CF III Common Stock to decline. However, the issuance of these shares is contemplated by the Merger Agreement and the PIPE Subscription Agreements. Accordingly, if the Nasdaq Proposal is not approved, CF III cannot consummate the Business Combination.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal.

This Proposal is conditioned on the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Post-Merger Charter Amendment Proposals, and the Equity Incentive Plan Proposal.

Recommendation of the CF III Board

THE CF III BOARD UNANIMOUSLY RECOMMENDS THAT CF III’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

THE POST-MERGER CHARTER AMENDMENT PROPOSALS

Overview

In connection with the Business Combination, CF III is asking its stockholders to approve the adoption of the Amended Charter, in the form attached hereto as Annex C, to be effective upon the consummation of the Business Combination. The amendments set forth in the Amended Charter are, in the judgment of the CF III Board, necessary to adequately address the needs of the Combined Entity. In that regard, the CF III Board is submitting the Post-Merger Charter Amendment Proposals addressing the material differences between the Existing Charter and the Amended Charter for CF III’s stockholders to approve. If the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Post-Merger Charter Amendment Proposals are approved, the Amended Charter would replace the Existing Charter.

Each of the Post-Merger Charter Amendment Proposals is conditioned on the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal. Therefore, if any of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, or the Equity Incentive Plan Proposal is not approved, the Post-Merger Charter Amendment Proposals will have no effect, even if approved by CF III’s stockholders. The following is a summary of the key changes effected by the Post-Merger Charter Amendment Proposals, but this summary is qualified in its entirety by reference to the full text of the Amended Charter, a copy of which is included as Annex C.

The Post-Merger Charter Amendments effect the following:

•        change the Combined Entity’s name to AEye, Inc.;

•        change the nature of the business or purpose of the Combined Entity to “any lawful act or activity for which corporations may be organized under the DGCL”;

•        eliminate the Class B Common Stock (after giving effect to the conversion of each outstanding share of Class B Common Stock immediately prior to the closing of the Business Combination into one share of Class A Common Stock);

•        increase the term for directors from two (2) years to three (3) years and add a third class of directors;

•        amend certain terms in Article XI (Corporate Opportunities) with respect to certain non-employee directors of the Combined Entity pursuing outside business activities and corporate opportunities; and

•        delete other provisions applicable only to blank check companies, and make conforming changes to reflect such deletions.

Reasons for the Amendments

The Post-Merger Charter Amendments and the reasons for each of them are:

•        Amending Article I to change the Combined Entity’s name to “AEye, Inc.” Currently, the Company’s name is CF Finance Acquisition Corp. III. The Board believes the name of the Combined Entity should more closely align with the name of the existing operating business of AEye and therefore has proposed the name change.

•        Amending Article II to delete the provision regarding the Company’s powers to consummate a business combination. The Board believes this change is appropriate to remove language applicable to a blank check company.

•        Amending Article IV to provide for a single class of common stock. The Board believes the existence of the Class B Common Stock following its automatic conversion in the Business Combination is unnecessary.

•        Amending Article V to increase the term for directors from two (2) years to three (3) years and create a third class of directors. The Board believes that this revised board structure will allow management to focus on long-term objectives.

•        Revising Article XI regarding corporate opportunities to add certain terms with respect to certain non-employee directors, in recognition and anticipation that members of the Combined Entity Board who are not employees of the Combined Entity may pursue outside business activities and corporate opportunities to the fullest extent permitted by law. In particular, the Amended Charter will clarify that non-employee directors may, directly or indirectly, to the fullest extent permitted by law, (1) engage in the same or similar business activities or lines of business in which the Combined Entity or any of its Affiliates engages or proposes to engage or (2) otherwise compete with the Combined Entity or any of its Affiliates. Such non-employee director will have no duty to communicate or offer a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself, or himself and, to the fullest extent permitted by law, shall not be liable to the Combined Entity or its stockholders or to any affiliate of the Combined Entity for breach of any fiduciary duty as a stockholder, director or officer solely by reason of the fact that such non-employee director pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another person.

•        Deleting Article IX to eliminate provisions specific to our status as a blank check company and making conforming changes to the charter. These deletions are desirable because these provisions will serve no purpose following the consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Combined Entity Board believes it is the most appropriate period for the Combined Entity following the Business Combination. In addition, certain provisions in Article IX of the Existing Charter require that proceeds from the Company’s IPO be held in the Trust Account until a business combination or liquidation of the Company has occurred. These provisions would restrict our ability to pursue the Business Combination with AEye, among other things.

Vote Required for Approval

Approval of each of the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the votes cast by the stockholders of CF III present or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will not have an effect on these Proposals.

Recommendation of the CF III Board

THE CF III BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CF III VOTE “FOR” THE APPROVAL OF EACH OF THE POST-MERGER CHARTER AMENDMENT PROPOSALS.

THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

In connection with the Business Combination, the CF III Board recommends that the stockholders approve the Equity Incentive Plan. The following is a summary of certain terms and conditions of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the 2021 Equity Incentive Plan of the Combined Entity, which is attached as Annex E to this proxy statement/prospectus. You are encouraged to read the entirety of the Equity Incentive Plan.

Summary of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Combined Entity and its subsidiaries following the closing of the Business Combination.

Approval of the Equity Incentive Plan by CF III’s stockholders is required, among other things, in order to: (i) comply with stock exchange listing rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of restricted stock unit awards, stock options, stock appreciation rights or “SARs”, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards to employees under the Equity Incentive Plan.

If this Equity Incentive Plan Proposal is approved by CF III’s stockholders, the Equity Incentive Plan will become effective immediately as of the closing of the Business Combination. In the event that CF III’s stockholders do not approve this Proposal, the Equity Incentive Plan will not become effective. Approval of the Equity Incentive Plan by CF III’s stockholders will allow the Combined Entity to grant restricted stock unit awards, stock options, stock appreciation rights or “SARs”, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the Combined Entity Board or the Combined Entity Board’s compensation committee following the Closing of the Business Combination.

The Combined Entity’s employee equity compensation program, as implemented under the Equity Incentive Plan, will allow the Combined Entity to remain competitive with comparable companies in its industry by giving it resources to attract and retain talented individuals. The Equity Incentive Plan, if approved, will provide the Combined Entity with flexibility to use equity, cash, and other incentive awards to attract, retain and motivate talented employees, officers, directors, and consultants.

Best Practices Integrated into the Combined Entity’s Equity Compensation Program and the Equity Incentive Plan

The Equity Incentive Plan includes provisions that are designed to protect the interests of the stockholders of the Combined Entity following its effectiveness and to reflect corporate governance best practices including:

•        Awards granted under the Equity Incentive Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any “clawback” policy or similar provisions required by applicable law, stock exchange listing standards, or policies adopted by the Combined Entity, or as specified in a particular award agreement.

•        No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Equity Incentive Plan must have an exercise price not less than the fair market value of a share of common stock on the effective date the stock option or stock appreciation right is granted.

•        Certain material amendments to the Equity Incentive Plan require stockholder approval. The Equity Incentive Plan requires stockholder approval of the following material revisions to the Equity Incentive Plan: (a) an increase in the maximum aggregate number of shares of common stock that may be issued under the Equity Incentive Plan (except by operation of the provisions of the Equity Incentive Plan), (b) a change in the class of persons eligible to receive incentive stock options, or (c) any other amendment that requires the approval of the Combined Entity’s stockholders under any applicable law, regulation, or rule, including any applicable stock exchange listing standards.

•        Limit on non-employee director awards and other awards. The annual compensation awarded to any non-employee directors of the Combined Entity during each calendar year, including both shares subject to stock awards granted under the Equity Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $750,000 in total value, or $1 million for the calendar year in which a non-employee director is first elected to the board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee director.

Information Regarding the Combined Entity’s Equity Incentive Program

It is critical to the Combined Entity’s long-term success that the interests of its employees, directors, officers, and consultants are tied to its success as “owners” of the business. Approval of the Equity Incentive Plan will allow the Combined Entity to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by its the Combined Entity Board or its compensation committee following the Closing of the Business Combination in order to attract new employees, directors, officers, and consultants, retain existing employees, directors, officers, and consultants, and to motivate such persons to exert maximum efforts for the Combined Entity’s success. The Equity Incentive Plan will allow the Combined Entity to utilize these foregoing types of equity and cash incentive awards with flexibility to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Entity.

If CF III’s Proposal to approve the Equity Incentive Plan is approved by CF III’s stockholders, the Combined Entity will reserve 10% of its fully-diluted capitalization following the Closing of the Business Combination available for grant under the Equity Incentive Plan as of the effective time of the Closing of the Business Combination. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants under the Equity Incentive Plan. Furthermore, if the Equity Incentive Plan is approved by CF III’s stockholders, the number of shares available for grant (other than incentive stock options) pursuant to the Equity Incentive Plan will be subject to annual increases effective as of the first day of the Combined Entity’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the Combined Entity’s fiscal year commencing in 2032 in an amount equal to (A) for the first annual increase, the lesser of (i) five percent (5%) of the number of shares of stock outstanding as of the conclusion of the Combined Entity’s immediately preceding fiscal year, or (ii) such amount, if any, as the Combined Entity Board may determine, and (B) thereafter, the lesser of (i) three percent (3%) of the number of shares of the common stock outstanding as of the Combined Entity’s immediately preceding fiscal year or (ii) such amount, if any, as the board may determine.

Description of the Equity Incentive Plan

The material features of the Equity Incentive Plan are described below. The following description of the Equity Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan. Stockholders are urged to read the actual text of the Equity Incentive Plan in its entirety.

Purpose

The purpose of the Equity Incentive Plan is to advance the interests of the Combined Entity and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Combined Entity and its subsidiaries.

Types of Awards

The terms of the Equity Incentive Plan provide for the grant of restricted stock unit awards, incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, restricted stock units awards, performance units, performance shares, cash-based awards, and other stock-based awards.

Shares Available for Awards

Subject to adjustment for specified changes in the Combined Entity’s capitalization as set forth in the Equity Incentive Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Equity Incentive Plan will be equal to (1) 10% of the fully-diluted capitalization of the Combined Entity following the Closing of the Business Combination, plus (2) except with respect to awards of incentive stock options, annual increases effective as of the first day of the Combined Entity’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the Combined Entity’s fiscal year commencing in 2023 in an amount equal to the lesser of (i) 5% of the number of shares of the Common Stock outstanding as of the Combined Entity’s immediately preceding fiscal year or (ii) such amount, if any, as the Combined Entity Board may determine. Subject to compliance with the requirements of Section 409A of the Code and any other applicable provisions of the Code and regulations thereunder, and with other applicable law or requirements (including applicable stock exchange requirements), the Combined Entity Board or its compensation committee may authorize the issuance or assumption of benefits under the Equity Incentive Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate without affecting the number of shares of Common Stock reserved or available for awards under the Plan. In addition, subject to compliance with applicable laws, and stock exchange listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Equity Incentive Plan to individuals who were not employees or directors of the Combined Entity or a parent or subsidiary of the Combined Entity prior to the transaction and will not reduce the number of shares otherwise available for issuance under the Equity Incentive Plan.

Shares issued under the Equity Incentive Plan will consist of authorized but unissued or reacquired shares of common stock. No fractional shares of common stock will be delivered under the Equity Incentive Plan.

The following shares of common stock will become available again for issuance under the Equity Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the Combined Entity; (iv) any shares reacquired by the Combined Entity or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the Combined Entity or withheld as consideration for the exercise price of a stock option.

Non-Employee Director Compensation Limit

Under the Equity Incentive Plan, the annual compensation awarded to any non-employee directors of the Combined Entity during each calendar year, including both shares subject to stock awards granted under the Equity Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $750,000 in total value, or $1 million for the calendar year in which a non-employee director is first elected to the Combined Entity Board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee director.

Administration

The Equity Incentive Plan will be concurrently administered by the Combined Entity Board or the Combined Entity Board’s compensation committee. The Combined Entity Board and the Combined Entity Board’s compensation committee may each be considered to be a “Plan Administrator” for purposes of this Equity Incentive Plan Proposal. Subject to the terms of the Equity Incentive Plan, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the Equity Incentive Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Equity Incentive Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of common stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Equity Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Equity Incentive Plan.

Amendment and Termination

The Plan Administrator may at any time amend the Equity Incentive Plan or any outstanding award and may at any time terminate or suspend the Equity Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of the Plan so as to materially adversely affect a participant’s rights under an award without the consent of the Participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Equity Incentive Plan requires stockholder approval of certain material revisions to the Equity Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of common stock that may be issued under the Equity Incentive Plan (except by operation of the provisions of the Equity Incentive Plan relating to changes in the Combined Entity’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule. No awards may be made under the Equity Incentive Plan following the ten (10) year anniversary of the earlier of the date that the board of directors or the stockholders approve the Equity Incentive Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.

Eligibility

All of the Combined Entity’s (including its subsidiaries) employees, non-employee directors, officers, and consultants will be eligible to participate in the Equity Incentive Plan following the Closing of the Business Combination and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Equity Incentive Plan only to the Combined Entity’s employees (including officers) and employees of its subsidiary corporations (as determined in accordance with Section 422 and Section 424 of the Code).

Terms and Conditions of Awards

All Awards

Generally, the Plan Administrator will determine the terms of all awards under the Equity Incentive Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the Combined Entity’s common stock subject to awards.

Awards Requiring Exercise

Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with the Combined Entity, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

•        All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the Combined Entity other than for Cause (as defined in the Equity Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three (3) months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•        All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the Combined Entity due to death will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the participant’s termination or

(ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

•        All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with the Combined Entity due to Disability (as defined in the Equity Incentive Plan) will remain exercisable for the lesser of (i) the one (1) year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of the Combined Entity possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Combined Entity or any parent corporation, subsidiary corporation or affiliate of the Combined Entity (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Common Stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five (5) years from the date of grant.

Effect of a Change in Control

In the event of a “Change in Control” each outstanding award shall be subject to the definitive agreement entered into by the Company in connection with the “Change in Control.

The Equity Incentive Plan defines a “Change in Control” as the occurrence of any one or a combination of the following:

(i)     any “person” becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total fair market value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the effective date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a participating company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)    a transaction in which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors; or

(iii)   a date specified by the “committee” following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of incumbent directors.

However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the Plan upon, or on a date specified in relation to, a change in control event, that event must qualify as a change in the ownership or effective control of the Combined Entity or in the ownership of a substantial portion of the assets of the Combined Entity within the meaning of Section 409A.

Changes in and Distributions with Respect to Combined Entity Common Stock

In the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change affecting the Combined Entity’s common stock, or in the event of payment of a dividend or distribution to the stockholders of the Combined Entity in a form other than common stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of our stock, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Equity Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the Equity Incentive Plan.

Effect of Section 280G and Section 4999 of the Code in Connection with a Change in Control

If any acceleration of vesting pursuant to an award granted under the Equity Incentive Plan and any other payment or benefit received or to be received by a participant in the Equity Incentive Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.

Clawback Policy

The Plan Administrator may specify in any award agreement that an award granted under the Equity Incentive Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for Cause (within the meaning of the Equity Incentive Plan) or any act by the participant, whether before or after termination of service, that would constitute Cause for termination of service, or any accounting restatement due to material noncompliance of the Combined Entity with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that clawback or similar provisions applicable to awards are required by applicable law, stock exchange listing standards, or policies adopted by the Combined Entity, awards granted under the Equity Incentive Plan will be subject to such provisions.

If the Combined Entity is required to prepare an accounting restatement due to the material noncompliance of the Combined Entity, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the Combined Entity for (i) the amount of any payment in settlement of an award received by such participant during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the Combined Entity during such 12-month period.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Equity Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options.    Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the Combined Entity and its parent and subsidiary corporations, including the Equity Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified stock options for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs.    No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock.    A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock Units.    A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

New Equity Incentive Plan Benefits

Grants under the Equity Incentive Plan will be made at the discretion of the compensation committee of the Combined Entity. Any grants under the Equity Incentive Plan are not yet determinable, however, it is expected that grants will be made, including to individuals who will be directors and executive officers of the Combined Entity. Any such grants would be made in accordance with the executive compensation program discussed in the section entitled “Management After the Business Combination — Combined Entity Executive Compensation — Compensation Philosophy and Objectives Following the Business Combination”, including the recommendations of management relating thereto. The value of the awards granted under the Equity Incentive Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Effective Date; Term

If this Equity Incentive Plan Proposal is approved by CF III’s stockholders, the Equity Incentive Plan will be effective immediately upon the closing of the Business Combination. No award will be granted under the Equity Incentive Plan on or after the tenth anniversary of the earlier of the Equity Incentive Plan being approved by the board of directors or the stockholders. Any award outstanding under the Equity Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the Equity Incentive Plan Proposal.

Recommendation of the Board of Directors

THE CF III BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the CF III Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to CF III’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the election of director nominees pursuant to the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals and the Equity Incentive Plan Proposal. In no event will the CF III Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CF III’s stockholders, the CF III Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the Approval of any other Proposal.

Recommendation of the CF III Board

THE CF III BOARD UNANIMOUSLY RECOMMENDS THAT CF III STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT CF III

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CF III.

General

We are a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Our efforts to identify a prospective target business were not limited to a particular industry or geographic region, although we were focused on companies operating in an industry where we believe our management team and founders’ expertise provided us with a competitive advantage, including the financial services, healthcare, real estate services, technology and software industries.

We, the Sponsor, and CF&Co. are all affiliates of Cantor. Cantor is a diversified company specializing in financial and real estate services for customers operating in the global financial and commercial real estate markets, whose businesses include CF&Co., a leading independent middle market investment bank and primary dealer; BGC Partners, Inc., whose common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP”, a leading global financial technology and brokerage business primarily servicing the global financial markets; and Newmark Group, Inc., whose Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “NMRK”, a leading full-service commercial real estate services business.

In November 2020, we closed the IPO for the sale of an aggregate of 23,000,000 Public Units (including 3,000,000 Public Units sold upon exercise of the underwriters’ over-allotment option in full) at a price of $10.00 per Unit, each Unit consisting of one share of CF III Class A Common Stock and one-third of a Public Warrant, each whole Public Warrant permitted the holders thereof to purchase one share of CF III Class A Common Stock for $11.50 per share, yielding gross proceeds of $230,000,000. Simultaneous with the closing of the IPO, we consummated the sale of 500,000 Placement Units at a price of $10.00 per Unit ($5,000,000 in the aggregate) in a private placement, each consisting of one Placement Share and one-third of one Placement Warrant. $230,000,000 of the proceeds of the IPO and the concurrent private placement have been deposited in the Trust Account.

On November 13, 2020, our Units started trading on the Nasdaq Capital Market under the symbol “CFACU.” On January 4, 2021, the CF III Class A Common Stock and Warrants started trading on the Nasdaq Capital Market under the symbols “CFAC” and “CFACW,” respectively.

Initial Business Combination

So long as we obtain and maintain a listing for our securities on Nasdaq, we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The CF III Board will make the determination as to the fair market value of our initial business combination. The CF III Board believes that the financial skills and background of its members qualify it to conclude that the Business Combination with AEye met this requirement.

Stockholder Approval of Business Combination

Pursuant to the Existing Charter, our public stockholders may request that we redeem all or a portion of such stockholder’s Public Shares for cash if the business combination is consummated for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the business combination, including interest (net of taxes payable). Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the Public Shares.

The Sponsor and each of our officers and directors have agreed to, among other things, vote in favor of the Business Combination Proposal, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of CF III Common Stock held by them. Shares of CF III Class A Common Stock underlying the 500,000 Private Placement Units and shares of CF III Class B Common Stock held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and CF III’s directors and officers own an aggregate of 21.4% of our outstanding shares of CF III Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, or our or AEye’s respective directors, officers, advisors or respective affiliates may (1) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (2) execute agreements to purchase Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of shares of CF III Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or our or AEye’s respective directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the Proposals and (2) limit the number of Public Shares electing to redeem, including to satisfy any minimum cash requirement.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The Existing Charter provides that we will have until September 17, 2021 (which date the Sponsor extended from May 17, 2021 by depositing an additional $0.10 per share into the Trust Account, and has agreed to further extend to January 17, 2022, if necessary), and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), to complete our initial business combination. If we are unable to complete our initial business combination by such deadline, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF III Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter).

The Sponsor and our officers and directors have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Shares held by them if we fail to complete our initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter).

The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete our initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of CF III Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Public Shares. However, we may not redeem the Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 both immediately prior to and upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement described above, we would not proceed with the amendment or the related redemption of the Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account as well as the $1,750,000 loan commitment made by the Sponsor for working capital (the “Sponsor Loan”). We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by CF III stockholders upon our dissolution would be $10.10 as of June 18, 2021. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by CF III stockholders will not be substantially less than $10.10. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and CF&Co. the underwriter of the IPO, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable from interest, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CF III. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

We seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will use proceeds held outside the Trust Account plus proceeds from the Sponsor Loan and any other loans that may be provided by the Sponsor for working capital (“Working Capital Loans”) to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of the Public Shares in the event we do not complete our initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), may be considered a liquidating distribution under the DGCL. The DGCL provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF III Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the Public Shares as soon as reasonably possible following the initial business combination expiration date, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the CF III Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the Existing Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete our initial business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the Public Shares if we are unable to complete our business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in such stockholder redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of the Existing Charter, like all provisions of the Existing Charter, may be amended with a stockholder vote.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 110 East 59th Street, New York, New York 10022. The cost for our use of this space is included in the $10,000 per month fee we pay to the Sponsor for office space, administrative and shared personnel support services. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, the Combined Entity will face significant competition from AEye’s competitors. We cannot assure you that, subsequent to the Business Combination, the Combined Entity will have the resources or ability to compete effectively. Information regarding the competition AEye is facing is set forth in the sections titled “Information about AEye — Competition.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

CF III’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to CF III.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Howard W. Lutnick	59	Chairman and Chief Executive Officer
Anshu Jain	58	President and Director
Alice Chan	40	Chief Financial Officer and Director
Robert G. Sharp	55	Director
Robert J. Hochberg	58	Director

Howard W. Lutnick has been our Chairman and Chief Executive Officer since March 2016. Mr. Lutnick is also the Chairman, President and Chief Executive Officer of Cantor. Mr. Lutnick joined Cantor in 1983 and has served as President and Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is also the Chairman of the Board of Directors of BGC Partners, Inc. and its Chief Executive Officer, positions in which he has served from June 1999 to the present. In addition, Mr. Lutnick has served as Chairman of Newmark Group, Inc. since 2016. Mr. Lutnick served as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. (“Cantor SPAC I”) from October 2015 to November 2020 when Cantor SPAC I consummated its initial business combination with GCM Grosvenor Inc. (“GCM Grosvenor”) and as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. II (“Cantor SPAC II”) from September 2019 to March 2021 when Cantor SPAC II consummated its initial business combination with View, Inc. (“View”). Mr. Lutnick has also served as the Chairman and Chief Executive Officer of CF Acquisition Corp. IV (“Cantor SPAC IV”) since January 2020, CF Acquisition Corp. V (“Cantor SPAC V”) since April 2020, CF Acquisition Corp. VI (“Cantor SPAC VI”) since April 2020, CF Acquisition Corp. VII (“Cantor SPAC VII”) since July 2020 and CF Acquisition Corp. VIII (“Cantor SPAC VIII”) since July 2020. Mr. Lutnick is a member of the Board of Directors of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, the Board of Directors of the Horace Mann School, the Board of Directors of the National September 11 Memorial & Museum, the Board of Directors of the Partnership for New York City, and the Board of Overseers of The Hoover Institution. In addition, Mr. Lutnick has served as Chairman and Chief Executive Officer of each of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) and Rodin Income Trust, Inc. since February 2017 and as President of Rodin Income Trust, Inc. since January 2018.

Anshu Jain has been our President since March 2020 and our director since November 2020. Mr. Jain is also the President of Cantor, a position he has held since January 2017. Mr. Jain directs strategy, vision and operational foundation across Cantor’s businesses. Mr. Jain served as the President of Cantor SPAC I, from January 2018, and a director of Cantor SPAC I from December 2018, until in each case consummation of its business combination with GCM Grosvenor in November 2020, and as the President of Cantor SPAC II, from September 2019, and a director of Cantor SPAC II, from August 2020, until in each case consummation of its business combination with View in March 2021. Mr. Jain has also served as the President of Cantor SPAC IV since September 2020 and a director of Cantor SPAC IV since December 2020, as the President of Cantor SPAC V since September 2020 and a director of Cantor SPAC V since January 2021, as the President of Cantor SPAC VI since October 2020 and a director of Cantor SPAC VI since February 2021, as the President of Cantor SPAC VII since January 2021 and as the President of Cantor SPAC VIII since January 2021 and a director of Cantor SPAC VIII since March 2021. Mr. Jain was Co-CEO of Deutsche Bank from June 2012 to June 2015. Between February 2016 and March 2017, Mr. Jain was an advisor to Social Finance Inc. and consultant to Deutsche Bank from July 2015 to January 2016. He was also a member of Deutsche Bank’s Management Board from 2009 to 2015 and Deutsche Bank’s Group Executive Committee from 2002 to 2015 and previously led Deutsche Bank’s team advising the UK Treasury on financial stability. Mr. Jain joined Deutsche Bank from Merrill Lynch in 1995. Mr. Jain sat on the Board of Directors of the Institute of International Finance from 2012 to 2015 and previously was a member of the Financial Services Forum and served on the International Advisory Panel of the Monetary Authority of Singapore. Mr. Jain is a trustee of Chance to Shine, a leading UK based sports charity whose mission is to spread the power of cricket throughout schools and communities. Mr. Jain also serves on the MIT Sloan Finance Group Advisory Board. Mr. Jain received his Bachelor’s degree in Economics, with honors, from the University of Delhi and his MBA in Finance, Beta Gamma Sigma, from the University of Massachusetts Amherst.

Alice Chan has been our Chief Financial Officer and our director since January 2021. Ms. Chan joined Cantor in March 2015 and has served as the Global Controller and Managing Director since March 2019. In this position, Ms. Chan oversees a range of financial functions for Cantor and its affiliates, most notably financial reporting, consolidations, new accounting standard implementations, corporate accounting, and process enhancements. Ms. Chan served as the Chief Financial Officer and a director of Cantor SPAC II from January 2021 until consummation of its business combination with View in March 2021. Ms. Chan has also served as the Chief Financial Officer and a director of Cantor SPAC IV and Cantor SPAC V since January 2021, as the Chief Financial Officer of Cantor SPAC VI, Cantor SPAC VII and Cantor SPAC VIII since January 2021, as a director of Cantor SPAC VI since February 2021 and as a director of Cantor SPAC VIII since March 2021. In addition, Ms. Chan has been the Chief Financial Officer of Fintan Master Fund Ltd and the Chief Financial Officer of Fintan Investments Ltd since January 2019. Prior to joining Cantor, Ms. Chan worked at Goldman Sachs for approximately 10 years, focusing on broker dealers’ financial and regulatory reporting, and bank financial reporting. Ms. Chan holds Series 27 and 99 licenses. She received a B.S. in Finance from Pace University and a M.S. in Accounting from St. John’s University.

Robert G. Sharp has served as a member of the CF III Board since November 2020. Mr. Sharp has over 25 years of experience in corporate acquisitions and strategically building equity value, combining financial and operational expertise. Since January 2014, Mr. Sharp has been Co-CEO of Ramy Brook, a leading contemporary fashion brand. Mr. Sharp was a founding partner and member of the Executive Committee of MidOcean Partners, a leading private equity firm, from February 2003 to December 2013. From September 1999 to February 2003, Mr. Sharp was a Managing Director at DB Capital Partners, the private equity division of Deutsche Bank, which was acquired out of Deutsche Bank to form MidOcean Partners. Mr. Sharp joined DB Capital Partners from Investcorp International, a global private equity firm. Mr. Sharp has served on numerous corporate boards throughout his career, and is currently Chairman of Thomas Scientific, one of the largest suppliers of laboratory products and services. Mr. Sharp served as a director of Cantor SPAC I from March 2019 until consummation of its initial business combination with GCM Grosvenor in November 2020. Mr. Sharp is a member of the Advisory Board of Mount Sinai Hospital, and a member of the Steering Committee of Duke University’s Financial Economics Center. Mr. Sharp received his B.A. in Economics, Phi Beta Kappa, Summa Cum Laude, from Union College, and his M.B.A in Finance from Columbia University, where he was a Samuel Bronfman Fellow.

Robert J. Hochberg has served as a member of the CF III Board since November 2020. Mr. Hochberg is currently President and Chief Executive Officer of Numeric Computer Systems, Inc. Mr. Hochberg has served as President since June 1984 and as Chief Executive Officer since November 1994. Numeric Computer Systems is a global software company with offices in New York, San Juan, Auckland, Jakarta and Sydney. Additionally, Mr. Hochberg currently serves on the Board of Directors of Rodin Income Trust, Inc. Mr. Hochberg served as a director of Cantor SPAC I from January 2020 until consummation of its initial business combination with GCM Grosvenor in November 2020, and as a director of Cantor SPAC II from August 2020 until consummation of its business combination with View in March 2021. Mr. Hochberg has also served as a director of Cantor SPAC VIII since March 2021. Mr. Hochberg is a graduate of Vassar College, where he received a Bachelor of Arts in Economics.

Number and Terms of Office of Officers and Directors

We currently have five directors. Holders of our Founder Shares will have the right to elect all of our directors prior to consummation of our initial business combination and holders of our Public Shares will not have the right to vote on the election of directors during such time. These provisions of the Existing Charter may only be amended if approved by at least 90% of the shares of CF III Common Stock voting at a stockholder meeting. Approval of our initial business combination will require the affirmative vote of a majority of the CF III Board, including Mr. Lutnick. The CF III Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Ms. Chan and Mr. Jain, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Lutnick, Hochberg and Sharp, will expire at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that prior to the consummation of our initial business combination, any or all of the directors may be removed from office, for cause or not for cause, only by the affirmative vote of holders of a majority of the voting power of all then outstanding Founder Shares. Subject to any other special rights applicable to the stockholders, including holders of preferred stock, whenever any director shall have been elected by the holders of any class of stock voting separately as a class, such director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, and in any case, prior to the consummation of our initial business combination, by a majority of the holders of our Founder Shares, and any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Our officers are appointed by the CF III Board and serve at the discretion of the CF III Board, rather than for specific terms of office. The CF III Board is authorized to appoint persons to the offices set forth in the CF III Bylaws as it deems appropriate. The CF III Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the CF III Board.

Director Independence

So long as we obtain and maintain a listing for our securities on Nasdaq, a majority of the CF III Board generally must be independent beginning one year following the IPO, although we intend to rely on the “controlled company” exemption. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the CF III Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CF III Board has determined that each of Mr. Hochberg and Mr. Sharp is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. We intend to appoint one additional independent director to the CF III Board within one year following the IPO if we have not consummated an initial business combination by then.

Officer and Director Compensation

None of our other officers or directors has received any cash compensation for services rendered to us. In addition, the Sponsor transferred 20,000 Founder Shares to each of Messrs. Hochberg and Sharp for their services on the CF III Board and committees thereof. Except as described herein, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by us to our officers and directors or to our Sponsor or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, to the extent that we elect any additional independent director to the CF III Board prior to our initial business combination, either our Sponsor will either transfer up to 20,000 Founder Shares to each such director or we will pay cash fees to such directors, at our discretion. In addition, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor or our officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Entity. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Entity to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the Combined Entity will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the CF III Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the CF III Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the CF III Board

The CF III Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and certain limited exceptions, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, Nasdaq rules generally require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the CF III Board. Messrs. Sharp and Hochberg and Ms. Chan serve as members of our audit committee, and Mr. Sharp chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each of Messrs. Hochberg and Sharp meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act but Ms. Chan does not meet such standards. We intend to appoint one additional independent director to our audit committee to replace Ms. Chan within one year following the IPO pursuant to the Nasdaq phase-in provisions for initial public offerings to the extent that we have not consummated an initial business combination by then.

Each member of the audit committee is financially literate and the CF III Board has determined that Mr. Sharp qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the CF III Board. Messrs. Sharp and Hochberg serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we generally would be required to have at least two members of the compensation committee, all of whom must be independent, subject to certain limited exceptions. Each of Messrs. Hochberg and Sharp is independent and Mr. Sharp chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the CF III Board. The CF III Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors that participate in the consideration and recommendation of director nominees are initially Messrs. Hochberg and Sharp, and upon selection of an additional independent director will include such additional director. In accordance with Rule 5605 of the Nasdaq rules, each of Messrs. Sharp and Hochberg is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The CF III Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the CF III Board should follow the procedures set forth in the CF III Bylaws. However, prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to the CF III Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CF III Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CF III Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with the IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement/prospectus titled “Where You Can Find Additional Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF CF III

The following discussion of CF III’s financial condition and results of operations should be read in conjunction with CF III’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us, “the Company” and similar terms are to CF Finance Acquisition Corp. III before the Business Combination, except where the context requires otherwise.

Overview

We are a blank check company incorporated in Delaware on March 15, 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). Our sponsor is CF Finance Holdings III, LLC.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating the initial business combination, we are focusing our search on companies operating in the financial services, healthcare, real estate services, technology and software industries. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Our registration statement for our IPO was declared effective on November 12, 2020. On November 17, 2020, we consummated the IPO of 23,000,000 Units, including 3,000,000 Units sold upon the exercise of the underwriters’ overallotment option in full, at a purchase price of $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one share of CF III Class A Common Stock and one-third of one redeemable Warrant. Each whole Warrant entitles the holder to purchase one share of CF III Class A Common Stock at a price of $11.50. Each Warrant will become exercisable on the later of 30 days after the completion of the initial business combination and 12 months from the closing of the IPO (or November 17, 2021), and will expire 5 years after the completion of the initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the IPO, we consummated the sale of 500,000 Units at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $5,000,000.

Following the closing of the IPO and sale of Private Placement Units on November 17, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in the Trust Account located in the United States at UMB, N.A., with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account, as described below.

We have until September 17, 2021 or prior to the expiration of the applicable four-month extension period, as described below, to consummate the initial business combination (or a later date approved by the Company’s stockholders in accordance with the Existing Charter, the “Combination Period”). If we are unable to complete the initial business combination by the end of the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless if we fail to complete the initial business combination within the Combination Period.

On April 30, 2021, the Sponsor funded the amount needed to extend our time to consummate the initial business combination from May 17, 2021 to September 17, 2021, the proceeds of which were deposited into the Trust Account. In connection therewith, we issued the Sponsor a promissory note in the amount of $2,300,000. As a result of the foregoing extension, the balance of the Trust Account increased to $10.10 per Public Share. The Sponsor agreed to fund the amount needed to further extend our time to consummate the initial business combination to January 17, 2022, if necessary.

If we anticipate that we may not be able to consummate the initial business combination by September 17, 2021, and subject to the Sponsor depositing additional funds into the Trust Account as set out below, the time to consummate the initial business combination shall be extended for an additional four months up to three additional times, for a total of up to 22 months from the closing of the IPO to complete the initial business combination. The stockholders will not be entitled to vote or redeem their shares in connection with any such extension. Pursuant to the terms of the Existing Charter and the trust agreement entered into between us and Continental, in order for the time available for us to consummate the initial business combination to be extended, the Sponsor or its affiliates or permitted designees, upon five business days advance notice prior to the applicable deadline, must deposit into the Trust Account $2,300,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each of the available four month extensions providing a total possible business combination period of 22 months at a total payment value of $9,200,000 ($0.10 per Public Share), including the $2,300,000 deposited by the Sponsor on April 30, 2021. Any such payments would be made by the Sponsor pursuant to a non-interest bearing loan issued by us which would be due and payable on the consummation of the initial business combination out of the proceeds of the Trust Account released to us. If we do not complete the initial business combination, we may repay such loans solely from assets not held in the Trust Account, if any.

Liquidity and Capital Resources

As of March 31, 2021 and December 31, 2020, we had $31,491 and $1,250, respectively, of cash in our operating bank account and working capital deficit of approximately $614,000 and $46,000, respectively. As of March 31, 2021, we did not have any interest income in the Trust Account available to pay franchise and income taxes, as during the three months ended March 31, 2021, $6,491 of the interest income from the Trust Account was used to pay taxes. As of December 31, 2020, we had approximately $800 of interest income in the Trust Account available to pay franchise and income taxes.

Our liquidity needs through March 31, 2021 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $140,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”), the proceeds from the consummation of the Private Placement with the Sponsor not held in the Trust Account, and the Sponsor Loan (as defined below). We fully repaid the Pre-IPO Note upon completion of the IPO. In addition, in order to finance transaction costs in connection with the initial business combination, our Sponsor has committed up to $1,750,000 to be provided to us to fund our expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to the initial business combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us additional loans. As of March 31, 2021 and December 31, 2020, there was approximately $733,000 and $428,000, respectively, outstanding under the Sponsor Loan.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from the Sponsor to meet our needs through the earlier of the consummation of the initial business combination or one year from the date hereof. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial business combination.

Results of Operations

Our entire activity from inception through March 31, 2021 related to our formation, the preparation for the IPO, and since the closing of the IPO, toward locating and completing a suitable initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of the initial business combination. We will generate non-operating income in the form of interest income on investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, we had net income of approximately $338,000, which consisted of approximately $1,000,000 of gain from the change in fair value of warrants liability and approximately $6,000 of interest income on investments held in the Trust Account, which was offset by approximately $574,000 in general and administrative expenses, $30,000 in administrative expenses paid to the Sponsor and approximately $81,000 of franchise tax expense.

For the three months ended March 31, 2020, we had a net income of $0.

Proposed Business Combination

On February 17, 2021, we entered into the Original Merger Agreement with Merger Sub and AEye. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the Closing of the Merger, Merger Sub will merge with and into AEye, whereby the separate corporate existence of Merger Sub will cease and AEye will be the surviving corporation of the Merger and become our wholly owned subsidiary. At the Closing, we will amend our charter to, among other matters, change our name to “AEye, Inc.” On April 30, 2021, the Company entered into the Amendment to the Merger Agreement.

Contemporaneously with the execution of the Original Merger Agreement, we entered into separate Subscription Agreements with a number of Subscribers, including the Sponsor, pursuant to which the Subscribers agreed to purchase, and we agreed to sell to the Subscribers, at the Closing, an aggregate of 22.5 million shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $225 million, with the Sponsor’s Subscription Agreement accounting for $9.5 million of such aggregate PIPE Investments (of which the Sponsor has assigned $4.5 million of its subscription to an unrelated third-party).

Contractual Obligations

Business Combination Marketing Agreement

We engaged CF&Co., an affiliate of the Sponsor, as an advisor in connection with the initial business combination to assist us in holding meetings with our stockholders to discuss the initial business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing the Company’s securities, assist us in obtaining stockholder approval for the initial business combination and assist us with our press releases and public filings in connection with the initial business combination. We will pay CF&Co. a cash fee for such services upon the consummation of the initial business combination of $8,650,000, which is equal to 3.5% of the gross proceeds of the base offering in the IPO and 5.5% of the gross proceeds from the full exercise of the underwriters’ over-allotment option.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor has committed up to $1,750,000 in the Sponsor Loan to be provided to us to fund expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the IPO and prior to the initial business combination. As of March 31, 2021 and December 31, 2020, we had borrowed approximately $733,000 and $428,000, respectively, under the Sponsor Loan.

The Sponsor pays expenses on our behalf. We reimburse the Sponsor for such expenses paid on our behalf. As of December 31, 2020, we had accounts payable outstanding to the Sponsor for such expenses paid on our behalf of approximately $4,300.

Critical Accounting Policies and Estimates

The Company has identified the following as its critical accounting polices:

Use of Estimates

The preparation of our financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Warrant Liability

We account for our outstanding Public Warrants and private placement Warrants in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40) under which the Warrants do not meet the criteria for equity classification and must be recorded as liabilities. As both the Public Warrants and private placement Warrants meet the definition of a derivative under ASC 815, they are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement (“ASC 820”), with any subsequent changes in fair value recognized in the statement of operations in the period of change.

CF III Class A Common Stock Subject to Possible Redemption

We account for CF III Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of CF III Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable CF III Class A Common Stock (including CF III Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of CF III Class A Common Stock are classified as stockholders’ equity. CF III Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 21,359,584 and 21,325,774 shares of CF III Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheet, respectively.

Net Income (Loss) Per Common Share

We comply with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. We have not considered the effect of the Warrants sold in the IPO and the concurrent Private Placement to purchase an aggregate of 7,833,332 shares of CF III Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period.

Our statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of CF III Class A Common Stock are calculated by dividing the interest income (loss) earned on cash equivalents and investments and held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account, by the weighted average number of shares of CF III Class A Common Stock outstanding for the applicable period, excluding 500,000 shares of CF III Class A Common Stock held by the Sponsor, which are not subject to redemption. Net loss per share, basic and diluted for shares of CF III Class B Common Stock is calculated by dividing the net income, less income attributable to the shares of redeemable CF III Class A Common Stock by the weighted average number of shares of CF III Class B Common Stock and 500,000 shares of CF III Class A Common Stock held by the Sponsor outstanding for the applicable period.

Off-Balance Sheet Arrangements and Contractual Obligations

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Recent Accounting Pronouncements

Our management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on our financial statements.

Restatement

In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on November 17, 2020, our Warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, including with our independent auditors, we have concluded that our Warrants should be presented as liabilities with subsequent fair value remeasurement.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements for the year ended December 31, 2020 should be restated because of a misapplication in the guidance around accounting for the Warrants and should no longer be relied upon.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of Financial Accounting Standards Board (“FASB”) ASC Topic 815-40. The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for Warrants issued on November 17, 2020, in light of the SEC Staff’s published views. Based on this reassessment, we determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our statement of operations each reporting period. Accordingly, the Company restated its financial statements as of, and for the year ended December 31, 2020.

The restatement is more fully described in Note 2 of the notes to the Company’s audited financial statements included herein.

INFORMATION ABOUT AEYE

General

AEye is a provider of high-performance, active lidar systems technology for vehicle autonomy, advanced driver-assistance systems, or ADAS, and robotic vision applications. AEye’s proprietary software-definable iDAR™ (Intelligent Detection and Ranging) platform combines solid-state active lidar, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception.

AEye was founded in 2013 to create a deterministic AI-driven sensing system that performs better than the human eye and visual cortex. Luis Dussan’s experience developing mission-critical targeting systems for fighter jets and ground troops on behalf of the U.S. military provided him with the background to develop a differentiated approach to visual sensing. While traditional sensing systems passively collect data, AEye’s active iDAR leverages principles from automated targeting systems and biomimicry to scan its environment, while intelligently focusing on what matters in order to enable safer, smarter and faster decisions in complex scenarios.

As a result, AEye’s active iDAR is designed to enable higher levels of autonomy and functionality — SAE Levels 2 through 5 — with the goal of optimizing performance, power and reducing price. AEye’s iDAR platform is software-definable, network-optimized, and leverages deterministic artificial intelligence at the edge. iDAR’s modular design facilitates product hardware updates as technologies evolve, and its small size and modest heat dissipation enable very flexible placement options on the interior or exterior of a vehicle. iDAR also leverages a common architecture to create application-specific products across the Automotive, Mobility and Industrial markets.

AEye’s systems-based approach encourages partnership from the well-established automotive supply chain, including original equipment manufacturers, or OEMs, Tier 1 and Tier 2 suppliers. There is strong alignment between AEye and its partners given what is required to produce a high-performance automotive grade product at scale, including quality, reliability and affordability. AEye’s Tier 1 partners will add value with OEM customers through industrialization, manufacturing, integration, sales, marketing, product liability and warranty. AEye’s Tier 2 partners provide automotive-grade sub-components, which are used not only in automotive lidar for ADAS use cases, but also for AEye’s products to be sold in the Industrial and Mobility markets. The result will be a high-quality, high-performance product at a low cost, which AEye expects to be a key enabler in accelerating adoption of lidar across various markets beyond Automotive.

In pursuing this strategy, AEye has partnered with leading Tier 1 automotive suppliers including Continental, Hella, Aisin, and ZKW Group GmbH (an affiliate of LG Electronics). AEye’s Tier 1 partners are currently in the process of bidding for long range lidar series production awards with OEMs that are expected to represent a substantial portion of 2026 forecast revenues.

AEye is based in the San Francisco Bay Area and backed by world-renowned financial and strategic investors including Kleiner Perkins, Taiwania Capital, GM Ventures, Continental AG, Hella Ventures, LG Electronics, Subaru-SBI, Pegasus Ventures (Aisin), Intel Capital, SK Hynix and Airbus Ventures.

Market Outlook/Overview

AEye believes that lidar will be a required sensing solution across many end markets. We broadly define our three key end markets as Automotive (ADAS), Mobility and Industrial.

Automotive (ADAS)

Applications include lidar sensors and software for passenger and commercial vehicles. Automotive and commercial vehicle OEMs seek to introduce lidar sensors to add ADAS features and improve safety for passengers and pedestrians. To achieve these objectives, our sensors can search, detect, acquire and track small objects at long distances. We believe that our strategy to partner with Tier 1 automotive suppliers to produce high-quality, long-range lidar at scale will drive adoption of lidar in series production across major global OEMs.

(A)    Passenger vehicle ADAS systems — highway autonomy in passenger vehicles is a highly relevant use case for our technology, as passenger vehicle OEMs are actively in the process of adding new features that enhance the consumer driving experience. These highway systems rely on consistent detection of dangerous, often small, obstacles at long distances and high speeds, which AEye’s system can optimize for in software.

(B)    Commercial vehicle ADAS systems — hub-to-hub autonomy in commercial vehicles enabled by AEye lidar promises similar technological utility to that in passenger vehicles. Importantly, however, the value that a commercial vehicle operator derives from commercial ADAS is driven by increased utility and safety through reduced risk from driver fatigue. We believe that adoption rates for long-range lidar will be higher in commercial vehicles initially due to the significant share of time that highway driving represents for commercial customers.

Mobility

We believe that lidar is a critical component of fully autonomous driving or self-driving systems. Currently, fully autonomous vehicles are primarily being tested in low speed, closed-loop (meaning a fixed route or limited geographic area) conditions. For autonomous vehicles to perform at higher speeds and unlock their full potential, we believe long-range lidar will be necessary. AEye may also introduce other mid- and short-range lidar systems based on the same iDAR architecture. AEye’s system is particularly well-suited to reduce the intensive compute (and associated power and latency) requirements of fully autonomous systems because AEye’s platform handles critical data processing at the sensor level, thereby allowing the self-driving system to focus limited compute resources on the vehicle’s path planning.

We identify three distinct types of Mobility customers, each of whom stand to benefit from AEye’s best-in-class detection of small objects at long distances.

(A)    Shuttles — moving people on-demand and along flexible routes.

(B)    Logistics — moving goods medium and long distances in bulk quantities.

(C)    Delivery — moving goods short and medium distances in small quantities.

Industrial

We believe there are a broad range of use cases for lidar in Industrial markets, including but not limited to rail, construction, mining & agriculture, aerospace & defense, drones and traffic systems.

(A)    Rail — detecting and acquiring railway debris at long distances to stop the train to prevent derailment; assessing tracks for maintenance needs; and monitoring platform safety.

(B)    Construction, Mining &Agriculture — detecting and acquiring obstacles, pedestrians, and animals in the path of large, autonomous construction and mining vehicles and agricultural equipment.

(C)    Aerospace & Defense — detecting wires or other obstacles above ground for helicopters; automating logistics vehicles for the military; enabling mid-air refueling.

(D)    Drones — detecting and acquiring obstacles in low-altitude flight paths.

(E)    Traffic Systems — acquiring and tracking pedestrians, vehicles, and obstacles for congestion monitoring and efficiency; accident tracking and measurement.

Key Identified Markets

LiDAR Will Be Everywhere

Large ADAS commitments expected in the next 18 months will drive down component costs and establish the foundation for AEye's growth across other markets

Automotive

Foundational market for LiDAR

ADAS
1 sensor per vehicle
WARNING AHEAD
ACTION: YIELD
ID: DEER

Self-Driving
48
mph
Autonomous
up to 10 sensors per vehicle

Industrial & Mobility

Use cases across numerous large addressable markets

Trucking

Mining

Shuttles

Delivery

Traffic Systems

Rail

Aviation

Drones

AEYE Think like a robot, perceive like a human. 14

Total Addressable Market (TAM) Projections

AEye’s TAM projections incorporate assumptions regarding lidar penetration across what AEye defines as the Automotive, Industrial and Mobility markets and are derived from third-party market research, discussions with certain customers, and the industry experience of AEye’s management team. Because the industry in which AEye participates is an emerging one, the definitions utilized in the third-party market research reviewed is not necessarily consistent and required AEye management to interpret the data provided in the manner AEye management considered appropriate.

The third-party market research estimates reviewed by AEye management were, in part, based on the number of passenger and light commercial vehicles expected to be produced in future years and the expected market penetration of ADAS features in those vehicles that will require lidar sensors, as well as the expected use of lidar in other markets in which AEye expects to participate. The third-party estimates reviewed by AEye management indicated a TAM of between approximately $9 billion and $22 billion in 2025 and between approximately $29 billion and $69 billion in 2030, however, these TAM estimates were not inclusive of all markets in which AEye may participate. In addition, AEye management held discussions with various targeted current and potential customers in the Automotive, Industrial and Mobility markets regarding what they estimate to be potential future demand for lidar sensors and the anticipated prices for those sensors. AEye management used this information to enhance its estimate of overall market size and growth rate from the customer’s perspective in all markets in which AEye may participate. AEye management also relied on the executive team’s significant experience in the lidar industry in order to further estimate the size and growth prospects across all of AEye’s target markets.

Based on its analysis of such information, AEye management estimated that the Industrial market is currently the largest opportunity for lidar and AEye management expects it to grow at an 11% compound annual growth rate (CAGR) from 2025 through 2030. AEye management also expects that large volume, series production for lidar in the Automotive market will likely commence in the next few years and continue growing rapidly at more than a 40% CAGR from 2025 through 2030; and that although the Mobility market will be the smallest of AEye’s three target markets, AEye management anticipates that the Mobility market will grow at a more than 70% CAGR from 2025 through 2030.

As a result of considering these sources of information and including the potential for unforeseeable events and the uncertainties associated with new markets, AEye management estimated the TAM to be approximately $14 billion in 2025, with the ability to grow to $42 billion in 2030.

Large and Rapidly Growing Projected Market Opportunity

LiDAR TAM

ADAS opportunities over the next 3 years are expected to drive revenue over the next 8-10 years

30% CAGR
> $42bn
$18bn
$17bn
$7bn
$14bn
$3bn
$10bn
<$1bn
$3bn
$3bn
2020E
2025E
2030E
Automotive (ADAS)
Industrial
Mobility

'25-'30 CAGR
43%
11%
72%

Illustrative Use Cases

Automotive (ADAS)
Passenger
Commercial
Industrial
Rail
Mining
Aerospace
Defense
Mobility
Shuttles
Logistics
Delivery

Source: Wall Street research, industry research, management estimates.

AEYE Think like a robot, perceive like a human.
34

Commercial

Overview

AEye employs two different go-to-market models: one model addresses the traditional automotive (ADAS) market and the other model addresses Industrial and Mobility markets.

AEye employs a channel model in the traditional Automotive market by working through Tier 1 suppliers that sell products to OEM customers. Those Tier 1 suppliers will industrialize, manufacture, and sell lidar sensor solutions to OEMs that incorporate AEye’s proprietary design and software. We expect that we will receive royalty payments from those Tier 1 suppliers for each unit they sell to their OEM customers. Royalties may take the form of a fixed amount per unit, a percentage of the average selling price of the sensor, profit-sharing, or some combination of these methods. AEye works alongside our Tier 1 supplier partners to quote new business according to the OEM’s specifications. AEye’s announced Tier 1 developing supplier partner engagements include Continental, Hella, ZKW Group GmbH (an affiliate of LG Electronics) and Aisin, AEye is also engaged in partnership discussions with other Tier 1 suppliers.

For the Industrial and Mobility markets, AEye either sells directly to the customer or through systems integrators. Contract manufacturers with whom we have agreements, assemble, test, and deliver these products. Direct sales constitute sales of units to upgrade systems or otherwise add on to an existing product, while systems integrators will build AEye technology into mass produced systems, such as autonomous mining haulers, locomotives, or traffic systems.

AEye’s lidar products employ a single product platform that is based on components sourced from an established Tier 2 automotive supply chain to drive down costs and increase reliability. We expect to utilize those same components to address the Industrial and Mobility markets, which enables us to leverage our volume in automotive, to drive costs down for the products made by our contract manufacturing partners.

Unique Business Model Leveraging a Common Product Platform

Channel Model for Automotive and Direct Sales for Industrial and Mobility

Auto Grade Tier 2 Suppliers
Laser
Scanner
Receiver
SoC
Software

- ✓ Single Product Platform
- ✓ Single Supply Chain
- ✓ Achievable BOM Cost <$100

Automotive (ADAS)
Tier 1 Partners
OEMs
LG Electronics
Industrial & Mobility
Contract Manufacturers
Direct Sales
Systems Integrators
Shuttles
ITS
Delivery
Rail
Aerospace
Other
Benchmark
Confidential CM
fabrinet

Think like a robot, perceive like a human.

31

Relationship with Continental AG

Continental AG (together with its subsidiaries, “Continental”) is one of the largest Tier 1 automotive suppliers globally as measured by revenue. Continental is also a leading provider of ADAS systems, supplying more than 25 OEMs, 50 brands and 300 vehicle models globally, having shipped over 100 million ADAS products over the last three years, including radar, camera, autonomous driving compute units and complementary flash lidar for short-range applications.

In October 2020, AEye and Continental publicly announced a strategic partnership whereby Continental will manufacture and integrate AEye’s lidar products into OEM model lines through long-term series production contracts with OEMs. Continental, after evaluating a wide range of competing solutions, entered into a memorandum of understanding with AEye outlining the basis for a long-range lidar technology partnership.

Continental is currently engaged in six OEM purchasing processes using AEye as its technology design partner. Continental is planning a manufacturing facility with a 2024 anticipated start of production. It is expected that the full production line capacity will be contractually committed to Continental through various series production lines over the next few years.

For production lines that utilize our product design, Continental will purchase the hardware components from a group of approved automotive-grade Tier 2 suppliers manufacturing AEye component designs. We expect that for each unit that Continental sells based upon our licensed product design, Continental will pay us a royalty.

Technology

AEye developed the iDAR™ (Intelligent Detection and Ranging) platform, to combine solid-state active lidar, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception. The iDAR platform enables the integration of various types of sensor inputs, including camera, lidar, and radar. AEye’s 4Sight products are developed on this framework and incorporate both camera and lidar sensors.

The iDAR system leverages a bistatic architecture, allowing for physically separated transmit and receive paths. This improves range, refresh rate, and resolution over conventional coaxial architectures employed by our competitors, by allowing the transmitter to direct energy independently of the receiver’s focus. The lidar system employs time-of-flight based scanning, delivered with extremely low latency.

The laser is a 1550nm fiber laser. The 1550nm wavelength provides a photon budget far exceeding (>100x) 905nm lasers, because 1550nm is a retina-safe wavelength, therefore allowing more energy to be utilized by lidar solutions using 1550nm lasers.

We leverage custom high resonance Micro-Electro-Mechanical Systems (MEMS) mirrors for agile scanning over a wide field of view. The MEMS that we use are extremely small when compared to competing MEMS-based lidar solutions, and when coupled with the extremely high resonant frequency at which they can operate, our MEMS meet and exceed shock and vibration requirements for Automotive, Industrial, and Defense markets.

The bistatic architecture that we use is key to our proprietary camera-lidar system integration. By separating the send and receive paths, we can boresight align a camera imager with the laser transmitter. While the lidar delivers deterministic 3D data, the camera is additive for interpreting human-designed contextual clues, such as the color of stop lights or the words on a road sign. The camera integration is optional, therefore, we also intend to offer lidar-only solutions to our customers.

All of this data is processed directly on the System-on-a-Chip, where our algorithms continually evaluate the certainty of object detection in order to direct system energy and focus.

Unique Modular System

AEye System Design is Modular and Adaptive

Proprietary system architecture enables high performance

1
Modular Hardware Design
Camera
AEye Design
Laser
AEye Design
Transmitter Optics
Agile Scanner
AEye Design
AEye Design
Receiver Optics
Receiver
2
AEye Software on a Chip
Partner Algorithms
Agile Software Configuration
Triggers/ Pre-Fusion
SoC
Perception Algorithms
Firmware/ Detection Logic
3
Standalone Software Modules
Pose Estimation
Drivable Path
3D Object Detection
SLAM
Blockage Detection
Object Classification
Range Estimation
Semantic Segmentation
Egomotion
Free Space Detection
Velocity Estimation
Ground Estimation

1. Bistatic design enables long range, agile scanning and integrated camera boresighting
2. Embedded artificial intelligence addresses customer use cases
3. Enables 3D perception algorithms to deliver the most actionable information

AEYE Think like a robot, perceive like a human. 17

Key Platform Design Decisions

AEye's Platform – Elegant Design Employing Embedded AI

Core building blocks enable real-time intelligence processed at the edge

Fiber Laser – Amplifiable Energy

- 1550nm eye safe laser
- Optimal photon budget (100x 900nm lasers)
- Automotive-grade operating temperature

Advanced Receiver – Strong Signal

- Bistatic design (1cm to 1000m)
- Pixel level isolation
- High quality point cloud

Agile MEMS Scanner – Fast Focus

- Small MEMS (>5x smaller than most competitors)
- Fast MEMS (>5x faster than most competitors)
- Automotive-grade durability

System on a Chip (SoC) – Embedded AI

- Application specific software configuration
- Sensor triggers and feedback controls
- Key perception algorithms

AEYE Think like a robot, perceive like a human. 18

Products

Our product offerings are comprised of the 4Sight A and 4Sight M, both of which are built on the iDAR™ platform. The 4SightA is currently in early sample testing with Continental and Hella, while the 4Sight M is expected to enter commercial production with automotive qualified contract manufacturers in the fourth calendar quarter of 2021.

iDAR:    iDAR™ is AEye’s proprietary lidar intelligent sensing platform. This intelligence is enabled by our patented bistatic architecture, which keeps the transmit and receive channels separate, allowing iDAR to optimize for both. As each laser pulse is transmitted, the receiver is told where and when to look for its return — enabling deterministic artificial intelligence to be introduced into the sensing process at the point the laser pulse is received. Ultimately, this establishes the iDAR platform as active — allowing it to focus on what matters most in a vehicle’s surroundings.

The result mimics how the human visual cortex conceptually focuses on and evaluates the environment around the vehicle, driving conditions, and road hazards, enabling smarter, more accurate decision making — radically improving the probability of detection and the accuracy of classification. The sensor captures more intelligent information with less data, enabling faster, more accurate and more reliable perception.

AEye has identified four levels which differentiate its system:

(1)    iDAR at Design:    iDAR at Design (software configured scan patterns) enables customers to create a single, deterministic scan pattern to deliver optimal information for any specific use case. This level is particularly beneficial for repetitive motion applications, such as powerline or pipeline inspection (which cameras alone cannot achieve), or robots in a closed-loop environment that is unlikely to experience anything unexpected. Through iDAR at Design, the customers’ unique, deterministic scan pattern will give them precisely the information they need for their repetitive pattern application.

(2)    Triggered iDAR:    With Triggered iDAR (camera cueing), customers can create a library of deterministic, software-configurable scan patterns at design time, each one addressing a specific use case. Maps, IMU, speed, tilt, weather, and direction of the vehicle can all trigger the sensor to switch from one scan pattern to another. For example, a customer can create different scan patterns for highway, urban, and suburban driving, as well as an “exit ramp” pattern. In addition, the customer can create scan patterns for those same driving environments, but optimized for bad weather (e.g., “highway rain scan pattern” vs “highway sunlight scan pattern”).

(3)    Responsive iDAR:    With Responsive iDAR (Deterministic Detection Logic), scan patterns are created at design and run time. In this level, the entire platform is completely software-configurable and situationally aware, adjusting, in real time, how it scans the scene, where to apply density and extra power, and what scan rate to employ. In this level, deterministic feedback loops or other sensors, such as camera and radar, inform the lidar to interrogate objects discretely or via dense, dynamic Regions of Interest (ROIs) at various points throughout the scene. It can also dynamically alter its scan pattern on the fly. Responsive iDAR is akin to human perception. The system is intelligent, proactively understanding and interrogating the scene, and perpetually optimizing its own scan patterns and data collection to focus on the information that matters most and responds based on firmware feedback.

(4)    Predictive iDAR:    Predictive iDAR (motion forecasting) takes what is offered in Responsive iDAR but looks ahead and, therefore, is even smarter about where (and what) it interrogates. In this level, basic perception can be distributed to the edge of the sensor network. Just like a human, Predictive iDAR understands the motion of everything it sees, which enables the system to deliver more information with less data, focusing its energy on the most important objects in a scene while paying attention to everything else in its periphery. The end result of Predictive iDAR is motion forecasting through neural networks. Like human intuition, Predictive iDAR can “sense” (i.e., predict) where an object will be at different times in the future, enabling the vehicle to solve even the most challenging edge cases.

4Sight A

4Sight A is AEye’s high-performance, software-configurable lidar solution for Automotive (ADAS) markets. Built on a modular architecture, the 4Sight A series is easily customizable to address the specific design requirements for multiple OEMs. Industrialized, manufactured, tested, and validated by our Tier 1 partners, the 4Sight A series features industry leading, long-range ADAS performance, designed to address the need for high-performance applications. 4Sight A is built on AEye’ patented 1550nm, solid-state, active lidar.

We believe the unique combination of features of 4Sight A include:

•        Active lidar enables user’s choice of deterministic scan patterns catered to specific use cases and applications, such as highway autopilot;

•        Feature-specific Fixed Regions of Interest (ROIs) designed to detect threats from various locations;

•        Lidar perception made available through a software reference library;

•        Windshield, grill, and other discreet vehicle integration options that are optimized by software configurability;

•        Size, Weight and Power (“SWaP”) optimized;

•        Functional Safety (“FuSa”)/Safety of the Intended Functionality (“SOTIF” or ISO 21448) compliant for signal path — providing necessary determinism for testing and validation;

•        Lower cost than other long range lidar for ADAS applications with similar start of production date.

4Sight M

4Sight M is AEye’s high-performance, software-configurable lidar solution for the Mobility and Industrial markets. Built on AEye’s unique iDAR™ platform, 4Sight M meets the diverse array of performance and functional requirements for the Mobility and Industrial markets with its industry-leading lidar performance, integrated intelligence, advanced vision capabilities, and unmatched reliability and safety. 4Sight M is a cost-effective, customizable perception solution that leverages the complete iDAR software platform and includes a comprehensive software development kit for an extensible roadmap to autonomous functionality.

Flexible sensor location within the car

Our design allows for unique flexibility with respect to sensor placement for two key reasons. First, our performance is not significantly impaired by first surfaces, such as stray light reflected off of a windshield or the plastic used in the fascia or headlight. Second, the unit’s low power requirements and small form factor makes it easier for OEM designers to integrate our sensors into a variety of locations in a vehicle, such as behind the windshield. Competing solutions, on the other hand, may need to be integrated into the roof of the car in order to resolve challenges with excess heat or size. As a result, OEMs that install competing products may need to substantially alter the physical appearance of their vehicles to accommodate those products.

Configurability Enables Flexible Placement Options

AEye's product can be placed in various locations with minimal impact to performance

Continental
HELLA
LG Electronics
AISIN
Windshield
Headlight
Grill

AEYE Think like a robot, perceive like a human.
24

Competition

Lidar-based perception solutions for autonomous applications is an emerging market with a wide variety of possible applications across many different markets. We face competition from numerous companies worldwide that are developing lidar solutions, and some of these solutions may use a similar wavelength or scanning type. For example, AEye and one of our major competitors both use lasers that have a 1550nm wavelength. Other competitors use MEMS-based scanning technologies that are similar to ours, although we believe our MEMS solution is unique due its small size and high resonant frequency. In addition to companies focused specifically on developing lidar solutions, we also face competition from current or potential partners and customers that may be developing lidar solutions internally. We believe that many of the other companies developing lidar solutions are focused on shorter-range sensors that passively collect data, and most of these sensors utilize 905nm lasers that limit their performance. We believe that we are differentiated from competitors by virtue of our active, embedded artificial intelligence approach that enables our lidar sensors to dynamically adapt to changing environments. In addition, we believe that our product design delivers longer range and higher resolution than many of our competitors. This is possible, in part, because we utilize 1550nm lasers that enable our lidar solutions to achieve a higher photon budget than many of our competitors that rely upon 905nm lasers. While 1550nm lasers are more costly than 905nm lasers on a per unit basis, 1550nm lasers have much higher performance and AEye’s product only requires one such laser. Some 905nm systems utilize up to 128 lasers and still don’t attain the performance results AEye achieves with a single 1550 nm laser. As a result, we believe that we are able to compete favorably in the lidar market, particularly in market segments such as highway autonomous driving applications that can benefit from our active, long-range, high-resolution capabilities.

We believe that our modular, patented design, our embedded artificial intelligence, which is inherently enabled by our unique product, and our strong R&D capabilities will enable us to remain a technology leader in the lidar market.

Research and Development

We have made substantial investments into our R&D efforts historically, and we expect to substantially increase our investments in this area in the future. We believe that this is essential to maintain our position as a provider of one of the most advanced lidar solutions in the market. While our R&D activities occur primarily in Dublin, California, we work with technology developers on a world-wide basis. Our engineers located in Dublin, California focus on developing sensor hardware, firmware, and perception software.

Our R&D team is responsible for both developing new technology, as well as enhancing the capabilities and performance of our lidar hardware, firmware and perception software. Our R&D team also has responsibility for identifying, defining and prototyping advanced components that we may utilize from key suppliers, as well as for our design-for-manufacturability (DFM) and other critical capabilities. Additionally, this team works alongside our operations team to assist our Tier 1 and contract manufacturer partners as they develop large-scale manufacturing processes based on our lidar design.

Intellectual Property

We believe that our competitive advantage and our success depend in part upon our ability to develop and protect both our intellectual property and our technology. We own a portfolio of intellectual property, that includes patents (issued and pending), registered trademarks, copyrights, trade secrets and expertise in the development of our lidar solutions.

We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, vendors, employees, and consultants, as well as close monitoring of the developments, components, products, and competitors in the industry.

As of June 18, 2021, we owned 35 U.S. and foreign issued patents and we had 41 pending U.S. and foreign patent applications, with 24 patent applications in the drafting stage. In addition, we have six pending trademark applications. Our patents and patent applications cover a broad range of system level and component level aspects of our key technology including, among other things, bistatic lidar system architecture, laser, scanner, receiver, and perception technology.

Sales and Marketing

We utilize a combination of channel (indirect) sales and direct sales methods. In the Automotive market, we work with Tier 1 partners that are suppliers to the OEMs. We intend to license our lidar designs and other intellectual property to these Tier 1 partners, who will then industrialize and sell our technology to their OEM customers. While we intend to use Tier 1 partners as our sales channel, we also maintain direct contact with the OEMs, which better enables us to understand their specific product requirements and facilitate the implementation of our product design into their vehicles. Working with Tier 1 partners allows us to use this existing automotive value chain and provides us with an opportunity to increase our penetration of the Automotive market more rapidly than would otherwise be possible. This, in turn, will substantially reduce our investment in sales and marketing, and it will also substantially reduce the associated costs for manufacturing, working capital, validation and testing, as well as the overhead of product liability and warranty over the life of the multiyear series production programs with OEMs. In the Industrial and Mobility markets, we use the same supply chain to manufacture through global contract manufacturers, and we will sell our products primarily through system integrator channel partners that may integrate our lidar sensor and software as part of a larger solution for an end customer. We also intend to sell directly to certain customers for situations in which a system integrator relationship is either not present or not required.

We solicit feedback directly from partners and customers in order to identify opportunities to improve our product design. Our sales and marketing team works with industry analysts, universities and independent labs to conduct studies and performance tests, which provides third-party validation of our solutions to current and potential customers and partners. Our marketing team also drives our brand management and increases our public visibility through news releases, advertising campaigns, events, industry panels, and other public relations programs.

Government Regulation

We believe that the U.S. has provided a constructive legal environment to enable the testing and development of autonomous capabilities. We do not expect any federal rules or regulations in the near future that would impact the use or demand for our lidar technology. The states of California and New York, however, do enforce operational or registration requirements for some autonomous functions. U.S. federal regulations generally allow higher levels of safe and responsible autonomous functionality to be deployed. The European Union, China and other foreign markets are also developing standards to define the requirements for deploying higher levels of autonomy.

The National Highway Traffic Safety Administration (the “NHTSA”) is the principal legal and regulatory authority that has oversight of vehicles equipped with our sensors as they are deployed on public roadways. The obligations of motor vehicle equipment manufacturers include regular reporting under the Transportation Recall Enhancement, Accountability and Documentation Act process as well as strict recall and reporting requirements for any defects related to highway safety or any non-compliance with the Federal Motor Vehicle Safety Standards. Similar such reporting and recall requirements exist in foreign markets. As the development of federal, state and foreign legal frameworks around autonomous vehicles continue to evolve, we may be subject to additional regulatory schemes.

Lidar technology, such as ours, is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration, or FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.

We are also subject to trade, customs product classification and sourcing regulations. In addition, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.

Human Capital Resources

We believe that our culture is one of our competitive advantages. We have emphasized a collaborative, team-oriented, performance-based culture with a strong focus on both the development of differentiated technology and the success of our customers. Our leadership team has come from sectors including aerospace and defense, semiconductors, software, computer hardware, management consulting and private equity. As of December 31, 2020, we have approximately 69 employees worldwide. The majority of our employees are in the R&D function. We also engage numerous consultants and contractors to supplement our regular full-time workforce. None of our employees are represented by a labor union, and we consider our employee relations to be good. To date, we have not experienced any work stoppages.

Facilities

Our corporate headquarters is located in Dublin, California, where we lease 56,549 square feet pursuant to a lease that expires December 1, 2026. The Dublin facility contains engineering, R&D, operations, customer support, marketing and administrative functions. We also lease 1,540 square feet of office space in a facility in Tiburon, California pursuant to a lease which expires September 30, 2022. The Tiburon facility contains administrative and sales and marketing functions.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. In particular, AEye has been named in a lawsuit filed on February 24, 2021, in the Third Judicial Circuit Court of Wayne, Michigan, by a company called Orfin, LLC (“Orfin”). In the suit, Orfin alleges that it entered an enforceable agreement with AEye to invest $2.5M in a convertible note to be issued by AEye. Based on this and other allegations, Orfin asserts claims against AEye for breach of contract and promissory estoppel. AEye disputes the existence of any such agreement with Orfin, believes that Orfin’s claims lack merit, and intends to defend the lawsuit. The suit was subsequently transferred to the United States District Court for the District of Delaware on April 21, 2021 and currently remains pending. Other than that, we are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material effect on our business, financial condition, and results of operations.

Executive Officers and Directors OF AEYE

Information about Executive Officers and Directors of AEye

Executive Officers

Blair LaCorte.

Mr. LaCorte has served as Chief Executive Officer and member of the AEye Board from October 2020 to present. Mr. LaCorte joined AEye as an advisory board member in 2016 and was named Chief of Staff and President in 2017. Prior to AEye, he served as Global President of PRG, a live event technology and services company, from 2013 through 2016. From 2010 through 2013, Mr. LaCorte served as Chief Executive Officer of XOJET Aviation, an on-demand private jet charter company. He also served as the Managing Director and Operating Partner at TPG, a private equity firm with over $91 billion in global investments. He graduated summa cum laude from the University of Maine and holds an M.B.A. from Dartmouth’s Tuck School of Business, where he later served as an executive fellow at the Center for Digital Strategies.

Luis Dussan.

Mr. Dussan co-founded AEye in 2013 and has been a member of the AEye Board since its inception. From 2020 to present, he has served as AEye’s President and Chief Technology Officer. From December 2013 through 2014 he served as AEye’s President and from 2014 through 2020 as AEye’s Chief Executive Officer. Mr. Dussan is a 20+ years veteran of the aerospace and defense industry. He started his career at NASA in 1997 working for the Jet Propulsion Lab in the Deep Space Network that communicated with NASA planetary and deep space probes. From 2002 through 2009 he worked at Lockheed Martin in their Missiles and Fire Control Division. From 2009 through 2013, Mr. Dussan joined Northrop Grumman Laser Systems, as Chief Technologist, where he was responsible for managing the division’s Electro-Optical Sensors R&D. Mr. Dussan holds a B.S. in Electrical Engineering & Computer Science, an M.S. in Quantum Optics and an M.S. in Optics & Photonics.

Robert Brown.

Mr. Brown has served as AEye’s Chief Financial Officer since November 2020. He comes to AEye with over 30 years of financial experience, completing over $20 billion in financing and M&A transactions. Prior to joining AEye, he was the Chief Financial Officer at Cepton Technologies a provider of lidar solutions, from 2019 through 2020, at Velodyne Lidar from 2017 through 2019, and at VeriSilicon, a provider of custom semiconductor services and semiconductor IP licensing, from 2015 through 2017. From 2014 through 2015 he served as Vice President, Business Development at Cadence Design Systems, a provider of computational software for electronic design. Mr. Brown also served in various positions at LSI Corporation, a provider of networking and storage semiconductors, from 2000 to 2014, including Senior Director, Corporate Development and Vice President, Treasury, Tax & Corporate Development. From 1999 to 2000 he worked as VP, Financial Planning & Treasurer at GetThere, a provider of internet travel solutions. Prior to that, Mr. Brown held several roles in finance at Hewlett-Packard, a provider of computers and peripherals, from 1992 to 1999. He started his career in banking with Security Pacific National Bank in 1987. Mr. Brown holds a B.S. in Business from Miami University and an M.B.A. from the University of Michigan.

Thomas R. Tewell.

Mr. Tewell currently serves as AEye’s Chief Operating Officer, joining in March 2021. Prior to joining AEye, he was the Chief Operating Officer at Velodyne Lidar, from 2018 through 2021. From 2017 to 2018, he was an executive in manufacturing strategy and technology at Velodyne Lidar. During his career, Mr. Tewell has held progressively senior roles in both hardware and embedded software across technology companies, including VeriSilicon Holdings Co., Ltd., NXP Semiconductors, Freescale Semiconductor, NVIDIA, and Fujitsu Semiconductor America, Inc., from 2005 through 2017. He brings more than 30 years of engineering and operations experience, including two decades in automotive electronics.

Andrew S. Hughes.

Mr. Hughes has served as the General Counsel for AEye since March 2021. He comes to AEye with over 30 years of legal experience. Prior to joining AEye, he was the General Counsel for the Americas at Renesas Electronics Corporation, a global automotive and industrial semiconductor manufacturer, from 2017 through 2021. From 2015 to 2017, he was the General Counsel and Corporate Secretary at Intersil Corporation, a power management semiconductor solutions provider. During his career, Mr. Hughes has served as General Counsel and Corporate Secretary at Ikanos Communications, Inc., Bell Microproducts, Inc., and LSI Logic Corporation, and served as a Division Counsel at Harris Corporation and as a partner at a regional law firm in Southern California. Mr. Hughes holds a B.A. degree from the University of California, Los Angeles, and a J.D. and M.B.A. from Santa Clara University.

Non-Employee Directors

Wen Hsieh.

Wen Hsieh has served as member of AEye’s Board since 2016 as the representative director of Kleiner Perkins Caufield & Byers, where he is a General Partner since 2006. Before that he was an Associate Principal at McKinsey & Company from 2001 through 2006. Mr. Hsieh holds a B.S and M.S. in Electrical Engineering from the California Institute of Technology and a Ph.D. in Electrical Engineering with a Biology Minor from the California Institute of Technology.

Huang Lee.

Huang Lee has served as a member of AEye’s Board since 2018 as the representative director of Taiwania Capital Buffalo Fund Co. where he is a founding member and serves as Managing Partner of Taiwania Capital. Mr. Lee has a long track record of investing in growing businesses in the technology and AI industries. Mr. Lee is also an investor at Landing AI and Pavilion. Since 2020 he serves as board member at Arris Composites, Inc. and DSP Concepts, Inc. and as a board observer at Oculii. He also serves as board member at Ambiq Micro since 2018 and since 2019 at Light Field Lab, Inc. Mr. Lee holds a Ph.D. in Electrical Engineering from Stanford University and a B.S. in Electrical Engineering and an M.S. in Communication Engineering from the National Taiwan University.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF AEYE

The following discussion of our results of operations and financial condition should be read together with the “Selected Historical Financial Information and Operating Data of AEye” and the AEye historical audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim condensed consolidated financial statements for the three-month periods ended March 31, 2021 and 2020, and the respective notes thereto included in this proxy statement/prospectus. The discussion and analysis should also be read together with AEye’s unaudited pro forma condensed combined financial information for the year ended December 31, 2020 and the three months ended March 31, 2021. See “Selected Historical Financial Information and Operating Data of AEye.” This discussion may contain forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AEye” to “we”, “our”, “us”, and “AEye” refer to the business and operations of AEye, Inc. and its consolidated subsidiaries prior to the Business Combination, which will be the business of the Combined Entity and its subsidiaries following the consummation of the Business Combination.

Overview

AEye is a provider of high-performance, active lidar systems for vehicle autonomy, ADAS, and robotic vision applications. With a sophisticated workforce of leaders and researchers, AEye has developed an artificial intelligence technology that enables active “intelligent sensing”, differentiating AEye in the marketplace from competition. AEye’s software-definable iDAR™ (“Intelligent Detection and Ranging”) platform combines active lidar, an optionally fused camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception.

AEye was founded in 2013 by Luis Dussan, AEye’s President and Chief Technology Officer. His goal was to create a deterministic AI-driven sensing system that performs better than the human eye and visual cortex. From its inception, AEye’s culture drew from esteemed scientists and electro-optics engineers from the National Aeronautics and Space Administration (“NASA”), Lockheed Martin Corporation, Northrop Grumman Corporation, the U.S. Air Force, and the Defense Advanced Research Projects Agency (“DARPA”) to create the highest performing sensing and perception system for the most challenging situations, ensuring the highest levels of safety for autonomous driving.

Our active iDAR is designed to enable higher levels of autonomy and functionality — SAE Levels 2 through 5 — with the goal of optimizing performance, power and reducing price. Our iDAR platform is software-definable, network-optimized, and leverages deterministic artificial intelligence at the edge. We have substantial investments in our R&D processes and deliver value to our customers through a combination of sales and direct channels. We perform the majority of our R&D activities in our 56,549 square foot corporate headquarters in Dublin, California, along with working with technology developers on a world-wide basis to develop new technology. We are partnering with leading Tier 1 suppliers to integrate AEye proprietary technology and design, ultimately meeting the specifications of OEMs while building reliable, trusted business relationships.

We expect to enable accelerated adoption of lidar across many markets and have partnered with leading Tier 1 automobile suppliers to achieve this mission. The main markets for lidar, including Industrial, Automotive, and Mobility are projected to see significant growth, allowing for greater market share as well as specialization opportunities like highway autonomous driving applications that benefit from our product. We believe that lidar will be a required sensing solution across many end markets and we intend to be the leading solutions provider in this space.

Business Combination and Public Company Costs

On February 17, 2021, AEye entered into the Merger Agreement with CF III. Pursuant to the Merger Agreement, Merger Sub will merge with and into AEye, with AEye continuing as the Surviving Corporation. As a result of the Merger, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, AEye will become a wholly owned subsidiary of CF III, with the AEye Stockholders becoming stockholders of CF III. Upon consummation of the Business Combination, CF III will change its name to “AEye, Inc.” An Amendment to Merger Agreement was entered into on April 30, 2021 which reflects amendments, modifications and additions to certain recitals, definitions, sections and exhibits to the Merger Agreement.

The Business Combination is intended to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CF III will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on AEye Stockholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the governing body of the Combined Entity, AEye’s senior management comprising the senior management of the Combined Entity and AEye’s operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of AEye and the Business Combination will be treated as the equivalent of AEye issuing stock for the net assets of CF III, accompanied by a recapitalization. The net assets of CF III will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AEye in future reports of the Combined Entity.

In connection with the Business Combination, CF III will register Class A Common Stock under the Exchange Act to be issued to AEye Stockholders in exchange for their AEye Capital Stock. Following the Business Combination, AEye will be required to hire additional personnel and implement procedures and processes to address and support public company regulatory requirements and customary practices. AEye expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

COVID-19 Impact

The extensive impact of the pandemic caused by the COVID-19 has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. The ongoing COVID-19 pandemic has disrupted and affected AEye’s business operations, which has led to business and supply chain disruptions, as well as broad changes in its supply and demand. For example, AEye’s offices and R&D and manufacturing locations have been, and continue to be, impacted due to national and regional government declarations requiring closures, quarantines and travel restrictions.

To mitigate the impact of the pandemic, AEye took several steps during 2020 to ensure its viability into the future. We significantly reduced internal discretionary costs, reduced senior leadership salaries, furloughed and laid off a portion of the employees, and obtained a loan and rent deferral for a period of six months in 2020. We also applied for and were granted a Paycheck Protection Program, or PPP, loan of $2.3 million with SVB as part of the U.S. Small Business Administration program. This loan enabled us to bring back a portion of the furloughed employees.

The continued impact of the COVID-19 pandemic on AEye’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time. We expect the COVID-19 pandemic to adversely impact revenue and results of operations, but are unable to predict at this time the size and duration of this adverse impact. At the same time, we have seen some signs of positive effects for our long-term business prospects and partnerships as a result of the pandemic. We believe automakers perceive the incorporation of lidar solutions in new models as a long-term strategic initiative that will be necessary for future growth and which are therefore beyond the direct impact of the COVID-19 pandemic. For more information on our operations and risks related to epidemics, including COVID-19, please see the section of this proxy statement/prospectus entitled “Risk Factors.”

Key Factors Affecting AEye’s Operating Results

AEye believes that its future performance and success depends to a substantial extent on its ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

We are subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or commercialize its products, attract new customers and retain existing customers, develop and protect intellectual property, comply with existing and new or modified laws and regulations applicable to its business, maintain and enhance the value of its reputation and brand, hire, integrate and retain talented people at all levels of its organization, develop and protect intellectual property, and successfully develop new solutions to enhance the experience of customers.

Market Trends and Uncertainties

AEye anticipates growing demand for its iDAR perception platform across three major markets, including the Automotive, Industrial and Mobility markets. AEye anticipates the total addressable market for lidar-based perception technology to grow to $42 billion by 2030. Within those markets, AEye is targeting attractive segments including ADAS, autonomous driving, commercial trucking, robo-taxis and various Industrial market segments such as mining, aviation, railway and traffic systems. This provides AEye with multiple opportunities for sustained growth by enabling new applications and product features across these market segments. However, as our customers continue R&D projects to commercialize solutions that rely on lidar technology, it is difficult to estimate the timing of ultimate end market and customer adoption. In the Automotive market for example, AEye’s growth and financial performance will be influenced by its ability to successfully integrate into OEM programs that require years of development, testing, and validation. Because of the size and complexity of these OEM programs, AEye sees its existing Tier 1 partnerships as a substantial competitive advantage given their large scale, mass-production capabilities, and existing OEM customer relationships. AEye’s primary focus in Automotive is on ADAS for passenger and commercial vehicle autonomy, particularly highway autonomy applications. We believe that growth in that market is driven by both more stringent safety regulations and consumer demand for vehicles offering increased safety. AEye will need to anticipate and adapt to any changes in the regulatory environment, as well as changes in consumer demand in order to take advantage of this opportunity.

Additionally, AEye intends to increase its investments in international operations and partnerships that will position the company to expand globally and meet growing demand in the international markets. This is an important part of AEye’s core strategy and may expose AEye to additional factors such as foreign currency risk, additional operating costs, and other risks and challenges that may impact the ability to meet projected sales and margins.

Partnerships and Commercialization

AEye’s technology is designed to be a key enabler of autonomous solutions for Automotive, Industrial and Mobility applications. Because our technology must be integrated into a broader solution by our customers, it is critical that AEye achieves design wins with these customers. Achieving these design wins varies based on the market and application. The design win cycle in the Automotive market tends to be substantially longer and more difficult than in other markets. Achieving a design win with an OEM within the Automotive market may take considerably longer than a design win with customers in the Industrial or Mobility markets. AEye considers design wins to be critical to its future success, although the revenue generated by each design win and the time necessary to achieve such a win can vary significantly, making it difficult to predict AEye’s financial performance.

AEye’s revenue and profitability will be dependent upon our success in licensing our technology to Tier 1 automotive suppliers, such as Continental, that intend to use our technology in volume production of lidar sensors for OEMs. Delays of autonomy programs from OEMs that AEye is currently or will be working with through our Tier 1 partners could result in AEye being unable to achieve its revenue targets and profitability in the time frame we anticipate. Our revenue and profitability will be further dependent upon both our success in selling our lidar solutions to customers in the Industrial and Mobility markets.

Gross Margin Improvement

Our gross margins will depend on numerous factors, including among others the average selling price of our products, pricing of our development contracts with customers, royalty rates on licenses we grant to our customers, unit volumes, product mix, component costs, personnel costs, contract manufacturing costs, overhead costs and product features. In the future, we expect to generate attractive gross margins from licensing our lidar technology and software to our Tier 1 partners in Automotive, and we expect those licenses will begin generating revenue for AEye in 2024. We also sell our own lidar solutions to customers in the Industrial and Mobility markets utilizing low-cost components that are sourced from the Tier 2 automotive supply chain. If our Tier 1 partners in Automotive do not achieve the volumes that we expect, then the cost of the components we use to address the Industrial and Mobility markets may be higher than we currently anticipate and may impact our gross margins and our ability to achieve profitability.

To date, our revenue has been generated through development and/or collaboration arrangements with OEMs and Tier 1 suppliers to the OEMs, as well as unit sales of our products. The development contracts primarily focus on customization of our proprietary iDAR capabilities to the customers’ applications, typically involving software implementation to assist with sensor connection and control, customization of scan patterns, and enhancement of particular perception capabilities to meet specific customer needs. In general, development and/or collaboration arrangements that require more complex configurations have higher prices and higher gross margins. We expect development contracts to represent a smaller share of our total revenue over time, as we increase our focus on technology licensing and product sales. We expect our gross margins from the sale of products to improve over time as we outsource volume production of our lidar sensors to contract manufacturers in the fourth quarter of 2021, which will both increase unit volumes and reduce the cost per unit.

Investment and Innovation

Our proprietary active-sensing, intelligent lidar technology delivers industry-leading performance that helps to solve the most difficult challenges in delivering partial or full autonomy. While traditional sensing systems passively collect data, AEye’s active iDAR leverages principles from automated targeting systems and biomimicry to scan its environment, while intelligently focusing on what matters in order to enable safer, smarter and faster decisions in complex scenarios.

We believe our financial performance is significantly dependent on our ability to maintain the leadership position. This is further dependent on the investments we make in R&D. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance and service existing products and generate active market demand for our products. If we fail to do this, our leading market position and revenue may be adversely affected, and our investments in that area will not be recovered.

Components of Results of Operations

Total Revenues

We categorize our revenue as (1) prototype sales and (2) development contracts.

Prototype sales includes the sale of our 4Sight products. In 2020 and during the first quarter of 2021, our revenue primarily related to unit sales of the company’s 4Sight M product. Revenue from prototype sales is typically recognized at a point in time when the control of goods is transferred to the customer, generally upon delivery or shipment to the customer.

Development contracts represented the majority of our total revenues in 2020 and during the first quarter of 2021, which are earned from R&D and/or collaboration arrangements with OEMs and Tier 1 suppliers to the OEMs. These contracts primarily focus on customization of our proprietary iDAR capabilities to the customers’ applications, typically involving software implementation to assist with sensor connection and control, customization of scan patterns, and enhancement of perception capabilities to meet specific customer needs. Revenue from development contracts is recognized when we satisfy performance obligations in the contract, which can result in recognition at either a point in time or over time. This assessment is made at the outset of the arrangement for each performance obligation.

Cost of Revenue

Cost of Revenue includes the cost of component inventory used in the production of prototypes, direct and indirect labor costs associated with the units, as well as direct labor associated with development contracts.

Operating Expenses

Research and Development

Our R&D efforts are focused primarily on hardware, software, and system engineering related to the design and development of our advanced lidar solutions. R&D expenses include:

•        personnel-related expenses, including salaries, benefits, bonuses, and stock-based compensation expense;

•        third-party engineering and contractor costs; and

•        new hardware and software expenses.

R&D costs are expensed as they are incurred. Our investment in R&D will continue to grow because we believe that investment is essential to maintain our position as a provider of one of the most advanced lidar solutions available.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related costs, including salaries, benefits, bonuses, and stock-based compensation, for all personnel directly involved in business development and customer account management, trade shows expenses, advertising and promotions expenses for press releases, other public relations services, and allocated overhead expenses. We expect our sales and marketing expense to grow over time as we continue to expand our sales and marketing efforts to support the anticipated growth of our business.

General and Administrative

Our general and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, bonuses, and stock-based compensation, for executive, finance, legal, human resources, technical support, and other administrative personnel. Other significant expenses include consulting, accounting and professional fees, insurance premiums, software and computer equipment costs, general office expenses, and allocated overhead expenses. We expect our general and administrative expenses to increase for the foreseeable future as we increase our headcount to support the growth of our business, and as a result of operating as a public company, including additional costs and expenses associated with compliance with the rules and regulations of the SEC, legal, audit, insurance, investor relations, and other administrative and professional services.

Change in Fair Value of Embedded Derivative and Warrants

Change in fair value of embedded derivatives is the result of the change in fair value at each reporting date of redemption features associated with our convertible notes. The carrying amounts of these embedded derivatives are recorded at fair value at issuance, marked-to-market as of each balance sheet date, and changes in fair value are reported as either income or expense during the period. Change in fair value of warrants are related to the revaluation of our outstanding convertible preferred stock warrant liabilities.

Interest Income and Interest Expense

Interest income consists primarily of interest earned on our cash and cash equivalents. These amounts will vary based on our cash and cash equivalents balances and market rates. Interest expense consists primarily of interest on our borrowings and convertible notes and amortization of debt issuance costs and discount.

Results of Operations

Comparison of the Years ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth our consolidated results of operations data for the periods ended December 31, 2020 and 2019:

	Years Ended December 31,		Variance
(in thousands, except percentages)	2020	2019	$	%
Prototype sales	$365	$291	$74	25.4%
Development contracts	1,214	1,175	39	3.3%
Total revenues	1,579	1,466	113	7.7%
Cost of revenue	808	253	555	219.4%
Gross profit	771	1,213	(442)	(36.4)%
Research and development	17,130	18,661	(1,531)	(8.2)%
Sales and marketing	3,408	4,244	(836)	(19.7)%
General and administrative	6,715	7,129	(414)	(5.8)%
Total operating expenses	27,253	30,034	(2,781)	(9.3)%
Loss from operations	(26,482)	(28,821)	(2,339)	(8.1)%
Change in fair value of embedded derivatives and warrants	1,410	—	1,410	N/A
Interest income	23	266	(243)	(91.4)%
Interest expense	(1,502)	(96)	1,406	1,464.6%
Total other income (expense), net	(69)	170	(239)	(140.6)%
Net loss	$(26,551)	$(28,651)	$(2,100)	(7.3)%

Revenue

Prototype Sales

Prototype sales increased by $74 thousand, or 25.4%, to $365 thousand for the year ended December 31, 2020 from $291 thousand for the year ended December 31, 2019. This increase was primarily due to an increase in units being sold in 2020 compared to 2019 as a result of the release of our 4Sight M product line in July of 2020.

Development Contracts

Development contracts increased by $39 thousand, or 3.3%, to $1.2 million for the year ended December 31, 2020 from $1.2 million for the year ended December 31, 2019. The increase in development contract revenue was due to an increase in performance obligations satisfied year-over-year as well as an increase in the number of development contracts, in progress in 2020.

Cost of Revenue

Cost of revenue increased by $555 thousand, or 219.4%, to $808 thousand for the year ended December 31, 2020 from $253 thousand for the year ended December 31, 2019. This increase was primarily due to the cost associated with the increase in units sold as well as costs incurred on units provided at no cost to certain customers.

Operating Expenses

Research and Development

R&D expenses decreased by $1.5 million, or 8.2%, to $17.1 million for the year ended December 31, 2020 from $18.7 million for the year ended December 31, 2019. This decrease was primarily driven by COVID-19 related impacts as a result of personnel reductions, reduced general operating costs related to engineering expenses of $609 thousand associated with certain cost management initiatives and the impact of renegotiation of certain third-party vendor agreements. The decrease was partially offset by a net increase in non-recurring engineering and contract development expenses, as well as increased stock-based compensation expense.

Sales and Marketing

Total sales and marketing expenses decreased by $836 thousand, or 19.7%, to $3.4 million for the year ended December 31, 2020 from $4.2 million for the year ended December 31, 2019. This decrease was primarily due to marketing program spend reduction of $700 thousand, given less live events occurred during 2020 due to the COVID-19 pandemic.

General and Administrative

Total general and administrative expenses decreased by $414 thousand, or 5.8%, to $6.7 million for the year ended December 31, 2020 from $7.1 million for the year ended December 31, 2019. This decrease was primarily due to COVID-19 related impacts necessitating a reduction of personnel, decreased expenses related to travel, expenses associated with employees being present in the office, and other cost management initiatives, as well as prototype costs in the prior year. This decrease was partially offset by an increase in rent expense associated with our new Dublin facility.

Change in fair value of embedded derivatives and warrants

Change in fair value of embedded derivatives and warrants was a gain of $1.4 million for the year ended December 31, 2020, primarily due to a $1.5 million decrease in the fair value of liabilities associated with embedded derivatives, offset by a $93 thousand loss associated with a change in the fair value of our liability classified warrants.

Interest Income

Interest income decreased by $243 thousand, or 91.4%, to $23 thousand for the year ended December 31, 2020 from $266 thousand for the year ended December 31, 2019. This decrease was primarily due to lower cash and cash equivalents balance held in 2020 relative to 2019.

Interest Expense

Interest expense increased by $1.4 million, or 1,464.6%, to $1.5 million for the year ended December 31, 2020 from $96 thousand for the year ended December 31, 2019. This increase was primarily due to interest on convertible notes, term loan, and the PPP loan, as well as amortization of debt discounts.

Net Loss

Net Loss decreased by $2.1 million, or 7.3%, to $26.6 million for the year ended December 31, 2020 from $28.7 million for the year ended December 31, 2019. This decrease was primarily due to a headcount reduction as a result of COVID-19 related impacts along with increases in prototype and development contract revenue.

Comparison of the Three Months ended March 31, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth our consolidated results of operations data for the periods ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Variance
(in thousands, except percentages)	2021	2020	$	%
Prototype sales	$233	$63	$170	269.8%
Development contracts	96	100	(4)	(4.0)%
Total revenues	329	163	166	101.8%
Cost of revenue	617	111	506	455.9%
Gross Profit	(288)	52	(339)	(653.8)%
Research and development	5,836	4,537	1,299	28.6%
Sales and marketing	1,587	1,298	289	22.3%
General and administrative	3,010	1,707	1,302	76.3%
Total operating expenses	10,433	7,542	2,891	38.3%
Loss from operations	(10,721)	(7,490)	(3,230)	43.1%
Change in fair value of embedded derivatives and warrants	(103)	1,437	(1,540)	(107.2)%
Interest income	3	11	(8)	(72.7)%
Interest expense	(688)	(173)	(515)	297.7%
Total other income/(expense), net	(788)	1,275	(2,063)	(161.8)%
Net loss	$(11,509)	$(6,215)	$(5,294)	85.2%

Revenue

Prototype Sales

Prototype sales increased by $170 thousand, or 269.8%, to $233 thousand for the three months ended March 31, 2021 from $63 thousand for the three months ended March 31, 2020. This increase was primarily due to an increase in the number of units sold.

Development Contracts

Development contracts decreased by $4 thousand, or 4.0%, to $96 thousand for the three months ended March 31, 2021 from $100 thousand for the three months ended March 31, 2020. This decrease was due to less revenue recognized on development contracts in the three months ended March 31, 2021 compared to March 31, 2020.

Cost of Revenue

Cost of revenue increased by $506 thousand, or 455.9%, to $617 thousand for the three months ended March 31, 2021 from $111 thousand for the three months ended March 31, 2020. This increase was primarily due to increased unit sales and an increase in our inventory obsolescence reserve.

Operating Expenses

Research and Development

R&D expenses increased by $1.3 million, or 28.6%, to $5.8 million for the three months ended March 31, 2021 from $4.5 million for the three months ended March 31, 2020. This increase was primarily due to growth in non-recurring engineering expenses, contract development expenses and stock-based compensation, offset by a reduction in personnel costs.

Sales and Marketing

Total sales and marketing expenses increased by $289 thousand, or 22.3%, to $1.6 million for the three months ended March 31, 2021 from $1.3 million for the three months ended March 31, 2020. This increase was primarily due to an increase in stock-based compensation and personnel costs partially offset by a decrease in program spend and travel and entertainment expenses.

General and Administrative

Total general and administrative expenses increase by $1.3 million, or 76.3%, to $3.0 million for the three months ended March 31, 2021 from $1.7 million for the three months ended March 31, 2020. This increase was primarily due to an increase in stock-based compensation, personnel costs, and professional fees.

Change in fair value of embedded derivatives and warrants

Change in fair value of embedded derivatives and warrants decreased by $1.5 million, or 107.2%, to $103 thousand for the three months ended March 31, 2021 from 1.4 million for the three months ended March 31, 2020. This decrease was primarily due to the updated valuation performed at March 31, 2021, which resulted in a reduction of the remaining derivative value.

Interest Income

Interest income decreased by $8 thousand, or 72.7%, to $3 thousand for the three months ended March 31, 2021 from $11 thousand for the three months ended March 31, 2020. This decrease was primarily due to a lower cash and cash equivalents balance as of March 31, 2021 relative to March 31, 2020.

Interest Expense

Interest expense increased by $515 thousand, for the three months ended March 31, 2021 for the three months ended March 31, 2020. This increase was primarily related to the interest and debt financing on the convertible notes.

Net Loss

Net Loss increased by $5.3 million, or 85.2%, to $11.5 million for the three months ended March 31, 2021 from $6.2 million for the three months ended March 31, 2021. This increase was due to an increase in cost of revenue, non-recurring engineering expenses, contract development expenses, stock-based compensation, and professional fees.

Liquidity and Capital Resources

As of March 31, 2021 and 2020, we had a net loss of $11.5 million and $6.2 million, respectively. We anticipate that we will continue to incur losses for at least the next several years. We expect that our R&D expenses and selling, general and administrative expenses will continue to be significant and, as a result, we may need additional capital resources to fund our operations. We believe that our current cash and cash equivalents, and expected net proceeds from the Business Combination, will be sufficient for us to operate the business and execute our strategy until we begin generating positive cash flow from operations.

Cash Flow Summary

	Year Ended December 31,		Three months ended March 31,
	2020	2019	2021	2020
	(in thousands)
Net cash provided by (used in):
Operating activities	$(19,689)	$(25,829)	$(8,814)	$(3,968)
Investing activities	$(4,036)	$4,822	$(121)	$(3,778)
Financing activities	$32,018	$5,092	$7,797	$9,851

Operating Activities

For the three months ended March 31, 2021, net cash used in operating activities was $8.8 million. Factors affecting our operating cash flows during this period were net loss of $11.5 million, offset by stock-based compensation of $1.6 million, an increase in depreciation and amortization cost of $245 thousand, and an increase in amortization of debt issuance costs of $283 thousand. Net changes in operating assets and liabilities was $461 thousand driven by an increase in other assets of $2.8 million, accounts payable of $2.5 million, and accrued expenses and other current liabilities of $873 thousand, and a decrease in other assets of $2.8 million.

For the three months ended March 31, 2020, net cash used in operating activities was $4.0 million. Factors affecting our operating cash flows during this period were net loss of $6.2 million and noncash gain on convertible notes of $1.4 million, offset by stock-based compensation of $280 thousand. Net changes in operating assets and liabilities was $3.2 million driven by an increase in other current assets, miscellaneous receivables, and prepaids of $3.7 million, and a decrease in accounts receivable of $674 thousand.

For the year ended December 31, 2020, net cash used in operating activities was $19.7 million. Factors affecting our operating cash flows during this period were net loss of $26.6 million offset by stock-based compensation of $2.0 million, an increase in depreciation and amortization cost of $0.9 million as a result of an increase in leasehold improvements, a decrease in the fair value of embedded derivatives and warrants of $1.4 million, and an increase in amortization of debt issuance costs as a result of the convertible notes in 2020. Net changes in operating assets and liabilities was $4.4 million driven by a decrease in prepaids and other current assets and an increase in accrued expenses and other current liabilities, offset by a decrease in deferred revenue and deferred rents.

For the year ended December 31, 2019, net cash used in operating activities was $25.8 million. The primary factor affecting our operating cash flows during this period was our net loss of $28.7 million offset by stock compensation and depreciation and amortization of $0.8 million and $0.3 million, respectively. Net changes in operating assets and liabilities of $1.8 million was driven by an increase in deferred rents and deferred revenue, offset by a decrease prepaids and other current assets and inventories.

Investing Activities

For three months ended March 31, 2021, net cash used in investing activities was $121 thousand, which included the purchase of lab and testing equipment, test vehicles, and computer and related equipment with growth of our employee base.

For three months ended March 31, 2020, net cash used in investing activities was $3.8 million. The primary factors affecting our investing cash flows during this period was the purchase of property and equipment of $3.8 million associated with the construction allowance for the new headquarters.

For the year ended December 31, 2020, net cash used in investing activities was $4.0 million. The primary factor affecting our investing cash flows during the period was the payment of $4.0 million in leasehold improvements costs associated with our new headquarters. The majority of such leasehold improvement costs were recorded in construction in progress at December 31, 2019, which were unpaid as of such date.

For the year ended December 31, 2019, net cash provided by investing activities was $4.8 million. The primary factors affecting our investing cash flows during this period were property and equipment purchases of $1.2 million related to the build out of our new headquarters offset by the maturity of short-term investments of $6.0 million.

Financing Activities

For the three months ended March 31, 2021, net cash provided by financing activities was $7.8 million. The primary factors affecting our financing cash flows during this period were the proceeds from the issuance of AEye Convertible Equity Instruments of $8.0 million and principal payments on a bank loan of $333 thousand.

For the three months ended March 31, 2020, net cash provided by financing activities was $9.9 million. The primary factors affecting our financing cash flows during this period were the proceeds from the issuance of AEye Convertible Equity Instruments of $10.2 million and the principal payments on a bank loan of $333 thousand.

For the year ended December 31, 2020, net cash provided by financing activities was $32.0 million. The primary factors affecting our financing cash flows during this period were the proceeds from the issuance of AEye Convertible Equity Instruments of $30.0 million and our PPP loan of $2.3 million.

For the year ended December 31, 2019, net cash provided by financing activities was $5.1 million. The primary factors affecting our financing cash flows during this period were proceeds from a bank loan of $4.0 million and from the issuances of Series B Preferred Stock for $3.0 million.

Capital Resources

On August 16, 2019, we entered into a loan and security agreement with SVB, which provided for a revolving credit line and growth capital term loans. The revolving credit line provided us with $3.0 million and accrued interest at a floating per annum rate equal to the greater of the prime rate or 5.5%. The revolving line of credit matured on August 16, 2020 and there were no amounts outstanding under the revolving line of credit as of December 31, 2020 and 2019. The growth capital term loan facility had an initial loan amount of $4.0 million, which was drawn in December 2019. The second tranche of $1.0 million was not drawn and has expired. Repayment for this term loan began on January 1, 2020. The term loan will be paid in equal monthly payments of principal, plus accrued interest. The interest rate on the term loan is the greater of the prime rate plus 0.75% or 5.5%. As of December 31, 2020 and 2019, the rate on the term loan was 5.5%.

On April 20, 2020, the Company entered into a deferral agreement related to the August 16, 2019 loan and security agreement with SVB (the “Deferral Agreement”). The payment dates for all monthly principal payments falling due after the Deferral Agreement’s effective date were extended by six months. Therefore, we did not make any principal payments for any term loans until December 2020.

On April 23, 2020, we received $2.3 million in aggregate loan proceeds pursuant to the Paycheck Protection Program (“PPP”) established under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). The loan has a two-year maturity. There is a deferral of payment of principal and interest until July 22, 2021 as part of the Paycheck Protection Program Flexibility Act of 2020. We have applied for forgiveness of the loan and we were informed on June 19, 2021 that the entire amount due under the loan had been forgiven.

In March 2019, we extended the AEye Series B Preferred Stock Purchase Agreement to offer additional shares to existing and new investors at a purchase price of $6.19 per share. Upon the execution of the agreement, we issued 484,471 shares of AEye Series B Preferred Stock for cash proceeds of $3.0 million in 2019. No additional convertible preferred stocks were issued in 2020.

In 2020, the AEye Board authorized and issued AEye Convertible Equity Instruments, referred to as convertible notes in our financial statements, for an aggregate principal amount of approximately $40.0 million. The AEye Convertible Equity Instruments bear an interest and dividend rate of 3% compounded annually with a maturity of August 26, 2021. During 2020, the Company received $30,000 in proceeds related to the AEye Convertible Equity Instruments. For the three months ended March 31, 2021, the Company received proceeds of $8,046 from the sale of additional AEye Convertible Equity Instruments.

If the AEye Convertible Equity Instruments are not repaid or converted prior to maturity, AEye will pay the principal amount and the accrued dividends to the holders of the AEye Convertible Equity Instruments. The AEye Convertible Equity Instruments are convertible into AEye Preferred Stock in the following ways under the following situations: (i) automatic, upon the closing of a financing in which AEye receives gross cash proceeds of at least $7.5 million (a “Qualified Financing”), (ii) automatic, upon a change of control event (a non-existing stockholder becomes the beneficial owner of more than 50% of outstanding voting securities, sale, reorganization, merger, consolidation, or any event that constitutes a “Deemed Liquidation Event” under AEye’s Amended and Restated Certificate of Incorporation) or a dissolution event (a termination of the operations of the company, liquidation, dissolution, or general assignment for the creditors’ benefit) prior to a Qualified Financing, and (iii) optional, upon the closing of a financing in which AEye receives gross cash proceeds of less than $7.5 million. Additional information related to the AEye Convertible Equity Instruments is disclosed in Note 10 to the audited consolidated financial statements appearing at the end of this proxy statement/prospectus.

The AEye Convertible Equity Instruments contain embedded derivatives that meet the requirements for separate accounting. AEye recorded the derivative instruments as derivative liabilities at the date of issuance and then it is re-valued at each reporting date, with changes in fair value reported in the consolidated statements of operations. As of December 31, 2020, the derivative liability was reported together within the AEye Convertible Notes — Current item on the consolidated balance sheet and the Change in Fair Value of Embedded Derivatives and Warrants in other income (expense) within the consolidated statements of operations and comprehensive loss of $1.4 million.

Subsequent Financing Activity since March 31, 2021

On April 26, 2021, the Company entered into a Loan and Security Agreement (“SVB Agreement”) with SVB Innovation Credit Fund VIII, L.P. (the “Lender”). Subject to the terms and conditions of the SVB Agreement and upon the Company’s request, the Lender shall make a term loan advance to the Company for $4 million. Subject to the Lender receiving satisfactory evidence confirming the filing of this registration statement with the SEC in connection with the SPAC transaction, among other terms and conditions, the Lender shall make a second term loan advance to the Company, upon the company’s request, for $6 million.

The principal amount outstanding under the term loan advances shall accrue interest at 8% per annum and the interest shall be payable monthly in arrears. The outstanding and unpaid principal and interest, in addition to a final payment defined as a payment equal to the original aggregate principal amount of the term loan advances extended by the Lender multiplied by 5%, is due at maturity, which is the earlier of closing of the SPAC transaction or August 1, 2021. Upon entering into the agreement, the first term loan advance of $4 million was extended to the Company by the Lender. On May 13, 2021, the additional $6 million was drawn.

Funding Requirements

At the time of issuance of our financial statements for the three months ended March 31, 2021, we concluded that there was substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months. For the three months ended March 31, 2021, we had an accumulated deficit of $98.3 million and negative operating cash flows of $8.8 million. We expect our expenses to increase substantially in connection with our ongoing activities, particularly developing new technology, as well as enhancing the capabilities and performance of our lidar system. We believe that the net proceeds from the Business Combination, together with our existing cash and cash equivalents, will enable us to fund our operating expenses, capital expenditure requirements and debt service payments for a period of at least twelve months from the date of this proxy statement/prospectus.

Contractual Obligations and Commitments

In the normal course of business, we enter into obligations and commitments that require future contractual payments. The commitments result primarily from lease for office space and leased equipment. The following table summarizes our contractual obligations and commercial commitments (in thousands) as of December 31, 2020:

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Rental Payments	$2,286	$4,672	$4,896	$2,340
Convertible Notes	$29,079
Borrowings – net of issuance costs	$2,693	$2,884
Total	$34,058	$7,556	$4,896	$2,340

Off-Balance Sheet Arrangements

As of the balance sheet date of March 31, 2021 we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of March 31, 2021, we had cash and cash equivalents of $13.2 million, which consisted primarily of deposits in our bank accounts, which carries a degree of interest rate risk, as well as borrowings accumulated of $5.4 million which carry a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio and borrowings.

Credit Risk

Our concentration of credit risk is determined by evaluating each customer and each vendor that accounts for more than 10% of our accounts receivable and accounts payable, respectively. For the three months ended March 31, 2021, there were four customers each accounting for 10% or more of our accounts receivable and three vendors each accounting for 10% or more of our accounts payable.

We perform credit evaluations as needed and generally do not require collateral for our customers. We analyze accounts receivable, historical percentages of uncollectible accounts, and changes in payment history when evaluating the adequacy of the allowance for doubtful accounts for potential credit losses on customers’ accounts. At March 31, 2021 and 2020, we did not have write-offs and did not record an allowance for doubtful accounts on the consolidated balance sheet.

Critical Accounting Policies and Estimates

Our consolidated financial statements are in accordance with GAAP. We are required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods, fair value measures and the related disclosures in the consolidated financial statements. We believe that the following accounting policies described in Note 1: “Organization and Summary of Significant Accounting Policies” in the audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus, are critical because they involve a higher degree of judgment and uncertainty. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities and fair value measures that are not readily apparent from other sources. As a result, these accounting policies could materially affect our financial statements.

On an ongoing basis, we evaluate these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on our financial position and results of operations.

Revenue

We recognize revenues from the sale of prototype systems and from R&D and collaboration and development arrangements with OEMs and suppliers to the OEMs. Revenue represents the amount of expected consideration we are entitled to receive upon the transfer of promised goods or services in the ordinary course of our activities and is recorded net of sales taxes. We recognize revenue when performance obligations are satisfied by transferring control of a promised good or service to a customer. For performance obligations that are satisfied at a point in time, we also consider the following indicators to assess whether control of a promised good or service is transferred to the customer: (i) right to payment; (ii) legal title; (iii) physical possession; (iv) significant risks and rewards of ownership; and (v) acceptance of the good or service. For performance obligations satisfied over time, we recognize revenue over time by measuring the progress toward complete satisfaction of a performance obligation.

The application of various accounting principles related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, complex arrangements with nonstandard terms and conditions may require relevant contract interpretation to determine the appropriate accounting treatment, including whether the promised goods and services specified in a multiple element arrangement should be treated as separate performance obligations. When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. For multiple element obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price.

Convertible Notes and Embedded Derivatives

The convertible notes issued during 2020 contain certain embedded features that meet the requirements for separate accounting, which we account for as a derivative instrument. We recognize the derivative instrument as a derivative liability and report it together within the Convertible notes — Current on the consolidated balance sheet and remeasure such embedded derivatives at fair value at each balance sheet date, with changes in fair value recognized in the consolidated statements of operations and comprehensive loss. We determine the fair value of the derivative instrument using an option pricing Monte Carlo simulation model, which takes into account the probability of a change in control occurring and potential repayment amounts and timing of such payments.

Stock-Based Compensation

We recognize stock-based awards granted to our employees and directors based on the estimated grant-date fair value of the awards. Compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. We estimate the fair value of options using the Black-Scholes option-pricing model, which requires objective and subjective assumptions such as the option’s expected term, fair value of our ordinary shares, risk-free interest rate, expected dividend yield, expected term and expected volatility of our ordinary shares. Our assumptions may differ from those used in prior periods. Changes to the estimates we make from time to time may have a significant impact on our stock-based compensation expense and could materially impact our results of operations.

Determination of the Fair Value of Common Stock

The fair value of the AEye Common Stock underlying our stock-based payment awards is determined by the AEye Board, with reviews and input from third-party valuations to determine the fair value of stock awards and option grants and perform the fair value calculations with the Black-Scholes option-pricing model. We believe that the AEye Board has the relevant experience and expertise to determine the fair value of our AEye Common Stock. If stock-based payment awards were granted a short period of time prior to the date of a valuation report, we retrospectively assessed the fair value used for financial reporting purposes after considering the fair value reflected in the subsequent valuation report and other facts and circumstances on the date of grant as discussed below. Given the absence of a public trading market for our AEye Common Stock, the valuations of AEye Common Stock were determined in accordance with the guidance provided by the American Institute of Certified Public Accountants

Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation , and the AEye Board exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our AEye Common Stock, including the following factors:

•        the results of contemporaneous valuations performed at periodic intervals by an independent valuation firm;

•        the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our AEye Common Stock;

•        the prices of our convertible preferred stock and AEye Common Stock sold to investors in arms-length transactions or offered to investors through a tender offer;

•        our actual operating and financial performance and estimated trends and prospects for our future performance;

•        our stage of development;

•        the likelihood of achieving a liquidity event, such as an initial public offering, merger with a SPAC, direct listing, or sale of our company, given prevailing market conditions;

•        the lack of marketability involving securities in a private company;

•        the market performance of comparable publicly traded companies; and

•        U.S. and global capital market conditions and overall economic conditions.

In valuing our AEye Common Stock for 2019, the AEye Board determined the equity value of our business generally using a weighting of the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital and are adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

For 2020 valuations, where AEye did not have a recent or expected arm’s length preferred equity financing, we have used a hybrid method utilizing a combination of the OPM and the probability-weighted expected return method, or PWERM, in estimating the value of our AEye Common Stock. Using the PWERM, the value of our AEye Common Stock is estimated based upon a probability-weighted analysis of varying values for our common stock assuming possible future events for our company, including a scenario of an initial public offering or a direct listing of our Class A common stock on an exchange and a scenario assuming continued operation as a private entity. When AEye had a recent or expected arm’s length preferred equity financing, the results from the PWERM analysis were not inconsistent with the overall weighted value considering the terms and pricing of the preferred round of financing.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our AEye Common Stock.

The AEye Board’s assessments of the fair value of our AEye Common Stock for grant dates between the dates of an available third-party valuation report were based in part on the current available financial and operational information and the common stock value provided in the most recent available third-party valuation report as compared to the timing of each grant. For financial reporting purposes we use straight-line interpolation as appropriate between valuation date and the grant date of our stock options. This determination includes an evaluation of whether the subsequent valuation report indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

After the completion of the Business Combination AEye expects to be an “emerging growth company” as defined in Section 2(a) of the Securities Act upon completion of the Business Combination and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Entity will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Entity has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Entity has issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024, and the Combined Entity expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Combined Entity’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 1 to the audited consolidated financial statements appearing at the end of this proxy statement/prospectus.

MANAGEMENT OF THE COMBINED ENTITY FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

Upon the consummation of the Business Combination, the business and affairs of the Combined Entity will be managed by or under the direction of the Combined Entity Board. The directors and executive officers of the Combined Entity Board upon consummation of the Business Combination will include the following.

Name	Age	Position
Blair LaCorte	58	Chief Executive Officer and Director
Luis Dussan	46	Chief Technology Officer, Chief Product Strategist and Director
Robert Brown	56	Treasurer, Chief Financial Officer and Chief Accounting Officer
Thomas R. Tewell	54	Chief Operating Officer
Andrew S. Hughes	55	Secretary and General Counsel
Wen Hsieh	48	Director
Prof. Dr. Bernd Gottschalk	77	Director
Dr. Karl-Thomas Neumann	60	Director
Timothy J. Dunn	63	Director
Carol DiBattiste	69	Director

Executive Officers

Blair LaCorte

Upon the consummation of the Business Combination, Mr. LaCorte will serve as the Chief Executive Officer of the Combined Entity and as a Class III member of the Combined Entity Board. Mr. LaCorte has served as Chief Executive Officer and member of the AEye Board from October 2020 to present. Mr. LaCorte joined AEye as an advisory board member in 2016 and was named Chief of Staff and President in 2017. Prior to AEye, he served as Global President of PRG from 2013 through 2016, a live event technology and services company. From 2010 through 2013, Mr. LaCorte served as Chief Executive Officer of XOJET Aviation, an on-demand private jet charter company. He also served as the Managing Director and Operating Partner at TPG, a private equity firm with over $91 billion in global investments. He graduated summa cum laude from the University of Maine and holds an M.B.A. from Dartmouth’s Tuck School of Business, where he later served as an executive fellow at the Center for Digital Strategies.

Mr. LaCorte is qualified to serve on the board of directors of the Combined Entity based on his experience, serving as the Chief Executive Officer of AEye, his professional expertise and chief executive officer and his investing experience.

Luis Dussan

Upon the consummation of the Business Combination, Mr. Dussan will serve as the Chief Technology Officer and Chief Product Strategist of the Combined Entity and as a Class II member of the Combined Entity Board. Mr. Dussan co-founded AEye in 2013 and has been a member of the AEye Board since its inception. From 2020 to present, he has served as AEye’s President and Chief Technology Officer. From December 2013 through 2014 he served as AEye’s President and from 2014 through 2020 as AEye’s Chief Executive Officer. Mr. Dussan is a 20+ years veteran of the aerospace and defense industry. He started his career at NASA in 1997 working for the Jet Propulsion Lab in the Deep Space Network that communicated with NASA planetary and deep space probes. From 2002 through 2009 he worked at Lockheed Martin in their Missiles and Fire Control Division. From 2009 through 2013, Mr. Dussan joined Northrop Grumman Laser Systems, as Chief Technologist, where he was responsible for managing the division’s Electro-Optical Sensors R&D. Mr. Dussan holds a B.S. in Electrical Engineering & Computer Science, an M.S. in Quantum Optics and an M.S. in Optics & Photonics.

Mr. Dussan is qualified to serve on the board of directors of the Combined Entity based on his technical and operational expertise gained from serving as Chief Technology Officer and board member of AEye and his position as Co-Founder of AEye.

Robert Brown

Upon the consummation of the Business Combination, Mr. Brown will serve as the Treasurer, Chief Financial Officer and Chief Accounting Officer of the Combined Entity. Mr. Brown has served as Chief Financial Officer of AEye since November 2020. He comes to AEye with over 30 years of financial experience, completing over $20 billion in financing and M&A transactions. Prior to joining AEye, he was the Chief Financial Officer at Cepton Technologies, a provider of lidar solutions, from 2019 through 2020, at Velodyne Lidar from 2017 through 2019, and at VeriSilicon, a provider of custom semiconductor services and semiconductor IP licensing, from 2015 through 2017. From 2014 through 2015 he served as Vice President, Business Development at Cadence Design Systems, a provider of computational software for electronic design. Mr. Brown also served in various positions at LSI Corporation, a provider of networking and storage semiconductors, from 2000 to 2014, including Senior Director, Corporate Development and Vice President, Treasury, Tax & Corporate Development. From 1999 to 2000 he worked as VP, Financial Planning & Treasurer at GetThere, a provider of internet travel solutions. Prior to that, Mr. Brown held several roles in finance at Hewlett-Packard, a provider of computers and peripherals, from 1992 to 1999. He started his career in banking with Security Pacific National Bank in 1987. Mr. Brown holds a B.S. in Business from Miami University and an M.B.A. from the University of Michigan.

Thomas R. Tewell

Upon the consummation of the Business Combination, Mr. Tewell will serve as AEye’s Chief Operating Officer. Mr. Tewell has served as AEye’s Chief Operating Officer since March 2021. Prior to joining AEye, he was the Chief Operating Officer at Velodyne Lidar, from 2018 through 2021. From 2017 to 2018, he was an executive in manufacturing strategy and technology at Velodyne Lidar. During his career, Mr. Tewell has held progressively senior roles in both hardware and embedded software across technology companies, including VeriSilicon Holdings Co., Ltd., NXP Semiconductors, Freescale Semiconductor, NVIDIA, and Fujitsu Semiconductor America, Inc., from 2005 through 2017. He brings more than 30 years of engineering and operations experience, including two decades in automotive electronics.

Andrew S. Hughes

Upon the consummation of the Business Combination, Mr. Hughes will serve as the Secretary and General Counsel of the of the Combined Entity. Mr. Hughes has served as the General Counsel for AEye since March 2021. He comes to AEye with over 30 years of legal experience. Prior to joining AEye, he was the General Counsel for the Americas at Renesas Electronics Corporation, a global automotive and industrial semiconductor manufacturer, from 2017 through 2021. From 2015 to 2017, he was the General Counsel and Corporate Secretary at Intersil Corporation, a power management semiconductor solutions provider. During his career, Mr. Hughes has served as General Counsel and Corporate Secretary at Ikanos Communications, Inc., Bell Microproducts, Inc., and LSI Logic Corporation, and served as a Division Counsel at Harris Corporation and as a partner at a regional law firm in Southern California. Mr. Hughes holds a B.A. degree from the University of California, Los Angeles, and a J.D. and M.B.A. from Santa Clara University.

Non-Employee Directors

Upon consummation of the Merger, we anticipate the initial size of the Combined Entity Board will be seven (7) members. The following individuals are expected to serve as non-employee directors of the Combined Entity.

Wen Hsieh

Upon consummation of the Business Combination, Wen Hsieh will serve as a Class I member of the Combined Entity Board. Wen Hsieh has served as member of AEye’s Board since 2016 as the representative director of Kleiner Perkins Caufield & Byers, where he is a General Partner since 2006. Before that he was an Associate Principal at McKinsey & Company from 2001 through 2006. Mr. Hsieh holds a B.S and M.S. in Electrical Engineering from the California Institute of Technology and a Ph.D. in Electrical Engineering with a Biology Minor from the California Institute of Technology.

Prof. Dr. Bernd Gottschalk

Upon consummation of the Business Combination, Prof. Dr. Gottschalk will serve as a Class III member of the Combined Entity Board. Prof. Dr. Gottschalk, born in Lübeck, Germany, studied economics at the Universities of Hamburg, Saarbrücken and Stanford, California. He earned his doctorate in 1971 at the University of Hamburg (Dr. rer. pol.). From 1972 to 1996, he worked in various divisions at Daimler-Benz AG, including Assistant to the CEO, Plant Manager Mannheim (Engines, Buses, Foundry) and President of Mercedes-Benz do Brasil. In 1992, he was appointed ordinary member of the Managing Board of Mercedes-Benz AG, responsible for the Commercial Vehicles Division (trucks, vans, buses) worldwide. From 1997 until 2008, Prof. Dr. Gottschalk served as President of the German Association of the Automotive Industry (VDA). Prof. Dr. Gottschalk also had various responsibilities in the national and international industry over the years: he was President of the International Organization of Motor Vehicle Manufacturers (OICA) in Paris and Vice President of the Federation of German Industries (BDI). Prof. Dr. Gottschalk is also founder, Owner and Managing Partner of AutoValue GmbH, Frankfurt, a provider of automotive expertise. Prof. Dr. Gottschalk is also a member of supervisory boards of various publicly-listed companies such as Schaeffler AG, Jost Werke AG, and Compagnie Plastic Omnium SA, Paris. Since November 2020 he has served as a Member of the Supervisory Board of Benteler International AG.

Prof. Dr. Gottschalk is qualified to serve on the Combined Entity Board based on his broad experience in the automotive industry as a founder, senior executive and board member of private and publicly-listed companies.

Dr. Karl-Thomas Neumann

Upon consummation of the Business Combination, Dr. Neumann will serve as a Class II member of the Combined Entity Board. Dr. Neumann, born in Twistringen, Germany, studied Electrical Engineering at the University of Dortmund, Germany and holds a Ph.D. in Electrical Engineering from the University of Duisburg, Germany. Dr. Neumann has held several executive leadership positions within the automotive and semiconductor industry since starting his career as research engineer at the Fraunhofer Society in 1989. From 1993 until 1999 he worked in various divisions of Motorola where he was appointed Director Strategy and Advanced System Laboratories from 1996 until 1999. From 2000 until 2004 he worked in various positions at Volkswagen AG, where he served as Director Development Electrics and Electronics and Founder and Chief Executive Officer of Carmeq. From 2004 until 2007 he held several executive-level positions at Continental, including Executive Board Member, President, Chief Technology Officer and Chief Financial Officer. From 2009-2010 he served as the Executive Vice President of Volkswagen Group, and was appointed the Chief Executive Officer and President of Volkswagen Group China from 2010-2012. From 2013 to 2017 Dr. Neumann was the Senior Vice President of General Motors and the Chief Executive Officer of Adam Opel AG/Group GmbH. He is also founder of the investment and consultant company KTN GmbH, where he serves as the Chief Executive Officer until today. Dr. Neumann also serves on the board of directors of Hyundai Mobis, Apex.AI, KTN Beratungs- und Beteiligungs-GmbH, Navico Holding AS, indie Semiconductor, Oculii Corp. and (as member of the advisory board) RTI.

Dr. Neumann is qualified to serve on the Combined Entity Board based on his broad experience in the automotive industry as a senior executive and board member of private and publicly-listed companies.

Timothy J. Dunn

Upon consummation of the Business Combination, Mr. Dunn will serve as a Class I member of the Combined Entity Board. Mr. Dunn most recently served as an Operating Partner at TPG Capital, a private equity firm with more than $50 billion of assets under management. Prior to TPG, Mr. Dunn served as Chief Financial Officer at Hotwire from 2001-2005. Mr. Dunn served as Gap, Inc.’s Senior Vice President and Chief Financial Officer between 1998 and 2001. Prior to joining Gap, Mr. Dunn worked at PepsiCo in a series of finance and strategic planning roles. Over the course of his career, Mr. Dunn held several international roles, including in London as the Chief Financial Officer for Pizza Hut International for Europe, Africa and the Middle East. Earlier in his career, Mr. Dunn served as the Controller for PepsiCo Restaurants International and the Chief Financial Officer for Gap’s Domestic and International businesses. Mr. Dunn worked for PWC and is a CPA (inactive) in California. Mr. Dunn has served on private and public company boards, including Chair of the Audit Committee for two TPG portfolio companies — Ellucian, an ERP software company for higher education, and Vertafore, software company for insurance carriers, brokers, and agencies - as well as Nordstrom’s Federal Savings Bank, a credit card bank owned by Nordstrom. Mr. Dunn is also Chair of the Board for St Anthony Foundation, a preeminent non-profit in San Francisco. Mr. Dunn holds a Bachelor’s degree in Business Administration from the University of Southern California.

Mr. Dunn is qualified to serve on the Combined Entity Board based on his broad experience as a senior executive and board member of private and publicly-listed companies.

Carol DiBattiste

Upon consummation of the Business Combination, Ms. DiBattiste will serve as a Class III member of the Combined Entity Board. Ms. DiBattiste currently serves on the board of Wayside Technology Group (NASDAQ: WSTG), June 2020 to present, a value-added information technology distribution and solutions company, and on the board of Giant Oak, December 2019 to present, a private behavioral science-led machine learning company which supports the identification of unknown risks for government and financial institutions. She also serves as an operating advisor for Liberty Hall Capital Partners, March 2020 to present, a private equity leader in aerospace and defense. Ms. DiBattiste most recently served as the Chief Legal and Compliance Officer and Corporate Secretary at ComScore, Inc. (NASDAQ:SCOR), January 2017 to June 2020, a global information and analytics company that measures advertising, content, and the consumer audiences across media platforms. Ms. DiBattiste served as Senior Advisor for Appeals Modernization, Office of the Secretary from May 2016 to August 2016, and from August 2016 to January 2017 she served as Executive in Charge and Vice Chairman, Board of Veterans’ Appeals, both with the U.S. Department of Veterans Affairs. Ms. DiBattiste served as Executive Vice President, Chief Legal, Privacy, Security, and Administrative Officer with Education Management Corporation (OTC:EDMCQ) from March 2013 to March 2016. Prior to that, she held senior executive roles at public companies, including Geeknet (NASDAQ: GKNT), from 2011 to 2013, which was acquired by GameStop (NYSE:GME); ChoicePoint (NYSE: CPS), from 2005 to 2008, which was acquired by Reed Elsevier/Lexis Nexis; and Reed Elsevier, from 2008-2011, (RELX PLC). Ms. DiBattiste also held several senior leadership positions in the U.S. Government at the Departments of Defense, Justice, Homeland Security, and Veterans Affairs, including the Under Secretary of the U.S. Air Force, a Senate confirmed position, and Deputy Administrator of the Transportation Security Administration. Ms. DiBattiste holds an L.L.M., Law from the Columbia University School of Law, a J.D. from Temple University School of Law, and a B.A., Sociology-Criminal Justice from LaSalle University. She is Directorship Certified by the National Association of Corporate Directors.

Ms. DiBattiste is qualified to serve on the Combined Entity Board based on her broad experience as a senior executive and board member of private and publicly-listed companies.

Director Independence

The NASDAQ Listing Rules require that a majority of the Combined Entity Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the opinion of the Combined Entity Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. It is anticipated that each individual expected to serve on the Combined Entity Board upon consummation of the Business Combination, other than Blair LaCorte, Luis Dussan, and Wen Hsieh, will qualify as an independent director under NASDAQ listing standards.

Committees of the Combined Entity Board

Following the consummation of the Business Combination, it is anticipated that Combined Entity Board will have three standing committees: an audit committee, a compensation committee and a nominating committee. It is anticipated that our audit committee will be composed of three (3) independent directors, our compensation committee will be composed of two (2) independent directors and our nominating committee will be composed of two (2) independent directors.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of Timothy J. Dunn,            , and            . Mr. Dunn is expected to serve as the chairman of the audit committee. Under the NASDAQ Listing Rules, we are required to have at least three (3) members of the audit committee. The NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of Mr. Dunn,            , and            is financially literate and it is anticipated that Mr. Dunn will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Business Combination, it is anticipated that the members of our nominating committee will consist of            and            .            is expected to serve as the chairman of the compensation committee. Under the NASDAQ Listing Rules, we are required to have at least two members of the compensation committee. The NASDAQ Listing Rules require that the compensation committee of a listed company be composed solely of independent directors, and it is anticipated that each of             and            will qualify as independent directors under applicable rules.

Nominating Committee

Upon consummation of the Business Combination, it is anticipated that the members of our compensation committee will consist of            and            .            is expected to serve as the chairman of the nominating committee. The NASDAQ Listing Rules require that the nominating committee of a listed company be composed solely of independent directors, and it is anticipated that each of             and            will qualify as independent directors under applicable rules.

Code of Ethics

The Combined Entity Board will adopt a code of business conduct and ethics (“Code of Ethics”) that will apply to all of the Combined Entity’s directors, officers and employees in accordance with applicable federal securities laws. Upon the consummation of the Business Combination, the Code of Ethics will be available on the Corporate Governance section of the Combined Entity’s website. In addition, the Combined Entity intends to post on the Corporate Governance section of the Combined Entity’s website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics rather than by filing a Current Report on Form 8-K. The reference to the Combined Entity’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on the Combined Entity’s website into this proxy statement/prospectus.

EXECUTIVE COMPENSATION

CF III’s Executive Officer and Director Compensation

None of CF III’s officers has received any cash compensation for services rendered to CF III. The Sponsor has transferred an aggregate of 40,000 Founder Shares to Robert Hochberg and Robert Sharp, independent directors of CF III, for their services on the CF III Board and committees thereof. Other than as described herein, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by CF III to its officers and directors or to the Sponsor or any affiliate of the Sponsor, prior to, or in connection with any services rendered in order to effectuate the consummation of CF III’s initial business combination (regardless of the type of transaction that it is). However, to the extent that CF III elects an additional independent director to the CF III Board prior to its initial business combination, either the Sponsor will either transfer up to 20,000 Founder Shares to such director or CF III will pay cash fees to such director, at its discretion. In addition, CF III’s officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CF III’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CF III’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor or CF III’s officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, CF III does not expect to have any additional controls in place governing reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of CF III’s initial business combination, directors or officers of CF III who remain with the Combined Entity may be paid consulting or management fees from the Combined Entity. CF III has not established any limit on the amount of such fees that may be paid by the Combined Entity to CF III’s directors or officers. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the Combined Entity will be responsible for determining officer and director compensation. Any compensation to be paid to CF III’s officers and directors will be determined, or recommended to the Combined Entity for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on its board of directors.

CF III does not intend to take any action to ensure that members of its management team maintain their positions with the combined company after the consummation of CF III’s initial business combination, although it is possible that some or all of CF III’s officers and directors may negotiate employment or consulting arrangements to remain with the combined company after CF III’s initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the combined company may influence the motivation of CF III’s management in identifying or selecting a target business but CF III does not believe that the ability of its management to remain with the combined company after the consummation of CF III’s initial business combination will be a determining factor in CF III’s decision to proceed with any potential business combination. CF III is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

For more information about the interests of the Sponsor and CF III’s directors and officers in the Business Combination, see the section titled “The Business Combination Proposal — Interests of the Sponsor and CF III’s Directors and Officers in the Business Combination.”

AEye’s Executive Officer and Director Compensation

This section provides an overview of AEye’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed regarding AEye’s named executive officers (“NEO”) in the summary compensation table below.

For 2020, AEye’s NEOs were:

Name	Position
Blair LaCorte	Chief Executive Officer
Luis Dussan	Chief Technology Officer and founder
Robert Brown	Chief Financial Officer

To achieve AEye’s goals of bringing its artificial perception system to broad applications from automated driving to industrial robotics, rail and traffic systems and to maintaining its position as the technology leader in the lidar market, AEye has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

AEye believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. AEye’s current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As AEye needs to evolve, AEye intends to continue to evaluate its philosophy and compensation programs as circumstances require. The AEye Board has historically determined the compensation for AEye’s NEOs.

AEye’s NEOs compensation packages consist of the following elements:

Compensation Element	Compensation Purpose
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent.
Discretionary Cash Bonus	Incentivize and reward employees for contributions to Company performance.
Equity Compensation	Promote an employee ownership culture and the maximization of long-term stockholder value by aligning the interests of employees and stockholders
Perquisites

AEye generally provides benefits to its named executive officers on the same basis as provided to all of its employees, including 100% contribution by AEye towards medical, dental and vision insurance and a tax-qualified Section 401(k) plan, including a safe harbor matching contribution by AEye of 100% on the first 3% of eligible compensation contributed and 50% of the following 2% eligible compensation contributed annually. The NEOs are, however, reimbursed up to $10,000 annually for executive medical services (a benefit not available to other employees).

Summary Compensation Table

The following table sets forth information concerning the compensation of AEye’s NEOs for the years ended December 31, 2020 and December 31, 2019.

Name and principal position	Fiscal Year	Salary ($)	Option Awards ($)(3)	Bonus ($)(4)	All Other Compensation ($)(5)	Total ($)
Blair LaCorte	2020	$218,506.38	$4,225,475.97	0	$19,530.00	$4,463,512.35
Chief Executive Officer	2019	$230,416.62	$153,120.00	0	$4,423.00	$387,959.62
Luis Dussan	2020	$236,698.68	(1)	0	$24,444.00	$261,142.68
Chief Technology Officer and founder	2019	$300,000.00	(1)	0	$14,269.00	$314,269.00
Robert Brown(2)	2020	$18,750.00	$2,043,160.69	0	0	$2,061,910.69
Chief Financial Officer	2019	n/a	n/a	n/a	n/a

____________

(1)      Received stock option grants but they were terminated in connection with transitioning from the role of CEO to the role of President and Chief Technology Officer of AEye.

(2)      Robert Brown joined AEye in November 2020.

(3)      Reflects options granted under AEye’s 2016 Incentive Plan, determined with reference to a fair market value of a share of common stock in the 2019 calendar year of $2.32 and $2.33 in 2020.

(4)      Reflects any discretionary cash bonuses paid.

(5)      Amounts reported under “All Other Compensation” reflect employer contributions made pursuant to AEye’s 401(k) plan for each NEO and any stipends received.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for AEye’s NEOs consisted of base salary and incentive compensation delivered in the form of stock option awards. In addition, our NEOs were eligible to participate in any employee benefit programs generally available to all employees. The NEOs are, however, reimbursed up to $10,000 annually for executive medical services (a benefit not available to other employees).

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data and prior salary level. Thereafter, the AEye Board generally has reviewed, and adjusted as necessary, base salaries for each of AEye’s executive officers, at a minimum annually. In setting base salary levels for 2020, the AEye Board considered a range of factors, including:

•        the individual’s anticipated responsibilities and experience;

•        its directors’ collective experience and knowledge in compensating similarly situated individuals at other companies; and

•        the value of the executive officer’s existing equity awards.

Discretionary Cash Bonus

AEye does not have any formal plans specific to its NEOs providing for annual cash bonus awards. AEye maintains an informal discretionary bonus arrangement for its employees, including its NEOs. NEOs may receive discretionary bonus compensation payments based on the achievement of performance targets. In 2020 none of our NEOs received a cash bonus.

AEye’s 2016 Incentive Plan

On October 25, 2016, the AEye Board adopted, and AEye’s stockholders approved, the AEye 2016 Stock Plan, or the 2016 Plan. The 2016 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, non-statutory stock options, and restricted stock awards (each, an “award” and the recipient of such award, a “participant”). Awards under the 2016 Plan may only be granted to employees, directors and consultants of AEye and any parent or subsidiary corporation of AEye. The AEye Board and AEye’s stockholders previously adopted and approved the US LADAR, Inc. Equity Incentive Plan on June 11, 2014; however, no shares have been granted under such plan since 2017 and the NEOs do not hold any shares issued under such plan.

A total of 8,591,684 shares of AEye Common Stock are reserved for grant under the 2016 Plan. As of December 31, 2020, options and RSUs to purchase 7,538,609 shares of AEye Common Stock were outstanding.

Administration.    The AEye Board administers the 2016 Plan. Subject to the terms of the 2016 Plan, the administrator has the power to, among other things, select the participants and the time or times at which awards shall be granted, determine the awards to be made pursuant to the 2016 plan, determine the fair market value of stock or other property, determine the terms, conditions and restrictions applicable to each award, including fixing the price, vesting period, time of expiration and the manner in which an award becomes exercisable, establish the terms and conditions applicable to, and establish such other terms and requirements of the various compensation incentives under the 2016 Plan, and correct any defect, supply any omission or reconcile any inconsistency in the 2016 Plan or in any award agreement under the 2016 Plan.

Options.    Stock options have been granted under the 2016 Plan. Subject to the provisions of the 2016 Plan, the administrator determines the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised. The exercise price per share of incentive stock options granted under the 2016 Plan shall be established in the discretion of the AEye Board, provided, however, that the exercise price per share for an option must be at least 100% of the fair market value per share of AEye Common Stock on the grant date; provided that the exercise price for an incentive stock option granted to a 10% or more holder of AEye Common Stock will be no less than 110% of the fair market value per share of AEye Common Stock on the grant date. Nonqualified stock options may be granted with a per share exercise price that is less than 100% of the per share fair market value of AEye Common Stock. The aggregate fair market value of the shares with respect to which incentive stock options may be exercisable for the first time by an option holder in any calendar year, under the 2016 Plan or otherwise, may not exceed $100,000 (or such higher amount as permitted under Section 422 of the Code). Subject to the provisions of the 2016 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date (which may be no more than 10 years from the date of grant, or 5 years for an incentive stock option granted to a 10% or more holder of AEye Common Stock), and the period following termination of service during which options may remain exercisable.

Capital Adjustments.    In the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change affecting AEye’s capital structure, or in the event of payment of a dividend or distribution to the stockholders of AEye in a form other than stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of AEye’s stock, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the 2016 Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the 2016 Plan.

Effect of Business Combination.    Each AEye option that is outstanding immediately prior to the Effective Time of the Business Combination, whether vested or unvested, shall be assumed by CF III and converted into an option to purchase shares of Class A Common Stock under the Equity Incentive Plan (each an “Assumed Option”). Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such option immediately prior to the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Assumed Option shall be exercisable for that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of CF III Common Stock subject to AEye’s option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Class A Common Stock issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of AEye Common Stock subject to such AEye stock immediately prior to the Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any AEye option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable under such Assumed Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

Plan Amendment or Termination.    The AEye Board may amend, modify, or terminate the 2016 Plan at any time. No amendment, modification or termination of the 2016 Plan or an award agreement shall in any manner adversely affect any options, restricted stock awards, or other award theretofore granted under the 2016 Plan, without the consent of the participant holding such options, restricted stock awards, or other awards; provided that the AEye Board may amend or modify the terms of the 2016 Plan or an award agreement, retroactively or prospectively, as permitted under the 2016 Plan to comply with changes in accounting or tax rules or to comply with Section 409A with or without the consent of the participant.

Benefits, Perquisites and Retirement Benefits

AEye provides benefits to its NEOs on the same basis as provided to all of its employees, including medical, dental and vision insurance, life insurance, short-and long-term disability insurance. Except for a reimbursement of up to $10,000 in executive medical expenses, AEye does not maintain any ongoing executive-specific benefit or perquisite programs.

AEye provides a tax-qualified Section 401(k) plan for all employees, including its NEOs. AEye provides a safe harbor match of 100% on the first 3% of eligible compensation contributed and 50% of the following 2% eligible compensation contributed of participants’ elective contributions annually to the 401(k) plan. AEye does not provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Potential Payments upon a Termination or a Change in Control

AEye evidences initial employment terms in offer letters to new employees providing for employment at will. Except for Luis Dussan, none of AEye’s NEOs are party to an employment agreement with AEye. Luis Dussan’s employment agreement, dated October 31, 2016, sets forth the general terms of employment, including salary, equity incentive compensation and benefits.

Robert Brown has been granted an option to purchase 876,893 shares of AEye Common Stock in accordance with the 2016 Plan subject to the vesting schedule set forth in the Notice of Grant of Stock Option by and between AEye and Robert Brown, dated November 17, 2020 (the “Brown Award”). 25% of the unvested shares in the Brown Award will immediately vest if AEye experiences a “change in control” and Mr. Brown is terminated without “cause” on or before November 16, 2021 (which does not include the Merger). In addition, 25% of Mr. Brown’s unvested shares subject to the option will immediately vest upon the successful completion of the Merger on or before November 16, 2021.

Mr. LaCorte’s Notice of Grant of Stock Option, dated October 1, 2020, provides that 100% of the unvested shares subject to the option will immediately vest if Mr. LaCorte is terminated without “cause” within 12 months of a “change in control” (which does not include the Merger). The Notice of Grant of Stock Option by and between the Company and Blair LaCorte, dated June 1, 2017, provides that 50% of the unvested shares subject to the option will immediately vest if Mr. LaCorte is terminated without “cause” within 12 months of a “change in control.”

Following the Business Combination, the Combined Entity plans to enter into new employment agreements with its executive officers, contingent upon Combined Entity Board approval.

Outstanding Equity Awards at Fiscal 2020 Year End

The following table provides information about the outstanding equity awards held by AEye’s NEOs as of December 31, 2020.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Blair LaCorte	06/01/2017(1)	—	20,843	0.59	05/31/2027
Chief Executive Officer	05/08/2018(2)	—	5,209	0.65	05/07/2028
and Director	09/18/2018(3)	—	8,568	0.65	09/17/2028
	02/28/2019(4)	—	29,167	2.32	02/27/2029
	07/02/2019(5)	—	5,625	2.32	07/01/2029
	04/10/2020(6)	2,469	5,723	2.33	04/09/2030
	10/01/2020(7)	399,085	1,347,257	2.33	09/30/2030
Robert Brown Chief Financial Officer	11/17/2020(8)	—	876,893	2.33	11/16/2030

____________

(1)      1/48 of the shares underlying the award vest each month from the vesting commencement date, May 29, 2017. 50% percent of the unvested shares subject to the award will immediately vest if Mr. LaCorte is terminated without “cause” within 12 months of a “change in control.”

(2)      1/48 of the shares underlying the award vest each month from the vesting commencement date, May 29, 2017.

(3)      1/48 of the shares underlying the award vest each month from the vesting commencement date, September 18, 2018.

(4)      1/48 of the shares underlying the award vest each month from the vesting commencement date, January 1, 2019.

(5)      1/48 of the shares underlying the award vest each month from the vesting commencement date, March 18, 2019.

(6)      1/12 of the shares underlying the award vest each month from the vesting commencement date, April 4, 2020.

(7)      1/48 of the shares underlying the award vest each month from the vesting commencement date, December 12, 2019. 100% of the unvested shares subject to the award will immediately vest if Mr. LaCorte is terminated without “cause” within 12 months of a “change in control”.

(8)      25% of the shares underlying the reward vest on the one-year anniversary of the vesting commencement date, November 16, 2020; thereafter, 1/48 of the shares underlying the award vest each month. 25% of the unvested shares subject to the award will immediately vest if AEye experiences a “change in control and Mr. Brown is terminated without “cause” on or before November 16, 2021. 25% of the shares subject to the award will immediately vest upon the successful completion of the Merger on or before November 16, 2021.

Director Compensation

In 2020, no director received cash, equity or other non-equity compensation for service on the AEye Board. AEye currently has no other formal arrangements under which directors receive compensation for their service on the AEye Board or its committees. AEye’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

The AEye Board expects to review director compensation periodically to ensure that director compensation remains competitive such that AEye is able to recruit and retain qualified directors. Following the consummation of the Business Combination, AEye intends to develop a board of directors’ compensation program that is designed to align compensation with the Combined Entity’s business objectives and the creation of stockholder value, while enabling the Combined Entity to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Entity.

Combined Entity’s Executive Officer and Director Compensation Following the Business Combination

Following the Closing of the Business Combination, the Combined Entity intends to develop an executive compensation program that is designed to align compensation with the Combined Entity’s business objectives and the creation of stockholder value, while enabling the Combined Entity to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Combined Entity. Decisions on the executive compensation program will be made by the Combined Entity Board or a committee appointed by the Combined Entity Board.

Executive Compensation

The policies of the Combined Entity with respect to the compensation of its executive officers following the Business Combination will be administered by the Combined Entity Board in consultation with its compensation committee. The compensation policies followed by the Combined Entity will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of the Combined Entity and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its compensation committee, the Combined Entity may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases or the engagement of independent compensation consultants. At this time the Combined Entity is currently negotiating the terms of new employment agreements with the individuals that are expected to become the senior executive officers of the Combined Entity upon completion of the Business Combination.

As a part of the Business Combination, the Combined Entity expects to enter into new executive employee agreements that will be effective following the completion of the Business Combination.

Equity Compensation

It is anticipated that equity-based compensation will be an important foundation in executive compensation packages as the Combined Entity believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. The Combined Entity believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the Equity Incentive Plan Proposal will be an important element of the Combined Entity compensation arrangements for both executive officers and directors.

Director Compensation

It is anticipated that the compensation committee of the Combined Entity Board will determine the compensation to be paid to the members of the Combined Entity Board upon completion of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of CF III Common Stock as of June 23, 2021, without giving effect to the Business Combination, and ownership of shares of CF III Common Stock upon the Closing by:

•        each person known by CF III to be the beneficial owner of more than 5% of CF III Common Stock on June 23, 2021, without giving effect to the Business Combination, or of shares of CF III Common Stock upon the Closing;

•        each of CF III’s officers and directors;

•        each person who will become an executive officer or director of the Combined Entity upon the Closing; and

•        all executive officers and directors of the Combined Entity as a group upon the Closing of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of shares of the Class A Common Stock immediately following the consummation of the Business Combination assumes two redemption scenarios as follows:

•        Assuming no redemptions: This presentation is based on 173,764,133 shares issued and outstanding and assumes that no shares of CF III Class A Common Stock are redeemed and the PIPE Investment is fully subscribed.

•        Assuming maximum redemptions: This presentation is based on 151,232,183 shares issued and outstanding, which assumes that 22,531,950 of the public shares are redeemed and the PIPE Investment is fully subscribed.

If the actual facts are different than these assumptions, the numbers in the below table will be different. For further details, see “Business Combination Proposal — The Business Combination Agreement — Business Combination.”

The following tables do not reflect the beneficial ownership of any shares of Class A Common Stock issuable upon exercise of public warrants or private placement warrants as such securities are not currently exercisable or convertible within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have or will have as of immediately following the Business Combination, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them.

Pre-Business Combination Beneficial Ownership Table of CF III

	CF III Class A Common Stock		CF III Class B Common Stock(2)		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers(1)
Howard Lutnick(3)	500,000	2.1%	5,710,000	99.3%	21.2%
Anshu Jain	—	—	—	—	—
Alice Chan	—	—	—	—	—
Robert Hochberg	—	—	20,000	*	*
Robert Sharp	—	—	20,000	*	*
All executive officers and directors as a group (5 individuals)	500,000	2.1%	5,750,000	100%	21.4%
5% or More Shareholders:
CF Finance Holdings III, LLC(3)	500,000	2.1%	5,710,000	99.3%	21.2%
BlueCrest Capital Management Limited(4)	1,500,000	6.4%	—	—	5.1%
Highbridge Capital Management LLC(5)	1,300,000	5.5%	—	—	4.4%
Kepos Capital LP(6)	1,550,000	6.6%	—	—	5.3%
Polar Asset Management Partners Inc.(7)	1,500,000	6.4%	—	—	5.1%
Weiss Asset Management LP(8)	1,209,253	5.1%	—	—	4.1%
HGC Investment Management LLC(9)	1,501,900	6.4%	—	—	5.1%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o CF Finance Acquisition Corp. III, 110 East 59th Street, New York, NY 10022.

(2)      Interests shown consist of Founder Shares, classified as shares of CF III Class B Common Stock. Such shares are convertible into shares of CF III Class A Common Stock on a one-for-one basis.

(3)      The Sponsor is the record holder of such shares. Cantor is the sole member of the Sponsor. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor. Mr. Lutnick, is the Chairman and Chief Executive Officer of CF III and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)     Pursuant to a Schedule 13G filed by such persons as a group with the SEC on November 23, 2020, each of BlueCrest Capital Management Limited and Michael Platt may be deemed the beneficial owner of 1,500,000 shares of CF III Class A Common Stock, all of which such shares were held for the account of Millais Limited, a Cayman Islands exempted company. BlueCrest Capital Management Limited serves as investment manager to Millais Limited, and Michael Platt serves as principal, director, and control person of BlueCrest Capital Management Limited. The principal business address for each of BlueCrest Capital Management Limited and Michael Platt is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands, JE2 4HR.

(5)      Pursuant to a Schedule 13G/A filed by such persons as a group with the SEC on February 11, 2021, each of Highbridge Capital Management LLC and Highbridge Tactical Credit Master Fund, L.P. may be deemed the beneficial owner of 1,300,000 shares of CF III Class A Common Stock, all of which were held by Highbridge Tactical Credit Master Fund, L.P. The principal business address for each of Highbridge Capital Management LLC and Highbridge Tactical Credit Master Fund, L.P. is 277 Park Avenue, 23rd Floor, New York, New York 10172.

(6)      Pursuant to a Schedule 13G filed by such persons as a group with the SEC on February 4, 2021, each of Kepos Capital LP and Mark Carhart may be deemed the beneficial owner of 1,550,000 shares of CF III Class A Common Stock held by certain funds and accounts to which Kepos Capital LP acts as investment adviser. Mark Carhart is the managing member of Kepos Capital GP LLC, the general partner of Kepos Capital LP. The principal business address for each of Kepos Capital LP and Mark Carhart is 11 Times Square, 35th Floor, New York, New York 10036.

(7)      Pursuant to a Schedule 13G filed by Polar Asset Management Partners Inc. (“PAMP”) with the SEC on February 8, 2021, PAMP may be deemed the beneficial owner of 1,500,000 shares of CF III Class A Common Stock held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company, to which PAMP serves as investment adviser. The principal business address for PAMP is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(8)      Pursuant to a Schedule 13G filed by such persons as a group with the SEC on February 12, 2021, each of Weiss Asset Management LP, WAM GP LLC and Andrew M. Weiss, Ph.D., may be deemed the beneficial owner of an aggregate of 1,209,253 shares of CF III Class A Common Stock held by a private investment partnership and a private investment fund. Weiss Asset Management is the sole investment manager to such entities. WAM GP is the sole general partner of Weiss Asset Management LP. Andrew Weiss is the managing member of WAM GP LLC.

(9)      Pursuant to a Schedule 13G filed by HGC Investment Management LLC (“HGC”) with the SEC on February 16, 2021, HGC may be deemed the beneficial owner of 1,501,900 shares of CF III Class A Common Stock held by HGC Arbitrage Fund LP, an Ontario limited partnership, to which HGC serves as investment manager.

Beneficial Ownership Table of Combined Entity Upon Closing

	Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	% of Outstanding Class A Common Stock	Number of Shares of Class A Common Stock	% of Outstanding Class A Common Stock
Directors and Executive Officers(1)
Luis Dussan(2)	18,617,494	10.7%	18,617,494	12.3%
Blair LaCorte(3)	2,711,181	1.5%	2,711,181	1.8%
Robert Brown(4)	823,294	*	823,294	*
All executive officers and directors as a group (5 individuals)	22,151,969	12.6%	22,151,969	14.4%
5% or More Shareholders:
KPCB Holdings, Inc., as nominee(5)	16,276,453	9.4%	16,276,453	10.8%
General Motors Ventures LLC(6)	14,039,733	8.1%	14,039,733	9.3%

____________

*        Less than 1%.

(1)      The business address of each of the following individuals is c/o AEye, Inc., 1 Park Place, Suite 200, Dublin, CA 94568.

(2)      Interests shown consist of (a) 18,606,355 shares of Class A Common Stock and (b) options to purchase 11,139 shares of Class A Common Stock that are exercisable within 60 days of April 30, 2021.

(3)      Interests shown consist of (a) options to purchase 1,308,583 shares of Class A Common Stock that are exercisable within 60 days of April 30, 2021 and (b) 1,402,598 shares of Class A Common Stock.

(4)      Interests shown consist of options to purchase 823,294 shares of Class A Common Stock that are exercisable within 60 days of April 30, 2021.

(5)      Consists of (a) 11,854,771 shares of our common stock held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 405,826 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 3,893,373 shares held by Kleiner Perkins Caufield & Byers XIX, LLC (“KPCB XIX”), 36,544 shares held by Kleiner Perkins XIX Friends, LLC (“XIX Friends”) and 85,939 shares held by KPCB XIX Founders Fund, LLC (“XIX Founders”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such individuals and entities. The managing member of KPCB XVI is KPCB XVI Associates, LLC (“KPCB XVI Associates”). L. John Doerr, Beth Seidenberg, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI except to the extent of their pecuniary interest therein. The managing member of KPCB XIX and XIX Friends is KPCB XIX Associates, LLC (“KPCB XIX Associates”). Ilya Fushman, Mamoon Hamid and Wen Hsieh, the managing members of KPCB XIX Associates, exercise shared voting and dispositive control over the shares held by KPCB XIX and XIX Friends. Such managing members disclaim beneficial ownership of all shares held by KPCB XIX and XIX Friends except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)      The business address of General Motors Ventures LLC is MC 482-C37-D99, 300 Renaissance Center, Detroit, MI 48265.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CF III

Founder Shares

In March 2016, the Sponsor purchased 5,750,000 Founder Shares for an aggregate price of $25,000. On September 24, 2020, CF III effectuated a 2.5-for-1 stock split of its outstanding CF III Common Stock. In addition, on October 5, 2020, the Sponsor returned to CF III, at no cost, an aggregate of 8,625,000 Founder Shares, which were cancelled, resulting in an aggregate of 5,750,000 Founder Shares outstanding and held by the Sponsor. In October and November 2020, the Sponsor transferred 20,000 Founder Shares to each of Mr. Robert Sharp and Mr. Robert Hochberg, respectively, each an independent director of CF III. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. The Founder Shares will automatically convert into shares of Class A Common Stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions described herein.

The Sponsor and CF III’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last reported sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which CF III completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of CF III’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 500,000 Placement Units at a price of $10.00 per Placement Unit ($5,000,000 in the aggregate). Each Placement Unit consists of one share of CF III Class A Common Stock and one-third of one Warrant. Each whole Warrant sold as part of the Placement Units is exercisable for one share of Class III Class A Common Stock at a price of $11.50 per share. The proceeds from the Placement Units have been added to the proceeds from the IPO held in the Trust Account. If CF III does not complete a business combination by September 17, 2021, which date the Sponsor has agreed to extend to January 17, 2022, if necessary, and as may be further extended by the Sponsor to up to September 17, 2022 in accordance with the Existing Charter (or a later date approved by the stockholders of CF III pursuant to the Existing Charter), the Warrants included in the Private Placement Units will expire worthless. The Warrants included in the Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Warrants will expire five years after the completion of CF III’s initial business combination or earlier upon redemption or liquidation.

The Sponsor and CF III’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Placement Units until 30 days after the completion of the initial business combination.

Underwriting Agreement

Pursuant to an underwriting agreement dated November 12, 2020, between CF III, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF III paid a total of $4,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement, dated November 12, 2020, between CF III and CF&Co., CF III engaged CF&Co. as an advisor in connection with CF III’s initial business combination to assist CF III in arranging meetings with its stockholders to discuss CF III’s initial business combination and the target business’ attributes, introducing CF III to potential investors that are interested in purchasing CF III’s securities in connection with the initial business combination, providing financial advisory services to assist CF III in obtaining stockholder approval for its initial business combination, and assisting CF III with its press releases and public filings in connection with such transaction. CF III will pay CF&Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the base offering amount of the IPO and 5.5% of the gross proceeds of the over-allotment offering amount of the IPO, or $8.65 million in the aggregate.

Related Party Loans and Other Transactions

In order to finance transaction costs in connection with an intended business combination, the Sponsor has committed up to $1,750,000 pursuant to the Sponsor Loan to be provided to CF III to fund CF III’s expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to the Business Combination. As of December 31, 2020, CF III had $427.612 outstanding under the Sponsor Loan.

If the Sponsor Loan agreed to be funded by the Sponsor is insufficient to cover the working capital requirements of CF III, the Sponsor or an affiliate of the Sponsor, or certain of CF III’s officers and directors may, but are not obligated to, loan CF III funds as may be required under the Working Capital Loans. If CF III completes a business combination, it would repay the Sponsor Loan and Working Capital Loans out of the proceeds of the Trust Account released to CF III. Otherwise, the Sponsor Loan and Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, CF III may use a portion of proceeds held outside the Trust Account to repay the Sponsor Loan and Working Capital Loans and no proceeds held in the Trust Account would be used to repay the Sponsor Loan and Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans.

The Sponsor pays expenses on CF III’s behalf. CF III reimburses the Sponsor. As of December 31, 2020, CF III had accounts payable outstanding to Sponsor for such expenses paid on CF III’s behalf of approximately $4,300. As of May 31, 2021, the amount of expenses paid by the Sponsor on CF III’s behalf was $63,220, none of which has been reimbursed by CF III.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on November 12, 2020, the holders of Founder Shares and Placement Units (and component securities), including the Sponsor and certain directors of CF III, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock). These holders will be entitled to certain demand and “piggyback” registration rights. CF III will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor PIPE Subscription Agreement in Connection with PIPE Investment

Contemporaneously with the execution of the Original Merger Agreement, CF III entered into the PIPE Subscription Agreements with the PIPE Investors, including the Sponsor. Pursuant to the Sponsor’s PIPE Subscription Agreement, the Sponsor agreed to purchase 950,000 shares of Class A Common Stock at a price of $10.00 per share, for an aggregate purchase price $9.5 million. On February 25, 2021, the Sponsor assigned $4.5 million of its subscription (in respect of 450,000 shares of Class A Common Stock) to an unrelated third-party. See the section titled “The Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

Sponsor Support Agreement

Contemporaneously with the execution of the Original Merger Agreement, CF III entered into a Sponsor Support Agreement with the Sponsor and AEye, pursuant to which, among other things: (i) for the benefit of AEye, the Sponsor has agreed to comply with its obligations under the Inside Letter, by and among CF III, the Sponsor and certain officers and directors of CF III to not transfer, to not participate in the Redemption and to vote its shares of CF III Common Stock in favor of the Merger Agreement and the Business Combination (including the Merger), other than as permitted by the Sponsor Support Agreement, and CF III agreed to enforce such provisions, and CF III and the Sponsor provided AEye with certain consent rights with respect to transfers of CF III securities owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of Class B Common Stock under the CF III certificate of incorporation, and (iii) to release CF III, AEye, Merger Sub and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions.

On April 30, 2021, contemporaneously with the execution of the Amendment to the Merger Agreement, CF III, the Sponsor and AEye amended the Sponsor Support Agreement, pursuant to which the Sponsor funded the amount needed to extend the deadline for CF III to consummate its initial business combination from May 17, 2021 to September 17, 2021 in accordance with the Existing Charter and the Trust Agreement and, if the Merger has not been consummated by September 17, 2021, the Sponsor further agreed to fund the amount needed to extend the deadline to January 17, 2022 on or prior to September 17, 2021. See the section titled “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Engagement Letters

Pursuant to an engagement letter, dated February 1, 2021 (the “PIPE Engagement Letter”), CF III engaged CF&Co. to act as sole placement agent for the PIPE Investment for a placement fee equal to 3.0% of the gross proceeds of any sale of securities of CF III upon the closing of the PIPE Investment. Pursuant to the PIPE Engagement Letter and based on the aggregate PIPE Investment of $225 million, CF&Co. will be entitled to a cash fee of $6.75 million payable upon consummation of the PIPE Investment.

Pursuant to an engagement letter, dated February 12, 2021 (the “M&A Engagement Letter”), CF III engaged CF&Co. to act as its financial advisor to perform customary services for CF III in connection with the Business Combination. Pursuant to the M&A Engagement Letter, CF&Co. will be entitled to a cash fee of $10.0 million payable upon consummation of the Business Combination.

AEYE

Stockholder Support Agreement

On February 17, 2021, AEye, CF III and certain key AEye Stockholders entered into the Original Stockholder Support Agreement. On April 30, 2021, CF III, AEye, and certain AEye Stockholders entered into the A&R Stockholder Support Agreement, whereby the AEye Stockholders party to the Original Stockholder Support Agreement reaffirmed their undertaking to vote all of their shares of AEye Common Stock and AEye Preferred Stock in favor of the approval and adoption of the Merger Agreement and the approval of the Business Transaction. Additionally, such AEye Stockholders reaffirmed their other obligations under the Original Stockholder Support Agreement and the Lock-Up Agreements entered into by such AEye Stockholders, including, among other things, the agreement (i) not to transfer their shares of AEye Common Stock or AEye Preferred Stock (or enter into any arrangement with respect thereto) for a certain period of time or (b) to grant any proxy that is inconsistent with the proxy granted in the A&R Stockholder Support Agreement.

Collectively, as of April 30, 2021, the key AEye Stockholders party to the A&R Stockholder Support Agreement held approximately 78% of the outstanding shares of AEye Capital Stock. Luis Dussan, Blair LaCorte, Taiwania Capital Buffalo Fund Co., Ltd, KPCB Holdings, Inc, and General Motors Ventures LLC are parties to the Stockholder Support Agreement. Luis Dussan and Blair LaCorte are members of the AEye Board, Taiwania Capital Buffalo Fund Co., Ltd and KPCB Holdings, Inc. are current AEye stockholders and are affiliated with current members of the AEye Board, and General Motors Ventures LLC currently holds more than 5% of AEye Capital Stock.

Lock-Up Agreements

On February 17, 2021, AEye, CF III and certain key AEye Stockholders entered into a Lock-Up Agreement, whereby each of the key AEye Stockholders agreed to not to sell or offer to sell their AEye Capital Stock for a certain period of time. Luis Dussan, Blair LaCorte, Taiwania Capital Buffalo Fund Co., Ltd, KPCB Holdings, Inc, and General Motors Ventures LLC are parties to the A&R Stockholder Support Agreement. Luis Dussan and Blair LaCorte are members of the AEye Board, Taiwania Capital Buffalo Fund Co., Ltd and KPCB Holdings, Inc. are current AEye stockholders and are affiliated with current members of the AEye Board, and General Motors Ventures LLC currently holds more than 5% of AEye Capital Stock.

Equity Financings

2020 and 2021 AEye Convertible Equity Instruments

Between February, 2020 and January, 2021, AEye issued AEye Convertible Equity Instruments in an aggregate principal amount of approximately $40 million to investors that included certain persons that currently hold more than 5% of AEye Capital Stock, and affiliates of certain members of the AEye Board. The AEye Convertible Equity Instruments accrue interest at a rate of 3.0% per annum. All of the AEye Convertible Equity Instruments will automatically be converted into shares of Common Stock of AEye immediately prior to the Effective Time of the Business Combination. The following table summarizes the aggregate principal amount of AEye Convertible Equity Instruments issued to any of AEye’s current executive officers, directors, or holders of more than 5% of its capital stock.

Name	Aggregate Principal Amount
KPCB Holdings, Inc., as nominee(1)	$7,344,919.15
Taiwania Capital Buffalo Fund Co., Ltd.(2)	$1,973,729.03
General Motors Ventures LLC(3)	$2,844,199.15

____________

(1)      Wen Hsieh is a member of the AEye Board and is affiliated with KPCB Holdings, Inc. KPCB Holdings, Inc. as nominee holds more than 5% of AEye Capital Stock.

(2)      Huang Lee is a member of the AEye Board and is affiliated with Taiwania Capital Buffalo Fund Co., Ltd.

(3)      General Motors Ventures LLC holds more than 5% of AEye Capital Stock.

Series A Preferred Stock Financing

From October 31, 2016 through November 13, 2017, pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of October 31, 2016, AEye sold an aggregate of 9,226,734 shares of AEye Series A Preferred Stock for a cash purchase price of $2.0423 per share or the conversion and cancellation of certain convertible promissory notes, for an aggregate purchase price of approximately $19 million, pursuant to AEye’s Series A Preferred Stock financing. Each share of AEye’s Series A Preferred Stock will convert automatically into shares of Class A Common Stock in connection with the completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes the Series A Preferred Stock purchased by AEye’s executive officers, directors, or holders of more than 5% AEye Capital Stock.

Stockholder	Shares of Series A Preferred Stock	Total Purchase Price	Total Principal and Accrued Interest on Convertible Note
General Motors Ventures LLC(1)	2,448,220	5,000,000	n/a
KPCB Holdings, Inc., as nominee (2)	2,448,220	$5,000,000	n/a

____________

(1)      General Motors Ventures LLC holds more than 5% of AEye Capital Stock.

(2)      Wen Hsieh is a member of the AEye Board and is affiliated with KPCB Holdings, Inc. KPCB Holdings, Inc., as nominee holds more than 5% of AEye Capital Stock.

Series B Preferred Stock Financing

From October 31, 2018 to December 18, 2019, pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of October 31, 2018, AEye sold an aggregate of 7,156,991 shares of its AEye Series B Preferred Stock for a cash purchase price of $6.1923 per share or the conversion and cancellation of certain convertible promissory notes, for an aggregate purchase price of approximately $43 million, pursuant to AEye’s Series B Preferred Stock financing. Each share of AEye Series B Preferred Stock will convert automatically into Class A Common Stock in connection with the completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes the Series B Preferred Stock purchased by AEye’s executive officers, directors, or holders of more than 5% of AEye Capital Stock.

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price	Series B Preferred Shares from Conversion of Notes	Total Principal on Convertible Note
Taiwania Capital Buffalo Fund Co., Ltd(1)	1,130,436	$6,999,998.85	N/A	N/A
General Motors Ventures LLC(2)	391,146	$2,422,093.38	462,564	$2,577,905.00
KPCB Holdings, Inc., as nominee(3)	391,146	$2,422,093.38	462,564	$2,577,905.00
HELLA Ventures LLC	540,993	3,349,990.95	296,066	1,650,000

____________

(1)      Huang Lee is a member of the AEye Board and is affiliated with Taiwania Capital Buffalo Fund Co., Ltd.

(2)      General Motors Ventures LLC holds more than 5% of AEye Capital Stock.

(3)      Wen Hsieh is a member of the AEye Board and is affiliated with KPCB Holdings, Inc. KPCB Holdings, Inc., as nominee holds more than 5% of AEye Capital Stock.

(4)      HELLA Ventures LLC is holding more than 5% of AEye Capital Stock.

AEye Stockholder Agreements

AEye entered into an amended and restated investors’ rights agreement, an amended and restated right of first refusal and co-sale agreement, and an amended and restated voting agreement, each dated October 31, 2018 in connection with its Series B Preferred Stock financing (collectively, the “AEye Stockholder Agreements”), which granted rights to certain holders of AEye Capital Stock, including Blair LaCorte (as of his purchase of Series B Preferred Stock on December 17, 2018) who is a member of the AEye Board, KPCB Holdings, Inc., of which Wen Hsieh, a member of the AEye Board, is affiliated; Taiwania Capital Buffalo Fund Co. Ltd., of which Huang Lee, a member of the AEye Board, is affiliated, and General Motors Ventures LLC, which holds more than 5% of AEye Capital Stock prior to the Business Combination (collectively, the “Agreement Parties”). Pursuant to the AEye Stockholder Agreements, certain holders of AEye Capital Stock, including the Agreement Parties, agreed to vote in a certain way on certain matters, including with respect to the election of directors of AEye. The AEye Stockholder Agreements also provide the parties thereto, including the Agreement Parties, with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights, and right of first refusal and co-sale rights, among other rights. The AEye Stockholder Agreements will terminate upon the Closing of the Business Combination.

Agreements with Directors and Officers

Employment Agreements

AEye has entered into employment agreements and offer letters agreements with certain of its executive officers. See “AEye’s Executive Officer and Director Compensation– Potential Payments upon a Termination or a Change in Control.” The Combined Entity intends to enter into employment agreements with each of its executive officers in connection with the Business Combination. The agreements will provide for the terms of each individual’s employment or service with the Combined Entity, as applicable, which have not yet been determined by the Combined Entity Board. Luis Dussan presently has an employment agreement with AEye, which will be superseded with a new employment agreement in following the Closing of the Business Combination.

Option Agreements

Since its inception, AEye has granted options to purchase shares of AEye Common Stock to its executive officers, including Blair LaCorte, Luis Dussan and Robert Brown. Stock option documents for such executive officers have provisions for acceleration of vesting. Such shares of AEye Common Stock issuable under these options are subject to contractual lock-up agreements with AEye or CF III. For more information regarding options, including acceleration terms, see the section entitled “AEye’s Executive Officer and Director Compensation– Outstanding Equity Awards at Fiscal 2020 Year End”.

Indemnification Agreements

The Amended Charter, which is subject to shareholder approval and will only become effective upon the Closing of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the Amended Bylaws, which will become effective upon the Closing of the Business Combination, will provide that the Combined Entity will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law.

AEye has entered into indemnification agreements with each of its directors and officers, and the Combined Entity intends to enter into new indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the Combined Entity will indemnify each of its directors, executive officers, and other key employee against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Combined Entity’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Amended Charter and the Amended Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Combined Entity will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Securities.”

The limitation of liability and indemnification provisions in the Amended Charter and the Amended Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Combined Entity and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Agreements with Major Shareholders

On July 23, 2019, AEye entered into a Joint Development Agreement with Hella GmbH & Co. KG aA, (“Hella”), which is affiliated with HELLA Ventures LLC, a holder of more than 5% of AEye Capital Stock, setting forth the general terms and conditions of the collaborative R&D between the parties in the field of lidar sensor development and iDAR platform/system development to combine their complementary know-how and capabilities to jointly develop a leading lidar/iDAR perception sensor and platform.

Related Person Transaction Policy Following the Business Combination

The Combined Entity intends to adopt a new written related party transaction policy to be effective upon the Closing of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the Combined Entity’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Combined Entity without the prior consent of the audit committee, or other independent members of the Combined Entity Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Combined Entity to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

All of the transactions described in this section were entered into prior to the adoption of this policy.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

General

CF III is incorporated under the laws of the State of Delaware and the rights of CF III stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Charter, and the CF III Bylaws. As a result of the Business Combination, CF III stockholders will become stockholders of the Combined Entity. The Combined Entity is incorporated under the laws of the State of Delaware and the rights of Combined Entity Stockholders are governed by the laws of the State of Delaware, including the DGCL, and, following the Business Combination, by the Amended Charter and the Amended Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. Thus, following the Business Combination, the rights of CF III stockholders who become Combined Entity stockholders will continue to be governed by Delaware law, but will no longer be governed by the Existing Charter and the CF III Bylaws and instead will be governed by the Amended Charter and the Amended Bylaws. In addition, following the Business Combination, the rights of AEye Stockholders who become Combined Entity stockholders will continue to be governed by Delaware law but will no longer be governed by the AEye Governing Documents and instead will be governed by the Amended Charter and the Amended Bylaws.

Comparison of Corporate Governance and Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of CF III stockholders under the Existing Charter and the CF III Bylaws (left column) and the rights of Combined Entity stockholders under the Amended Charter and the Amended Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Existing Charter and the CF III Bylaws, which are attached as Exhibit 3.1 and Exhibit 3.4 of the registration statement to which this proxy statement/prospectus forms a part, and the Amended Charter and the Amended Bylaws, which are attached as Annex C and Annex D, as well as the relevant provisions of the DGCL.

CF III	Combined Entity
Authorized Capital Stock

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which CF III is authorized to issue is 231,000,000 shares, consisting of (a) 230,000,000 shares of Common Stock, including (i) 200,000,000 shares of Class A Common Stock, and (ii) 30,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

The Combined Entity will be authorized to issue 300,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.
Rights of Preferred Stock

The CF III Board is currently authorized, subject to limitations prescribed by Delaware law and the Existing Charter, to provide for one or more series of preferred shares and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.

The Combined Entity Board will be authorized, subject to limitations prescribed by Delaware law and the Amended Charter, to provide for one or more series of preferred shares and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.

Number and Qualification of Directors
The CF III Board must consist of one or more directors and the number of directors is to be fixed from time to time exclusively by resolution of the CF III Board.	The Combined Entity Board must consist of one or more directors and the number of directors is to be fixed from time to time exclusively by resolution of the Combined Entity Board.
Directors of the CF III Board need not to be stockholders of CF III.	Directors of the Combined Entity Board following the Business Combination need not be stockholders of the Combined Entity.

CF III	Combined Entity
Election of Directors

The CF III Board is divided into two classes as nearly equal in number as possible and designated Class I and Class II, with each director elected for a two-year term until the election or qualification of his or her successor, subject to such director’s earlier death, resignation or removal. If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred shares, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred shares, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

A majority of the Combined Entity Board shall at all times be comprised of independent directors, each of whom shall meet the independence requirements under the applicable stock exchange regulations.

The Combined Entity Board shall be classified into three classes at the Closing, with the directors serving staggered three-year terms, with the Class I directors elected at the 2022 annual meeting, the Class II directors elected at the 2023 annual meeting, and the Class III directors elected at the 2024 annual meeting.

If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred shares, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred shares, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Voting

Holders of CF III Common Stock shall exclusively possess all voting power with respect to CF III.

Holders of shares of CF III Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the CF III Common Stock are entitled to vote

At any annual or special meeting of CF III stockholders, holders of CF III Class A Common Stock and holders of CF III Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, except that prior to the closing of CF III’s initial business combination, the holders of CF III Class B Common Stock shall have the exclusive right to elect and remove any director (with or without case), and the holders of CF III Class A Common Stock shall have no right to vote on the election or removal of any director. Notwithstanding the foregoing, except as otherwise required by Delaware law or the Existing Charter (including any preferred share designation), holders of shares of any series of CF III

Except as otherwise required by law or the Amended Charter, the holders of shares of Class A Common Stock shall exclusively possess all voting power with respect to the Combined Entity. Holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Class A Common Stock are entitled to vote.

Except as otherwise required by law or the Amended Charter, at any annual or special meeting of the stockholders of the Combined Entity, the holders of the shares of Class A Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the Combined Entity stockholders. Notwithstanding the foregoing, except as otherwise required by law or the Amended Charter (including any preferred stock designation), the holders of the shares of Class A Common Stock shall not be entitled to vote on any amendment to the Amended Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding

CF III	Combined Entity

Common Stock shall not be entitled to vote on any amendment to the Existing Charter (including any amendment to any preferred share designation) that relates solely to the terms of one or more outstanding series of preferred shares or other series of Common Stock if the holders of such affected series of preferred shares or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to Delaware law or the Existing Charter.

series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holder of one or more other series, to vote thereon pursuant to the Amended Charter or Delaware law.

Cumulative Voting
Holders of CF III Common Stock do not have cumulative voting rights.	Holders of Class A Common Stock will not have cumulative voting rights.
Vacancies on the Board of Directors

Any vacancies on the CF III Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by CF III’s stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Any vacancies on the Combined Entity Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by Combined Entity stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal

Special Meeting of the Board of Directors

Special meetings of the CF III Board (a) may be called by the chairman of the CF III Board or president and (b) shall be called by the chairman of the CF III Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.

Special meetings of the Combined Entity Board (a) may be called by the chairman of the Combined Entity Board or president and (b) shall be called by the chairman of the Combined Entity Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.

Stockholder Action by Written Consent

Any action required or permitted to be taken by CF III’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to CF III Class B Common Stock, with respect to which action may be taken by written consent.

Any action required or permitted to be taken by Combined Entity stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the Combined Entity stockholders.

Amendment to Certificate of Incorporation

CF III reserves the right to amend alter, change or repeal any provision contained in the Existing Charter (other than provisions relating to business combination requirements) by a majority vote of holders of Common Stock entitled to vote thereon, subject to applicable law or applicable stock exchange rules.

The Combined Entity reserves the right to amend, alter, change or repeal any provision contained in the Amended Charter, in the manner prescribed by the DGCL and the provisions of the Amended Charter.

CF III	Combined Entity
Amendment of Bylaws

The CF III Board has the power to adopt, amend, alter or repeal the CF III Bylaws with the affirmative vote of a majority of the CF III Board. The CF III Bylaws also may be adopted, amended, altered or repealed by CF III’s stockholders; provided, however, that in addition to any vote of the holders of any class or series of CF III Capital Stock required by applicable law or the Existing Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of CF III Capital Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the CF III Bylaws.

The Combined Entity Board has the power to adopt, amend, alter or repeal the Amended Bylaws with the affirmative vote of a majority of the Combined Entity Board. The Amended Bylaws also may be adopted, amended, altered or repealed by Combined Entity stockholders; provided, however, that in addition to any vote of the holders of any class or series of Combined Entity capital stock required by applicable law or the Amended Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Combined Entity’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Amended Bylaws.

Quorum

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of CF III’s outstanding capital stock representing a majority of the voting power of all outstanding shares of CF III Capital Stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Board of Directors.    A majority of the CF III Board shall constitute a quorum for the transaction of business at any meeting of the board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the CF III Board, except as may be otherwise specifically provided by applicable law and the CF III Governing Documents.

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of the Combined Entity’s outstanding capital stock representing a majority of the voting power of all outstanding shares of Combined Entity’s capital stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Board of Directors.    A majority of the Combined Entity Board shall constitute a quorum for the transaction of business at any meeting of the Combined Entity Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Combined Entity Board, except as may be otherwise specifically provided by applicable law, the Amended Charter or the Amended Bylaws.

Special Stockholder Meetings

Special meetings of CF III’s stockholders may be called only by the chairman of the CF III Board, its chief executive officer, or the CF III Board pursuant to a resolution adopted by a majority of the CF III Board. The ability of CF III’s stockholders to call a special meeting is specifically denied.

Special meetings of Combined Entity Stockholders may be called only by the chairman of the Combined Entity Board, its chief executive officer, or the Combined Entity Board pursuant to a resolution adopted by a majority of the Combined Entity Board. The ability of Combined Entity stockholders to call a special meeting is specifically denied.

CF III	Combined Entity
Notice of Stockholder Meetings

Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by CF III not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by Delaware law. If said notice is for a stockholders meeting other than an annual meeting, it shall, in addition, state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in such notice (or any supplement thereto).

Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Combined Entity not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by Delaware law. If said notice is for a stockholders meeting other than an annual meeting, it shall, in addition, state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in such notice (or any supplement thereto).

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at a meeting of stockholders, other than business that is either (i) specified in CF III’s notice of the meeting (or any supplement thereto) given by or at the direction of the CF III Board, (ii) otherwise properly brought before the meeting by or at the direction of the CF III Board or (iii) otherwise properly brought before the meeting by any CF III stockholder (x) who is a stockholder of record entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the CF III Bylaws.

No business may be transacted at a meeting of stockholders, other than business that is either (i) specified in the Combined Entity’s notice of the meeting (or any supplement thereto) given by or at the direction of its board, (ii) otherwise properly brought before the meeting by or at the direction of the Combined Entity Board or (iii) otherwise properly brought before the meeting by any Combined Entity stockholder (x) who is a stockholder of record entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the Amended Bylaws.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the CF III Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in CF III’s notice of such special meeting, may be made (i) by or at the direction of the CF III Board or (ii) by any CF III stockholder (x) who is a stockholder of record entitled to vote in the election of directors and (y) who complies with the notice procedures set forth in the CF III Bylaws.

Nominations of persons for election to the Combined Entity Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Combined Entity’s notice of such special meeting, may be made (i) by or at the direction of the Combined Entity Board or (ii) by any Combined Entity stockholder (x) who is a stockholder of record entitled to vote in the election of directors and (y) who complies with the notice procedures set forth in the Amended Bylaws.

CF III	Combined Entity
Limitation of Liability of Directors and Officers

A director of CF III shall not be personally liable to CF III or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law unless they violated their duty of loyalty to CF III or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing shall not adversely affect any right or protection of a director of CF III in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

A director of the Combined Entity shall not be personally liable to the Combined Entity or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law unless they violated their duty of loyalty to the Combined Entity or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing shall not adversely affect any right or protection of a director of the Combined Entity in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification of Directors, Officers, Employees and Agents

To the fullest extent permitted by applicable law, CF III shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of CF III or, while a director or officer of CF III, is or was serving at the request of CF III as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding.

To the fullest extent permitted by applicable law, the Combined Entity shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Combined Entity or, while a director or officer of the Combined Entity, is or was serving at the request of the Combined Entity as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding.

Dividends

Holders of shares of CF III Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of CF III) when, as and if declared thereon by the CF III Board from time to time out of any assets or funds of CF III legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Subject to applicable law, the rights, if any, of any outstanding series of preferred stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions when, as and if declared thereon by the Combined Entity Board from time to time out of any assets or funds of the Combined Entity legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation

Subject to the rights, if any, of any outstanding series of preferred shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of CF III, after payment or provision for payment of the debts and other liabilities of CF III, the holders of shares of CF III Common Stock shall be entitled to receive all the remaining assets of CF III available for distribution to its stockholders, ratably in proportion to the number of shares of CF III Common Stock held by them.

Subject to the rights, if any, of any outstanding series of preferred shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Combined Entity, after payment or provision for payment of the debts and other liabilities of the Combined Entity, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Combined Entity available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.

CF III	Combined Entity
Supermajority Voting Provisions

Any repeal or amendment of the indemnification provisions of the CF III Bylaws shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of CF III Capital Stock.

Any repeal or amendment of the indemnification provisions of the Amended Bylaws shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of Combined Entity capital stock.

Anti-Takeover Provisions and other Stockholder Protections
The anti-takeover provisions and other stockholder protections in the Existing Charter include the staggered board and the blank check preferred stock.

The provision of the Amended Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board, the staggered board, and the election of the Combined Entity to be subject to Section 203 of the DGCL, which regulates corporate takeovers, among others, may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

The following summary of the material terms of the Combined Entity’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Amended Charter is attached as Annex C to this proxy statement/prospectus. We urge you to read our Amended Charter in its entirety for a complete description of the rights and preferences of Combined Entity’s securities following the Business Combination.

Authorized Capitalization

The total amount of our authorized capitalized stock consists of 300,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock of the Combined Entity. We expect to have approximately 173,764,134 shares of Class A Common Stock outstanding and no shares of Combined Entity preferred stock outstanding immediately after the consummation of the Business Combination (without taking into account restricted stock units or shares issuable upon the exercise of Combined Entity stock options or warrants).

The following summary describes all material provisions of the Combined Entity’s capital stock. We urge you to read the Amended Charter and the Amended Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Common Stock of the Combined Entity

Voting rights.    Each holder of Class A Common Stock will be entitled to one (1) vote in person or by proxy for each share of the Class A Common Stock held of record by such holder. The holders of shares of the Class A Common Stock will not have cumulative voting rights. Except as otherwise required in the Amended Charter or by applicable law, the holders of the Class A Common Stock vote together as a single class on all matters on which stockholders are generally entitled to vote.

Dividend rights.    Subject to any other provisions of the Amended Charter, each holder of Class A Common Stock will be entitled to receive, in proportion to the number of shares of the Class A Common Stock, such dividends and other distributions in cash, stock or property of the Combined Entity when, as and if declared thereon by the Combined Entity Board from time to time out of assets or funds of the Combined Entity legally available therefor.

Rights upon liquidation.    In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Combined Entity, after payments to creditors of the Combined Entity that may at the time be outstanding, and subject to the rights of any holders of the Combined Entity preferred stock that may then be outstanding, holders of shares of the Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares of the Class A Common Stock held by them, all remaining assets of the Combined Entity available for distribution.

Preferred Stock of the Combined Entity

The Combined Entity Board has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more class or series and to fix for each such class or series the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of the Combined Entity preferred stock could have the effect of decreasing the trading price of the Class A Common Stock, restricting dividends on the capital stock of the Combined Entity, diluting the voting power of the Class A Common Stock, impairing the liquidation rights of the capital stock of the Combined Entity, or delaying or preventing a change in control of the Combined Entity. Although the Combined Entity does not currently intend to issue any shares of preferred stock, the Combined Entity cannot assure you that the Combined Entity will not do so in the future.

Dividends

The payment of future dividends on the shares of the Class A Common Stock is subject to the rights of the holders of the Combined Entity preferred stock and will depend on the revenues and earnings (if any), capital requirements and financial condition of the Combined Entity after the completion of the Business Combination subject to the discretion of the Combined Entity Board. The Combined Entity Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. The ability of the Combined Entity to declare dividends may be limited by the terms of any other financing and other agreements entered into by the Combined Entity or its subsidiaries from time to time.

Election of Directors

The Combined Entity Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to The Director Election Proposal. Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Annual Stockholder Meetings

The proposed Amended Bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Combined Entity Board. To the extent permitted under applicable law, the Combined Entity Board may conduct meetings by remote communications. Our proposed Amended Bylaws, attached as Annex D, provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Combined Entity’s Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. The proposed Amended Charter specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our proposed Amended Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Combined Entity of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in the Amended Charter, a director serving on a classified board may be removed by the stockholders only for cause. The Amended Charter will provide that, subject to the rights, if any, of the holders of shares of the Combined Entity preferred stock then outstanding, directors may be removed for cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Amended Charter will also provide that, subject to the rights granted to one or more series of the Combined Entity preferred stock then outstanding, any newly created directorship on the Combined Entity Board that results from an increase in the number of directors may be filled by a majority vote of the Combined Entity Board, provided that a quorum is present, and any other vacancies on the Combined Entity Board may be filled by a majority vote of the Combined Entity Board, even if less than a quorum, or by a sole remaining director.

Quorum

Unless otherwise required by the DGCL or other applicable law, the holders of a majority of the voting power of the Combined Entity’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Amended Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Combined Entity Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Combined Entity by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Class A Common Stock at prices higher than prevailing market prices.

Special Meetings

The proposed Amended Charter provides that special meetings of our stockholders may be called only by the chairman of the Combined Entity Board, the Combined Entity’s Chief Executive Officer or the Combined Entity Board pursuant to a resolution adopted by a majority of the Combined Entity Board. Stockholders of the Combined Entity will not be eligible and will have no right to call a special meeting.

The Amended Bylaws also provide that unless otherwise restricted by the Amended Charter or the Amended Bylaws, any action required or permitted to be taken at any meeting of the Combined Entity Board or of any committee thereof may be taken without a meeting, if all members of the Combined Entity Board or committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Combined Entity Board or committee thereof.

Amended Charter and Amended Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Amended Bylaws may be amended, altered or repealed (A) by the affirmative vote of a majority of the entire Combined Entity Board; or (B) by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. CF III has entered, and the Combined Entity expects to continue to enter into, agreements to indemnify our directors, executive officers and other employees as determined by the Combined Entity Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Combined Entity or any of its subsidiaries or was serving at the Combined Entity’s request in an official capacity for another entity. We must indemnify our officers and directors against all expenses, judgments, fines, penalties and amounts paid in settlement (if pre-approved), including all costs, expenses and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, arising out of the officers’ or directors’ role as an officer or director of the Combined Entity, or establishing or enforcing a right to indemnification under the indemnification agreement.

Exclusive Jurisdiction of Certain Actions

The Amended Charter requires that derivative actions brought in the name of the Combined Entity, actions against directors, officers and other employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Although we believe this provision benefits the Combined Entity by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.

PRICE RANGE AND DIVIDENDS OF SECURITIES

CF III

Price Range of CF III Securities

CF III’s Units, Class A Common Stock, and Warrants are currently listed on the Nasdaq Capital Market under the symbols “CFACU”, “CFAC”, and “CFACW”, respectively. The Units commenced public trading on the Nasdaq Capital Market on November 13, 2020. The Class A Common Stock and Warrants each commenced separate public trading on the Nasdaq Capital Market on January 4, 2021.

The closing price of CF III’s Units, Class A Common Stock and Warrants on February 16, 2021, the last trading day before announcement of the execution of the Original Merger Agreement, was $14.51, $13.54 and $3.27, respectively. As of June 18, 2021, the closing price for each Unit, Class A Common Stock and Warrant of CF III was $10.44, $10.01 and $1.62, respectively.

Holders of CF III

As of the Record Date, there were holders of record of CF III Common Stock, holders of record of CF III’s Warrants and holders of record of CF III’s Units.

Dividend Policy of CF III

CF III has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.

AEye

AEye has not paid any cash dividends on AEye Common Stock to date, and does not intend to pay cash dividends prior to the completion of the Business Combination.

Dividend Policy of the Company Following the Business Combination

The payment of cash dividends in the future will be dependent upon the Combined Entity’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to the Closing of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Combined Entity Board. It is the present intention of AEye that the Combined Entity retain all earnings, if any, for use in the Combined Entity’s business operations and, accordingly, AEye does not anticipate the Combined Entity Board declaring any dividends in the foreseeable future.

APPRAISAL RIGHTS

CF III’s stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

LEGAL MATTERS

Certain legal matters relating to the validity of the CF III Class A Common Stock to be issued hereunder will be passed upon for CF III by Hughes Hubbard & Reed LLP, New York, New York.

EXPERTS

The financial statements of CF Finance Acquisition Corp. III as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of AEye, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to AEye, Inc.’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CF III’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The CF III Board is aware of no other matter that may be brought before the Special Meeting. Under the DGCL, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. If the Combined Entity holds a 2021 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Combined Entity’s 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the CF III Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CF Finance Acquisition Corp. III, 110 East 59th Street, New York, New York 10022. Following the Closing, such communications should be sent to AEye, Inc., 1 Park Place, Dublin, CA 94568. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CF III and servicers that it employs to deliver communications to CF III’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, CF III will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that CF III deliver single copies of CF III’s proxy statement in the future. Stockholders may notify CF III of their requests by calling or writing CF III at its principal executive offices at 110 East 59th Street, New York, New York 10022.

WHERE YOU CAN FIND MORE INFORMATION

CF III files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CF III’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact CF III’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
Telephone: (800) 662-5200
(banks and brokers call collect at (203) 658-9400)
Email: CFIII.info@investor.morrowsodali.com

If you are a CF III stockholder and would like to request documents, please do so by          , 2021, in order to receive them before the special meeting. If you request any documents from CF III, CF III will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to CF III has been supplied by CF III, and all such information relating to AEye has been supplied by AEye. Information provided by either CF III or AEye does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of CF III for the special meeting. CF III has not authorized anyone to give any information or make any representation about the Business Combination, CF III or AEye that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
CF Finance Acquisition Corp. III

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CF Finance Acquisition Corp. III (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 4, 2021

CF FINANCE ACQUISITION CORP. III
BALANCE SHEETS

	December 31,
	2020	2019
	(restated)
Assets:
Current assets:
Cash	$1,250	$25,000
Prepaid expenses	437,500	—
Total current assets	438,750	25,000
Other assets	364,583	—
Cash equivalents held in Trust Account	230,000,819	—
Total Assets	$230,804,152	$25,000

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$28,099	$98
Payables to related party	4,295	2,351
Sponsor loan – promissory notes	427,612	—
Franchise tax payable	24,615	—
Income tax payable	26	—
Total current liabilities	484,647	2,449
Warrant liability	12,061,764	—
Total liabilities	12,546,411	2,449

Commitments and Contingencies
Class A common stock, 21,325,774 and -0- shares subject to possible redemption at $10.00 per share as of December 31, 2020 and 2019, respectively	213,257,740	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 2,174,226 and -0- shares issued and outstanding (excluding 21,325,774 and -0- shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	217	—
Class B common stock, $0.0001 par value; 30,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2020 and 2019	575	575	(1)
Additional paid-in capital	7,884,457	24,425
Accumulated deficit	(2,885,248)	(2,449)
Total Stockholders’ Equity	5,000,001	22,551
Total Liabilities and Stockholders’ Equity	$230,804,152	$25,000

____________

(1)      This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 2.5-for-1 stock split and subsequent return to the Company, which resulted in cancellation of 8,625,000 Founder Shares (see Note 6).

The accompanying notes are an integral part of these financial statements.

CF FINANCE ACQUISITION CORP. III
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2020	2019
	(restated)
General and administrative costs	$115,204	$98
Administrative expenses – related party	14,333	—
Franchise tax expense	24,165	450
Loss from operations	(153,702)	(548)
Interest income on investments held in Trust Account	819	—
Change in fair value of warrant liability	(2,729,916)	—
Loss before income tax expense	(2,882,799)	(548)
Net loss	$(2,882,799)	$(548)

Weighted average number of common shares outstanding:
Class A – Public shares	23,000,000	—
Class A – Private placement	500,000	—
Class B – Common stock	5,090,659	5,000,000(1)
Basic and diluted net income (loss) per share:
Class A – Public shares	$0.00	$—
Class A – Private placement	$(0.52)	$—
Class B – Common stock	$(0.52)	$(0.00)

____________

(1)      Excludes an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter. This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 2.5-for-1 stock split and subsequent return to the Company, which resulted in cancellation of 8,625,000 Founder Shares (see Note 6).

The accompanying notes are an integral part of these financial statements.

CF FINANCE ACQUISITION CORP. III
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the years ended December 31, 2020 (restated) and 2019
	Common Stock					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares		Amount
Balance – December 31, 2018	—	$—	5,750,000	(1)	$575	$24,425	$(1,901)	$23,099
Net loss	—	—	—		—	—	(548)	(548)
Balance – December 31, 2019	—	$—	5,750,000	(1)	$575	$24,425	$(2,449)	$22,551
Sale of Class A common stock in initial public offering	23,000,000	2,300	—		—	220,864,401	—	220,866,701
Sale of private placement Class A common stock to Sponsor in private placement	500,000	50	—		—	4,801,401	—	4,801,451
Offering costs	—	—	—		—	(4,550,163)	—	(4,550,163)
Class A common stock subject to possible redemption	(21,325,774)	(2,133)	—		—	(213,255,607)	—	(213,257,740)
Net loss	—	—	—		—	—	(2,882,799)	(2,882,799)
Balance – December 31, 2020	2,174,226	$217	5,750,000		$575	$7,884,457	$(2,885,248)	$5,000,001

____________

(1)      This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 2.5-for-1 stock split and subsequent return to the Company, which resulted in cancellation of 8,625,000 Founder Shares (see Note 6).

The accompanying notes are an integral part of these financial statements.

CF FINANCE ACQUISITION CORP. III
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2020	2019
	(restated)
Cash Flows from Operating Activities:
Net loss	$(2,882,799)	$(548)
Adjustments to reconcile net loss to net cash provided by operating activities:
General and administrative expenses paid by related party	101,060	1,001
Interest income on investments held in Trust Account	(819)	—
Change in fair value of warrant liability	2,729,916	—
Changes in operating assets and liabilities:
Accrued expenses	28,001	(453)
Franchise tax payable	24,615	—
Income tax payable	26	—
Net cash provided by operating activities	—	—

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(230,000,000)	—
Net cash used in investing activities	(230,000,000)	—

Cash Flows from Financing Activities:
Proceeds from note payable to related party	427,612	—
Deferred offering costs paid by related party	139,870	—
Repayment of note payable to related party	(1,041,069)	—
Proceeds from collection of stock subscription receivable from stockholder	—	25,000
Proceeds received from initial public offering	230,000,000	—
Proceeds received from private placement	5,000,000	—
Offering costs paid	(4,550,163)	—
Net cash provided by financing activities	229,976,250	25,000

Net change in cash	(23,750)	25,000
Cash – beginning of the period	25,000	—
Cash – end of the period	$1,250	$25,000

Supplemental disclosure of noncash activities:
Offering costs included in note payable	$139,870	$—
General and administrative expenses paid by related party	$1,043,013	$—
Initial classification of warrant liability	$9,331,848	$—
Change in Class A common stock subject to possible redemption	$213,257,740	$—

The accompanying notes are an integral part of these financial statements.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CF Finance Acquisition Corp. III (the “Company”) was incorporated in Delaware on March 15, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not yet commenced operations. All activity through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on U.S. Treasury Securities and cash equivalents from the proceeds derived from the Initial Public Offering, and recognized changes in the fair value of warrant liability as other income (expense).

The Company’s sponsor is CF Finance Holdings III, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on November 12, 2020. On November 17, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 Units sold upon the exercise of the underwriters’ overallotment option in full, at a purchase price of $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 4. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 500,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $5,000,000, which is described in Note 5.

The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 5).

Offering costs amounted to approximately $4,600,000, consisting of $4,100,000 of underwriting fees and approximately $500,000 of other costs.

Following the closing of the Initial Public Offering and sale of Private Placement Units on November 17, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 5) was placed in a trust account (“Trust Account”) located in the United States at UMB Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined below in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5), their shares underlying the Private Placement Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Failure to Consummate a Business Combination — The Company has until May 17, 2021 or prior to the expiration of the applicable four-month extension period, as described below, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination by the

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

If the Company anticipates that it may not be able to consummate a Business Combination by May 17, 2021, and subject to the Sponsor depositing additional funds into the Trust Account as set out below, the time to consummate a Business Combination shall be extended for an additional four months up to four times, for a total of up to 22 months to complete a Business Combination. The stockholders will not be entitled to vote or redeem their shares in connection with any such extension. Pursuant to the terms of the Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its affiliates or permitted designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $2,300,000 ($0.10 per Public Unit), on or prior to the date of the applicable deadline, for each of the available four month extensions providing a total possible business combination period of 22 months at a total payment value of $9,200,000 ($0.10 per Public Unit). Any such payments would be made in the form of a non-interest bearing loan which would be due and payable on the consummation of the Business Combination out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, it may repay such loans solely from assets not held in the Trust Account, if any. The Sponsor and its affiliates or designees intend, but are not obligated, to fund the Trust Account to extend the time for the Company to complete our initial business combination.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, except for the Company’s independent registered public accounting firm, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Liquidity and Capital Resources

As of December 31, 2020, the Company had $1,250 of cash in its operating account, working capital deficit of $45,897, and approximately $800 of interest income in the Trust Account available to pay franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses).

The Company’s liquidity needs through December 31, 2020 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $140,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 5), the proceeds from the sale of the Private Placement Units not held in the Trust Account, and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor has committed up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors intend, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2020, there was approximately $428,000 outstanding under the Sponsor Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. The Company also intends, but is not obligated to, utilize extensions available to extend the Business Combination Period, if necessary. It is the current intention of the Sponsor to exercise, at a minimum, two four month extensions should a Business Combination not occur, as noted above, such that the life of the Company will be at least one year and one day from the issuance of these financial statements.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements for the year ended December 31, 2020 are restated in this Annual Report on Form 10-K/A (Amendment No. 1) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued financial statements for such periods. The restated financial statements are indicated as “Restated” in the financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Restatement of Previously Issued Financial Statements

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. The Company previously accounted for the Warrants as components of equity.

In light of the SEC Staff Statement, the Company reevaluated the accounting treatment of (i) the 7,666,666 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in its initial public offering (the “IPO”) and (ii) the 166,666 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the IPO (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”, (see Note 4, Note 5 and Note 9).

Specifically, pursuant to their terms, the exercise of the Public Warrants and Private Placement Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of the Company’s Class A shareholders. Because not all of the shareholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, management concluded that the Public Warrants and Private Placement Warrants do not meet the Accounting Standards Codification, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”) conditions of equity classification.

As the Warrants meet the definition of a derivative under ASC 815, Derivatives and Hedging (“ASC 815”), the Warrants should be recorded as liabilities on the balance sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with any subsequent changes in fair value recognized in the Company’s statement of operations in the period of change.

After management’s evaluation, the Company’s management and the audit committee of the Company’s board of directors concluded that it is appropriate to restate the Company’s previously issued financial statements as of December 31, 2020 and for the period then ended, as previously reported in its Form 10-K. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

	As Previously Reported	Adjustment	Restated
Balance Sheet as of December 31, 2020
Warrant liability	$—	$12,061,764	$12,061,764
Total liabilities	484,647	12,061,764	12,546,411
Class A common stock subject to possible redemption	225,319,500	(12,061,760)	213,257,740
Class A common stock	97	120	217
Additional paid-in capital	5,154,665	2,729,792	7,884,457
Accumulated deficit	(155,332)	(2,729,916)	(2,885,248)
Total stockholders’ equity	$5,000,005	$(4)	$5,000,001

Statement of Operations for the year ended December 31, 2020
Change in fair value of warrant liability	$—	$(2,729,916)	$(2,729,916)
Loss before income tax expense	(152,883)	(2,729,916)	(2,882,799)
Net loss	(152,883)	(2,729,916)	(2,882,799)
Basic and diluted net loss per share, Class A – Public shares	$0.00	$0.00	$0.00
Basic and diluted net loss per share, Class A – Private placement	$(0.03)	$(0.49)	$(0.52)
Basic and diluted net loss per share, Class B – Common stock	$(0.03)	$(0.49)	$(0.52)

Statement of Cash Flows for the year ended December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(152,883)	$(2,729,916)	$(2,882,799)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in fair value of warrant liability	—	2,729,916	2,729,916
Net cash provided by operating activities	—	—	—
Non-Cash Investing and Financing Activities:
Initial classification of warrant liability	$—	$9,331,848	$9,331,848
Change in Class A common stock subject to possible redemption	$225,319,500	$(12,061,760)	$213,257,740

The impact to the balance sheet dated November 17, 2020, filed on Form 8-K on November 23, 2020 related to the impact of accounting for Public and Private Placement Warrants as liabilities at fair value resulted in a $9.3 million increase to the warrant liability line item on the audited balance sheet as of November 17, 2020 and a decrease to the Class A common stock subject to possible redemption line item on the audited balance sheet.

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of December 31, 2020 and 2019. The balance of the Company’s investments held in Trust Account as of December 31, 2020 is comprised of cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and cash equivalents held in Trust Account. For the years ended December 31, 2020 and 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

As of December 31, 2020, the carrying values of cash, accrued expenses payables to related party, the Sponsor Loan, franchise tax payable and income tax payable approximate their fair values due to the short-term nature of the instruments.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Warrant Liability

The Company evaluated the Public Warrants and Private Placement Warrants (see Note 4, Note 5 and Note 9) in accordance with ASC 815-40 and concluded that pursuant to the terms related to certain tender or exchange offers, the Warrants are precluded from being accounted for as components of equity. As the Warrants meet the definition of a derivative under ASC 815, the Warrants are recorded as liabilities on the balance sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, with any subsequent changes in fair value recognized in statement of operations in the period of change.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

of uncertain future events. Accordingly, as of December 31, 2020, 21,325,774 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 7,833,332 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the periods presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of Class A common stock is calculated by dividing the interest income on investments held in Trust Account, net of applicable taxes available to be withdrawn from the Trust Account by the weighted average number of shares of Class A common stock outstanding for the period, excluding 500,000 shares of Class A common stock held by the Sponsor, which is not subject to redemption. Net loss per share, basic and diluted for shares of Class B common stock is calculated by dividing the net income, less income attributable to the shares of redeemable Class A common stock by the weighted average number of shares of Class B common stock and 500,000 shares of Class A common stock held by the Sponsor and outstanding for the period.

The following table reflects the calculation of basic and diluted net income (loss) per common share:

	For the Year Ended December 31,
	2020	2019
Redeemable Class A common shares
Numerator: earnings allocable to redeemable Class A common shares
Interest income on investments held in Trust Account	$819	$—
Less franchise tax available to be withdrawn from the Trust Account	$819	$—
Net income	$—	$—
Denominator: weighted average number of redeemable Class A common share	23,000,000	—
Basic and diluted net income per redeemable Class A common share	$0.00	$—
Non-redeemable Class A and Class B common shares
Numerator: net loss minus redeemable net earnings
Loss from operations	$(153,702)	$(548)
Less franchise tax available to be withdrawn from Trust Account	818
Change in fair value of warrant liability attributable to non-redeemable Class A common shares	$(2,729,916)	$—
Non-redeemable net loss	$(2,882,799)	$(548)
Denominator: weighted average number of non-redeemable Class A and Class B common shares
Non-redeemable Class A private placement and Class B common shares, basic and diluted	5,590,659	5,000,000
Basic and diluted net loss per non-redeemable Class A private placement and Class B common share	$(0.52)	$(0.00)

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 4 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units sold upon exercise of the underwriters’ overallotment option in full. Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

Note 5 — Related Party Transactions

Founder Shares

In March 2016, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On September 24, 2020, the Company effectuated a 2.5-for-1 stock split. On October 5, 2020, the Sponsor returned to the Company, at no cost, an aggregate of 8,625,000 Founder Shares, which the Company cancelled, resulting in an aggregate of 5,750,000 Founder Shares outstanding and held by the Sponsor. All share and per share amounts have been retroactively restated. In addition, in October and November 2020, the Sponsor transferred 20,000 Founder Shares to two of the independent directors of the Company. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination and are subject to certain transfer restrictions.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 500,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($5,000,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock and one-third of one warrant. Each whole warrant sold as part of the Private Placement Units is exercisable for one whole share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the warrants included in the Private Placement Units will expire worthless. The warrants included in the Private Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

The lead underwriter is an affiliate of the Sponsor (see Note 6).

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co., an affiliate of the Sponsor, as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Cantor Fitzgerald & Co. a cash fee (“Marketing Fee”) for such services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the base offering in the Initial Public Offering, and 5.5% of the gross proceeds from the full exercise of the underwriters’ over-allotment option.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to closing the Initial Public Offering, the amount outstanding under the Pre-IPO Note was $139,870. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor has committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the Initial Public Offering and prior to the Company’s initial Business Combination. As of December 31, 2020, the Company had borrowed approximately $428,000 under the Sponsor Loan.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying balance sheet. As of December 31, 2020, the Company had accounts payable outstanding to Sponsor for such expenses paid on the Company’s behalf of approximately $4,300.

The Company may extend the period of time to consummate a Business Combination up to four times, each by an additional four months (for a total of 22 months to complete a Business Combination). It is the current intention of the Sponsor to exercise, at a minimum, two four-month extensions should a Business Combination not occur, as noted above, such that the life of the Company will be at least one year and one day from the issuance of the financial statement. In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $2,300,000 ($0.10 per Public Share), up to an aggregate of $9,200,000, or $0.10 per Public Share, on or prior to the date of the applicable deadline, for each four month extension. Any such payments would be made in the form of a non-interest bearing loan which would be due and payable on the consummation of the Business Combination out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, it may repay such loans solely from assets not held in the Trust Account, if any. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination (see Note 1).

Note 6 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on November 12, 2020, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted Cantor Fitzgerald & Co., the lead underwriter and an affiliate of the Sponsor, a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. Cantor Fitzgerald & Co. exercised the over-allotment option in full concurrent with the closing of the Initial Public Offering.

The lead underwriter was paid a cash underwriting discount of $4,000,000.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co. as an advisor in connection with the Company’s Business Combination. (see Note 5).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 2,174,226 shares of Class A common stock issued and outstanding, excluding 21,325,774 shares subject to possible redemption. Class A common stock includes 500,000 shares included in Private Placement Units. There were no shares of Class A common stock issued and outstanding as of December 31, 2019. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption features contained in the shares sold in the Initial Public Offering.

Class B Common Stock — The Company is authorized to issue 30,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of both December 31, 2020 and 2019, there were 5,750,000 shares of Class B common stock issued and outstanding. The initial stockholders collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (not including the Private Placement Units).

Only holders of Class B common stock will have the right to vote on the election of directors until completion of the Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

On September 24, 2020, the Sponsor effectuated a recapitalization of the Company, which included a 2.5-for-1 stock split. On October 5, 2020, the Sponsor returned to the Company, at no cost, an aggregate of 8,625,000 Founder Shares, which were cancelled. The foregoing transactions resulted in an aggregate of 5,750,000 Founder Shares outstanding and held by the initial stockholders. Share and per share information contained in the financial statements have been retroactively adjusted for this split and cancellation.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants included in the Private Placement Units are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the warrants included in the Private Placement Units and the Class A common stock issuable upon the exercise of the warrants included in the Private Placement Units are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the warrants included in the Private Placement Units will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the warrants included in the Private Placement Units are held by someone other than the initial purchasers or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the warrants included in the Private Placement Units):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time during the exercise period;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the years ending December 31, 2020 and 2019.

The income tax provision (benefit) consists of the following for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Current
Federal	$(4,908)	$(95)
State	—	—
Deferred
Federal	(600,500)	(20)
State	—	—
Change in valuation allowance	605,408	115
Income tax provision expense	$—	$—

The Company’s net deferred tax assets are as follows as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Deferred tax asset	$573,282	$—
Mark-to-Market Adjustments
Startup/Organizational Costs	27,218	20
Net operating loss carryforwards	4,908	95
Total deferred tax assets	605,408	115
Valuation Allowance	(605,408)	(115)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 8 — Income Taxes (cont.)

There were no unrecognized tax benefits as of December 31, 2020 and 2019. No amounts were accrued for the payment of interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Statutory Federal income tax rate	21.0%	21.0%
Change in Valuation Allowance	(21.0)%	(21.0)%
Income Taxes Benefit	0.0%	0.0%

Note 9 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account U.S. Treasury Securities	$230,000,819	$—	$—	$230,000,819
Liabilities:
Warrant liability	$—	$—	$12,061,764	$12,061,764

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2020.

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liability

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s balance sheet. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s statement of operations.

Initial Measurement and Subsequent Measurement

The Company established the initial fair value for the Warrants on November 17, 2020, the date of the closing of the Initial Public Offering, and subsequent fair value as of December 31, 2020. The Public Warrants and Private Placement Warrants are measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”). The Company allocated the proceeds received from (i) the sale of Units in the IPO (which is inclusive of one share of Class A common stock and one-third of one Public Warrant), (ii) the sale of the Private Placement Units (which is inclusive of one share of Class A common stock and one-third of one Private Placement Warrant), and (iii) the issuance of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption. The Warrants were classified as Level 3 at the initial measurement date and as of December 31, 2020 due to the use of unobservable inputs.

The Company utilizes the OPM to value the Warrants at each reporting period, with any subsequent changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

The following table provides quantitative information regarding Level 3 fair value measurements:

	November 17, 2020 (Initial Measurement)	December 31, 2020
Risk-free interest rate	0.5%	0.5%
Expected term (years)	5	5
Expected volatility	17.5%	17.5%
Exercise price	$11.50	$11.50
Stock price	$10.00	$10.73
Dividend yield	0.0%	0.0%

CF FINANCE ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table presents the changes in the fair value of warrant liability:

	Private Placement	Public	Warrant Liability
Fair value as of January 1, 2020	$—	$—	$—
Initial measurement on November 17, 2020	198,549	9,133,299	9,331,848
Change in valuation inputs or other assumptions(1)	58,083	2,671,833	2,729,916
Fair value as of December 31, 2020	$256,632	$11,805,132	$12,061,764

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of warrant liability in the  statement of operations.

Note 10 — Subsequent Events

On February 17, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Meliora Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and AEye, Inc., a Delaware corporation (“AEye”), a provider of high-performance, active LiDAR systems for vehicle autonomy, advanced driver assistance systems and robotic vehicle applications. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the closing of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into AEye (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), whereby the separate corporate existence of Merger Sub will cease and AEye will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company. Contemporaneously with the execution of the Merger Agreement, the Company entered into separate Subscription Agreements (the “Subscription Agreements”) with a number of subscribers (each a “Subscriber”), including the Sponsor, pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers at the Closing, an aggregate of 22.5 million shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $225 million (the “PIPE Investments”), with the Sponsor’s Subscription Agreement accounting for $9.5 million of such aggregate PIPE Investments (of which the Sponsor has assigned $4.5 million of its subscription to an unrelated third-party) The board of directors of each of AEye and the Company have unanimously approved the Transactions. The closing of the Transactions will require the approval of the stockholders of AEye and the Company, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. On April 30, 2021, the Company entered into Amendment No. 1 to the Merger Agreement with Merger Sub and AEye. In addition, on April 30, 2021, the Sponsor funded the amount needed to extend the Company’s time to consummate its initial business combination from May 17, 2021 to September 17, 2021.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements, except for the events described above.

CF FINANCE ACQUISITION CORP. III

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$31,491	$1,250
Prepaid expenses	481,000	437,500
Total current assets	512,491	438,750
Other assets	255,208	364,583
Cash equivalents held in Trust Account	230,000,000	230,000,819
Total Assets	$230,767,699	$230,804,152
Current Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$333,469	$28,099
Payables to related party	10,000	4,295
Sponsor loan – promissory notes	733,335	427,612
Franchise tax payable	50,000	24,615
Income tax payable	52	26
Total Current Liabilities	1,126,856	484,647
Warrant liability	11,044,998	12,061,764
Total Liabilities	12,171,854	12,546,411
Commitments and Contingencies (Note 5)
Class A common stock, 21,359,584 and 21,325,774 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	213,595,840	213,257,740
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 2,140,416 and 2,174,226 issued and outstanding (excluding 21,359,584 and 21,325,774 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	214	217
Class B common stock, $0.0001 par value; 30,000,000 shares authorized; 5,750,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	575	575
Additional paid-in capital	7,546,360	7,884,457
Accumulated deficit	(2,547,144)	(2,885,248)
Total Stockholders’ Equity	5,000,005	5,000,001
Total Liabilities and Stockholders’ Equity	$230,767,699	$230,804,152

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. III

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2021	2020
General and administrative costs	$573,810	$—
Administrative expenses – related party	30,000	—
Franchise tax expense	80,525	—
Loss from operations	(684,335)	—
Interest income on investments held in Trust Account	5,672	—
Change in fair value of warrant liability	1,016,767
Net Income	$338,104	$—
Weighted average number of common shares outstanding:
Class A – Public shares	23,000,000	—
Class A – Private placement	500,000	—
Class B – Common stock	5,750,000	5,000,000	(1)
Basic and diluted net income (loss) per share:
Class A – Public shares	$0.00	$—
Class A – Private placement	$0.05	$—
Class B – Common stock	$0.05	$0.00

____________

(1)      Excludes an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter. This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 2.5-for-1 stock split and subsequent return to the Company, which resulted in cancellation of 8,625,000 Founder Shares (see Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. III

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)
For the Three Months Ended March 31, 2021 and 2020

	Common Stock					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares		Amount
Balance – December 31, 2019	—	$—	5,750,000	(1)	$575	$24,425	$(2,449)	$22,551
Net Income	—	—	—		—	—	—	—
Balance – March 31, 2020	—	$—	5,750,000	(1)	$575	$24,425	$(2,449)	$22,551

Balance – December 31, 2020	2,174,226	$217	5,750,000		$575	$7,884,457	$(2,885,248)	$5,000,001
Shares subject to possible redemption	(33,810)	(3)	—		—	(338,097)	—	(338,100)
Net Income							338,104	338,104
Balance – March 31, 2021	2,140,416	$214	5,750,000		$575	$7,546,360	$(2,547,144)	$5,000,005

____________

(1)      This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 2.5-for-1 stock split and subsequent return to the Company, which resulted in cancellation of 8,625,000 Founder Shares (see Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. III

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$338,104	$—
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party	214,178	—
Interest income on investments held in Trust Account	(5,672)	—
Changes in fair value of warrant liability	(1,016,767)	—
Changes in operating assets and liabilities:
Other assets	109,377	—
Accrued expenses	305,369	—
Franchise tax payable	25,385	—
Payables to related party	10,000	—
Income Tax Payable	26	—
Net cash used in operating activities	(20,000)	—
Cash Flows from Investing Activities:
Proceeds from Trust Account to pay tax	6,491	—
Net cash provided by investing activities	6,491	—
Cash Flows from Financing Activities:
Proceeds from related party – Sponsor loan	305,723	—
Payment of related party payable	(261,973)	—
Net cash provided by financing activities	43,750	—
Net change in cash	30,241	—
Cash – beginning of the period	1,250	25,000
Cash – end of the period	$31,491	$25,000
Supplemental disclosure of noncash financing activities:
Prepaid expenses paid with payables to related party	$43,500	$—
Changes in Class A common stock subject to possible redemption	$338,100	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CF Finance Acquisition Corp. III (the “Company”) was incorporated in Delaware on March 15, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company’s wholly-owned subsidiary Meliora Merger Sub, Inc. was formed on February 10, 2021.

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced operations. All activity through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, relates to the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on investments in money market funds that invest in U.S. Treasury Securities and cash equivalents from the proceeds derived from the Initial Public Offering, and recognized changes in the fair value of warrant liability as other income (expense).

The Company’s sponsor is CF Finance Holdings III, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on November 12, 2020. On November 17, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 Units sold upon the exercise of the underwriters’ overallotment option in full, at a purchase price of $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 4. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 500,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $5,000,000, which is described in Note 5. The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 5).

Offering costs amounted to approximately $4,600,000, consisting of $4,100,000 of underwriting fees and approximately $500,000 of other costs.

Following the closing of the Initial Public Offering and sale of the Private Placement Units on November 17, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 5) was placed in a trust account (“Trust Account”) located in the United States at UMB Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined below in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5), their shares underlying the Private Placement Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

On February 17, 2021, the Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) by and among the Company, Meliora Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and AEye, Inc., a Delaware corporation (“AEye”), a provider of high-performance, active LiDAR systems for vehicle autonomy, advanced driver assistance systems and robotic vehicle applications. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the closing of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into AEye (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), whereby the separate corporate existence of Merger Sub will cease and AEye will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company. At the Closing, the Company will amend its charter to, among other matters, change its name to “AEye, Inc.” On April 30, 2021, the Company entered into Amendment No. 1 to the Merger Agreement with Merger Sub and AEye (the “Merger Agreement Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”). The board of directors of each of AEye and the Company have unanimously approved the Transactions. The closing of the Transactions will require the approval of the stockholders of AEye and the Company, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. For more information about the business combination with AEye, see the Company’s Registration Statement on Form S-4 initially filed with the SEC on May 13, 2021 and as amended from time to time and the Current Reports on Form 8-K filed with the SEC on February 17, 2021 and May 3, 2021.

Contemporaneously with the execution of the Original Merger Agreement, the Company entered into separate Subscription Agreements (the “Subscription Agreements”) with a number of subscribers (each a “Subscriber”), including the Sponsor, pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, at the Closing, an aggregate of 22.5 million shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $225 million (the “PIPE Investments”), with the Sponsor’s Subscription Agreement accounting for $9.5 million of such aggregate PIPE Investments (of which the Sponsor has assigned $4.5 million of its subscription to an unrelated third-party).

Failure to Consummate a Business Combination — The Company has until September 17, 2021 or prior to the expiration of the applicable four-month extension period, as described below, to consummate a Business Combination (as may be extended pursuant to the Amended and Restated Certificate of Incorporation or as approved by the Company’s stockholders, the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

On April 30, 2021, the Sponsor funded the amount needed to extend the Company’s time to consummate its initial Business Combination from May 17, 2021 to September 17, 2021 and agreed to fund the amount needed to further extend the Company’s time to consummate its initial Business Combination to January 17, 2022, if necessary. In connection therewith, the Company issued the Sponsor a promissory note in the amount of $2,300,000.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

If the Company anticipates that it may not be able to consummate a Business Combination by September 17, 2021, and subject to the Sponsor depositing additional funds into the Trust Account as set out below, the time to consummate a Business Combination shall be extended for an additional four months up to three additional times, for a total of up to 22 months to complete a Business Combination. The stockholders will not be entitled to vote or redeem their shares in connection with any such extension. Pursuant to the terms of the Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its affiliates or permitted designees, upon five business days advance notice prior to the applicable deadline, must deposit into the Trust Account $2,300,000 ($0.10 per Public Share) on or prior to the date of the applicable deadline, for each of the available four month extensions providing a total possible Combination Period of 22 months at a total payment value of $9,200,000 ($0.10 per Public Share), including the $2,300,000 deposited by the Sponsor on April 30, 2021. Any such payments would be made by the Sponsor pursuant to a non-interest bearing loan issued by the Company which would be due and payable on the consummation of the Business Combination out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, it may repay such loans solely from assets not held in the Trust Account, if any.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account, except for the Company’s independent registered public accounting firm.

Liquidity and Capital Resources

As of March 31, 2021 and December 31, 2020, the Company had $31,491 and $1,250, respectively, of cash in its operating account and working capital deficit of $614,366 and $45,897, respectively. As of March 31, 2021, the Company did not have any interest income in the Trust Account available to pay taxes, as during the three months ended March 31, 2021, $6,491 of the interest income from the Trust Account was used to pay taxes. As of December 31, 2020, the Company had approximately $800 of interest income in the Trust Account available to pay taxes (less up to $100,000 of such net interest to pay dissolution expenses).

The Company’s liquidity needs through March 31, 2021 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $140,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 5), the proceeds from the sale of the Private Placement Units not held in the Trust Account, and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor has committed up to $1,750,000 to be provided to the

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of March 31, 2021 and December 31, 2020, there was approximately $733,000 and $428,000, outstanding under the Sponsor Loan, respectively.

Basis of Presentation

The unaudited condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2021 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 3, 2021.

In connection with the Company’s going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” the Company’s original mandatory liquidation date of May 17, 2021 was extended to September 17, 2021. In connection with the extension, the Sponsor funded the amount needed to extend the Company’s time to consummate its initial Business Combination. In addition, the Sponsor agreed to fund the amount needed to further extend the Company’s time to consummate its initial Business Combination to January 17, 2022, if necessary. It is the current intention, but not obligation, of the Sponsor to exercise, three four month extensions, should a Business Combination not occur. The Sponsor has already exercised one out of the three extensions available. The Company entered into the Merger Agreement. The consummation of the Business Combination pursuant to the Merger Agreement is subject to, among other closing conditions, the approval of the stockholders of the Company, and other terms and conditions as described in the Current Reports on Form 8-K filed with the SEC on February 17, 2021 and April 30, 2021 and the Company’s Registration Statement on Form S-4 initially filed with the SEC on May 13, 2021 and as amended from time to time. The Company’s mandatory liquidation date raises substantial doubt about the entity’s ability to continue as a going concern. These unaudited condensed financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed in Note 1, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, therefore, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of March 31, 2021 and December 31, 2020. The balance of the Company’s investments held in the Trust Account as of March 31, 2021 and December 31, 2020 was comprised of cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and cash equivalents held in the Trust Account. For the three months ended March 31, 2021 and 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub, as of March 31, 2021. Merger Sub had no assets or liabilities as of March 31, 2021. All significant inter-company transactions and balances have been eliminated in consolidation.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

As of March 31, 2021 and December 31, 2020, the carrying values of cash, cash equivalents held in the Trust Account, accrued expenses, payables to related party, the Sponsor Loan and franchise tax payable approximate their fair values due to the short-term nature of the instruments.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Warrant Liability

The Company evaluated the Public Warrants (as defined in Note 3) and Private Placement Warrants (as defined in Note 4 and, together with the Public Warrants, the “Warrants”) (see Note 4, Note 7 and Note 8) in accordance with ASC 815-40 and concluded that pursuant to the terms thereof related to certain tender or exchange offers, the Warrants are precluded from being accounted for as components of equity. As the Warrants meet the definition of a derivative under ASC 815, the Warrants are recorded as liabilities on the balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date in accordance with ASC 820, with any subsequent changes in fair value recognized in statement of operations in the period of change.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 21,359,584 and 21,325,774 shares of Class A common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

Income taxes are accounted for under ASC Topic 740, Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is more likely than not that deferred tax assets will not be recognized, a valuation allowance would be established to offset their benefit.

ASC Topic 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the unaudited condensed consolidated financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statement of operations.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 7,833,332 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the periods presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of Class A common stock is calculated by dividing the interest income on investments held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account by the weighted average number of shares of Class A common stock outstanding for the period, excluding 500,000 shares of Class A common stock held by the Sponsor, which is not subject to redemption. Net loss per share, basic and diluted for shares of Class B common stock is calculated by dividing the net income, less income attributable to the shares of redeemable Class A common stock by the weighted average number of shares of Class B common stock and 500,000 shares of Class A common stock held by the Sponsor and outstanding for the period.

The following table reflects the calculation of basic and diluted net income (loss) per common share:

	For the Three Months Ended March 31,
	2021	2020
Redeemable Class A common shares
Numerator: earnings allocable to redeemable Class A common shares
Interest income on investments held in Trust Account	$5,672	$—
Less franchise tax available to be withdrawn from the Trust Account	$(5,672)	$—
Net earnings	$—	$—
Denominator: weighted average number of redeemable Class A common share	23,000,000	—
Basic and diluted net income per redeemable Class A common share	$0.00	$—
Non-redeemable Class A and Class B common shares
Numerator: net income minus redeemable net earnings
Loss from operations	$(684,335)	$—
Less franchise tax available to be withdrawn from the Trust Account	5,672
Change in fair value of warrant liability attributable to non-redeemable Class A private placement and Class B common shares	$1,016,767	$—
Non-redeemable net income	$338,104	$—
Denominator: weighted average number of non-redeemable Class B common shares and Class A private placement shares
Non-redeemable Class A private placement and Class B common shares, basic and diluted	6,250,000	5,000,000
Basic and diluted net income per non-redeemable Class A private placement and Class B common share	$0.05	$0.00

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units sold upon exercise of the underwriters’ overallotment option in full. Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

Note 4 — Related Party Transactions

Founder Shares

In March 2016, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On September 24, 2020, the Company effectuated a 2.5-for-1 stock split. On October 5, 2020, the Sponsor returned to the Company, at no cost, an aggregate of 8,625,000 Founder Shares, which the Company cancelled, resulting in an aggregate of 5,750,000 Founder Shares outstanding and held by the Sponsor. All share and per share amounts have been retroactively restated. In addition, in October and November 2020, the Sponsor transferred 20,000 Founder Shares to each of the independent directors of the Company. The Founder Shares will automatically convert into shares of Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 500,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($5,000,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock and one-third of one warrant (the “Private Placement Warrants”). Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Underwriter

The lead underwriter is an affiliate of the Sponsor (see Note 6).

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co. (“CF&Co.”), an affiliate of the Sponsor, as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay CF&Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount of $8,650,000, which is equal to 3.5% of the gross proceeds of the base offering in the Initial Public Offering and 5.5% of the gross proceeds from the full exercise of the underwriters’ over-allotment option.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to closing the Initial Public Offering, the amount outstanding under the Pre-IPO Note was $139,870. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor has committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the Initial Public Offering and prior to the Company’s initial Business Combination. As of March 31, 2021 and December 31, 2020, the Company had borrowed approximately $733,000 and $428,000, respectively, under the Sponsor Loan.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying balance sheet. As of March 31, 2021 and December 31, 2020, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of approximately $10,000 and $4,300, respectively.

The Company may extend the initial period of time to consummate a Business Combination up to four times, each by an additional four months (for a total of 22 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $2,300,000 ($0.10 per Public Share), up to an aggregate of $9,200,000, or $0.10 per Public Share, on or prior to the date of the applicable deadline, for each four month

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

extension. Any such payments would be made by the Sponsor pursuant to a non-interest bearing loan issued by the Company which would be due and payable on the consummation of the Business Combination out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, it may repay such loans solely from assets not held in the Trust Account, if any. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination. On April 30, 2021, the Sponsor funded the amount needed to extend the Company’s time to consummate its initial Business Combination from May 17, 2021 to September 17, 2021 and agreed to fund the amount needed to further extend the Company’s time to consummate its initial Business Combination to January 17, 2022, if necessary. In connection therewith, the Company issued the Sponsor a promissory note in the amount of $2,300,000 (see Note 1).

Note 5 — Commitments and Contingencies

Registration and Stockholder Rights

Pursuant to a registration rights agreement entered into on November 12, 2020, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co., the lead underwriter and an affiliate of the Sponsor, a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. CF&Co. exercised the over-allotment option in full concurrent with the closing of the Initial Public Offering.

The lead underwriter was paid a cash underwriting discount of $4,000,000.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 5).

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 2,140,416 and 2,174,226 shares, respectively, of Class A common stock issued and outstanding, excluding 21,359,584 and 21,325,774 shares, respectively, subject to possible redemption. Class A common stock includes 500,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption features contained in the shares sold in the Initial Public Offering.

Class B Common Stock — The Company is authorized to issue 30,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of both March 31, 2021 and December 31, 2020, there were 5,750,000 shares of Class B common stock issued and outstanding. The initial stockholders collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (not including the Private Placement Units).

Prior to the consummation of the Business Combination, only holders of Class B common stock will have the right to vote on the election of directors. Holders of Class A common stock will not be entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

On September 24, 2020, the Sponsor effectuated a recapitalization of the Company, which included a 2.5-for-1 stock split. On October 5, 2020, the Sponsor returned to the Company, at no cost, an aggregate of 8,625,000 Founder Shares, which were cancelled. The foregoing transactions resulted in an aggregate of 5,750,000 Founder Shares outstanding and held by the initial stockholders. Share and per share information contained in the unaudited condensed consolidated financial statements have been retroactively adjusted for this split and cancellation.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants (cont.)

issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the warrants included in the Private Placement Units will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time during the exercise period;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account U.S. Treasury Securities	$230,000,000	$—	$—	$230,000,000
Liabilities:
Warrant liability	$10,809,999	$234,999	$—	$11,044,998

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account U.S. Treasury Securities	$230,000,819	$—	$—	$230,000,819
Liabilities:
Warrant liability	$—	$—	$12,061,764	$12,061,764

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

Warrant Liability

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s balance sheet. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on November 17, 2020, the date of the closing of the Initial Public Offering, and subsequent fair value as of December 31, 2020. The Public Warrants and Private Placement Warrants are measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”). The Company allocated the proceeds received from (i) the sale of Units in the Initial Public Offering (which is inclusive of one share of Class A common stock and one-third of one Public Warrant), (ii) the sale of the Private Placement Units (which is inclusive of one share of Class A common stock and one-third of one Private Placement Warrant), and (iii) the issuance of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption. The Warrants were classified as Level 3 at the initial measurement date and as of December 31, 2020 due to the use of unobservable inputs.

The Company utilizes the OPM to value the Warrants at each reporting period, with any subsequent changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

Subsequent Measurement

The following table provides quantitative information regarding Level 3 fair value measurements:

December 31, 2020
Risk-free interest rate	0.5%
Expected term (years)	5
Expected volatility	17.5%
Exercise price	$11.50
Stock price	$10.73
Dividend yield	0.0%

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of March 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CFACW. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.

CF FINANCE ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

As of March 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants was $0.2 million and $10.8 million, respectively, based on the closing price of CFACW on that date of $1.41.

The following table presents the changes in the fair value of warrant liability:

	Private Placement	Public	Warrant Liability
Fair value as of December 31, 2020	$256,632	$11,805,132	$12,061,764
Change in valuation inputs or other assumptions(1)	(21,633)	(995,133)	1,016,767
Fair value as of March 31, 2021	$234,999	$10,809,999	$11,044,998

____________

(1)      Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liability in the statement of operations.

(2)      Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) for Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $11.0 million during the three months ended March 31, 2021.

Note 9 — Subsequent Events

On April 30, 2021, the Company entered into Amendment No. 1 to the Merger Agreement with Merger Sub and AEye and certain other agreements related thereto. In addition, on April 30, 2021, the Sponsor funded the amount needed to extend the Company’s time to consummate its initial business combination from May 17, 2021 to September 17, 2021, the proceeds of which were deposited into the Trust Account, and the Company issued the Sponsor a promissory note in the amount of $2,300,000. The balance of the Trust Account also increased to $10.10 per Public Share upon effectuation of such extension.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements, except as disclosed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of AEye, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AEye, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, accumulated deficit, and negative cash flows from operating activities, and has debt financing coming due that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

May 12, 2021

We have served as the Company’s auditor since 2018.

AEYE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
(In thousands, except share and per share data)

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,275	$5,855
Accounts receivable, net (including $22 from related parties)	156	143
Inventories, net	2,655	2,418
Prepaid and other current assets	1,396	5,207
Total current assets	19,482	13,623
Property and equipment, net	4,865	4,965
Other noncurrent assets	1,538	2,472
Total assets	$25,885	$21,060

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	1,807	4,469
Accrued expenses and other current liabilities	3,356	2,019
Deferred revenue (including $565 from related parties)	660	950
Convertible notes	29,079	—
Borrowings – net of issuance costs, current portion	2,693	1,333
Total current liabilities	37,595	8,771
Deferred rent, noncurrent	3,631	4,127
Borrowings – net of issuance costs, noncurrent	2,884	2,451
Total liabilities	$44,110	$15,349
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS’ (DEFICIT) EQUITY:
Preferred stock – $0.00001 par value: 17,500,000 shares authorized at December 31, 2020 and 2019; 16,383,725 shares issued and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $63,162 at December 31, 2020 and 2019	62,639	62,639
Common stock – $0.00001 par value: 37,500,000 shares authorized at December 31, 2020 and 2019; 10,838,010 and 11,283,838 shares issued and outstanding at December 31, 2020 and 2019	—	—
Additional paid-in capital	5,920	3,305
Accumulated deficit	(86,784)	(60,233)
Total stockholders’ (deficit) equity	(18,225)	5,711
Total liabilities and stockholders’ (deficit) equity	$25,885	$21,060

See notes to consolidated financial statements.

AEYE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019
(In thousands, except share and per share data)

	2020	2019
REVENUE:
Prototype sales (including $60 from related parties)	$365	$291
Development contracts (including $1,150 from related parties)	1,214	1,175

Total revenues	1,579	1,466
Cost of revenue	808	253

Gross profit	771	1,213

OPERATING EXPENSES:
Research and development	17,130	18,661
Sales and marketing	3,408	4,244
General and administrative	6,715	7,129

Total operating expenses	27,253	30,034

LOSS FROM OPERATIONS	(26,482)	(28,821)

OTHER INCOME (EXPENSE):
Change in fair value of embedded derivatives and warrants	1,410	—
Interest income	23	266
Interest expense	(1,502)	(96)

Total other income (expense), net	(69)	170
Provision for income tax expense	—	—

NET LOSS AND COMPREHENSIVE LOSS	$(26,551)	$(28,651)
PER SHARE DATA
Net loss per share (basic and diluted)	(2.36)	(2.58)
Weighted average shares outstanding (basic and diluted)	11,247,251	11,099,850

See notes to consolidated financial statements.

AEYE, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(In thousands, except share and per share data)

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount(1)
BALANCE – January 1, 2019	15,899,254	$59,669	10,965,329	$—	$2,257	$(31,582)	$30,344
Issuance of common stock upon exercise of stock options			318,509	—	196		196
Issuance of common stock warrant					86		86
Issuance of Series B preferred stock, net of issuance costs of $30	484,471	2,970					2,970
Stock-based compensation	—	—	—	—	766	—	766
Net loss						(28,651)	(28,651)
BALANCE – December 31, 2019	16,383,725	$62,639	11,283,838	$—	$3,305	$(60,233)	$5,711
Issuance of common stock upon exercise of stock options			504,524	—	663		663
Repurchase of common stock			(950,352)	—	—		—
Stock-based compensation	—	—	—	—	1,952	—	1,952
Net loss						(26,551)	(26,551)
BALANCE – December 31, 2020	16,383,725	$62,639	10,838,010	$—	$5,920	$(86,784)	$(18,225)

____________

(1)      Amounts within common stock round to zero

See notes to consolidated financial statements.

AEYE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019
(In thousands, except share and per share data)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,551)	$(28,651)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	922	343
Noncash interest expense related to bank loans	97	18
Change in fair value of embedded derivatives and warrants	(1,410)	—
Stock-based compensation	1,952	766
Amortization of debt issuance costs	830	—
Other	68	(64)
Changes in operating assets and liabilities:
Accounts receivable	(13)	249
Inventories, net	(237)	(1,332)
Prepaids and other current assets	3,811	(4,210)
Other noncurrent assets	(193)	(10)
Accounts payable	484	939
Accrued expenses and other current liabilities	1,377	1,102
Deferred revenue	(290)	950
Deferred rents, noncurrent	(496)	4,071
Net cash used in operating activities	$(19,689)	$(25,829)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$(4,036)	$(1,178)
Maturity of short-term investment	—	6,000
Net cash (used in) provided by investing activities	$(4,036)	$4,822
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	$663	$196
Proceeds from the issuance of Series B preferred stock – net of issuance costs of $30	—	2,970
Proceeds from the issuance of convertible notes	29,990	—
Proceeds from bank loans	2,270	4,000
Principal payments on bank loan	(667)	(1,939)
Payment of debt issuance costs	(238)	(135)
Net cash provided by financing activities	$32,018	$5,092
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	8,293	(15,915)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of year	8,205	24,120
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of year	$16,498	$8,205
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	197	76
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment additions paid with lease incentive	—	56
Property and equipment additions included in accounts payable and accrued liabilities	13	3,159
Issuance of common stock warrant in connection with credit facility	—	86

See notes to consolidated financial statements.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AEye, Inc. and subsidiaries (the “Company” or “AEye”), a Delaware corporation, was formed on February 15, 2013. US LADAR, Inc., AEye International, Ltd. and AEye Germany GmbH wholly owned subsidiaries were established, July 27, 2015, June 19, 2018 and December 13, 2019, respectively. AEye International IP, LLC a Delaware LLC was formed on June 14, 2019 and is a wholly owned subsidiary of AEye International, Ltd. Substantially, all the Company’s operations since formation have been conducted through the AEye, Inc. legal entity.

AEye is a provider of high-performance, active LiDAR systems for vehicle autonomy, advanced driver-assistance systems (ADAS), and robotic vision applications. AEye’s software-definable iDAR™ (Intelligent Detection and Ranging) platform combines solid-state active LiDAR, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

In December 2019, a novel strain of coronavirus (COVID-19) began to impact the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply chain disruptions. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results.

Basis of Preparation and Liquidity

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include all adjustments necessary to the fair presentation of the Company’s consolidated financial position, results of operations, and cash flows for the period presented.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2020, the Company had cash and cash equivalents of $15,275, an accumulated deficit of $86,784 and net current liabilities of $18,113. Further, as of May 12, 2021, the Company has $41,638 of debt financing coming due within the next twelve months. During the year ended December 31, 2020, the Company incurred a net loss of $26,551 and had negative cash flows from operating activities of $19,689. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity financings, convertible promissory notes and other borrowings. The attainment of profitable operations is dependent upon future events, including, successful deployment of new products, obtaining securing certain contracts, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The Company intends to obtain financing through the execution of a merger transaction with CF Finance Acquisition Corp III. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management cannot assure they will be effectively implemented.

The accompanying consolidated financial statements have been prepared, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; the valuation of deferred tax assets, fixed assets, inventory, investments, embedded derivative, fair value of common stock, and share-based compensation.

Segment Reporting — We manage our business on the basis of one reportable and operating segment. Operating segments are defined as, components of an enterprise which separate financial information, is evaluated regularly by the chief operating decision maker, which is our Chief Executive Officer (“CEO”). The CEO decides how to allocate resources and assesses the Company’s performance based upon consolidated financial information. All of our sales were made to customers (in USD) located in the United States, Europe, and Asia through AEye, Inc., and all property and equipment is located in the United States.

Cash and Cash Equivalents — The Company considers all highly liquid investments, such as treasury bills, commercial paper, certificates of deposit, and money market instruments with maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents primarily consist of amounts held in interest-bearing money market accounts that were readily convertible to cash.

Restricted Cash — Restricted cash of $1,223 and $2,350 as of December 31, 2020 and 2019 consists of funds that are contractually restricted as to usage or withdrawal due to a contractual agreement, and is included in other noncurrent assets within the consolidated balance sheets. In 2020, the Company had a letter of credit to the amount of $2,150 with Silicon Valley Bank as security for the payment of rent on its new headquarters in Dublin, CA. During the year ended December 31, 2020, as a result of COVID-19, the Company agreed to a rent payment restructuring arrangement with the landlord, whereby restricted cash under the letter of credit was released and $928 was used to fund rental payments during the period from May 1, 2020 through December 31, 2020. At December 31, 2020, the Company had an available letter of credit of $1,222. As part of the restructuring arrangement, the Company replenished the letter of credit back by paying $928 in January 2021.

Concentration of Credit Risk — Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with major financial institutions, which management assesses to be of high credit quality, to limit the exposure of each investment.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s accounts receivables are derived from customers located in the U.S, Europe and Asia. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances. The Company generally does not require collateral.

The Company’s concentration of risk related to accounts receivable and accounts payable was determined by evaluating the number of customers and vendors accounting for 10% or more of accounts receivable (AR) and accounts payable (AP). As of the end of 2020, AEye has 4 customers accounting for 10% or more of AR and 3 vendors accounting for 10% or more of AP. As of the end of 2019, AEye had 2 customers accounting for 10% or more of AR and 2 vendors accounting for 10% or more of AP. During the year ended December 31, 2020, AEye had 1 customer accounting for 10% or more of revenue. During the year ended December 31, 2019, AEye had 2 customers accounting for 10% or more of revenue.

Fair Value Measurements — The Company defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability.

Derivatives — The Company accounts for derivative instruments in accordance with Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging. The Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items are accounted for affect the financial statements.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt instruments are reviewed to determine whether they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the consolidated balance sheets at fair value.

An evaluation of specifically identified conditions is made to determine whether the fair value of the derivative issued is required to be classified as equity or as a derivative liability. The fair value of derivative liabilities is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Accounts Receivable — Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statement of cash flows.

Accounts receivable are reduced by an allowance for doubtful accounts, which is the Company’s best estimate of the amount of credit losses inherent in its existing accounts receivable. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each arrangement. During the years ended December 31, 2020 and 2019, the Company did not have any write-offs and at December 31, 2020 and 2019 did not record an allowance for doubtful accounts on the consolidated balance sheets.

Inventories — Net — Inventories consist of raw materials, work in progress and finished goods. Inventories are stated at the lower of cost and net realizable value and costs are computed under the standard cost method. Prototype inventory cost consists of the associated raw material, direct and indirect labor. The Company evaluates the need for inventory reserves associated with obsolete, slow moving, and non-sellable inventory by reviewing estimated net realizable values on a periodic basis and records a provision for excess and obsolete inventory to adjust

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the carrying value of inventory as needed. The Company recorded an allowance to write down inventory of $298 and $1,164 as of December 31, 2020 and December 31, 2019 respectively, to reduce inventory to the lower of cost or to its net realizable value.

Property and Equipment — Net — Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the lease term or expected useful life of the improvements.

Impairment of Long-Lived Assets — The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There are no impairment charges recorded in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019.

Leases — The Company rents office space and vehicles under long-term leases that are accounted for as operating leases following ASC 840, Leases. Rent expense is recognized on a straight-line basis over the expected lease term. The difference between straight-line rent expense and amounts paid are recorded as a deferred rent liability. Lease incentives, including tenant improvement allowances, are also recorded as a deferred rent liability and amortized as a reduction of rent expense on a straight-line basis over the expected term of the lease.

Revenue Recognition — In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC 606) (collectively, “ASC 606”). ASC 606 requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASC 606 requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company generates revenues from the sale of prototype systems and from R&D and collaboration arrangements with automakers and suppliers to the automakers. Under ASC 606, the Company accounts for such arrangements as contracts with customers and accordingly recognizes revenue by applying the following steps:

•        Identification of the contract, or contracts, with a customer

•        Identification of the performance obligations in the contract

•        Determination of the transaction price

•        Allocation of the transaction price to the performance obligations in the contract

•        Recognition of revenue when, or as, the Company satisfies a performance obligation

See Note 14, Revenue, for additional information related to the application of ASC 606 to the Company’s primary revenue streams.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract Liabilities

Contract liabilities relate to deferred revenue, customer advanced payments and customer deposits. Deferred revenue consists of amounts that have been invoiced with cash received but for which revenue not been recognized. This generally includes unrecognized revenue balances for technology development. Deferred revenue that will be realized during the succeeding 12-month period is recorded within current liabilities and the remaining deferred revenue is recorded as noncurrent liabilities. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. Customer deposits represent consideration received from a customer which can be applied to future product or service purchases, or refunded.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price.

Significant financing component

In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for all of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

Collaboration and Development Agreements

The Company considers whether an arrangement qualified as a collaborative arrangement under ASC 808, Collaborative Arrangements by assessing whether the arrangement between the parties have joint operating activities where both are (i) active participants in the activity; and (ii) have exposure to significant risks and rewards dependent on the commercial success of the activity. When both criteria are met, the arrangement is considered a collaborative arrangement and accounted for under ASC 808.

To qualify and present consideration as revenue within the scope of ASC 606, consideration exchanged in a collaborative arrangement must originate from a customer. The Company refers to ASU 2018-18, Clarifying the Interaction between Topic 808 and Topic 606, which clarifies when participants of a collaborative arrangement are within the scope of ASC 606 (and a customer relationship exists in the context of a unit of account).

The Company evaluates the unit of account for each arrangement and determines if the collaboration partner is considered a customer (defined as a party contracted with the entity to obtain goods and services which are outputs from the entity’s ordinary course of business, in exchange for consideration). When this definition is met, the Company applies the ASC 606 guidance, including recognition, measurement, presentation and disclosure requirements to the unit of account. When a portion of a bundle unit of account (i.e. multiple promises which are not

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

individually distinct) is not with a customer, the entire unit of account is not accounted for under the scope of ASC 606. For such arrangements, the Company may choose to analogize to the recognition and measurement guidance of ASC 606 whereby the consideration associated with revenue from non ASC 606 elements are recognized together with revenue to be recognized under ASC 606, as appropriate.

Cost of Revenue — Cost of revenue primarily consists of costs directly associated with the production of those prototypes that are held for sale. Such costs are direct materials, direct labor and indirect labor. Direct and indirect labor includes personnel-related costs, including associated stock-based compensation, and packaging and procurement respectively associated with the production of prototypes. Other costs such as indirect manufacturing costs are recognized in research and development and general and administrative expenses on the consolidated statement of operations.

Research and Development Expenses — Research and development expenses include personnel costs (including salaries, benefits, bonuses, and stock-based compensation), new hardware and software materials to the extent no future economic benefits are expected, other related expenses such as lab equipment, third party development-related contractors, and allocated overhead expenses. Substantially all the R&D expenses are related to the development of new products and services, including contract development expenses. They are expensed as incurred and included in the consolidated statement of operation and comprehensive loss.

Sales and Marketing Expenses — Sales and marketing expenses include personnel costs (including salaries, benefits, bonuses, and stock-based compensation) for employees associated with business development and account management, trade shows expenses, and advertising and promotions expenses for press releases, other public relations services, and allocated overhead expenses.

General and Administrative Expenses — General and administrative expenses consist primarily of personnel costs (including salaries, benefits, bonuses, and stock-based compensation) for executive management and employees related to finance, legal, technical support, and other administrative personnel. General and administrative expenses also include management consulting, accounting and legal professional fees, insurance, software, computer equipment costs, general office expenses, and allocated overhead expenses.

Stock-Based Compensation — The Company accounts for stock-based compensation by measuring and recognizing compensation expense for all share-based awards based on estimated grant-date fair values. The Company uses the straight-line attribution method to allocate compensation cost to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimates the fair value of share-based awards using the Black-Scholes option-valuation model. The Black-Scholes option-valuation model requires the input of subjective assumptions, including the option’s expected term and the price volatility of the underlying stock. The Company’s policy is to recognize stock-based compensation net of estimated forfeitures, based on historical forfeiture rates. The Company measures nonemployee awards at the date of grant, which generally is the date at which a grantor and a grantee reach a mutual understanding of the key terms and conditions of a share-based payment award.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize deferred tax assets in the future in excess of their net recorded amount, an adjustment to the deferred tax asset valuation allowance would be made to reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which determinations are made (1) whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheets. As of and for the year ended December 31, 2020 and 2019 there were no interest or penalties recorded.

Net Loss per share – Basic net loss per share is computed using net loss available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the dilutive effects of stock options, preferred stocks, convertible notes and warrants outstanding during the period to the extent such securities would not be anti-dilutive and is determined using the if-converted and treasury stock methods. The Company computes earnings per share of common stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss. Diluted earnings per share for the years ended December 31, 2020 and 2019 excluded common stock equivalents because the effect of their inclusion would be anti-dilutive or would decrease the reported loss per share.

Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) from non-owner sources during a period. There have been no items qualifying as comprehensive loss and, therefore the Company’s comprehensive loss was the same as net loss for the years ended December 31, 2020 and 2019.

Recently Issued Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), which supersedes ASC 840, and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. Among its provisions, this standard requires lessees to recognize right-of-use assets and lease liabilities on the balance sheets for operating leases, and also requires additional qualitative and quantitative disclosures about lease arrangements. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective date of ASU 2016-02. As a result, ASU 2016-02 is now effective for all other entities for fiscal years beginning after December 15, 2021. The Company initially planned to adopt the new standard as of January 1, 2021. Upon planning for the adoption of the new standard, the Company determined additional time would better prepare the Company in considering and addressing the technical implications of the adoption. The Company revised its plans to adopt Topic 842 to January 1, 2022. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which has subsequently been amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10 and ASU No. 2019-11. The objective of the guidance in ASU 2016-13 is to allow entities to recognize estimated credit losses in the period that the change in valuation occurs. ASU 2016-13 requires an entity to present financial assets measured on an amortized cost basis on the balance sheet net of an allowance for credit losses. Available for sale and held to maturity debt securities are also required to be held net of an allowance for credit losses. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019. For smaller reporting companies, the standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures and will adopt the guidance in the first quarter of fiscal 2023 as permitted for smaller reporting companies.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by, among other things, eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public business entities for fiscal years beginning after December 15, 2021, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This standard amends the accounting treatment for convertible instruments. For smaller reporting companies, the amendments are effective for fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

2. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities is determined in accordance with the fair value hierarchy established in FASB ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy of ASC Topic 820 requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 — Observable inputs, such as quoted prices in active markets

Level 2 — Inputs, other than the quoted prices in active markets, which are observable either directly or indirectly or pricing based on quoted prices for similar assets or liabilities.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

2. FAIR VALUE MEASUREMENTS (cont.)

At December 31, 2020 and 2019, the Company’s financial instruments that are not re-measured at fair value include accounts receivable, accounts payable, accrued expenses and other current liabilities. The carrying values of these financial instruments approximate their fair values.

Financial assets and liabilities measured at fair value on a recurring basis as of:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$—	$—	$93	$93
Embedded derivative liabilities	$—	$—	$17	$17
Total financial liabilities	$—	$—	$110	$110

As of December 31, 2019, there were no assets or liabilities measured at fair value on a recurring basis.

Warrant liability — The fair value of the redeemable convertible preferred stock warrant liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock warrant liability, the Company used the Black-Scholes option-pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and expected dividend yield (see Note 9).

Embedded Derivative Liability — The fair value of the embedded derivative liability was estimated using a with and without method. This method isolates the value of the embedded derivative by measuring the difference in the host contract’s value with and without the isolated feature. The resulting cash flows are discounted at the Company’s borrowing rate, as adjusted for fluctuations in the market interest rate from the inception of the Company’s comparative borrowings to the reporting date, to measure the fair value of the embedded derivative. The valuation for the conversion portion of the derivative factors in the expected timing and probability of a financing that would result in the conversion of the underlying, plus accrued interest discounted to the financing price per share. The probability and timing of a financing are estimated at each reporting date.

For the year ended December 31, 2020, there were no transfers between Level 1 and Level 2 inputs. There were no transfers in or out of Level 3 inputs. There were no issuances, purchases, sales or settlements of Level 3 inputs, other than as disclosed below.

The following table presents a summary of the changes in fair value of the Company’s Level 3 financial instruments for the year ended December 31, 2020:

	Embedded Derivative	Warrants	Total
Balance at December 31, 2019	$—	$—	$—
Initial fair value of embedded derivative	1,520	—	1,520
(Gain)/loss in fair value included in other income (expense)	(1,503)	93	(1,410)
Balance at December 31, 2020	$17	$93	$110

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

3. CASH, CASH EQUIVALENTS, AND RESTRICTED CASH

Cash, cash equivalents (which consists entirely of money market funds) and restricted cash (which is presented within other noncurrent assets in the consolidated balance sheets) consist of the following for the year ended December 31, 2020 and 2019:

	2020	2019
Cash and cash equivalents	$15,275	$5,855
Restricted cash	1,223	2,350
Total cash, cash equivalents, and restricted cash	$16,498	$8,205

4. INVENTORIES

Inventory, net of write-downs, as of December 31, 2020 and 2019 were as follows:

	2020	2019
Raw materials	$1,123	$1,269
Work in-process	1,337	1,027
Finished goods	195	122
Total inventory, net	$2,655	$2,418

Total inventory balance as of December 31, 2020 and 2019 includes the inventory reserve of $273 and $272, respectively, for obsolete or scrap inventory.

5. PREPAID AND OTHER ASSETS

Prepaid and other assets as of December 31, 2020 and 2019 were as follows:

	2020	2019
Receivables for tenant improvements	$453	$3,845
Taxes receivable	43	500
Advances to suppliers & employees	351	5
Prepaid rent	200	214
Prepaid software licenses	178	253
Prepaid insurance, taxes, lease costs, and other	171	390
Total prepaid and other current assets	$1,396	$5,207

6. ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2020 and 2019 were as follows:

	2020	2019
Trade receivables	$134	$143
Trade receivables – related parties	22	—
Total accounts receivables	$156	$143

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of December 31, 2020 and 2019 were as follows:

	2020	2019
Payroll liabilities	$1,014	$933
Sales tax payable	82	30
Accrued interest	391	12
Accrued purchases and other	1,324	488
Deferred rent – current portion	545	556
Accrued expenses and other current liabilities	$3,356	$2,019

8. PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of December 31, 2020 and 2019 consists of the following:

	2020	2019
Lab and testing equipment	$625	$637
Computers and related equipment	218	337
Office furniture and equipment	338	195
Vehicles	165	165
Leasehold improvements	4,709	269
Construction in progress	—	4,051
Total property and equipment	6,055	5,654
Less accumulated depreciation and amortization	(1,190)	(689)
Property and equipment – net	$4,865	$4,965

Construction in progress as of December 31, 2019 represents amounts capitalized for tenant improvements at the Company’s new leased office facility in Dublin, California. Pursuant to the lease, the landlord is obligated to pay the Company a construction allowance of up to $3,845 toward the Company’s cost of such improvements which was completed in 2020. This allowance is accounted for as a lease incentive and included in deferred rent liabilities as of December 31, 2019. As the Company has a legal right to reimbursement under the lease agreement, the Company has recorded a construction allowance receivable which is included in other current assets as of December 31, 2019. In 2020, the balance of $3,845 was received and construction was completed upon which the construction in progress amounts were reclassified into leasehold improvements.

Depreciation and amortization expense related to property and equipment amounted to $922 and $343 recognized within research and development, sales and marketing, and general and administrative expenses within the consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019, respectively. Disposals of property and equipment were not material for the years ended December 31, 2020 and 2019.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

9. BORROWINGS

Comerica Bank Credit Facility

In 2017, the Company entered into a credit facility with Comerica Bank which allowed it to borrow on a term loan of $2,000. Loan terms included interest at the prime rate plus 0.75% with equal monthly payments of principal beginning December 1, 2017 and a maturity date of August 17, 2021. Security for the loan included substantially all the Company’s assets, excluding intellectual property.

This credit facility was retired during 2019, including the $200 restricted cash with Comerica Bank that was released in early 2020. At the time of retirement of this facility the associated debt issuance costs were fully amortized and all unpaid principal and interest were repaid, accordingly no gain or loss on extinguishment of debt was recognized.

Silicon Valley Bank Credit Facility

On August 16, 2019, the Company entered into a loan and security agreement with Silicon Valley Bank, which provides for (1) a revolving letter of credit and (2) growth capital term loans. Borrowings under either facility are secured by substantially all the Company’s assets, excluding intellectual property. The term loan’s borrowings are subject to certain financial covenants and restrictions. The Company complied with all financial covenants and restrictions as of December 31, 2020.

The revolving line-of-credit facility provides for $3,000 in available credit. Principal amounts outstanding under the revolving line accrue interest at a floating per annum rate equal to the greater of (a) the prime rate and (b) 5.5%. The revolving letter of credit matured on August 16, 2020.

The growth capital term loan facility is made up of an initial loan amount of $4,000, which was drawn in December 2019. A second tranche of $1,000 can be drawn before June 30, 2020 if certain milestones events are met. Such milestones were not met in 2020 and the second tranche was not drawn upon. The term loan under this facility will be repaid beginning January 1, 2020 in equal monthly payments of principal, plus accrued interest. The interest rate on the term loan is the greater of (a) the prime rate plus 0.75% and (b) 5.5%. As of December 31, 2020 and 2019, the rate on the term loan was 5.5%.

On April 20, 2020, the Company entered into a deferral agreement with the Silicon Valley Bank, whereby the payment dates for all monthly principal payments on the term loan falling due after the deferred agreement’s effective date was extended by six months. Therefore, the Company did not make any principal payments for any term loans for the period from May 31, 2020 to December 31, 2020. The Company accounted for this as a debt modification.

Payroll Protection Program (PPP) Loan

In 2020, the Company received a loan of $2,270 as part of the Federal Paycheck Protection Program (PPP). The Company used the proceeds to pay qualified expenses related to employee payroll, benefits, and leased spaces. The Company received the loan from the Silicon Valley Bank under the PPP Loan provisions of the CARES Act.

The loan has a two-year maturity and there is a deferral of payment of principal and interest until July 22, 2021 as part of the Paycheck Protection Program Flexibility Act 2020. On December 30, 2020, the Company applied for forgiveness on the loan.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

9. BORROWINGS (cont.)

Amounts outstanding under the Company’s borrowing arrangements as of December 31, 2020 and 2019 consisted of:

	2020	2019
Silicon Valley Bank term loan	$3,333	$4,000
Silicon Valley Bank PPP Loan	2,270	—
Unamortized debt discount	(26)	(216)
Current maturities	(2,693)	(1,333)
Borrowings, net of current maturities	$2,884	$2,451

Amortization of debt discount totaled $97 and $18 for the years ended December 31, 2020 and 2019, respectively, and is included in interest expense.

Scheduled maturities of long-term borrowings as of December 31, 2020 are as follows:

Year	Amount
2021	$2,693
2022	2,244
2023	667
$5,604

Warrants — Concurrent with entering into the loan and security arrangements with Comerica Bank and Silicon Valley Bank in 2017 and 2019 respectively, the Company issued to the lenders warrants to purchase shares of stock in the Company.

In the case of Comerica Bank, the Company issued a warrant for 7,353 shares of Series A Preferred Stock exercisable at $2.04 a share, with an expiration date of August 17, 2027. These warrants are contingently redeemable and are classified as liabilities in the consolidated balance sheets.

The fair value of the warrants issued was recorded as of the date of initial issuance. As of December 31, 2020, the warrant liability was remeasured with the increase recognized as a loss of $93 within change in fair value of embedded derivatives and warrants in the consolidated statement of operations and comprehensive loss.

The redeemable convertible preferred stock warrants were valued using the following assumptions under the Black-Scholes option-pricing model:

December 31, 2020
Stock price	$15.03
Expected term (years)	5.8
Expected volatility	45.6%
Risk-free interest	0.4%
Dividend yield	—%

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

9. BORROWINGS (cont.)

In the case of Silicon Valley Bank, during 2019 the Company issued a warrant for 61,612 shares of common stock exercisable at $2.32 a share, with an expiration date of August 16, 2029. These warrants are determined to be equity classified.

In conjunction with the issuance of these warrants the Company recorded a debt discount in the amount of $86 which is being amortized over the expected term of the loan.

10. CONVERTIBLE NOTES

During 2020, the Company entered into a convertible note agreement under which the Company may issue convertible equity instruments (“2020 Notes”), having an aggregate principal amount of up to $40,000 and a 3% accruing dividend. During 2020 the Company received $30,000 in proceeds related to various 2020 Notes issued.

Pursuant to the terms of the 2020 Notes, upon the closing by the Company of a financing, all outstanding principal and unpaid accrued interest of the 2020 Notes will automatically convert into Company preferred stock sold (the “Next Financing Stock”) at a “conversion price” equal to the lesser of:

(i)     the original issue price per share paid in the Next Financing Stock multiplied by 90%; and

(ii)    the price obtained by dividing $250,000 by the number of outstanding shares of common stock of the Company immediately prior to the Next Financing, as applicable.

At December 31, 2020, the convertible notes balance was comprised of the following:

2020
Convertible notes – face value	$29,990
Unamortized fees	(175)
Debt discount	(753)
Derivative liability	17
Convertible notes – current	$29,079

Embedded Derivative

As outlined in the indenture governing the 2020 Notes, the 2020 Notes are automatically convertible, contingent upon the occurrence of certain events, most notably a financing (a “Next Financing”), defined as the issuance and sale of additional preferred stock (“Financing Stock”). The redemption price is defined as a price per share equal to 90% of the price per share paid by the other purchasers of the Financing Stock sold in the Next Financing. The 2020 Notes are redeemable into the number of shares of Next Financing Stock needed to settle all of the aggregate amount of principal and unpaid interest owed to the holder of such notes, which is based on the ultimate price per share associated with the Financing Stock. Consequently, the 2020 Notes are considered stock settled debt.

This redemption feature embedded in the 2020 Notes is considered to be a derivative that is required to be separately accounted for at fair value and subsequently remeasured to fair value at each reporting date. Accordingly, upon issuance of the 2020 Notes, the Company recognized the fair value associated with the embedded derivative which resulted in a derivative liability of approximately $1,520, with an equal and offsetting debt discount. At December 31, 2020, the Company remeasured the embedded derivative and determined that the fair value was $17, recognizing a gain on change in fair value of the embedded derivative of $1,503 in the consolidated statement of operations and comprehensive loss. The value of the embedded derivative liability at December 31, 2020 is presented together with the associated convertible notes on the consolidated balance sheet.

The debt discount recorded in conjunction with recognition of the embedded derivative of $1,520 is being amortized by the Company over the term of the related convertible notes.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

10. CONVERTIBLE NOTES (cont.)

Interest expense of the 2020 Notes totaled $359 and amortization of debt discount totaled $768 for the fiscal year ended December 31, 2020.

Valuation of the Embedded Derivative

The Company determined the fair value of the derivative using an option pricing Monte Carlo simulation model taking into account the probability of change in control occurring and potential repayment amounts and timing of such payments that would result under two scenarios:

Scenario I: The Company assumed a “SPAC transaction event”, which falls under the definition of a liquidation event, defined as a sale, merger, initial public offering (“IPO”) of the Company, or any event that constitutes a Deemed Liquidation Event (a “Change of Control”) or a dissolution event before the Next Financing, and therefore the instrument will be converted into the Company’s Series B Preferred Stock at the Series B Preferred Stock original issue price (as adjusted for stock splits, antidilution events and the like); currently $6.1923, or the holders of instruments representing a majority (>50%) of the aggregate outstanding principal amount under the instruments, have the option to convert the Instrument to receive 1.5 times the principal amount of the Instrument and accrued dividends.

Scenario II: The company assumed a “qualified financing event” meaning the instruments have not converted on or before August 26, 2021, the Company shall pay the principal amount and the accrued dividends on the instrument to the instrument holders.

The option pricing Monte Carlo simulation model was used to estimate the value of the ability to sell the shares back to the Company at a fixed price in the future (i.e., the holder of the 2020 Notes can put the shares and receive the principal and interest payments plus any applicable premiums). The fair value of the embedded derivative was determined using a “with-and-without analysis”, where the value of the 2020 Notes including the embedded derivative is defined as the “with”, and the value of the 2020 Notes excluding the embedded derivative is defined as the “without”.

The following assumptions were made in the Company’s application of the option pricing Monte Carlo simulation model:

•        Beginning Stock Price. The Company’s equity value was estimated based on a third party appraisal, which was understood to reasonably represent the value at the Valuation Date.

•        Term. The time until a financing is raised was estimated by management.

•        Volatility. Since the Company’s stock is not publicly traded, the expected volatilities are based on the historical and implied volatilities of similar companies whose stock prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies.

•        Risk-free Rate. The risk-free rate is consistent with the estimated term until a future funding round.

The following table sets forth the inputs to the option pricing Monte Carlo simulation model that were used to value the embedded derivative:

December 31, 2020
SPAC event scenario (years)	0.41
Financing event scenario (years)	0.25
Maturity (years)	0.65
Volatility of the underlying asset	77.50%
Risk-free rate of interest	0.09%

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

10. CONVERTIBLE NOTES (cont.)

The Company applied a discount factor to reflect the risks associated with payment. The selected discount rate represents the estimated discount rate where the face value equals fair value as of the original issuance date of February 26, 2020 and then adjusted for changes to market rates since issuance. The implied discount rate for the 2020 Notes was considered reasonable given the cost of equity for the overall business.

11. INTEREST EXPENSE

Interest expense for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019
Interest on term loan debt	$200	$78
Interest on PPP Loan	16	—
Interest on convertible note	359	—
Debt discount amortization	927	18
Interest expense	1,502	96

12. STOCKHOLDERS’ (DEFICIT) EQUITY

During 2019, the Company issued 484,471 shares of Series B preferred stock for cash proceeds of $3,000. In 2020, no additional convertible preferred stocks were issued.

Preferred Stock—At December 31, 2020, and 2019, convertible preferred stock consisted of the following (in thousands, except share data):

	Shared Authorized	Shares Outstanding	Liquidation Preference	Carrying Amount
Series A	9,234,087	9,226,734	$18,844	$18,595
Series B	8,265,913	7,156,991	44,318	44,044
Total	17,500,000	16,383,725	$63,162	$62,639

Rights, preferences, and privileges of the holders of Series A convertible preferred stock and Series B convertible preferred stock referred to collectively as the “Preferred Stock”, the terms of which are as follows:

Voting — On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of such series of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the certificate of incorporation, holders of Preferred Stock shall vote together with the holders of common stock as a single class. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the Company; the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the Company; the holders of record of shares of common stock, exclusively and as a separate class, are entitled to elect two directors of the Company; and the holders of record of the majority of common stock, the majority of Series A Preferred Stock and the majority of Series B Preferred Stock elect one director, where each votes as a separate class for the same nominee.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

12. STOCKHOLDERS’ (DEFICIT) EQUITY (cont.)

Dividends — In any calendar year, the holders of outstanding shares of Preferred Stock, on a pari passu basis, are entitled to receive dividends when, as and if declared by the board of directors (the “Board”) on a noncumulative basis, out of any assets at the time legally available therefor, at the applicable Dividend Rate (as defined below) specified for such series of Preferred Stock payable in preference and priority to any declaration or payment of any dividend on the common stock in which the Preferred Stock would share. “Dividend Rate” means an annual rate of 8% per share for the Preferred Stock, (each based on the original issue price applicable to the series of Preferred Stock subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to such series of Preferred Stock). No dividends have been declared for the years ended December 31, 2020 and 2019.

Conversion — Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the applicable original issue price of such series by the applicable conversion price of such series in effect at the time of conversion. The initial conversion price is equal to the applicable original issue price of the series preferred stock, in the case of Series A Preferred Stock, $2.0423 and for Series B Preferred Stock, $6.1923. The applicable conversion price, and the rate at which shares of Preferred Stock may be converted into shares of common stock, is subject to certain adjustments. As of December 31, 2020 and 2019, the conversion rate for convertible preferred stock was one-to-one.

Liquidation — In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or Deemed Liquidation Event (as defined in the certificate of incorporation), the holders of outstanding shares of Preferred Stock then outstanding, on a pari passu basis, are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment is made to the holders of any junior stock by reason of their ownership thereof, an amount per share equal to the applicable Original Issue Price (as defined below), plus any dividends previously declared and accrued but unpaid thereon. If upon any such liquidation, dissolution, or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders is insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled, the holders of shares of Preferred Stock are to share ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The “Original Issue Price” is $2.0423 per share for Series A Preferred Stock and $6.1923 per share for Series B Preferred Stock, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to such series of Preferred Stock.

After the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

Redemption — Except in a deemed liquidation event (as defined in Company’s certificate of incorporation), the Preferred Stock is not mandatorily redeemable. The Company has determined that a deemed liquidation event is within the control of the Company and accordingly the Preferred Stock has been recorded within permanent equity.

Common Stock — On September 15, 2020, the Company entered into a stock repurchase and option termination agreement to repurchase 950,352 shares of common stock (with a par value $0.00001 per share) for an aggregated consideration of $1.00 from the Company’s former Chief Executive Officer. In addition, 86,000 of the former Chief Executive Officer’s options were also cancelled, and the remaining $35 of unamortized stock-based compensation expense was recorded within the consolidated statement of operations and other comprehensive loss for the year ended December 31, 2020.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

12. STOCKHOLDERS’ (DEFICIT) EQUITY (cont.)

Common stock reserved for future issuance as of December 31, 2020 and 2019 consists of the following:

	2020	2019
Shares reserved for preferred stock outstanding	16,383,725	16,383,725
Shares reserved for Series A preferred stock warrant	7,353	7,353
Shares reserved for warrant to purchase shares of common stock	61,612	68,458
Options issued and outstanding	8,497,693	5,800,426
Shares available for future option grants	6,648	958,087
Total	24,957,031	23,218,049

The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock.

Voting — The holders of common stock are entitled to one vote for each share of common stock. There is no cumulative voting. Except as expressly provided within the certificate of incorporation, the common stock shall vote with all other classes on all matters.

13. STOCK-BASED COMPENSATION

In 2014, the Company adopted the Equity Incentive Plan (the “2014 Plan”) and in 2016, the Company adopted the 2016 Stock Plan (the “2016 Plan” and together with the 2014 Plan, the “Plans”). The Plans provide for the grant of incentive stock options to employees only and non-statutory stock options and restricted stock awards to employees, directors and consultants of the Company. The aggregate number of shares of common stock that may be issued under the Plans is 10,188,559, of which 6,648 are available as of December 31, 2020 for future grants.

The Board determines the terms of the awards, including the amount, fair market value and vesting provisions. Under the 2016 Plan, options to purchase common stock generally vest over four years with 25% vesting at the end of first year and the rest vesting monthly thereafter. Under the 2014 Plan, the vesting period for options to purchase common stock range from immediate to four years. Under each plan, the options expire ten years from the date of grant. As of December 31, 2020, no restricted stock awards had been granted.

A summary of stock option activity related to the Plans for the years ended December 31, 2019 and December 31, 2020 is as follows:

	Outstanding Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance at December 31, 2018	3,585,704	$0.56	8.1	$6,325
Granted	2,829,917	2.32
Exercised	(318,509)	0.62
Forfeited	(253,729)	1.23
Expired	(42,957)	0.66
Balance at December 31, 2019	5,800,426	$1.38	8.3	$5,446
Granted	4,411,431	2.33
Exercised	(504,524)	1.31
Forfeited	(1,014,010)	2.04
Expired	(195,630)	1.98

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

13. STOCK-BASED COMPENSATION (cont.)

	Outstanding Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance at December 31, 2020	8,497,693	$1.79	8.3	$112,548
Vested and expected to vest as of December 31, 2020	8,497,693	1.79	8.3	112,548
Vested and exercisable as of December 31, 2020	3,546,022	$1.21	7.0	$49,022

The weighted-average grant date fair value of options granted during the years ended December 31, 2020 and 2019, was $3.55 and $0.98, respectively. The intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $6,867 and $543, respectively.

The total fair value of shares vested during the year ended December 31, 2020 and 2019, was $1,712 and $703, respectively. The fair value of shares vested is calculated based on grant date fair value.

Stock-Based Compensation Expense — The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019:

	2020	2019
Research and development	$702	$376
Sales and marketing	249	144
General and administrative	1,001	246
Total stock-based compensation expense	$1,952	$766

Unrecognized stock-based compensation expense and the weighted-average recognition period as of December 31, 2020 and 2019 is as follows (in thousands, except weighted average period):

	2020	2019
Unrecognized stock-based compensation expense	$11,562	$2,275
Weighted average recognition period	2.9	2.9

Significant Assumptions in Estimating Option Fair Value — For the years ended December 31, 2020 and 2019, the Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which greatly affect the fair value of each stock option, including:

Fair Value of Common Stock — For the year ended December 31, 2020, the Company estimates the fair value of the common stock underlying the stock option awards using the Probability Weighted Expected Return Method (PWERM). This approach involves the estimation of future potential outcomes for the company, as well as values and probabilities associated with each respective potential outcome. The common stock per share value determined using this approach is ultimately based upon probability-weighted per share values resulting from the various future scenarios, which can include an IPO, merger or sale, dissolution, or continued operation as a private company.

For the year ended December 31, 2019, the fair value of the common stock underlying the stock option awards was determined by the Board. Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

13. STOCK-BASED COMPENSATION (cont.)

lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

Volatility — Since the Company’s stock is not publicly traded, the expected volatilities are based on the historical and implied volatilities of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies.

Risk-Free Interest Rate — The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.

Expected Term — The expected term of options granted to employees is based on the expected life of the stock options, giving consideration to the contractual terms and vesting schedules.

Dividend Yield — The expected dividend-yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

The weighted average assumptions used in the Black-Scholes option-pricing model for stock options for the years ended December 31, 2020 and 2019, are as follows:

	2020	2019
Expected term (in years)	5.8	6.0
Risk-free interest rate	0.4%	2.1%
Expected volatility	45.6%	40.9%
Expected dividend yield	—%	—%

14. REVENUE

Sale of prototypes

The Company recorded revenue for prototype sales of $365 and $291 in 2020 and 2019 respectively. These arrangements typically have one performance obligation which is satisfied at the point of delivery or shipment to the customer. The Company does not incur significant contract costs in fulfilling or obtaining their contracts with customers.

Collaboration and Development Agreements

In 2019 and 2020, the Company entered into collaborative research and development agreements with companies primarily in the auto, transportation and electronic display industry. The Company assessed the number of performance obligations associated with the promises under each agreement, primarily the delivery of customized iDAR perception-related goods, and recognized $1,214 and $1,175 in revenue for performance obligations satisfied during 2020 and 2019 respectively, in the consolidated statement of operations and comprehensive loss. In 2020 and 2019, the Company recognized $660 and $950 in deferred revenue in the consolidated balance sheet for amounts obtained by the Company for performance obligations in collaborative research and development agreements which have not yet been satisfied at December 31, 2020.

For Revenue with related parties, refer to Note 17.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

14. REVENUE (cont.)

Disaggregation of revenue

The Company recognized the following revenues by geographic area based on the primary billing address of the customer and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows:

	2020	2019
Revenue by primary geographical market:
United States	$330	$385
Europe	135	1,025
Asia	1,114	56
Total	$1,579	$1,466

Revenue by timing of recognition:
Recognized at a point in time	$1,515	$466
Recognized over time	64	1,000
Total	$1,579	$1,466

Contract Liabilities

Contract liabilities consist of deferred revenue and customer advance payments. Deferred revenue includes billings in excess of revenue recognized and is recognized as revenue when the Company performs under the contract. Customer advance payments represent required customer payments in advance of product shipments according to payment terms. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. Contract liabilities consisted of the following as of December 31, 2020:

As of December 31, 2020
Contract liabilities, Current	$660
Total	$660

The following table shows the significant changes in contract liabilities balances during the years ended December 31, 2020 and 2019:

	2020	2019
Beginning balance	$950	$—
Revenue recognized that was included in the contract liabilities beginning balance	(450)	—
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	160	950
Ending balance	$660	$950

Remaining performance obligations

Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

14. REVENUE (cont.)

payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The deferred revenue balance represents the remaining performance obligations for contracts with an original duration of greater than one year.

For year ended December 31, 2020 the Company recognized $450 of revenue that was deferred as of December 31, 2019. The deferred revenue balance of $660 at December 31, 2020 is expected to be recognized over the next twelve months.

15. INCOME TAXES

For both the years ended December 31, 2020 and 2019, the Company recorded no provision for income taxes due to losses incurred.

The following table presents a reconciliation of the federal statutory rate of 21% to our effective tax rate for the periods presented:

	2020	2019
U.S. federal tax benefit at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	3.5%	3.1%
Non-deductible expenses and other	0.3%	(0.2)%
Share-based compensation	(1.5)%	(0.5)%
Research and development credits	2.5%	1.1%
Foreign rate differential	(4.3)%	(2.9)%
Change in valuation allowance, net	(21.5)%	(21.6)%
Effective tax rate	—%	—%

For 2020 and 2019, our effective tax rate differs from the amount computed by applying the statutory federal and state income tax rates to net loss before income tax, primarily as the result of state income taxes, R&D credits and changes in our valuation allowance.

Significant components of the Company’s deferred tax assets and liabilities at December 31, are presented below:

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$17,011	$12,276
Research and development credit carryforward	2,810	1,826
Stock-based compensation	51	42
Property and equipment	40
Other accruals	464	545
Gross deferred tax assets	20,376	14,688
Valuation allowance	(20,376)	(14,677)
Net deferred tax assets	—	11
Deferred tax liabilities:
Property and equipment	—	(11)
Total deferred tax assets (liabilities) – net	$—	$—

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

15. INCOME TAXES (cont.)

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. The Company could not conclude that it was more likely than not that tax benefits from operating losses would be realized and, accordingly, has provided a full valuation allowance against its deferred tax assets. The valuation allowance as of December 31, 2019 was $14,677 which increased to $20,376 at December 31, 2020. The increase in the valuation allowance is primarily due to additional reserve required against net operating losses and research credits generated during the year ended December 31, 2020.

As of December 31, 2020, the Company had $67,955 and $41,106 of federal and state net operating losses available to reduce future taxable income, of which $12,255 will begin to expire in 2033 for federal tax purposes and $41,106 will begin to expire in 2035 for state tax purposes. Approximately $55,700 of federal net operating loss included above can be carried forward indefinitely.

As of December 31, 2019, the Company had $48,528 and $34,234 of federal and state net operating losses available to reduce future taxable income, which will begin to expire in 2033 for federal and 2035 for state tax purposes.

The Company also has federal and state research and development tax credit carryforwards of$2,299 and $2,043 as of December 31, 2020 and $1,496 and $1,505 as of December 31, 2019. The federal credits begin to expire in 2034 and the state credits have no expiration date.

The Company has completed a Section 382 study through December 31, 2020 to determine whether it had experienced a change in ownership and, if so, whether the tax attributes (NOL and credits were impaired). As a result of this study, the Company concluded all of its NOLs and credits would be available to use as of December 31, 2020. However future change in ownership may limit the ability to use tax attributes under Section 382. Under Section 382 of the Internal Revenue Code of 1986, as amended, the Company’s ability to utilize NOL or other tax attributes, such as research tax credits, in any taxable year, may be limited if the Company has experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws.

Unrecognized Tax Benefits — The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	2020	2019
Unrecognized tax benefits as of the beginning of the year	$938	$647
Increases related to prior year tax provisions	(14)	—
Increase related to current year tax provisions	286	291
Unrecognized tax benefits as of the end of the year	$1,210	$938

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. As of December 31, 2020 there was no accrued interest nor penalties related to uncertain tax positions.

The Company reports income taxes in accordance with Financial Accounting Standards Board Accounting Standards (FASB ASC) 740, Income Taxes, which requires an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

15. INCOME TAXES (cont.)

The Company has a history of operating losses and has incurred cumulative book losses since its formation. Based upon the history of losses, the Company has determined that it is more likely than not that the deferred tax assets will not be utilized, and accordingly, a full valuation allowance has been recorded.

The Company files income tax returns in the U.S., various state jurisdictions, and foreign jurisdictions. The U.S., state and foreign jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net losses, substantially all of its federal, state and local income tax returns are subject to examination for federal and state purposes since inception. The Company is not currently under examination for federal or state income tax purposes.

16. COMMITMENTS AND CONTINGENCIES

The Company leases are principally related to offices under noncancellable operating lease agreements that expire from 2022 to 2026. During 2019 the Company entered into a rental agreement for the Company’s headquarters in Dublin, California. Under the agreement the Company is provided an option to extend the lease term one time for a period of five years and the Company received leasehold improvement incentives of $3,845. The total amount of the leasehold improvement incentives is being amortized over the lease term. Refer to Note 8 for additional details.

The Company recognizes rent expense on a straight-line basis over the lease period. Rental expense is principally for leased office space and was $1,942 and $1,278 within the consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019, respectively. Deferred rent liabilities, including deferred lease incentives, were $4,175 and $4,683 as of December 31, 2020 and 2019, respectively, within the consolidated balance sheets.

Future minimum payments under the noncancellable operating leases are as follows:

Years Ending December 31	Operating Leases
2021	$2,286
2022	2,330
2023	2,342
2024	2,412
2025 and after	4,824
Total minimum lease payments	$14,194

Contingencies — The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

17. RELATED PARTIES

In July 2019, the Company entered into an agreement with an investor of the Company and major supplier to the automaker segment for a total transaction price of $1,500. Under the arrangement the Company agreed to cooperate on the R&D costs associated with a bidding on a supply contract with a major automaker. Further the Company has the ability to earn an additional consideration from the supplier upon the delivery of certain samples to the supplier and the achievement of approvals associated with the Company’s offering. The Company determined that there were two performance obligations associated with the promises under the arrangement, with one being specified R&D efforts and the other related to the delivery of samples and approvals. Further

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

17. RELATED PARTIES (cont.)

the Company determined that the transaction price associated with these two performance obligations should be allocated $1,000 to the R&D efforts and $500 to the delivery of samples and approvals. The Company determined that the performance obligations should be recognized over time because the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs. During 2019, the Company recognized revenue of $1,000 over time. Further the Company recorded $500 within deferred revenue on the consolidated balance sheet at December 31, 2019, for the second performance obligation which had yet to be achieved by year end. In 2020, no additional performance obligations have been satisfied on this contract and the $500 deferred revenue balance remains unchanged in the consolidated balance sheet as of December 31, 2020.

The Company entered into a contract with a major automaker in 2016, who is also an investor, and recognized $175 in revenue under this contract during the year ended December 31, 2019. No revenue was recognized under the contract for the year ended December 31, 2020.

In July 2019, the Company entered into a collaborative research and development agreement with an existing investor of the Company and major supplier to the automaker segment. Under the arrangement the Company agreed to customize certain elements of the Company’s hardware and software to meet the specific requirements of the supplier. The Company determined that there was one performance obligation associated with the promises under the arrangement. Further the Company determined that the transaction price associated with the single performance obligation should be recognized at a point in time as the criteria for over time recognition were not met. At December 31, 2019, the Company recorded $450 within deferred revenue upon receipt of initial payment.

In April 2020, the contract was modified by a mutual termination of both parties which modified the performance obligation to reduce the number of Lidar units to be delivered, and include a fully paid-up license to use AEye’s technology in products and services for internal and non-commercial purposes. The performance obligation and associated revenue was changed as a result of this contract modification. A cumulative catch-up adjustment was used to update the existing contract. The mutual termination arrangement included the modification to the original performance obligation, with a reduction in transaction price from the original $1,500 to $1,050. The modified performance obligation was fully performed and satisfied in April 2020. The Company recognized the total transaction price of $1,050, of which $450 was previously deferred.

In August 2020, the Company entered into an arrangement with a leading global automotive electronics supplier to cooperate and develop products for the automotive and other markets. The global supplier is an existing investor and for the year ended December 31, 2020, the Company recognized revenue of $60 under the agreement.

In August 2020, a non-binding memorandum of understanding was executed with an existing investor, where both parties intend to enter a proof of concept arrangement to assess the viability of the opportunity and the terms under which the parties will proceed with a partnership. There has not yet been any monetary consideration transferred under this arrangement.

In September 2019, the Company entered into an arrangement with an existing investor to work collaboratively on developing a proof of concept (POC) to develop and demonstrate certain functionality of perception devices. There was no revenue recognized under the contract for the year ended December 31, 2019. In 2020, the Company satisfied the performance obligations (recognized at a point in time) in the contract and recognized $100 for the year ended December 31, 2020. The Company recognized $65 within deferred revenue on the consolidated balance sheet at December 31, 2020 for amounts obtained by the Company for performance obligations which have not yet been satisfied at December 31, 2020.

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

18. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	2020	2019
Numerator:
Net loss attributable to common shareholders (in thousands)	$(26,551)	$(28,651)
Denominator:
Weighted average Common shares outstanding- Basic	11,247,251	11,099,850
Dilutive effect of potential common shares	—	—
Weighted average Common shares outstanding- Diluted	11,247,251	11,099,850
Net loss per share attributable to Common shareholders – Basic and Diluted	$(2.36)	$(2.58)

The following table sets forth securities that could potentially dilute the calculation of diluted earnings per share as of December 31, 2020 and 2019:

	2020	2019
Warrants to purchase common stock	61,612	68,458
Warrants to purchase preferred stock	7,353	7,353
Options to purchase common stock	8,497,693	5,800,426
Conversion of Series A Preferred stock	9,226,734	9,226,734
Conversion of Series B Preferred stock	7,156,991	7,156,991
Conversion of convertible notes	4,385,497	—
Total	29,335,880	22,259,962

19. SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 12, 2021, the date the consolidated financial statements were available for issuance.

Merger Agreement

On February 17, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CF Finance Acquisition Corp. III, a Delaware corporation (“CF III”) and Meliora Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of CF III. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the closing of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into AEye, Inc. (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), whereby the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation of the Merger and become a wholly owned subsidiary of CF III.

Upon the Closing of the Merger, all outstanding shares of the Company’s common stock and Preferred Stock shall automatically be cancelled and cease to exist in exchange for the right to receive a number of shares of newly issued CF III Class A Common Stock that is equal to the Exchange Ratio.

The Company options outstanding under the Company employee share option plan whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by CF III and converted into an option to purchase shares of CF III Class A Common Stock (“Assumed Option”). Each Assumed Option will continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Options immediately prior to Closing of the Merger, except that (i) each Assumed Option shall be exercisable for that number of shares of CF III Class A Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to the Company Option immediately prior to the

AEYE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data or otherwise stated)

19. SUBSEQUENT EVENTS (cont.)

Closing multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of CF III Class A Common Stock issuable upon exercise of the Assumed Option shall be equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Ratio. Each Company warrant that is outstanding immediately prior to the Effective Time will be assumed by CF III and converted into a warrant to purchase shares of CF III Class A Common Stock (each, an “Assumed Warrant”). Each Assumed Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Closing, except that (i) each Assumed Warrant shall be exercisable for that number of shares of CF III Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Capital Stock subject to the Company Warrant immediately prior to the Closing multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of CF III Class A Common Stock issuable upon exercise of the Assumed Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Capital Stock subject to the Company Warrant immediately prior to the Closing by (B) the Exchange Ratio.

The Exchange Ratio will be determined prior to the closing of the Merger and represents a fully-diluted pre-transaction equity value of the Company of $1.52 billion, as agreed upon in Amendment No.1 to the Merger Agreement with Merger Sub and CF III entered on April 30, 2021.

The board of directors of each of the Company and CF III have unanimously approved the Transactions. The Closing of the Transactions will require the approval of the stockholders of the Company and CF III, and is subject to other customary Closing conditions, including the receipt of certain regulatory approvals.

Other Events

Subsequent to December 31, 2020 and up to May 12, 2021, the Company issued an additional $8,045 of convertible notes under the agreement discussed in Note 10.

In January 2021, the Board approved an amendment and restatement the 2016 Stock Plan to provide for the issuance of restricted stock units under the Plan and increase the number of shares of common stock of the Company reserved for issuance pursuant to the Plan by 310,000 shares to a new total of 8,901,684.

On February 9, 2021, the Company entered into a memorandum of understanding with a vision systems supplier where they agree to purchase 300 units within two years of a successful proof of concept testing.

On February 25, 2021, the Company entered into a memorandum of understanding with a leading global automotive electronics supplier, which is also an existing investor. The Company would commit to pay the counterparty $3,800 as part of their joint development efforts.

On March 18, 2021, the Company entered into a non-binding term sheet for a financing facility of up to $10,000. On April 26, 2021, the Company entered into a loan and security agreement associated with the non-binding term sheet, where the lender made a term loan advance to the Company of $4,000. Subject to the terms and conditions of this agreement, upon the Company’s request, the lender shall make a second term loan advance to the Company in an aggregate amount of $6,000. On May 13, 2021, the additional $6,000 was drawn. Interest is payable in arrears on the outstanding principal amount. The outstanding and unpaid principal and interest is due at maturity, which is the earlier of closing of the SPAC transaction or August 1, 2021.

On April 5, 2021, the Company granted a total of 241,197 Restricted Stock Units (RSUs) awards to various individuals with various vesting conditions.

AEYE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,209	$15,275
Accounts receivable, net	361	156
Inventories, net	2,890	2,655
Prepaid and other current assets	1,065	1,396
Total current assets	17,525	19,482
Property and equipment – Net	4,741	4,865
Restricted cash	2,150	1,222
Legal fees	1,549	189
Accounting fees	1,378	100
Other noncurrent assets	173	27
Total assets	$27,516	$25,885

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	4,301	1,807
Accrued expenses and other current liabilities	4,244	3,356
Deferred revenue (including $700 thousand from related parties)	779	660
Convertible notes	37,391	29,079
Borrowing – net of issuance costs, current portion	3,375	2,693
Total current liabilities	50,090	37,595
Deferred rent, noncurrent	3,482	3,631
Borrowings – net of issuance costs, noncurrent	1,983	2,884
Total liabilities	$55,555	$44,110
COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS’ (DEFICIT) EQUITY:
Preferred stock – $0.00001 par value: 17,500,000 shares authorized at March 31, 2021 and December 31, 2020; 16,383,725 shares issued and outstanding at March 31, 2021 and December 31, 2020; aggregate liquidation preference of $63,162 at March 31, 2021 and December 31, 2020	62,639	62,639
Common stock – $0.00001 par value: 37,500,000 shares authorized at March 31, 2021 and December 31, 2020; 10,884,162 and 10,838,010 shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	7,615	5,920
Accumulated deficit	(98,293)	(86,784)
Total stockholders’ (deficit) equity	(28,039)	(18,225)
Total liabilities and stockholders’ (deficit) equity	$27,516	$25,885

See notes to condensed consolidated financial statements.

AEYE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2021	2020
REVENUE:
Prototype sales (including $20 thousand from related parties)	$233	$63
Development contracts	96	100

Total revenues	329	163
Cost of revenue	617	111

Gross (loss)/ profit	(288)	52

OPERATING EXPENSES:
Research and development	5,836	4,537
Sales and marketing	1,587	1,298
General and administrative	3,010	1,707

Total operating expenses	10,433	7,542

LOSS FROM OPERATIONS	(10,721)	(7,490)

OTHER INCOME (EXPENSE):
Change in fair value of embedded derivatives and warrants	(103)	1,437
Interest income	3	11
Interest expense	(688)	(173)

Total other income (expense), net	(788)	1,275
Provision for income tax expense	—	—

NET LOSS AND COMPREHENSIVE LOSS	$(11,509)	$(6,215)
PER SHARE DATA
Net loss per share (basic and diluted)	(1.06)	(0.55)
Weighted average shares outstanding (basic and diluted)	10,858,272	11,298,055

See notes to condensed consolidated financial statements.

AEYE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except share and per share data)
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount(1)
BALANCE – December 31, 2019	16,383,725	$62,639	11,283,838	$—	$3,305	$(60,233)	$5,711
Issuance of common stock upon exercise of stock options			21,770	—	14		14
Convertible equity notes					10,211		10,211
Stock-based compensation	—	—	—	—	280	—	280
Net loss						(6,215)	(6,215)
BALANCE – March 31, 2020	16,383,725	$62,639	11,305,608	$—	$13,810	$(66,448)	$10,001

BALANCE – December 31, 2020	16,383,725	$62,639	10,838,010	$—	$5,920	$(86,784)	$(18,225)
Issuance of common stock upon exercise of stock options			46,152	—	85		85
Stock-based compensation	—	—	—	—	1,610	—	1,610
Net loss						(11,509)	(11,509)
BALANCE – March 31, 2021	16,383,725	$62,639	10,884,162	$—	$7,615	$(98,293)	$(28,039)

____________

(1)      Amounts within common stock round to zero.

See notes to condensed consolidated financial statements.

AEYE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,509)	$(6,215)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	245	152
Noncash interest expense related to bank loans	114	27
Change in fair value of embedded derivatives and warrants	(17)	(1,437)
Stock-based compensation	1,610	280
Amortization of debt issuance costs	283	66
Changes in operating assets and liabilities:
Accounts receivable	(205)	(674)
Inventories, net	(235)	(11)
Prepaids and other current assets	332	3,676
Other noncurrent assets	(2,785)	—
Accounts payable	2,494	(424)
Accrued expenses and other current liabilities	873	34
Deferred rents, noncurrent	(133)	(121)
Deferred revenue	119	679
Net cash used in operating activities	$(8,814)	$(3,968)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(121)	(3,778)
Net cash (used in) investing activities	$(121)	$(3,778)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	$85	$14
Proceeds from the issuance of convertible equity notes	8,045	10,211
Principal payments on bank loan	(333)	(333)
Payment of debt issuance costs	—	(41)
Net cash provided by financing activities	$7,797	$9,851
NET (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,138)	2,105
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	16,497	8,205
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Ending	$15,359	$10,310
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	44	47
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment additions included in accounts payable and accrued liabilities	35	—

See notes to condensed consolidated financial statements.

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AEye, Inc. and subsidiaries (the “Company” or “AEye”), a Delaware corporation, was formed on February 15, 2013. US LADAR, Inc., AEye International, Ltd. and AEye Germany GmbH wholly owned subsidiaries were established, July 27, 2015, June 19, 2018 and December 13, 2019, respectively. AEye International IP, LLC a Delaware LLC was formed on June 14, 2019 and is a wholly owned subsidiary of AEye International, Ltd. Substantially, all the Company’s operations since formation have been conducted through the AEye, Inc. legal entity.

AEye is a provider of high-performance, active LiDAR systems for vehicle autonomy, advanced driver-assistance systems (ADAS), and robotic vision applications. AEye’s software-definable iDAR™ (Intelligent Detection and Ranging) platform combines solid-state active LiDAR, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception.

On February 17, 2021, CF III, a special purpose acquisition company, announced that it had entered into a Merger Agreement that would result in AEye becoming a wholly owned subsidiary of CF III. Upon consummation of the Merger, CF III will change its name to “AEye, Inc.” An Amendment to the Merger Agreement was entered into on April 30, 2021 which reflects amendments, modifications and additions to certain recitals, definitions, sections and exhibits to the Merger Agreement.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

In December 2019, a novel strain of coronavirus (COVID-19) began to impact the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply chain disruptions. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Following the Business Combination, the Company has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. This may make it difficult or impossible to compare the Combined

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Entity’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Basis of Preparation and Liquidity

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include all adjustments necessary to the fair presentation of the Company’s consolidated financial position, results of operations, and cash flows for the period presented.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of March 31, 2021, the Company had cash and cash equivalents of $13,209, an accumulated deficit of $98,293 and net current liabilities of $32,565. Further, as of June 25, 2021 the Company has $50,201 of debt financing coming due within the next twelve months. During the three months ended March 31, 2021, the Company incurred a net loss of $11,509 and had negative cash flows from operating activities of $8,814. After consideration of the financing activities described in Notes 7 and 17, absent obtaining additional financing, the Company projects that its liquidity will be insufficient to operate the business within a two to three month period from the issuance date of these financial statements. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity financings, convertible promissory notes and other borrowings. The attainment of profitable operations is dependent upon future events, including, successful deployment of new products, obtaining securing certain contracts, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.

Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The Company intends to obtain financing through the execution of a merger transaction with CF III. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management cannot assure they will be effectively implemented.

The accompanying consolidated financial statements have been prepared, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

Use of Estimates — The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; the valuation of deferred tax assets, fixed assets, inventory, investments, embedded derivative, fair value of common stock, and share-based compensation.

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting — We manage our business on the basis of one reportable and operating segment. Operating segments are defined as, components of an enterprise which separate financial information, is evaluated regularly by the chief operating decision maker, which is our Chief Executive Officer (“CEO”). The CEO decides how to allocate resources and assesses the Company’s performance based upon condensed consolidated financial information. All of our sales were made to customers (in USD) located in the United States, Europe, and Asia through AEye, Inc., and all property and equipment is located in the United States.

Concentration of Credit Risk — Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with major financial institutions, which management assesses to be of high credit quality, to limit the exposure of each investment.

The Company’s accounts receivables are derived from customers located in the U.S, Europe and Asia. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances. The Company generally does not require collateral.

The Company’s concentration of risk related to accounts receivable and accounts payable was determined by evaluating the number of customers and vendors accounting for 10% or more of accounts receivable (AR) and accounts payable (AP). As of the three months March 31, 2021, AEye has 2 customers accounting for 10% or more of AR and 3 vendors accounting for 10% or more of AP. As of December 31, 2020, AEye had 4 customers accounting for 10% or more of AR and 3 vendors accounting for 10% or more of AP. For the three months ended March 31, 2021, AEye had 2 customer accounting for 10% or more of revenue. For the year ended December 31, 2020, AEye had 1 customer accounting for 10% or more of revenue.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) (ASU 2016-02), which supersedes FASB Accounting Standards Codification Topic 840, Leases (Topic 840), and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. Among its provisions, this standard requires lessees to recognize right-of-use assets and lease liabilities on the balance sheets for operating leases, and also requires additional qualitative and quantitative disclosures about lease arrangements. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective date of ASU 2016-02. As a result, ASU 2016-02 is now effective for smaller reporting companies for fiscal years beginning after December 15, 2021. The Company initially planned to adopt the new standard as of January 1, 2021. Upon planning for the adoption of the new standard, the company determined additional time would better prepare the Company in considering and addressing the technical implications of the adoption. The Company revised its plans to adopt Topic 842 to January 1, 2022. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which has subsequently been amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10 and ASU No. 2019-11. The objective of the guidance in ASU 2016-13 is to allow entities to recognize estimated credit losses in the period that the change in valuation occurs. ASU 2016-13 requires an entity to present financial assets measured on an amortized cost basis on the balance sheet net of an allowance for credit losses. Available for sale and held to maturity debt securities are also required to be held net of an allowance for credit losses. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019. For smaller reporting companies, the standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures and will adopt the guidance in the first quarter of fiscal 2023 as permitted for smaller reporting companies.

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by, among other things, eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public business entities for fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity. This standard amends the accounting treatment for convertible instruments. For smaller reporting companies, the amendments are effective for fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

2.     FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities is determined in accordance with the fair value hierarchy established in FASB ASC Topic 820, Fair Value Measurements and Disclosures. ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy of ASC Topic 820 requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 — Observable inputs, such as quoted prices in active markets

Level 2 — Inputs, other than the quoted prices in active markets, which are observable either directly or indirectly or pricing based on quoted prices for similar assets or liabilities.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

The Company’s financial assets and liabilities include cash equivalents. Cash equivalents in the form of money market funds are recorded at fair value. The Company classifies its cash equivalents within Level 1, as it uses quoted market prices.

Our financial instruments that are not re-measured at fair value include accounts receivable, accounts payable, accrued and other current liabilities, convertible notes and long-term debt. The carrying values of these financial instruments approximate their fair values.

Financial assets and liabilities measured at fair value on a recurring basis as:

	As of March 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$—	$—	$213	$213
Embedded derivative liabilities	$—	$—	$—	$—
Total financial liabilities	$—	$—	$213	$213

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

2.     FAIR VALUE MEASUREMENTS (cont.)

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$—	$—	$93	$93
Embedded derivative liabilities	$—	$—	$17	$17
Total financial liabilities	$—	$—	$110	$110

The fair value of the redeemable convertible preferred stock warrant liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock warrant liability, the Company used the Black-Scholes option-pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and expected dividend yield (see Note 8).

Warrant liability — The fair value of the redeemable convertible preferred stock warrant liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock warrant liability, the Company used the Black-Scholes option-pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and expected dividend yield.

Embedded Derivative Liability — The fair value of the embedded derivative liability was estimated using a with and without method. This method isolates the value of the embedded derivative by measuring the difference in the host contract’s value with and without the isolated feature. The resulting cash flows are discounted at the Company’s borrowing rate, as adjusted for fluctuations in the market interest rate from the inception of the Company’s comparative borrowings to the reporting date, to measure the fair value of the embedded derivative. The valuation for the conversion portion of the derivative factors in the expected timing and probability of a financing that would result in the conversion of the underlying, plus accrued interest discounted to the financing price per share. The probability and timing of a financing are estimated at each reporting date.

For the three months ended March 31, 2021 and year ended December 31, 2020, there were no transfers between Level 1 and Level 2 inputs. There were no transfers in or out of Level 3 inputs. There were no issuances, purchases, sales or settlements of Level 3 inputs, other than as disclosed below. For the three months ended March 31, 2021, the fair value of the embedded derivative was two hundred and twenty nine dollars.

The following table presents a summary of the changes in fair value of the Company’s Level 3 financial instruments for the three months ended March 31, 2021:

	Embedded Derivative	Warrants	Total
Balance at December 31, 2020	$17	$93	$110
(Gain)/loss in fair value included in other income (expense)	(17)	120	103
Balance at March 31, 2021	$—	$213	$213

3.     CASH, CASH EQUIVALENTS, AND RESTRICTED CASH

Cash, cash equivalents (which consists entirely of money market funds) and restricted cash (which is presented within other noncurrent assets in the condensed consolidated balance sheets) consist of the following as of March 31, 2021 and the year ended December 31, 2020:

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$13,209	$15,275
Restricted cash	2,150	1,223
Total cash, cash equivalents, and restricted cash	$15,359	$16,498

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

4.     INVENTORIES

Inventory, net of write-downs, as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021	December 31, 2020
Raw materials	$953	$1,123
Work in-process	1,784	1,337
Finished goods	153	195
Total inventory, net	$2,890	$2,655

Total inventory balance as of March 31, 2021 and 2020 includes the inventory reserve of $205 and $273, respectively, for obsolete or scrap inventory.

5.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021	December 31, 2020
Payroll liabilities	$1,375	$1,014
Sales tax payable	15	82
Accrued interest	673	391
Accrued purchases and other	1,621	1,324
Deferred rent – current portion	560	545
Accrued expenses and other current liabilities	$4,244	$3,356

6.     PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of March 31, 2021 and December 31, 2020 consists of the following:

	March 31, 2021	December 31, 2020
Lab and testing equipment	$661	$625
Computers and related equipment	261	218
Office furniture and equipment	338	338
Vehicles	205	165
Leasehold improvements	4,709	4,709
Construction in progress	2	—
Total property and equipment	6,176	6,055
Less accumulated depreciation and amortization	(1,435)	(1,190)
Property and equipment – net	$4,741	$4,865

Depreciation and amortization expense related to property and equipment amounted to $245 and $152 recognized within research and development, sales and marketing, and general and administrative expenses within the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2021 and 2020, respectively. Disposals of property and equipment were not material for the three months ended March 31, 2021 and the year ended December 31, 2020.

7.     BORROWINGS

Silicon Valley Bank Financing Facility

On March 18, 2021, the Company entered into a non-binding term sheet for a financing facility of up to $10,000. The principal and interest are due at maturity, which is the earlier of closing of an acquisition by a SPAC or August 1, 2021.

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

8.     CONVERTIBLE NOTES

During 2020, the Company entered into various convertible note agreements (“2020 Notes”) under which the Company may issue convertible equity instruments having an aggregate principal amount of up to $40,000 and a 3% accruing dividend. During 2020 the Company received $30,000 in proceeds related to the 2020 Notes. For the three months ended March 31, 2021, the Company issued an additional $8,045 of convertible notes.

Pursuant to the terms of the 2020 Notes, upon the closing by the Company of a financing, all outstanding principal and unpaid accrued interest of the 2020 Notes will automatically convert into Company preferred stock sold (the “Next Financing Stock”) at a “conversion price” equal to the lesser of:

(i)     the original issue price per share paid in the Next Financing Stock multiplied by 90%; and

(ii)    the price obtained by dividing $250,000 by the number of outstanding shares of common stock of the Company immediately prior to the Next Financing, as applicable.

At March 31, 2021, the convertible notes balance was comprised of the following:

	March 31, 2021	December 31, 2020
Convertible notes – face value	$38,035	$29,990
Unamortized fees	(158)	(175)
Debt discount	(486)	(753)
Derivative liability	—	17
Convertible notes – current	$37,391	$29,079

Embedded Derivative

As outlined in the indenture governing the 2020 Notes, the 2020 Notes are automatically convertible, contingent upon the occurrence of certain events, most notably a financing (a “Next Financing”), defined as the issuance and sale of additional preferred stock (“Financing Stock”). The redemption price is defined as a price per share equal to 90% of the price per share paid by the other purchasers of the Financing Stock sold in the Next Financing. The 2020 Notes are redeemable into the number of shares of Next Financing Stock needed to settle all of the aggregate amount of principal and unpaid interest owed to the holder of such notes, which is based on the ultimate price per share associated with the Financing Stock. Consequently, the 2020 Notes are considered stock settled debt.

This redemption feature embedded in the 2020 Notes is considered to be a derivative that is required to be separately accounted for at fair value and subsequently remeasured to fair value at each reporting date. Accordingly, upon issuance of the 2020 Notes, the Company recognized the fair value associated with the embedded derivative which resulted in a derivative liability of approximately $1,520, with an equal and offsetting debt discount. At December 31, 2020, the Company remeasured the embedded derivative and determined that the fair value was $17, recognizing a gain on change in fair value of the embedded derivative of $1,503 in the condensed consolidated statements of operations and comprehensive loss. At March 31, 2021, the Company remeasured the embedded derivative and determined that the fair value was $0, recognizing a gain on change in fair value of the embedded derivative of $17 in the condensed consolidated statements of operations and comprehensive loss. The value of the embedded derivative liability at March 31, 2021 and December 31, 2020 is presented together with the associated convertible promissory notes on the condensed consolidated balance sheet.

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

8.     CONVERTIBLE NOTES (cont.)

Valuation of the Embedded Derivative

The Company determined the fair value of the derivative using an option pricing Monte Carlo simulation model taking into account the probability of change in control occurring and potential repayment amounts and timing of such payments that would result under two scenarios:

Scenario I: If the Company has a liquidation event (sale, merger, IPO of the Company or any event that constitutes a Deemed Liquidation Event) (a “Change of Control”) or a dissolution event before the Next Financing, the instrument will be converted into the Company’s Series B Preferred Stock at the Series B Preferred Stock original issue price (as adjusted for stock splits, antidilution events and the like); currently $6.1923, or the holders of instruments representing a majority (>50%) of the aggregate outstanding principal amount under the instruments, have the option to convert the Instrument to receive 1.5 times the principal amount of the Instrument and accrued dividends.

Scenario II: If the instruments have not converted on or before August 26, 2021, the Company shall pay the principal amount and the accrued dividends on the instrument to the instrument holders.

The option pricing Monte Carlo simulation model was used to estimate the value of the ability to sell the shares back to the Company at a fixed price in the future (i.e., the holder of the 2020 Notes can put the shares and receive the principal and interest payments plus any applicable premiums). The fair value of the embedded derivative was determined using a “with-and-without analysis”, where the value of the 2020 Notes including the embedded derivative is defined as the “with”, and the value of the 2020 Notes excluding the embedded derivative is defined as the “without”.

The following assumptions were made in the Company’s application of the option pricing Monte Carlo simulation model:

•        Beginning Stock Price.    The Company’s equity value was estimated based on a third party appraisal, which was understood to reasonably represent the value at the Valuation Date.

•        Term.    The time until a financing is raised was estimated by management.

•        Volatility.    Since the Company’s stock is not publicly traded, the expected volatilities are based on the historical and implied volatilities of similar companies whose stock prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies.

•        Risk-free Rate.    The risk-free rate is consistent with the estimated term until a future funding round.

The following table sets forth the inputs to the option pricing Monte Carlo simulation model that were used to value the embedded derivative:

March 31, 2021
Time until Event/SPAC (years)	0.41
Volatility of the underlying asset	77.50%
Risk-free rate of interest	11.40%

The Company applied a discount factor to reflect the risks associated with payment. The selected discount rate represents the estimated discount rate where the face value equals fair value as of the original issuance date of February 26, 2020. The implied discount rate for the 2020 Notes was considered reasonable given the cost of equity for the overall business.

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

9.     INTEREST EXPENSE

Interest expense for the three months ended March 31, 2021 and March 31, 2020 were as follows:

	March 31, 2021	March 31, 2020
Interest on term loan debt	$137	$80
Interest on PPP loan	6	—
Interest on convertible note	278	28
Debt discount amortization	267	65
Interest expense	$688	$173

10.     STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred Stock — At March 31, 2021 and December 31, 2020, convertible preferred stock consisted of the following (in thousands, except share data):

	Shared Authorized	Shares Outstanding	Liquidation Preference	Carrying Amount
Series A	9,234,087	9,226,734	$18,844	$18,595
Series B	8,265,913	7,156,991	44,318	44,044
Total	17,500,000	16,383,725	$63,162	$62,639

Common Stock — Common stock reserved for future issuance as of March 31, 2021 and December 31, 2020 consists of the following:

	March 31, 2021	December 31, 2020
Shares reserved for preferred stock outstanding	16,383,725	16,383,725
Shares reserved for Series A preferred stock warrant	7,353	7,353
Shares reserved for warrant to purchase shares of common stock	61,612	61,612
Options issued and outstanding	8,370,145	8,497,693
Shares available for future option grants	398,044	6,648
Total	25,220,879	24,957,031

11.     STOCK-BASED COMPENSATION

In 2014, the Company adopted the Equity Incentive Plan (the “2014 Plan”) and in 2016, the Company adopted the 2016 Stock Plan (the “2016 Plan” and together with the 2014 Plan, the “Plans”). The Plans provide for the grant of incentive stock options to employees only and non-statutory stock options and restricted stock awards to employees, directors and consultants of the Company. The aggregate number of shares of common stock that may be issued under the Plans is 10,498,559, of which 398,044 are available as of March 31, 2021 for future grants.

On November 17, 2020, Robert Brown was granted the option to purchase 876,893 shares of AEye, Inc. Common Stock in accordance with the 2016 Plan subject to the vesting schedule set forth in the Notice of Grant of Stock Option. The options vest 25% on the first anniversary of the grant date, with the remaining vesting ratably over the next three years.

In January 2021, the Board approved an amendment and restatement of the 2016 Stock Plan to provide for the issuance of restricted stock units (RSU) under the Plan and increase the number of shares of common stock of the Company reserved for issuance pursuant to the Plan by 310,000 shares to a new total of 8,901,684. As of March 31, 2021, 221,500 restricted stock awards were granted.

The Board determines the terms of the awards, including the amount, fair market value and vesting provisions. Under the 2016 Plan, options to purchase common stock generally vest over four years with 25% vesting at the end

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

11.     STOCK-BASED COMPENSATION (cont.)

of first year and the rest vesting monthly thereafter. RSU awards generally vest 25% on the first anniversary of the grant date with the remaining RSU awards vesting ratably over the next three years or they vest ratably over the four years. Under the 2014 Plan, the vesting period for options to purchase common stock range from immediate to four years. Under each plan, the options expire ten years from the date of grant.

A summary of stock option activity related to the Plans for the three months ended March 31, 2021 is as follows:

	Outstanding Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance at December 31, 2020	8,497,693	$1.79	8.3	$112,548
Granted	—	—
Exercised	(46,152)	1.85
Forfeited	(263,617)	2.33
Expired	(39,279)	0.99
Balance at March 31, 2021 (unaudited)	8,148,645	$1.77	8.1	$241,507
Vested and expected to vest as of March 31, 2021 (unaudited)	8,148,645	1.72	7.9	217,674
Vested and exercisable as of March 31, 2021 (unaudited)	3,935,053	$1.29	7.0	$118,528

The aggregate intrinsic value is the difference between the current fair value of the underlying common stock and the exercise price for in-the-money stock options.

The total fair value of options vested during the three months ended March 31, 2021 was $835. The fair value of shares vested is calculated based on grant date fair value.

The following table summarizes the RSU award activity under the 2016 Plan:

	Common Stock	Weighted Average Grant date fair value
Unvested at December 31, 2020	—	—
Granted	221,500	$33.73
Vested	(6,780)	$33.73
Unvested at March 31, 2021 (unaudited)	214,720	$33.73

Stock-Based Compensation Expense — The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2021 and 2020:

	2021	2020
Research and development	$621	$137
Sales and marketing	358	43
General and administrative	631	100
Total stock-based compensation expense	$1,610	$280

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

11.     STOCK-BASED COMPENSATION (cont.)

The weighted-average grant date fair value of options granted during the three months ended March 31, 2021 and 2020 was $0 as no options were granted during the period. As of March 1, 2021, the total unrecognized compensation expense to unvested options for the Brown Award and other options was 6,903,145 and 2,710,105 respectively, expected to be recognized over an estimated weighted average period of 2.74 years. The total unrecognized compensation expense for RSUs, net of estimated forfeitures, was 5,202,600 which is expected to be recognized over an estimated weighted average period of 3.76 years.

The Company estimates the fair value of stock-based awards on grant date using the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs are based on highly subjective assumptions and require significant judgment.

Fair Value of Common Stock — For the three months ended March 31, 2021, the Company estimates the fair value of the common stock underlying the stock option awards using the Probability Weighted Expected Return Method (PWERM). This approach involves the estimation of future potential outcomes for the company, as well as values and probabilities associated with each respective potential outcome. The common stock per share value determined using this approach is ultimately based upon probability-weighted per share values resulting from the various future scenarios, which can include an IPO, merger or sale, dissolution, or continued operation as a private company.

For the three months ended March 31, 2021, the fair value of the common stock underlying the stock option awards was determined by the Board. Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

Volatility — Since the Company’s stock is not publicly traded, the expected volatilities are based on the historical and implied volatilities of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies.

Risk-Free Interest Rate — The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.

Expected Term — The expected term of options granted to employees is based on the expected life of the stock options, giving consideration to the contractual terms and vesting schedules.

Dividend Yield — The expected dividend-yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

12.     REVENUE

Disaggregation of revenue

The Company recognized the following revenues by geographic area based on the primary billing address of the customer and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows:

	March 31, 2021	March 31, 2020
Revenue by primary geographical market:
United States	$233	$28
Europe	—	35
Asia	96	100
Total	$329	$163

Revenue by timing of recognition:
Recognized at a point in time	$313	$163
Recognized over time	16	—
Total	$329	$163

Contract Liabilities

Contract liabilities consist of deferred revenue and customer advance payments. Deferred revenue includes billings in excess of revenue recognized and is recognized as revenue when the Company performs under the contract. Customer advance payments represent required customer payments in advance of product shipments according to payment terms. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. Contract liabilities consisted of the following as of March 31, 2021:

As of March 31, 2021
Contract liabilities, Current	$779
Contract liabilities, Long-term	—
Total	$779

The following table shows the significant changes in contract liabilities balance as of March 31, 2021:

March 31, 2021
Beginning balance	$660
Revenue recognized that was included in the contract liabilities beginning balance	(16)
Increase due to cash received and performance obligations not yet satisfied during the period	135
Ending balance	$779

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

12.     REVENUE (cont.)

Remaining performance obligations

Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The deferred revenue balance represents the remaining performance obligations for contracts with an original duration of greater than one year.

For the three months ended March 31, 2021 the Company recognized $16 of revenue that was deferred as of December 31, 2020. The deferred revenue balance of $779 at March 31, 2021 is expected to be recognized over the next twelve months.

13.     INCOME TAXES

The Company did not record a provision or benefit for income taxes during the three months ended March 31, 2020 and 2019. The Company continues to maintain a full valuation allowance for its net U.S. federal and state deferred tax assets.

14.     COMMITMENTS AND CONTINGENCIES

The Company leases principally offices under noncancellable operating lease agreements that expire from 2022 to 2026. During 2019 the Company entered into a rental agreement for the Company’s headquarters in Dublin, California. Under the agreement the Company is provided an option to extend the lease term one time for a period of five years and the Company received leasehold improvement incentives of $3,845. The total amount of the leasehold improvement incentives are being amortized over the lease term.

The Company recognizes rent expense on a straight-line basis over the lease period. Rental expense is principally for leased office space and was $473 and $576 within the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2021 and 2020, respectively. Deferred rent liabilities, including deferred lease incentives, were $3,482 and $4,175 as of March 31, 2021 and December 31, 2020 within the condensed consolidated balance sheets.

In 2020, the Company had a letter of credit to the amount of $2,150 with Silicon Valley Bank as security for the payment of rent on its new headquarters in Dublin, CA. During the year ended December 31, 2020, as a result of COVID-19, the Company agreed to a rent payment restructuring arrangement with the landlord, whereby restricted cash under the letter of credit was released and $928 was used to fund rental payments during the period from May 1, 2020 through December 31, 2020. At December 31, 2020, the Company had an available letter of credit of $1,222. As part of the restructuring arrangement, the Company replenished the letter of credit back by paying $928 in January 2021.

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

14.     COMMITMENTS AND CONTINGENCIES (cont.)

Future minimum payments as of March 31, 2021 under the noncancellable operating leases are as follows:

Operating Leases
Three months ended 2021	$1,713
Years ended:
2022	2,331
2023	2,342
2024	2,412
2025 and after	4,824
Total minimum lease payments	$13,622

On February 25, 2021, the Company entered into a non-binding memorandum of understanding with a leading global automotive electronics supplier and committed to pay the counterparty $3,800 under the arrangement as part of their joint development efforts. The payment is due on or after October 1, 2021. The arrangement between the parties is not binding until an agreement is signed by both parties detailing the terms and conditions of the agreement. At March 31, 2021, such an agreement has not yet been drafted or signed by both parties.

Contingencies — The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

15.     RELATED PARTIES

On February 25, 2021, the Company entered into a non-binding memorandum of understanding with a leading global automotive electronics supplier, which is also an existing investor. The Company would commit to pay the counterparty $3,800 under the arrangement as part of their joint development efforts. The payment is due on or after October 1, 2021.

In August 2020, the Company entered into an arrangement with a leading global automotive electronics supplier to cooperate and develop products for the automotive and other markets. The global supplier is an existing investor and for the year ended December 31, 2020, the Company recognized revenue of $60 under the agreement. $20 was recognized under the contract for the three months ended March 31, 2021.

16.     NET LOSS PER SHARE

The following table sets forth securities that were excluded from the calculation of earnings per share as of March 31, 2021 and 2020 because including them would be anti-dilutive:

	March 31, 2021	March 31, 2020
Numerator:
Net loss attributable to common shareholders (in thousands)	$(11,509)	$(6,215)
Denominator:
Weighted average Common shares outstanding – Basic	10,858,272	11,298,055
Dilutive effect of potential common shares	—	—
Weighted average Common shares outstanding – Diluted	10,858,272	11,298,055
Net loss per share attributable to Common shareholders – Basic and Diluted	$(1.06)	$(0.55)

AEYE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

16.     NET LOSS PER SHARE (cont.)

The following table sets forth securities that could potentially dilute the calculation of diluted earnings per share as of March 31, 2021 and March 31, 2020:

	March 31, 2021	March 31, 2020
Warrants to purchase common stock	61,612	61,612
Warrants to purchase preferred stock	7,353	7,353
Options to purchase common stock	8,370,145	5,326,397
Conversion of Series A Preferred stock	9,226,734	9,226,734
Conversion of Series B Preferred stock	7,156,991	7,156,991
Conversion of convertible notes	5,583,441	1,478,632
Total	30,406,276	23,257,719

17.     SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 23, 2021, the date the condensed consolidated financial statements were available for issuance.

On April 5, 2021, the Company granted a total of 241,197 Restricted Stock Units (RSUs) awards at a fair value of $33.73 to various individuals with various vesting conditions.

On April 26, 2021, the Company entered into a loan and security agreement (the “Agreement”) with SVB (the “Lender”) in connection with the non-binding term sheet for a financing facility of up to $10,000 entered into on March 18, 2021 discussed in Note 7. Under the Agreement, the Lender shall make on term loan advance to the Company of $4,000. Subject to the terms and conditions of the Agreement, and upon the Company’s request, the Lender shall make one term loan advance to the Company of $6,000. The interest rate on the term loan advance is calculated at 8% per annum and payable monthly, in arrears. Upon entering the agreement, the $4,000 was drawn. On May 13, 2021, the additional $6,000 was drawn.

On June 19, 2021, the Company received notice of the Paycheck Protection Program (PPP) forgiveness payment made to Silicon Valley Bank (SVB) by the Small Business Administration to the amount of $2,270 in principal and $26 in interest. This amount represents the forgiveness of the total PPP loan from SVB.

Annex A-1

AGREEMENT AND PLAN OF MERGER*

by and among

CF FINANCE ACQUISITION CORP. III,

Meliora Merger Sub, Inc.

and

AEye, INC.

dated as of February 17, 2021

* Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). CF III agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however, the Registrant may request confidential treatment of omitted items.

Page
Article I CERTAIN DEFINITIONS

Section 1.1	Definitions	A-1-2
Section 1.2	Other Definitions.	A-1-13
Section 1.3	Construction	A-1-15
Section 1.4	Knowledge	A-1-16

Article II TRANSACTIONS; CLOSING

Section 2.1	Pre-Closing Actions.	A-1-16
Section 2.2	The Merger	A-1-16
Section 2.3	Directors and Officers.	A-1-17
Section 2.4	Effect of the Merger on Merger Sub Stock	A-1-17
Section 2.5	Effect of the Merger on Company Capital Stock.	A-1-17
Section 2.6	Closing.	A-1-19
Section 2.7	Closing Deliverables	A-1-19
Section 2.8	Surrender of Company Securities and Disbursement of Stockholder Merger Consideration.	A-1-20
Section 2.9	Company Option, Company RSU and Company Warrant Letter of Transmittal.	A-1-21
Section 2.10	Appraisal and Dissenter’s Rights.	A-1-21
Section 2.11	Withholding	A-1-22

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1	Organization, Good Standing, Corporate Power and Qualification	A-1-22
Section 3.2	Subsidiaries; Capitalization.	A-1-22
Section 3.3	Due Authorization	A-1-24
Section 3.4	Financial Statements	A-1-24
Section 3.5	Material Contracts.	A-1-25
Section 3.6	Intellectual Property.	A-1-26
Section 3.7	Title to Properties and Assets; Liens	A-1-29
Section 3.8	Compliance with Other Instruments	A-1-29
Section 3.9	Compliance with Laws	A-1-30
Section 3.10	Absence of Changes	A-1-30
Section 3.11	Litigation	A-1-30
Section 3.12	Insurance	A-1-30
Section 3.13	Governmental Consents	A-1-30
Section 3.14	Permits	A-1-30
Section 3.15	Registration and Voting Rights	A-1-31
Section 3.16	Brokers or Finders; Transaction Expenses	A-1-31
Section 3.17	Related-Party Transactions	A-1-31
Section 3.18	Labor Agreements and Actions; Employee Compensation.	A-1-31
Section 3.19	Employee Benefit Plans.	A-1-32
Section 3.20	Tax Matters	A-1-34
Section 3.21	Books and Records	A-1-34
Section 3.22	Foreign Corrupt Practices Act	A-1-34
Section 3.23	Anti-Money Laundering	A-1-35
Annex A-1-i

Page
Section 3.24	Sanctions	A-1-35
Section 3.25	Export Controls	A-1-35
Section 3.26	Takeover Statutes and Charter Provisions	A-1-35
Section 3.27	Registration Statement, Proxy Statement and Consent Solicitation Statement.	A-1-35
Section 3.28	Board Approval.	A-1-36
Section 3.29	PPP Loan.	A-1-36
Section 3.30	No Additional Representations or Warranties.	A-1-36

Article IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Section 4.1	Organization, Good Standing, Corporate Power and Qualification	A-1-36
Section 4.2	Capitalization	A-1-36
Section 4.3	Due Authorization	A-1-37
Section 4.4	Financial Statements	A-1-37
Section 4.5	Compliance with Other Instruments	A-1-38
Section 4.6	Absence of Changes	A-1-38
Section 4.7	Litigation	A-1-38
Section 4.8	Governmental Consents	A-1-39
Section 4.9	Brokers or Finders; Transaction Expenses	A-1-39
Section 4.10	Tax	A-1-39
Section 4.11	Takeover Statutes and Charter Provisions	A-1-39
Section 4.12	Registration Statement, Proxy Statement and Consent Solicitation Statement	A-1-39
Section 4.13	SEC Filings	A-1-39
Section 4.14	Trust Account	A-1-40
Section 4.15	Investment Company Act; JOBS Act	A-1-40
Section 4.16	Business Activities	A-1-40
Section 4.17	Nasdaq Quotation	A-1-41
Section 4.18	Board Approval.	A-1-41
Section 4.19	PIPE Investment	A-1-41
Section 4.20	No Additional Representation or Warranties	A-1-41

Article V COVENANTS OF THE COMPANY

Section 5.1	Conduct of Business	A-1-41
Section 5.2	D&O Indemnification and Insurance.	A-1-43
Section 5.3	No Trading in Acquiror Stock	A-1-44
Section 5.4	Anti-Takeover Matters	A-1-44
Section 5.5	PPP Escrow	A-1-44
Section 5.6	280G	A-1-44
Section 5.7	PCAOB Audited Financials	A-1-45
Article VI COVENANTS OF ACQUIROR

Section 6.1	Equity Incentive Plan.	A-1-45
Section 6.2	Available Acquiror Cash and Related Available Equity	A-1-45
Section 6.3	Maintenance of Nasdaq or NYSE Listing Through the Closing	A-1-46
Section 6.4	Nasdaq or NYSE Listing of Acquiror Class A Common Stock	A-1-46
Section 6.5	Acquiror Conduct of Business	A-1-46
Section 6.6	Post-Closing Directors and Officers of Acquiror	A-1-47

Annex A-1-ii

Page
Section 6.7	Acquiror Public Filings	A-1-47
Section 6.8	PIPE Investments	A-1-47

Article VII JOINT COVENANTS

Section 7.1	Regulatory Approvals; Other Filings	A-1-48
Section 7.2	Preparation of Proxy Statement/Registration Statement/Consent Solicitation Statement; Stockholder Meetings and Approvals	A-1-48
Section 7.3	Support of Transaction	A-1-52
Section 7.4	Tax Matters	A-1-52
Section 7.5	Section 16 Matters	A-1-53
Section 7.6	Stockholder Litigation	A-1-53
Section 7.7	Acquisition Proposals and Alternative Transactions	A-1-53
Section 7.8	Access to Information; Inspection	A-1-53
Section 7.9	Compensation Advisor	A-1-54

Article VIII CONDITIONS TO OBLIGATIONS

Section 8.1	Conditions to Obligations of Acquiror, Merger Sub and the Company	A-1-54
Section 8.2	Conditions to Obligations of Acquiror and Merger Sub	A-1-54
Section 8.3	Conditions to the Obligations of the Company	A-1-55

Article IX TERMINATION/EFFECTIVENESS

Section 9.1	Termination	A-1-55
Section 9.2	Effect of Termination	A-1-56
Section 9.3	Certain Transaction Expenses	A-1-56

Article X MISCELLANEOUS

Section 10.1	Trust Account Waiver	A-1-56
Section 10.2	Waiver	A-1-57
Section 10.3	Notices	A-1-57
Section 10.4	Assignment	A-1-58
Section 10.5	Rights of Third Parties	A-1-58
Section 10.6	Expenses	A-1-58
Section 10.7	Governing Law	A-1-58
Section 10.8	Headings; Counterparts	A-1-58
Section 10.9	Company and Acquiror Disclosure Letters	A-1-59
Section 10.10	Entire Agreement	A-1-59
Section 10.11	Amendments	A-1-59
Section 10.12	Publicity	A-1-59
Section 10.13	Severability	A-1-59
Section 10.14	Jurisdiction; Waiver of Jury Trial	A-1-59
Section 10.15	Enforcement	A-1-60
Section 10.16	Non-Recourse	A-1-60
Section 10.17	Non-Survival of Representations, Warranties and Covenants	A-1-60
Section 10.18	Conflicts and Privilege	A-1-60

Annex A-1-iii

Exhibits

Exhibit A	Form of PIPE Subscription Agreement
Exhibit B-1	Form of Stockholder Support Agreement
Exhibit B-2	Form of Consent of Holder
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Surviving Corporation Charter
Exhibit G	Form of Surviving Corporation Bylaws
Exhibit H	Form of New Acquiror Charter
Exhibit I	Form of New Acquiror Bylaws
Exhibit J	Form of Equity Incentive Plan

Annex A-1-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of February 17, 2021 (this “Agreement”), is made and entered into by and among (i) CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), (ii) Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and (iii) AEye, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware General Corporation Law (“DGCL”), Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation of the Merger and a direct wholly owned subsidiary of Acquiror (the Company is hereinafter referred to for the periods from and after the Effective Time (as defined below) as the “Surviving Corporation”);

WHEREAS, immediately prior to the Effective Time, all Company Convertible Equity (as defined below) will be converted into Company Common Stock (as defined below), upon the terms and subject to the conditions of this Agreement, the Stockholder Support Agreement (as defined below) and the Convertible Equity Instruments (as defined below);

WHEREAS, upon the Effective Time, the holders of Company Common Stock and Company Preferred Stock will receive shares of Class A Common Stock of Acquiror, par value $0.0001 per share (“Acquiror Class A Common Stock”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, on the date of this Agreement, the PIPE Investors (as defined below) have agreed to make a private investment in Acquiror to purchase an aggregate of at least 22,500,000 shares of Acquiror Class A Common Stock (of which existing holders of Company Capital Stock have agreed to acquire approximately 2,500,000 shares of Acquiror Class A Common Stock) at a price per share equal to $10.00 (ten dollars) at the Closing (as defined below) (“PIPE Investments”), in each case, pursuant to subscription agreements substantially in the form attached hereto as Exhibit A (the “PIPE Subscription Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and certain Company Stockholders (as defined below) sufficient to approve (x) the Merger, (y) together with the parties to the Consent of Holder (as defined below), the Convertible Equity Conversion (as defined below) and (z) the other Transactions (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit B-1 (the “Stockholder Support Agreement”) pursuant to which, among other things, such Company Stockholders (i) will not transfer and will vote their shares of Company Capital Stock in favor of this Agreement (including by execution of a written consent), the Convertible Equity Conversion, the Merger and the other Transactions, (ii) consent to the termination of the IRA, the ROFR Agreement, the Voting Agreement and any Side Letters (as each such term is defined below) effective at Closing, (iii) release Sponsor (as defined below), Acquiror and the AEye Companies (as defined below) from all pre-Closing claims, subject to customary exceptions and (iv) who hold Convertible Equity Instruments (as defined below) have agreed to automatically (without any further action on the part of the Company Stockholders) effect the Convertible Equity Conversion as provided in Section 2.1(a) upon the Company’s receipt of the requisite Consent of Holder.

WHEREAS, following the execution and delivery of this Agreement, but prior to the Closing, the parties anticipate that the Company and certain holders of Convertible Equity Instruments will enter into a consent agreement in substantially the form attached hereto as Exhibit B-2 (the “Consent of Holder”), pursuant to which the Company and such holders (and the applicable holders party to the Stockholder Support Agreement) shall together amend the Convertible Equity Instruments to effect the Convertible Equity Conversion as provided in Section 2.1(a);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Acquiror and CF Finance Holdings III, LLC, a Delaware limited liability company (“Sponsor”) have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of Acquiror Capital Stock or any additional shares of Acquiror Capital Stock it acquires prior to the Acquiror Stockholder Meeting (as defined below) in favor of this

Annex A-1-1

Agreement, the Merger and the other Transactions and each of the Transaction Proposals (as defined below), (ii) will not redeem any shares of Acquiror Capital Stock in connection with the Merger, (iii) waives its anti-dilution rights under the Acquiror Charter, and (iv) releases Acquiror and the AEye Companies from all pre-Closing claims, subject to customary exceptions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Company and certain holders of shares of Company Capital Stock have entered into lock-up agreements in the form attached hereto as Exhibit D (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such holders will not sell, for the period set forth in the Lock-Up Agreements, the shares of Acquiror Class A Common Stock that they will receive in the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and certain holders of shares of Company Capital Stock have entered into a registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) pursuant to which, among other things, Acquiror agrees to provide the holders with certain rights relating to the registration of the shares of Acquiror Class A Common Stock that the holders will receive in the Merger;

WHEREAS, each of the board of directors of Acquiror (the “Acquiror Board”), the board of directors of Merger Sub (the “Merger Sub Board”) and board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of Acquiror, Merger Sub and the Company and their respective stockholders to enter into this Agreement and to consummate the Merger and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement, the Merger and the other Transactions; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Acquiror are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acceptable Indebtedness Terms” shall mean terms for the Company to incur Indebtedness for borrowed money which have been approved by Acquiror in writing, such approval not to be unreasonably withheld, conditioned or delayed.

“Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror in effect as of the date of this Agreement, as amended and/or restated from time to time.

“Acquiror Capital Stock” means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

“Acquiror Charter” means the Amended and Restated Certificate of Incorporation of Acquiror, dated November 12, 2020, as amended and/or restated from time to time.

“Acquiror Class B Common Stock” means Class B common stock of Acquiror, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Governing Documents” means, collectively, the Acquiror Charter and the Acquiror Bylaws.

Annex A-1-2

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Acquiror and Merger Sub, taken as a whole or (ii) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action expressly required to be taken, under this Agreement or any Ancillary Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions; (f) the consummation and effects of any Acquiror Share Redemptions; (g) any Events generally applicable to the industries or markets in which Acquiror or Merger Sub operate; (h) any matter to the extent expressly set forth on the Acquiror Disclosure Letter; (i) any action taken by or at the express written request of an authorized officer of the Company (other than actions contemplated by this Agreement or any Ancillary Agreement); (j) any Events that are cured by Acquiror or Merger Sub prior to the Closing; or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such Event to the extent it disproportionately affects Acquiror and Merger Sub relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect. Notwithstanding the foregoing, with respect to Acquiror, the amount of the Acquiror Share Redemptions or the failure to obtain the Acquiror Stockholders’ Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $0.0001 per share.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of shares of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder” means any holder of any shares of capital stock of Acquiror.

“Acquiror Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at an Acquiror Stockholder Meeting duly called by the Acquiror Board and held for such purpose.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Merger Sub or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“Acquiror Warrants” means all outstanding and unexercised warrants to purchase shares of Acquiror Class A Common Stock.

“Acquisition Proposal” means, as to the Company or Acquiror, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person

Annex A-1-3

or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“AEye Companies” means, collectively, the Company and its Subsidiaries.

“AEye Company Interests” means all of the outstanding equity interests of the AEye Companies.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exercise Price” means the sum of: (a) the sum of the exercise prices of all in-the-money Company Options; and (b) the sum of the exercise prices of all in-the-money Company Warrants, in each case outstanding as of immediately prior to the Effective Time.

“Aggregate Stockholder Merger Consideration” means, subject to the terms and conditions of this Agreement, the sum of all shares of Acquiror Class A Common Stock receivable by the Company Stockholders pursuant to Section 2.5(a), in the aggregate.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (x) the issuance of shares of Company Common Stock upon the exercise or conversion of Company Preferred Stock, Company Warrants, Company Options or Company RSUs, (y) the issuance of Company RSUs from the available pool under the Company ESOP as of the date of this Agreement or (z) repurchases of awards under the Company ESOP in the Ordinary Course in connection with a termination of employment or other services for no more than the original issue price thereof) concerning the sale or transfer of (a) all or any material part of the business or assets of the AEye Companies, taken as a whole, or (b) any of the shares of Company Capital Stock (including any Company Convertible Equity convertible into Company Capital Stock) or other equity interests or profits interests (including any phantom or synthetic equity) of any AEye Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to Acquiror, a transaction (other than any Transaction, including any issuance of additional shares of Acquiror Class A Common Stock described in Section 6.2(a)) concerning the sale or transfer of Acquiror Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the NDA, (ii) the Stockholder Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreements, (v) the Registration Rights Agreement, (vi) the PIPE Subscription Agreements and (vii) the Consent of Holder.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Combination” has the meaning set forth in Article II of the Acquiror Charter.

Annex A-1-4

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the Amended and Restated Bylaws of the Company in effect as of the date of this Agreement.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated March 29, 2019.

“Company Common Stock” means the shares of Company’s common stock, par value $0.00001 per share.

“Company Common Stock Warrants” means all outstanding and unexercised warrants to purchase shares of Company Common Stock.

“Company Convertible Equity” means the aggregate principal amount and accrued dividends thereon outstanding under the Convertible Equity Instruments.

“Company ESOP” means, collectively, the AEye, Inc. 2016 Stock Plan and the 2014 US LADAR, Inc. Equity Incentive Plan.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the AEye Companies, taken as a whole or (ii) the ability of the AEye Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions; (f) any failure in and of itself of any AEye Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (g) any Events generally applicable to the industries or markets in which the AEye Companies operate; (h) any matter to the extent expressly set forth on the Company Disclosure Letter; (i) any action taken by or at the express written request of an authorized officer of Acquiror or Merger Sub (other than actions contemplated by this Agreement or the Ancillary Agreement); (j) any Events that are cured by the Company prior to the Closing; or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such Event to the extent it disproportionately affects the AEye Companies, taken as a whole, relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Options” means any options granted under the Company ESOP to purchase shares of Company Common Stock.

Annex A-1-5

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) Used or Developed by or on behalf of any of the AEye Companies that (i) have been sold, distributed or made available to third parties by any of the AEye Companies, or manufactured by any of the AEye Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 5-year period preceding the date of this Agreement or (ii) that, as of the date hereof have, in whole or in part, entered any prototype, initial, joint or prospective Development stage, process or status.

“Company RSUs” means any restricted stock units granted under the Company ESOP.

“Company Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.00001 per share, designated as Series A Convertible Preferred Stock in the Company Charter.

“Company Series A Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series A Preferred Stock.

“Company Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.00001 per share, designated as Series B Convertible Preferred Stock in the Company Charter.

“Company Stockholder” means any holder of any share of Company Capital Stock.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the AEye Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) any and all filing fees payable by any of the AEye Companies or their respective Affiliates to the Governmental Authorities in connection with the Transactions and (C) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the AEye Companies at or after the Closing pursuant to any agreement to which any of the AEye Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions.

“Company Warrants” means, collectively, the Company Common Stock Warrants and the Company Series A Warrants.

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the AEye Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

Annex A-1-6

“Convertible Equity Instruments” means: (i) the convertible equity instruments of the Company, as amended pursuant to the applicable Stockholder Support Agreements, (when delivered) the Consent of Holder and Section 2.1, issued pursuant to the Convertible Equity Purchase Agreement; and (ii) any other instruments, debt or securities convertible or exchangeable into Company Common Stock or Company Preferred Stock, other than the Company Preferred Stock, the Company Options and the Company Warrants.

“Convertible Equity Purchase Agreement” means the Convertible Equity Purchase Agreement dated as of February 26, 2020, as amended and restated on August 3, 2020, as further amended and restated on September 15, 2020, as further amended on December 8, 2020, as further amended on December 21, 2020, as further amended pursuant to the applicable Stockholder Support Agreements, (when delivered) the Consent of Holder and Section 2.1, and as further amended from time to time in accordance with this Agreement, by and among the Company and the investors party thereto.

“Copyrights” means all rights in mask works, and other rights in any works of authorship of any type, in all forms, media or medium now known or hereinafter developed, and whether or not completed, published, or used, including all rights in drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, rights of publicity, author rights and all other rights associated therewith.

“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software that is not customized and commercially available to the public generally with annual license, maintenance, support and other fees of less than $10,000 in the aggregate.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” means all shares of Company Capital Stock held by a Company Stockholder who has validly exercised its, his or her appraisal rights pursuant to Section 262 of the DGCL with respect to its, his or her Company Capital Stock.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934.

Annex A-1-7

“Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars). As of February 18, 2021, assuming the sum of the Fully-Diluted Company Shares is 41,295,931, the Exchange Ratio would be 4.6365.

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Fully-Diluted Company Shares” means the number of shares of Company Common Stock equal to: (i) the total number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time (a) assuming the exercise of all in-the-money Company Options then outstanding, (b) assuming the exercise of all in-the-money Company Warrants then outstanding, (c) treating shares of Company Preferred Stock then outstanding on an as-converted to Company Common Stock basis, (d) treating all Company RSUs then outstanding issued prior to the Effective Time on an as-converted to Company Common Stock basis, (e) treating the remaining unissued share amount of the available pool under the Company ESOP as of the date hereof (not to exceed 314,043 unissued shares) as issued and outstanding and (f) assuming the conversion of all Convertible Equity Instruments on an as-converted to Company Common Stock basis; less (ii) 374,043 shares of Company Common Stock.

“Fully-Diluted Convertible Instrument Company Shares” means the number of shares of Company Capital Stock equal to the total number of issued and outstanding shares of Company Capital Stock on an as-converted to Company Common Stock basis as of immediately prior to the Effective Time and assuming as outstanding all shares of Company Capital Stock subject to (a) all of the Company’s outstanding awards under the Company ESOP and (b) all of the outstanding Company Warrants, in each case, as of immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

Annex A-1-8

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information; (e) Databases (including knowledge databases, customer lists and customer databases); (f) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (“Internet Properties”); (g) all publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and Personal Information and materials; (h) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (i) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (j) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (k) all rights and powers to assert, defend and recover title to any of the foregoing; (l) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; (m) all proceeds, income, royalties, damages and payments now or hereafter due and payable under or in respect of all of the foregoing (including with respect to past, present or future infringement or violation thereof); and (n) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRA” means the Amended and Restated Investor Rights Agreement in respect of the Company, dated as of October 31, 2018, as amended and/or restated from time to time.

“IRS” means the Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data processing, data communication, network, telecommunications, equipment, platforms, servers, peripherals, and computer systems, owned, leased or licensed by any of the AEye Companies and used in the operation of their respective businesses.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the AEye Companies.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the AEye Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Merger Consideration” means the sum of (a) $1,900,000,000 (one billion nine hundred million dollars) and (b) the Aggregate Exercise Price.

“NDA” means the letter agreement, dated as of January 7, 2021, between Acquiror and the Company.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

Annex A-1-9

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the AEye Companies.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, and (b) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Paycheck Protection Program” means the “paycheck protection program” set forth in subsection 36 of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as implemented, modified and amended by the Paycheck Protection Program Laws.

“Paycheck Protection Program Laws” means (i) Title I of the Coronavirus Aid, Relief, and Economic Security Act, as amended and modified, including by the Paycheck Protection Program and Health Care Enhancement Act (Pub. L. 116-139) and the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) and (ii) all rules, regulations, guidelines, guidance (including Frequently Asked Questions) and application documentation issued by the U.S. Small Business Administration, the U.S. Treasury Department or any other Governmental Authority, in each case, in connection with, relating to, implementing or modifying the Paycheck Protection Program.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to Acquiror prior to the date of this Agreement or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which such party provides at least one (1) Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property

Annex A-1-10

Lease, and (C) any Liens encumbering the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive, licenses of Intellectual Property entered into in the Ordinary Course which do not involve, grant or include any Development of Intellectual Property (or any right or license to engage in same), (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the AEye Companies and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the AEye Companies.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with Acquiror as of the date of this Agreement or following the date of this Agreement in accordance with Section 6.8.

“PPP Loan” means all principal, accrued interest, penalties, fines and other payment obligations of any nature of the Company under that certain U.S. Small Business Administration Paycheck Protection Program Note dated April 22, 2020, issued to the Company.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully-Diluted Company Shares.

“Privacy Laws” means all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

Annex A-1-11

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Acquiror Stockholder Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Transaction Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Merger).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“ROFR Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement in respect to the Company, dated as of October 31, 2018, as amended and/or restated from time to time.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customizations of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, and (b) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“Stockholder Merger Consideration” means, with respect to each Company Stockholder, subject to the terms and conditions of this Agreement, the sum of all shares of Acquiror Class A Common Stock receivable by such Company Stockholder pursuant to Section 2.5(a).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“SVB” means Silicon Valley Bank.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other

Annex A-1-12

distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transactions” means, collectively, the Merger, the Convertible Equity Conversion and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Use” means the use, reproduction, modification, adaptation, manufacture, distribution, promotion, export, import, delivery, offer, provision, introduction, leasing, licensing, release, monetization, sublicensing and sale, creation of derivative works based on, translation, and public display and performance in all fields of use.

“Voting Agreement” means the Amended and Restated Voting Agreement in respect of the Company, dated as of October 31, 2018, as amended and/or restated from time to time.

Section 1.2 Other Definitions.

Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Board Recommendation	4.18
Acquiror Class A Common Stock	Recitals
Acquiror Cure Period	9.1(i)
Acquiror Deal Communications	10.18(b)
Acquiror Disclosure Letter	Article IV
Acquiror Financial Statements	4.4(a)
Acquiror Modification in Recommendation	7.2(b)(ii)
Acquiror Non-Recourse Party	10.16(b)
Acquiror SEC Filings	4.13
Acquiror Stockholder Meeting	7.2(a)(i)
Agreement	Preamble
Agreement End Date	9.1(h)
Anti-Money Laundering Laws	3.23
Assumed Option	2.5(c)
Assumed RSUs	2.5(d)
Assumed Warrant	2.5(e)
Available Acquiror Cash	6.2(a)
Closing	2.6
Closing Date	2.6
Company	Preamble
Company Advised Parties	10.18(f)
Company Benefit Plan	3.19(a)
Company Board	Recitals
Company Board Recommendation	7.2(c)(ii)
Company Certificates	2.8(a)
Company Cure Period	9.1(h)
Company Deal Communications	10.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Health Plan	3.19(l)
Company Intervening Event	7.2(c)(iii)
Company Intervening Event Change in Recommendation	7.2(c)(iii)
Company Intervening Event Notice Period	7.2(c)(iii)

Annex A-1-13

Company Modification in Recommendation	7.2(c)(ii)
Company Non-Recourse Party	10.16(b)
Company Unaudited Financial Statements	3.4(a)
Company Written Consent	7.2(c)
Constituent Corporations	2.2(e)
Consultant	Section 9.3
Convertible Equity Conversion	2.1(a)
D&O Indemnified Parties	5.2(a)
Data Processing Contracts	3.6(m)
Defending Party	7.6
Designated Entity	3.6(b)
DGCL	Recitals
Effective Time	2.2(g)
Equity Incentive Plan	6.2(a)
ERISA	3.19(a)
Exchange Agent	2.8(a)
FCPA	3.22
Healthcare Reform Laws	3.19(l)
Interim Period	5.1
Internet Properties	Definition of Intellectual Property
Intervening Event	7.2(b)(iii)
Intervening Event Change in Recommendation	7.2(b)(iii)
Intervening Event Notice Period	7.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.14
Letter of Transmittal	2.8(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.8(d)
Material Contract	3.5(a)
Merger	Recitals
Merger Certificate	2.2(f)
Merger Sub	Preamble
Merger Sub Board	Recitals
Minimum Cash Amount	6.2(a)
New Acquiror Bylaws	2.2(i)
New Acquiror Charter	2.2(i)
New Acquiror Governing Documents	2.2(i)
PCAOB Audited Financials	5.7
PIPE Investment Amount	4.19
PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
PPP Escrow Account	2.2(j)
PPP Escrow Agreement	2.2(j)
PPP Loan Escrow Amount	5.5
Prior Acquiror Counsel	10.18(a)
Prior Company Counsel	10.18(f)
Privacy Policies	3.6(l)
Privileged Acquiror Deal Communications	10.18(b)
Privileged Company Deal Communications	10.18(g)

Annex A-1-14

Public Stockholders	10.1
Real Property Lease	3.5(a)(iii)
Registration Rights Agreement	Recitals
Registration Statement	7.2(a)(i)
Regulatory Approvals	8.1(b)
Related Party	3.17(a)
Released Claims	10.1
Section 280G Approval	5.6
Side Letters	2.7(a)(iii)
Similar Terms	5.1(l)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Corporation Bylaws	2.2(h)
Surviving Corporation Charter	2.2(h)
Surviving Corporation Governing Documents	2.2(e)
Terminating Acquiror Breach	9.1(i)
Terminating Company Breach	9.1(h)
Transaction Proposals	7.2(a)(i)
Transmittal Documents	2.8(b)
Trust Account	10.1
Trust Agreement	4.14
Trustee	4.14
Waived 280G Benefits	5.6

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Annex A-1-15

Section 1.4 Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.4(a) of the Company Disclosure Letter; (b) the phrase “to the knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.4(b) of the Acquiror Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Prior to the Effective Time, in accordance with the terms of the Convertible Equity Instruments, the Stockholder Support Agreement, the Consent of Holder and the Company Charter, the Company shall take all appropriate actions to cause all Company Convertible Equity to automatically convert (without any further action on the part of the Company or any holder or investor of Convertible Equity Instruments) immediately prior to the Effective Time into a number of shares of Company Common Stock equal to (i) the sum of the aggregate principal amount of the Convertible Equity Instruments then outstanding plus all dividends accrued thereon, divided by (ii) the quotient obtained by dividing $250,000,000 by the Fully-Diluted Convertible Instrument Company Shares (the “Convertible Equity Conversion”).

(b) Prior to the Effective Time, the Company shall provide such notice (if any) to the extent required under the terms of the Company ESOP, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company ESOP or any outstanding awards; and take all other appropriate actions to (including providing drafts to Acquiror prior to such actions, notifying Acquiror with respect to such actions and providing evidence reasonably satisfactory to Acquiror that all such actions have been taken prior to the Effective Time): (i) effectuate the provisions of Section 2.5(c) and Section 2.5(d); and (ii) ensure that after the Effective Time, neither any holder of Assumed Options or Assumed RSUs (as each is defined below) (or any beneficiary thereof) nor any other participant in the Company ESOP shall have any right thereunder to acquire any securities of the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under the Company ESOP, except as provided in Section 2.5(c) and Section 2.5(d).

(c) Prior to the Effective Time, Acquiror shall file an amendment to its charter to increase the number of its authorized shares of Acquiror Class A Common Stock to 300,000,000 shares of Acquiror Class A Common Stock.

Section 2.2 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under the DGCL.

(b) From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub (the Company and Merger Sub sometimes being referred to herein as the “Constituent Corporations”), and shall become subject to all the debts, liabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Annex A-1-16

(c) The Merger shall be consummated in accordance with this Agreement by filing a certificate of merger in respect of the Merger (as so filed, the “Merger Certificate”) in accordance with the relevant provisions of the DGCL and Section 2.2(d).

(d) At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub and the Company shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(e) At the Effective Time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and attached hereto as Exhibit F (the “Surviving Corporation Charter”) and Exhibit G (the “Surviving Corporation Bylaws”, together with the Surviving Corporation Charter, the “Surviving Corporation Governing Documents”), respectively, shall automatically be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL; provided, that the Surviving Corporation Charter shall provide that the Surviving Corporation’s name is “AEye, Inc.”

(f) At the Effective Time, the Acquiror Charter and Acquiror Bylaws in effect immediately prior to the Effective Time shall, subject to the approval of the applicable Transaction Proposal at the Acquiror Stockholder Meeting, be amended and restated in the forms attached hereto as Exhibit H (the “New Acquiror Charter”) and Exhibit I (the “New Acquiror Bylaws”, and together with the Acquiror Charter, the “New Acquiror Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL. The New Acquiror Charter shall provide that Acquiror’s name is “AEye Holdings, Inc.”

(g) In the event the PPP Loan is not repaid or forgiven prior to Closing (and the Transactions have not been duly consented to by SVB), at the Closing, in accordance with applicable Law, the Company shall pay the PPP Loan Escrow Amount (as defined below) to SVB to be held, invested and distributed in and from an escrow account with SVB (the “PPP Escrow Account”) pursuant to an escrow agreement to be entered into as of the Closing between the Company and SVB as escrow agent thereunder, on terms and conditions mutually satisfactory to the parties thereto and Acquiror (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “PPP Escrow Agreement”), by wire transfer of immediately available funds to the bank account designated by SVB.

Section 2.3 Directors and Officers.

(a) From and after the Effective Time, the officers of the Company holding such positions as set forth on Section 6.6(a) of the Company Disclosure Letter shall be the officers of the Surviving Corporation and Acquiror, each such officer to hold office in accordance with the Surviving Corporation Governing Documents, or the New Acquiror Governing Documents, respectively.

(b) From and after the Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.6(b) shall be the directors of the Surviving Corporation and Acquiror, each to hold office in accordance with the Surviving Corporation Governing Documents, or the New Acquiror Governing Documents, respectively.

Section 2.4 Effect of the Merger on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub or the Company, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into an equal number of shares of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.5 Effect of the Merger on Company Capital Stock.

(a) Company Common Stock and Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of Company Capital Stock, each share of Company Common Stock and Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (after giving effect to the Convertible Equity Conversion), other than (i) any

Annex A-1-17

share of Company Capital Stock held by Acquiror, Sponsor or any of their Affiliates, (ii) any share referred to in Section 2.5(b) and (iii) any Dissenting Share, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.8, such number of shares of newly issued Acquiror Class A Common Stock that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.8(g). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.10(a)).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Capital Stock that are owned by the Company as treasury shares or any shares of Company Capital Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Options. At the Effective Time, each Company Option that is outstanding under the Company ESOP immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Acquiror and converted into an option to purchase shares of Acquiror Class A Common Stock (each, an “Assumed Option”) under the Equity Incentive Plan (as defined below). Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Assumed Option shall be exercisable for that number of shares of Acquiror Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Acquiror Class A Common Stock issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Class A Common Stock purchasable under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Class A Common Stock purchasable under such Assumed Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(d) Company RSUs. At the Effective Time, each award of Company RSUs that is outstanding under the Company ESOP immediately prior to the Effective Time shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Acquiror and converted into an award of restricted stock units to acquire an equal number of shares of Acquiror Class A Common Stock (each, an award of “Assumed RSUs”) under the Equity Incentive Plan. Each award of Assumed RSUs shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company RSUs immediately prior to the Effective Time (including expiration date and vesting conditions), except that each award of Assumed RSUs shall be for a number of Acquiror restricted stock units equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to the applicable award of Company RSUs immediately prior to the Effective Time multiplied by (B) the Exchange Ratio.

(e) Company Warrants. At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be assumed by Acquiror and converted into a warrant to purchase shares of Acquiror Class A Common Stock (each, an “Assumed Warrant”). Each Assumed Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that (i) each Assumed Warrant shall be exercisable for that number of shares of Acquiror Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Capital Stock subject to the Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Acquiror Class A Common Stock issuable upon exercise of the Assumed Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Capital Stock subject to the Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio.

Annex A-1-18

(f) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.10(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.10(a).

Section 2.6 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Acquiror and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.7 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Acquiror with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(iii) evidence in form and substance reasonably acceptable to Acquiror of the termination of the IRA, the ROFR Agreement, the Voting Agreement and all letter agreements between the Company and any of its investors (the “Side Letters”);

(iv) a copy of a payoff letter duly signed by the Company’s financial advisor with respect to any broker’s, finder’s or similar fees, commissions or expenses that the Merger or the other Transactions give rise to, as well as a release of all obligations (other than any indemnification obligations) of the Company under the Company’s engagement letter with such financial advisor, in form and substance reasonably acceptable to Acquiror;

(v) if the PPP Loan has not been repaid or forgiven (and the Transactions have not been duly consented to by SVB) prior to the Closing, the PPP Escrow Agreement, duly executed by the Company and SVB; and

(vi) copies of the approvals, waivers or consents called for by Section 8.2(d).

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) copies of the written resignations of all of the directors and officers of Acquiror, effective as of the Effective Time; and

(iii) a copy of a payoff letter duly signed by Acquiror’s financial advisor with respect to any broker’s, finder’s or similar fees, commissions or expenses that the Merger or the other Transactions give rise to, as well as a release of all obligations (other than any indemnification obligations) of Acquiror under Acquiror’s engagement letter with such financial advisor, in form and substance reasonably acceptable to the Company.

(c) On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) all accrued and unpaid Acquiror Transaction Expenses.

(d) At the Closing, Acquiror shall repay in full the outstanding amount due under all loans made by the Sponsor or any of its Affiliates to Acquiror to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor.

Annex A-1-19

Section 2.8 Surrender of Company Securities and Disbursement of Stockholder Merger Consideration.

(a) Prior to the Effective Time, Acquiror (following consultation with the Company) shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging and/or verifying the cancellation of electronic certificates representing Company Common Stock and Company Preferred Stock (“Company Certificates”). At or prior to the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent the Aggregate Stockholder Merger Consideration. Prior to the Effective Time, substantially concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and Acquiror (a “Letter of Transmittal”) (which shall specify that the delivery and/or cancellation of Company Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the Company Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below))) for use in such exchange.

(b) Each Company Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of the Company Capital Stock represented by such Company Stockholder’s Company Certificate(s) (excluding any shares of Company Capital Stock described in Section 2.5(b) or Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of the Company Certificates) of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for his, her or its shares of Company Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or Acquiror. Until so surrendered and/or cancelled, each such Company Certificate shall represent after the Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such Company Certificate.

(c) If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Capital Stock shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Acquiror and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Acquiror (a “Lost Certificate Affidavit”), which at the reasonable discretion of Acquiror may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the shares of Company Capital Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.8(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Capital Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, Acquiror or the Exchange Agent, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.8. No dividends or other distributions declared or made after the date of this Agreement with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Acquiror Common Stock to be issued upon surrender thereof until the holders of

Annex A-1-20

record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) payable in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Acquiror Common Stock.

(f) All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such shares of Company Capital Stock. Any portion of the Aggregate Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 2.8(a) that remains unclaimed by Company Stockholders one (1) year after the Effective Time shall be returned to Acquiror, upon demand, and any such Company Stockholder who has not exchanged his, her or its shares of Company Capital Stock for the applicable Stockholder Merger Consideration due to such Company Stockholder in accordance with this Section 2.8 prior to that time shall thereafter look only to Acquiror for payment of such Stockholder Merger Consideration in respect of such shares of Company Capital Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, Acquiror or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such Person rounded to the nearest whole share of Acquiror Class A Common Stock, without payment in lieu of such fractional shares.

Section 2.9 Company Option, Company RSU and Company Warrant Letter of Transmittal. Prior to the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each Company Option, Company RSU and Company Warrant holder, a letter of transmittal which shall specify that the delivery of Assumed Options, Assumed RSUs and Assumed Warrants shall be effected in exchange for the Company Options, Company RSUs and Company Warrants respectively upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options, Company RSUs or Company Warrants are being converted into Assumed Options, Assumed RSUs or Assumed Warrants in accordance with Section 2.5(c), Section 2.5(d) or Section 2.5(e) (as applicable) without further obligation on the part of the Company and that the holder of such Company Options, Company RSUs or Company Warrants has no further rights or claims to any further equity in the Company other than such conversion. Prior to sending such letter of transmittal and notice and acknowledgment, the Company shall provide drafts to Acquiror for its review and consult with Acquiror as to the form and substance of such materials in good faith. The Company shall use commercially reasonable efforts to obtain duly executed copies of all such acknowledgments.

Section 2.10 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and any such Company Stockholder shall have no right to receive, any Stockholder Merger Consideration (or any portion of the Aggregate Stockholder Merger Consideration) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Stockholder Merger Consideration, without any interest thereon, upon surrender, in the manner provided in this Article II, of the Company Certificate or Company Certificates that formerly evidenced such shares of Company Capital Stock.

Annex A-1-21

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.11 Withholding. Each of the Surviving Corporation, Acquiror and Merger Sub and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. At least ten (10) Business Days prior to making any such deduction or withholding, the Surviving Corporation, Acquiror, Merger Sub or their agent shall notify the Person in respect of whom such deduction or withholding is expected to be made of such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Corporation, Acquiror, Merger Sub or their agent, as applicable, shall cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Corporation, Acquiror, Merger Sub or their agent, as the case may be, and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub the following, except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall, subject to Section 10.9, be deemed to be part of the representations and warranties made hereunder.

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Charter. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) Section 3.2(b) of the Company Disclosure Letter lists all Convertible Equity Instruments outstanding as of the date of this Agreement. The Convertible Equity Conversion shall occur automatically immediately prior to the Effective Time pursuant to the Convertible Equity Instruments, the Stockholder Support Agreement, the Consent

Annex A-1-22

of Holder and the Company Charter, and at that time there shall no longer be any Convertible Equity Instruments outstanding. As of the date of this Agreement, the aggregate principal amount of the outstanding Company Convertible Equity is $38,034,999.08.

(c) As of the date of this Agreement, the authorized capital stock of the Company consists of:

(i) 37,500,000 shares of Company Common Stock, 11,028,052 of which are issued and outstanding;

(ii) 17,500,000 shares of Company Preferred Stock, 16,383,725 of which are issued and outstanding, and:

(1) 9,234,087 shares are designated Company Series A Preferred Stock, 9,226,734 of which are issued and outstanding; and

(2) 8,265,913 shares are designated Company Series B Preferred Stock, 7,156,991 of which are issued and outstanding.

(d) As of the date of this Agreement, there are outstanding:

(i) Company Common Stock Warrants to purchase 61,612 shares of Company Common Stock; and

(ii) Company Series A Warrants to purchase 7,353 shares of Company Series A Preferred Stock.

(e) All shares of Company Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Capital Stock has the rights, preferences, privileges and restrictions set forth in the Company Charter.

(f) As of the date of this Agreement, the Company has reserved: (i) 10,498,559 shares of Company Common Stock for issuance under the Company ESOP, of which 314,043 remain available for issuance; and (iii) 68,965 shares of Company Capital Stock for issuance upon exercise of the Company Warrants.

(g) The Merger and the other Transactions do not constitute a “Deemed Liquidation Event” (as such term is defined in the Company Charter), and other than the Company Written Consent, there is no consent required of the holders of any class or series of Company Capital Stock or other Company Stockholders. In connection with the consummation of the Merger, as contemplated by the Company Charter, all Company Preferred Stock will automatically, and without any further action on the part of any Person, convert into Merger Consideration at the same exchange ratio as the Exchange Ratio applied to the Company Common Stock, in accordance with Section 2.5(a).

(h) Except as set forth on the Company Disclosure Letter and for (i) the conversion privileges of the Company Preferred Stock, (ii) the Company Options to purchase Company Common Stock outstanding under the Company ESOP, (iii) the Company RSUs outstanding under the Company ESOP and (iv) the Company Warrants, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any shares of Company Capital Stock. Except as set forth on the Company Disclosure Letter, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2.

(i) The Company has made available to Acquiror prior to the date of this Agreement the Company ESOP ledger dated as of February 15, 2021, which reflects all granted Company Options and Company RSUs and lists the applicable vesting schedules therefor as of the date of this Agreement.

(j) Except as set forth in Section 3.2(j) of the Company Disclosure Letter, none of the Company’s stock purchase agreements, stock option documents or restricted stock unit documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended

Annex A-1-23

the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Capital Stock.

(k) The only Company Capital Stock that will be outstanding immediately after the Closing will be the Company Capital Stock owned by Acquiror following the consummation of the Merger. Following the Effective Time, each Company Option, Company RSU or Company Warrant outstanding immediately prior to the Effective Time, whether vested or unvested, shall have automatically and without any required action on the part of the Company, Acquiror or any holder or beneficiary thereof, been converted into Assumed Options, Assumed RSUs or Assumed Warrants in accordance with Section 2.5(c), Section 2.5(d) or Section 2.5(e), respectively.

Section 3.3 Due Authorization. All corporate action on the part of each of the AEye Companies and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to Acquiror the audited consolidated balance sheets of the AEye Companies as of December 31, 2018 and December 31, 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the related notes thereto (collectively with respect to such financial statements as of and for the years then ended December 31, 2018 and December 31, 2019, the “Company Audited Financial Statements”), and the unaudited consolidated balance sheet of the AEye Companies as of December 31, 2020, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the year then ended (the “Company Unaudited Financial Statements”, and together with the Company Audited Financial Statements, and PCAOB Audited Financials (as defined below) following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements including any related notes are true and correct in all material respects and present fairly the financial condition, operating results, stockholders’ equity and cash flows of the AEye Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Company Unaudited Financial Statements, subject to the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has: (i) in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the AEye Companies is made known to the management of the Company by others within any of the AEye Companies; and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the Company Board (or its audit committee, if any) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of any of the AEye Companies to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of any of the AEye Companies. A true, correct and complete summary of any of those disclosures made by management to the Company’s auditors and the Company Board (or its audit committee, if any) has been furnished to Acquiror prior to the date of this Agreement. The AEye Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in

Annex A-1-24

conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2018, neither the Company nor, to the knowledge of the Company, any Representative of any of the AEye Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the AEye Companies with respect to the Company Financial Statements or the internal accounting controls of any of the AEye Companies, including any written complaint, allegation, assertion or claim that any of the AEye Companies has engaged in questionable accounting or auditing practices. Since December 31, 2018, no attorney representing any of the AEye Companies, whether or not employed by any of the AEye Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the AEye Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the AEye Companies.

(d) None of the AEye Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the AEye Companies prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any AEye Company is a party, by which any AEye Company is bound or to which any AEye Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the AEye Companies in excess of $100,000 (other than obligations of, or payments to, any of the AEye Companies arising from purchase orders entered into in the Ordinary Course), over any 12-month period;

(ii) any Indebtedness for borrowed money (excluding intercompany loans) or letters of credit where the amounts drawn by any of the AEye Companies are in excess of $100,000;

(iii) any real property leasehold interest (“Real Property Lease”);

(iv) any IP Licenses;

(v) the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products;

(vi) any of (A) the top five (5) customers and (B) the top five (5) suppliers of the AEye Companies, taken as a whole;

(vii) material uncapped indemnity obligations of any of the AEye Companies;

(viii) (A) partnership or joint venture Contracts or (B) purchase, merger, acquisition, disposition (whether by merger, sale of equity, sale, transfer or assignment of assets or otherwise) Contracts with respect to the equity interests, or material assets (including Intellectual Property, other than assignments contemplated by Section 3.6(d)) or a business, of any Person;

(ix) Contracts with any Governmental Authority;

Annex A-1-25

(x)  Contracts which (A) limit the right of any AEye Company to engage in any line of business or in any geographic area, or to Develop, manufacture, produce, assemble, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive or similar rights to any Person that is not a AEye Company or (C) involve any joint, collaborative or other Development or contribution of any Intellectual Property by any AEye Company;

(xi)   Privacy Policies (and prior versions thereof);

(xii)  Contracts between (A) on the one hand, any of the AEye Companies, and (B) on the other hand, any (i) Company Stockholder or (ii) counterparty to a Convertible Equity Instrument, including all Side Letters;

(xiii) Contracts with any original equipment manufacturer or “Tier 1” original equipment manufacturer or supplier; or

(xiv) Contracts that in the Company’s determination will be required to be filed with the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the written Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter, and correct and complete written summaries of all such Contracts that are unwritten, have been delivered to or made available to Acquiror prior to the date of this Agreement, together with all amendments (other than insignificant amendments) thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts to which any of the AEye Companies is a party or by which its assets are bound are valid, binding and in full force and effect in all material respects, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the AEye Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Contract to which any of the AEye Companies is or will be a party or by which its assets are bound.

(d) Since December 31, 2019, none of the AEye Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel expenses.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Side Letters.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property which is Registered IP, in each case, (x) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (y) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b) No funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, or Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development, testing or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in”, ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement

Annex A-1-26

with respect to any of the Owned Intellectual Property, or to which any of the AEye Companies or their respective Affiliates is a party with respect to any Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the AEye Companies.

(d) The AEye Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) possess a valid, legally enforceable license or other right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the AEye Companies in the operation of or in connection with the business. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the AEye Companies. The AEye Companies have taken all reasonably necessary actions, consistent with industry standards and applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the AEye Companies, including with respect to the validity and enforceability thereof. None of the Owned Intellectual Property is subject to any claims of joint ownership and none of the AEye Companies nor any of their Affiliates is a party to or bound by any Contract that limits, restricts or impairs its or their ability to use, sell, transfer, assign, license or convey any of the Owned Intellectual Property.

(e) All of the Owned Intellectual Property, including any and all registrations, issuances and applications thereof, is subsisting, in full force and effect, and to the Company’s knowledge, valid and enforceable. No application or registration for Owned Intellectual Property has expired or been cancelled, been adjudged invalid or unenforceable, or been abandoned or otherwise terminated, in whole or in part, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the AEye Companies, and all filings related thereto have been duly made. To the Company’s knowledge, the AEye Companies have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any Owned Intellectual Property.

(f) Section 3.6(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts (other than COTS Licenses) (i) pursuant to which the AEye Companies use any Licensed Intellectual Property or (ii) pursuant to which the AEye Companies have granted to a third party any right in or to any Intellectual Property (collectively, the “IP Licenses”). Prior to the date of this Agreement, Acquiror either has been supplied with, or has been given access to, a true, correct and complete (i) copy of each written IP License, and (ii) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. Each IP License is a legal, valid and binding obligation of the AEye Companies, is in full force and effect and is enforceable against the AEye Companies and, to the knowledge of the Company, the other parties thereto. None of the AEye Companies or, to the knowledge of the Company, any other party thereto is in material breach or violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the AEye Companies or, to the knowledge of the Company, the other parties thereto under any IP License. Upon the Closing, the AEye Companies will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the AEye Companies enjoyed immediately prior to the Closing. The AEye Companies are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract which, if executed prior to the date of this Agreement, would be an IP License and, except as expressly set forth therein, the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The AEye Companies have not received any notice or threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g) Neither the operation and conduct of the business of the AEye Companies (including Company Products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or in the past infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Merger will not cause the operation and conduct of the business of the AEye Companies to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person. None of the AEye Companies has received any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or

Annex A-1-27

suit based on: (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the AEye Companies has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the Company Intellectual Property.

(h) The Company Intellectual Property is sufficient for the Surviving Corporation and its Affiliates to carry on the business from and after the Merger as presently carried on by the AEye Companies, consistent with past practice.

(i) The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown or failure, (iii) to the Company’s knowledge, are free from any material defects, and (iv) to the Company’s knowledge, do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use.

(j) Except as set forth on Section 3.6(j) of the Company Disclosure Letter, no Open Source Software forms part of, incorporated into, or is required to use, or has been distributed with, in whole or in part, any Owned Intellectual Property. No use of or activities with respect to the Open Source Software by the AEye Companies, their employees, or Contract Workers (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property to any other Person under the terms of any Open Source Software license, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or permits recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property, or (iii) grant, or purport to grant, to any Person, any rights in or to any Owned Intellectual Property, including any patent license or non-assertion covenant. Each of the AEye Companies has materially complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the AEye Companies.

(k) In the last three years, no Computer Security Incident has occurred, or to the knowledge of the Company, has been attempted, involving any of the AEye Companies or any of their assets, rights or properties. The AEye Companies implement, and have implemented, maintain and comply with reasonably adequate technologies, policies and procedures designed to prevent (i) the occurrence of any security breaches, and (ii) the reoccurrence of any security breaches that are the same or similar to those set forth on Section 3.6(k) of the Company Disclosure Letter, if any. The AEye Companies implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(l) Section 3.6(l) of the Company Disclosure Letter identifies all current and prior privacy policies, statements and terms regarding the Processing of Personal Information by or on behalf of the AEye Companies (“Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to Acquiror.

(m) No Person has gained unauthorized access to or made any unauthorized Processing of any Personal Information Processed by or on behalf of the AEye Companies. The AEye Companies have not received any notices, allegations or complaints from any Governmental Authority or any other Person with respect to any Computer Security Incidents (including any unauthorized Processing of Personal Information), nor have they received any claims for compensation under Privacy Laws from data subjects or any other Person. The AEye Companies have (i) obtained valid consent where necessary from data subjects and has provided data subjects with privacy notices as required under applicable Privacy Laws and (ii) complied with the terms of any Contract by which any AEye Companies are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

Annex A-1-28

(n) The execution, delivery and performance of the Ancillary Agreements and the consummation of the Merger do not and will not (i) to violate the Privacy Policies as they currently exist or existed, (ii) require delivery of any notice to or consent from any Person to transfer, or prohibit the transfer, or other Processing of the Personal Information to the Surviving Corporation and its Affiliates pursuant to this Agreement, or (iii) violate any Privacy Laws or Data Processing Contracts. No Actions are pending or, to the knowledge of the Company, threatened against any of the AEye Companies relating to the Processing of Personal Information. The AEye Companies have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors and other Persons whose relationship with the AEye Companies involves the relevant service provider, vendor or other Person Processing any Personal Information on behalf of the AEye Companies and, where required, such agreements comply with Privacy Laws applicable to the AEye Companies.

(o) The AEye Companies have taken all reasonably necessary actions to maintain and protect the confidentiality of all Proprietary Information constituting Company Intellectual Property, including those used in connection with the business of the AEye Companies. To the knowledge of the Company, (i) there has been no misappropriation of any Proprietary Information of the AEye Companies, including those used in connection with the business of the AEye Companies by any Person, (ii) no employee, agent or other Contract Worker of the AEye Companies has misappropriated any Proprietary Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the AEye Companies, and (iii) no employee, agent or other Contract Worker of the AEye Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of Company Intellectual Property as a result of their performance of their duties for the AEye Companies.

(p) Each (i) current and former employee of the AEye Companies who works or worked in connection with any part of the business of the AEye Companies, and (ii) each current and former Contract Worker who provides or provided services to the AEye Companies, in each of (i) and (ii) who was or is involved in the Development of any Intellectual Property, has executed a valid and binding written agreement expressly assigning to the AEye Companies all right, title and interest in and to all Intellectual Property Developed during the term of such employee’s employment or such Contract Worker’s work for the AEye Companies, and has waived all moral rights therein to the extent legally permissible. All Development of the Owned Intellectual Property was undertaken by either current or former employees of the AEye Companies who work or worked in the business of the AEye Companies within the scope of their employment or current or former Contract Workers who provide or provided services to the AEye Companies within the scope of their engagement.

Section 3.7 Title to Properties and Assets; Liens. Except as set forth in Section 3.7 of the Company Disclosure Letter, each of the AEye Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than (a) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by Law and incurred in the Ordinary Course for obligations not past due, (c) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, and (d) Liens and defects in title which do not in any case materially detract from the value of the property subject thereto or which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and which have not arisen otherwise than in the Ordinary Course. With respect to the properties, assets and rights it leases, each of the AEye Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, subject to clauses (a)-(d) above. The properties, assets and rights owned, leased or licensed by the AEye Companies (including any Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the AEye Companies, except for such properties, assets and rights the loss of use of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the AEye Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance with Other Instruments. None of the AEye Companies is in violation of any term of its Governing Documents. None of the AEye Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements

Annex A-1-29

to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) the Company’s Governing Documents, (ii) any Contract to which any of the AEye Companies is a party or by which any of the AEye Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Compliance with Laws. Each of the AEye Companies is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Laws. For the past three (3) years, none of the AEye Companies has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Absence of Changes. Since the date of the balance sheet included in the Company Unaudited Financial Statements to the date of this Agreement, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the AEye Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby), (c) none of the AEye Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate other than non-exclusive licenses in the Ordinary Course and (d) none of the AEye Companies has taken any action that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Article V or Article VII.

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Letter, (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the AEye Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the AEye Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any AEye Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the AEye Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the AEye Companies currently pending or which any of the AEye Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Insurance. Each of the AEye Companies has in full force and effect policies covering such risks as are customarily carried by Persons conducting a business similar to the AEye Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to Acquiror. All such policies that are material to the Company and its Subsidiaries, taken as a whole, are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by any of the AEye Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.13 Governmental Consents. Assuming the accuracy of the representations made by Acquiror and Merger Sub in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the AEye Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.14 Permits. Each of the AEye Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of each of

Annex A-1-30

the AEye Companies, it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. None of the AEye Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.15 Registration and Voting Rights. Except as set forth in Section 3.15 of the Company Disclosure Letter and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements, (a) none of the AEye Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no stockholder of any of the AEye Companies has entered into any agreements with respect to the voting of shares of Company Capital Stock.

Section 3.16 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.16 of the Company Disclosure Letter, none of the AEye Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the AEye Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.17 Related-Party Transactions. Except as set forth in Section 3.17 of the Company Disclosure Letter (and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the AEye Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the AEye Companies, nor is any of the AEye Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the AEye Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the AEye Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the AEye Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the AEye Companies, other than any such Contracts related to such Person’s (i) ownership of Company Capital Stock, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary and other employment benefits provided by the Company to such Person.

Section 3.18 Labor Agreements and Actions; Employee Compensation.

(a) None of the AEye Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees of any of the AEye Companies. There is no strike or other labor dispute involving any of the AEye Companies pending, or to the Company’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the AEye Companies.

(b) To the Company’s knowledge, no officer or management employee, or any group of management employees, intends to terminate their employment with any of the AEye Companies, nor does any of the AEye Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the AEye Companies is currently providing full-time services to the conduct of the business of each of the AEye Companies. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Company Disclosure Letter, the employment of each officer and employee of each of the AEye Companies is terminable at the will of each of the AEye Companies and no such individual is entitled to any material compensation upon termination of employment.

(d) Except as expressly set forth in the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the AEye Companies have not had, nor are there any facts that would give rise to, any workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

Annex A-1-31

(e) With respect to all current and former Persons who have performed services for or on behalf of any of the AEye Companies, each of the AEye Companies has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including but not limited to, overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f) The AEye Companies have properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or independent contractors who have performed services for or on behalf of any of the AEye Companies and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable AEye Company in accordance with such classifications.

(g) Set forth on Section 3.18(g) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each AEye Company, of all their employees including for each such employee his or her (i) job title; (ii) status as a full-time or part-time employee; (iii) base salary or wage rate; (iv) 2020 bonus; and (v) 2021 bonus opportunity. Except as set forth on Section 3.18(g) of the Company Disclosure Letter, no employee of any of the AEye Companies performs services primarily outside of the United States.

(h) Set forth on Section 3.18(h) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each AEye Company, of all individuals who perform services for any of the AEye Companies as (i) an independent contractor, (ii) a leased employee, (iii) an unpaid intern, including for each such individual his or her name, services performed, and rate of compensation (if any), and (iv) location at which such individual performs services for such AEye Company.

(i) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any employee or group of employees. There are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

Section 3.19 Employee Benefit Plans.

(a) The Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including, without limitation, any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, indemnification or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the AEye Companies or any of their respective Affiliates, or to which any of the AEye Companies or any of their respective Affiliates contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the AEye Companies or their spouses, beneficiaries or dependents, or with respect to which any of the AEye Companies has or may have any liability, contingent or otherwise. No Company Benefit Plan covers employees other than employees of any of the AEye Companies and no Company Benefit Plan is subject to the Laws of any jurisdiction outside of the United States. None of the AEye Companies or their respective Affiliates has communicated to present or former employees of

Annex A-1-32

any of the AEye Companies, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, and each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law.

(d) No Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the AEye Companies (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the AEye Companies or any of their respective Affiliates which could subject any Company Benefit Plan, any of the AEye Companies, Acquiror or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code, or which could result in the imposition of a Lien on the assets of any of the AEye Companies.

(f) None of the AEye Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a pension plan that is subject to Title IV of ERISA, a multiemployer pension plan (as defined in Section 3(37) of ERISA) at any time within the previous six (6) years. None of the AEye Companies nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and none of the AEye Companies has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(g) With respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h) No event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the AEye Companies (other than the Company or one of its Subsidiaries) which could subject any of the AEye Companies, Acquiror or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability, including, without limitation, liability under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, or which could result in the imposition of a Lien on the assets of any of the AEye Companies.

Annex A-1-33

(i) The execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the AEye Companies to any severance pay or any other compensation payable by any of the AEye Companies, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the AEye Companies, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained and administered in accordance with its terms and in operational and documentary compliance with Section 409A of the Code and all regulations and other applicable regulatory guidance (including notices and rulings) thereunder.

(k) None of the AEye Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the AEye Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l) The AEye Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) is, and has since March 23, 2010 been in compliance with the Patient Protection and Affordable Care Act, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (collectively, the “Healthcare Reform Laws”). No event has occurred and no condition or circumstance exists that could subject any of the AEye Companies or any Company Health Plan to penalties, fines or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

Section 3.20 Tax Matters. Each of the AEye Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the AEye Companies has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the AEye Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the AEye Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the AEye Companies has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.21 Books and Records. The minute books of each of the AEye Companies contain complete and accurate records of all meetings and other corporate actions of each of the Company Stockholders, the Company Board or the Subsidiaries’ stockholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The stock ledger of each of the AEye Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the AEye Companies.

Section 3.22 Foreign Corrupt Practices Act. None of the AEye Companies or their respective Affiliates, nor any of its or their respective directors, officers, employees or, to the Company’s knowledge, agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its Affiliates to obtain or retain business for, or direct business to the Company or any of its Affiliates, as applicable. None of the AEye Companies nor any

Annex A-1-34

of their respective directors, officers, employees or agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the AEye Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the AEye Companies has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable Anti-Bribery Laws.

Section 3.23 Anti-Money Laundering. The operations of each of the AEye Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the AEye Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the AEye Companies, and, no Action by or before any Governmental Authority involving any of the AEye Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.24 Sanctions. None of any of the AEye Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, none of the AEye Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.25 Export Controls. The AEye Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have complied with all applicable Export Laws, and none of the AEye Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.26 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the AEye Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the AEye Companies is subject, party or otherwise bound.

Section 3.27 Registration Statement, Proxy Statement and Consent Solicitation Statement. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Registration Statement, on the effective date of the Registration Statement, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when filed, made available, mailed or distributed, as the case may be, at the time of the Acquiror Stockholder Meeting, and in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror, its Affiliates or any holder of Acquiror Capital Stock.

Annex A-1-35

Section 3.28 Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of the Company and (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Stockholders approve and adopt this Agreement, the Merger and the other Transactions and execute the Company Written Consent.

Section 3.29 PPP Loan. With respect to the PPP Loan: (i) the Company was eligible pursuant to the Paycheck Protection Program Laws to apply for and receive the PPP Loan; (ii) the certifications made by the Company in the Borrower Application Forms (Small Business Administration Form 2483) submitted to SVB were made in good faith and were true and correct in all material respects as and when made; (iii) the Company is in compliance in all material respects with all of the terms and conditions of the PPP Loan and all other requirements of the Paycheck Protection Program Laws applicable to the PPP Loan; (iv) the proceeds of the PPP Loan were utilized only for forgiveness eligible expenses as proscribed in the Paycheck Protection Program Laws; and (v) no directors, officers, managers or employees of any of the AEye Companies have been debarred or otherwise prohibited from participating in the Paycheck Protection Program or any U.S. federal government contracting activities.

Section 3.30 No Additional Representations or Warranties. Except as provided in Article IV, neither Acquiror, Merger Sub, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Capital Stock and except as provided in Article IV, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or holders of Company Capital Stock or their respective Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, have made their own investigation of Acquiror and Merger Sub and, except as provided in Article IV, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror or Merger Sub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Each of Acquiror and Merger Sub hereby represent and warrant to the Company the following, except as set forth in (i) the Acquiror SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by Acquiror and Merger Sub on the date of this Agreement (the “Acquiror Disclosure Letter”), which exceptions shall, in the case of clause (ii), be subject to Section 10.9 and be deemed to be part of the representations and warranties made hereunder.

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, Acquiror has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Acquiror, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 200,000,000 shares of Acquiror Class A Common Stock, 23,500,000 of which are issued and outstanding, (ii) 30,000,000 shares of Acquiror Class B Common Stock, 5,750,000 of which are issued and outstanding and (iii) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding.

Annex A-1-36

(b) All shares of Acquiror Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Acquiror Capital Stock has the rights, preferences, privileges and restrictions set forth in the Acquiror Charter.

(c) Except for (i) the PIPE Subscription Agreements, (ii) the conversion privileges of the Acquiror Class B Common Stock and the Acquiror Preferred Stock and (iii) Acquiror Warrants to purchase 7,833,332 shares of Acquiror Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Acquiror of any shares of Acquiror Capital Stock. Except as set forth on Section 4.2(c) of the Acquiror Disclosure Letter and the Ancillary Agreements, Acquiror is not a party to or subject to any agreement or understanding and, to Acquiror’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror. The shares of Acquiror Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of Acquiror Class A Common Stock effective upon the Effective Time in accordance with the provisions the Acquiror Governing Documents.

(d) Acquiror does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than Merger Sub, a direct wholly owned Subsidiary of Acquiror. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 4.3 Due Authorization. All corporate action on the part of each of Acquiror, Merger Sub and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Acquiror Stockholders’ Approval, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of each of Acquiror and Merger Sub, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of Acquiror contained in the Acquiror SEC Filings (the “Acquiror Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results and cash flows of Acquiror as of the dates and during the periods indicated. The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that they are subject to normal and recurring year-end adjustments and except as otherwise noted therein. The books of account, ledgers, order books, records and other financial documents of Acquiror accurately and completely reflect all material information relating to Acquiror’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) Acquiror has: (i) in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to Acquiror and Merger Sub is made known to the management of Acquiror by others within Acquiror or Merger Sub and (ii) disclosed, based on its most recent evaluation, to Acquiror and Merger Sub’s outside auditors and the Acquiror Board and Merger Sub Board (or its audit committee, if any) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of Acquiror or Merger Sub to record, process, summarize and report financial data and have identified for Acquiror and Merger Sub’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of either of Acquiror or Merger Sub. A true, correct and complete summary of any of those disclosures made by management to Acquiror or Merger Sub’s auditors and the Acquiror Board or the Merger Sub Board (or audit committee, if any) has been furnished to the Company prior to the date of this Agreement. Acquiror and Merger Sub maintain a

Annex A-1-37

system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since November 12, 2020, neither the Acquiror nor Merger Sub, to the knowledge of the Acquiror, any Representative of Acquiror or Merger Sub has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or Merger Sub with respect to the Acquiror Financial Statements or the internal accounting controls of Acquiror or Merger Sub, including any written complaint, allegation, assertion or claim that Acquiror or Merger Sub has engaged in questionable accounting or auditing practices. Since November 12, 2020, no attorney representing Acquiror or Merger Sub, whether or not employed by Acquiror or Merger Sub, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or Merger Sub or any of their respective Representatives to the Acquiror Board or the board of directors (or similar governing body) of Merger Sub or any committee thereof or to any director or officer of Acquiror or Merger Sub.

(d) None of Acquiror or Merger Sub has any liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of Acquiror prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Acquiror Transaction Expenses, (iv) obligations incurred by Acquiror’s and Merger Sub’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Acquiror Financial Statements or as set forth in Section 4.4(d) of the Acquiror Disclosure Letter.

Section 4.5 Compliance with Other Instruments. None of Acquiror or Merger Sub is in violation of any term of its respective Governing Documents. None of the Acquiror or Merger Sub is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The execution and delivery by each of Acquiror and Merger Sub and the performance by each of Acquiror and Merger Sub of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.6 Absence of Changes. (a) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, there has not been, individually or in the aggregate, any Acquiror Material Adverse Effect. (b) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, each of Acquiror and Merger Sub has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7 Litigation. (a) There are no Actions pending or, to Acquiror’s knowledge, currently threatened against any of Acquiror, Merger Sub or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of Acquiror or Merger Sub to enter into this Agreement or any Ancillary Agreement, or the right of any of Acquiror or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any of Acquiror or Merger Sub, would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (b) none of Acquiror or Merger Sub is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of Acquiror or Merger Sub currently pending

Annex A-1-38

or which any of Acquiror or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of Acquiror or Merger Sub is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 4.9 Brokers or Finders; Transaction Expenses. Except as set forth on the Acquiror Disclosure Letter, none of Acquiror or Merger Sub has incurred, or will incur, directly or indirectly, as a result of any action taken by Acquiror or Merger Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10 Tax. Each of Acquiror and Merger Sub has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. Neither Acquiror nor Merger Sub is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Neither Acquiror nor Merger Sub has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each Acquiror and Merger Sub has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority.

Section 4.11 Takeover Statutes and Charter Provisions. Each of the Acquiror Board and Merger Sub Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

Section 4.12 Registration Statement, Proxy Statement and Consent Solicitation Statement. The information supplied by Acquiror for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Registration Statement, on the effective date of the Registration Statement, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when filed, made available, mailed or distributed, as the case may be, at the time of the Acquiror Stockholder Meeting, and in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any holder of Company Capital Stock.

Section 4.13 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the Acquiror SEC Filings. As of the respective date of

Annex A-1-39

its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.14 Trust Account. As of the date of this Agreement, Acquiror has at least $230,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 12, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) Acquiror Stockholders holding Acquiror Common Stock (prior to the Effective Time) sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Effective Time) pursuant to the Acquiror Governing Documents, (ii) Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the Acquiror SEC Filings and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date of this Agreement, following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption (or a redemption right in connection with an amendment of Acquiror’s Governing Documents to extend Acquiror’s deadline to consummate the Business Combination), and excluding claims that an Acquiror Stockholder may make against Acquiror against assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

Section 4.15 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16 Business Activities.

(a) Since its respective organization, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for Merger Sub and the Transactions, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Annex A-1-40

(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Ancillary Agreements and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 4.17 Nasdaq Quotation. As of the date of this Agreement, (a) the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “CFAC” and (b) the Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CFACW”. Except as set forth on Section 4.17 of the Acquiror Disclosure Letter, Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or the Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.18 Board Approval. The Acquiror Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Acquiror Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the Acquiror Stockholders approve the Transaction Proposals (the “Acquiror Board Recommendation”).

Section 4.19 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein as of the date of this Agreement, pursuant to which the PIPE Investors committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $225,000,000 (the “PIPE Investment Amount”). As of the date of this Agreement, other than the PIPE Subscription Agreement, this Agreement and the Ancillary Agreements (with respect to Sponsor and Acquiror), there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investors.

Section 4.20 No Additional Representation or Warranties. Except as provided in Article III, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and except as provided in Article III, no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their respective Affiliates. Without limiting the foregoing, Acquiror and Merger Sub acknowledge that Acquiror and Merger Sub, together with their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article III, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 5.1 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by Acquiror in writing, from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause the other AEye Companies to, operate the business of the AEye Companies in the Ordinary Course.

Annex A-1-41

Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 5.1 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by Acquiror in writing (which consent, except with respect to clauses (i) and (l) below, shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and shall cause the other AEye Companies to, not to:

(a) change or amend the Governing Documents of any AEye Company;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any AEye Company or make any other distributions in respect of any of the AEye Companies’ capital stock or equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a AEye Company to such AEye Company or another wholly-owned Subsidiary of such AEye Company and (ii) repurchases of awards under the Company ESOP in the Ordinary Course in connection with any termination of employment or other services for no greater than the original issue price thereof;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the AEye Companies’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a AEye Company that remains a wholly-owned Subsidiary of such AEye Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any AEye Company, except for (i) transactions between an AEye Company and any wholly-owned Subsidiary of such AEye Company and (ii) repurchases of awards under the Company ESOP in the Ordinary Course in connection with any termination of employment or other services for no greater than the original issue price thereof;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the AEye Companies, except for (i) dispositions of obsolete or worthless equipment in the Ordinary Course, (ii) sales of physical inventory in the Ordinary Course or (iii) transactions solely among the AEye Companies.

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, request permission of any taxing authority to change any accounting method in respect of material Taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(i) (A) issue any additional AEye Company Interests or securities exercisable for or convertible into AEye Company Interests, other than (x) shares of Company Common Stock in connection with any voluntary conversion of Company Preferred Stock outstanding as of the date of this Agreement and included in the number of shares of Company Preferred Stock set forth on Section 3.2(c)(ii) in accordance with their respective conversion terms, (y) shares of Company Common Stock issued upon vesting of any equity award or exercise or settlement of any vested option or restricted stock units under the Company ESOP included in the number of Company Options and Company RSUs outstanding as of the date of this Agreement and set forth in the Company Option and Company RSU ledger made available to Acquiror referenced in Section 3.2(i), or (z) shares of (1) Company Common Stock issued upon exercise of the Company Common Stock Warrants or (2) Company Series A Preferred Stock issued upon exercise of the Company Series A Warrants, (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any AEye Company other than any such equity-based awards issued as Company RSUs from the available pool under the Company ESOP as of the date hereof or (C) amend, modify or waive any of the terms or rights set forth in any Company Options, Convertible Equity Instruments, Company Warrants or Company RSUs, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any AEye Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any AEye Company;

Annex A-1-42

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $200,000 in the aggregate;

(l) incur any Indebtedness, other than up to an aggregate of $6,000,000 of Indebtedness on Acceptable Indebtedness Terms or other terms that are more favorable to the Company than the Acceptable Indebtedness Terms;

(m) enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Stockholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any AEye Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a) of the Company Disclosure Letter, except in the Ordinary Course;

(n) (i) limit the right of any AEye Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person; or

(o) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 5.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply in all material respects with, and continue performing under, as applicable, the Company Governing Documents and such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the AEye Companies may be a party.

Section 5.2 D&O Indemnification and Insurance.

(a) From and after the Closing, each of Surviving Corporation and Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the AEye Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the AEye Companies being acquired under this Agreement) or Acquiror, respectively (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the AEye Companies or Acquiror, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Surviving Corporation shall, and shall cause the other AEye Companies to, and Acquiror shall (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the AEye Companies’ or Acquiror’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable AEye Companies or Acquiror, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, each of the Surviving Corporation and Acquiror shall (and the Surviving Corporation shall cause the other AEye Companies to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the AEye Companies’ (true, correct and complete copies of which have been made available to Acquiror prior to the date of this Agreement or its Representatives, respectively) or Acquiror’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Surviving Corporation or Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the AEye Companies

Annex A-1-43

or Acquiror, respectively, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of the Surviving Corporation and Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the AEye Companies or Acquiror, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.2 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.2 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Surviving Corporation, the other AEye Companies, Acquiror and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that Surviving Corporation, any of the other AEye Companies, Acquiror or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Surviving Corporation or Acquiror, respectively, shall ensure (and the Surviving Corporation shall cause the other AEye Companies to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of Surviving Corporation, any of the other AEye Companies or Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 5.2.

(d) The provisions of this Section 5.2(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation, Acquiror and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 5.3 No Trading in Acquiror Stock. The Company acknowledges and agrees that it and each other AEye Company is aware, and that the Company’s other Affiliates are aware (and to the knowledge of the Company, each of the Company’s other Affiliates’ respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it and the other AEye Companies shall not purchase or sell any securities of Acquiror (except with the prior written consent of Acquiror), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.4 Anti-Takeover Matters. The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any AEye Company would be or become subject, party or otherwise bound.

Section 5.5 PPP Escrow. In the event the PPP Loan has not been repaid or forgiven by SVB prior to Closing (and SVB has not duly consented to the Transactions), at Closing, the amount set forth on Section 5.5 of the Company Disclosure Letter (the “PPP Loan Escrow Amount”), plus estimated interest on such amount, will be placed into the PPP Escrow Account pursuant to the terms and conditions of the PPP Escrow Agreement and in accordance with applicable Law, and, to the extent SVB thereafter informs the Surviving Corporation in writing that some or all of the PPP Loan has been forgiven, such forgiven portion of the PPP Loan will (less any interest paid on the PPP Loan that is not forgiven) be released to the Surviving Corporation promptly after the date on which the Surviving Corporation receives such notice of forgiveness.

Section 5.6 280G. To the extent necessary to avoid the application of Section 280G of the Code and the regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than three (3) Business Days prior to the Closing Date, the Company shall (a) use commercially reasonable best efforts to obtain waivers (in form and substance reasonably satisfactory to Acquiror) from each Person who has a right to any

Annex A-1-44

payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) following the execution of the waivers described in clause (a), solicit the approval of the stockholders of Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to Acquiror. At least two (2) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Acquiror with copies of all Section 280G-related documents, if any, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for Acquiror’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall accept all reasonable comments made thereto by Acquiror. Prior to the Closing Date, if applicable, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.6 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 5.7 PCAOB Audited Financials. The Company shall use its reasonable best efforts to deliver to Acquiror true and complete copies of (a) the audited consolidated balance sheet of the Company as of December 31, 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company for such year (and the related notes thereto), each audited in accordance with the auditing standards of the PCAOB and (b) the audited balance sheet of the Company as of December 31, 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company for such year (and the related notes thereto), each audited in accordance with the auditing standards of the PCAOB (the financial statements described in the foregoing clauses (a) and (b), collectively, the “PCAOB Audited Financials”), as soon as reasonably practicable following the date of this Agreement.

Article VI

COVENANTS OF ACQUIROR

Section 6.1 Equity Incentive Plan. Prior to the Closing Date and following the approval by the Company Board (subject to approval by the Acquiror Stockholders in the Proxy Statement) of an equity incentive plan with an initial award pool of Acquiror Common Stock equal to ten (10%) of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) and in substantially the form attached hereto as Exhibit J (the “Equity Incentive Plan”), the Acquiror Board shall (based upon such Company Board approval, subject to approval by the Acquiror Stockholders in the Proxy Statement, and conditioned upon the occurrence of the Effective Time) approve and adopt the Equity Incentive Plan.

Section 6.2 Available Acquiror Cash and Related Available Equity.

(a) If the amount of cash, including the amount of cash available in the Trust Account and other amounts available to Acquiror and Merger Sub as of the Closing (taking into account clauses (i), (ii) and (iii), the “Available Acquiror Cash”) after (i) deducting the amount required to satisfy the Acquiror Share Redemption Amount, (ii) deducting the sum of any Indebtedness of Acquiror for borrowed money immediately prior to the Closing (for the avoidance of doubt, excluding (x) any debt financing or other loans made by the Sponsor or its Affiliates to Acquiror and (y) any Acquiror Transaction Expenses) and (iii) including the amount from the PIPE Investments, is reasonably expected to be less than the PIPE Investment Amount (such amount, as calculated in accordance with the foregoing, the “Minimum Cash Amount”), then Acquiror, the Sponsor and their Affiliates shall be entitled in their sole discretion to arrange for the purchase by third Persons of, additional shares of Acquiror Class A Common Stock at a price per share of $10.00 (ten dollars) in an aggregate amount such that the Available Acquiror Cash is, at or immediately prior to the Closing, equal to at least the Minimum Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Acquiror Cash including for purposes of Section 8.3(c).

(b) Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause

Annex A-1-45

any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.3 Maintenance of Nasdaq or NYSE Listing Through the Closing. From the date of this Agreement through the Closing, Acquiror shall use reasonable best efforts to (a) ensure that Acquiror Class A Common Stock remains listed on Nasdaq or NYSE and (b) in the event that Acquiror Class A Common Stock does not remain listed on Nasdaq or NYSE, regain such listing prior to the Closing Date.

Section 6.4 Nasdaq or NYSE Listing of Acquiror Class A Common Stock. Prior to the Closing, Acquiror shall prepare and submit to Nasdaq or NYSE a listing application, if required under Nasdaq or NYSE (as applicable) rules, covering the Acquiror Class A Common Stock issuable in the Merger.

Section 6.5 Acquiror Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 6.5(a) of the Acquiror Disclosure Letter, (iv) for the incurrence of Acquiror Transaction Expenses or (v) as consented to by the Company in writing, during the Interim Period, Acquiror shall, and shall cause Merger Sub to, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 6.5(a) of the Acquiror Disclosure Letter, (iv) for the incurrence of Acquiror Transaction Expenses or (v) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Common Stock (prior to the Effective Time) made as part of the Acquiror Share Redemptions;

(iii) merge or consolidate with or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iv) make or change any material election in respect of material Taxes, except to comply with applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to Acquiror;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities of another Person, other than any (a) Indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub or (b) debt financing provided by Sponsor or any of its Affiliates to Acquiror;

(vii) (A) make any change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

Annex A-1-46

(viii) (A) issue any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, other than the issuance of Acquiror Class A Common Stock pursuant to the PIPE Subscription Agreements or this Agreement (including under Section 6.2) or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date of this Agreement;

(ix) settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body or that imposes injunctive or other non-monetary relief on Acquiror or Merger Sub except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(x) (A) hire, or otherwise enter into any employment agreement with, any person, (B) grant any material increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers, directors or employees in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xii) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of Acquiror or Merger Sub; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.5.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, comply in all material respects with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or Merger Sub may be a party.

Section 6.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing (subject to obtaining the Acquiror Stockholders’ Approval):

(a) the Acquiror Board, which shall be classified as required by the New Acquiror Governing Documents, shall consist of seven (7) directors, who shall be designated in writing by the Company, and a majority of which must qualify as an “independent director” under stock exchange regulations applicable to Acquiror, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the New Acquiror Governing Documents; and

(b) the officers of the Company holding such positions as set forth on Schedule 6.6(b) shall be the officers of Acquiror, each such officer to hold office in accordance with the New Acquiror Governing Documents.

Section 6.7 Acquiror Public Filings. From the date of this Agreement through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.8 PIPE Investments. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. Acquiror shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

Annex A-1-47

Article VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; Other Filings

(a) Each of the Company, Acquiror and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to satisfy the Regulatory Approvals in order to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Acquiror and Merger Sub shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.3 shall require any Affiliate of Acquiror (other than Merger Sub) to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.3 shall not apply to Sponsor or any of its Affiliates (other than Acquiror and Merger Sub).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Acquiror and Merger Sub shall (i) promptly (and, in the case of the initial filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, within twenty (20) business days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals, (ii) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror and Merger Sub, and Acquiror and Merger Sub shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and Merger Sub and their counsel, and Acquiror and Merger Sub agree to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, Acquiror and Merger Sub agrees to make all filings, to provide all information reasonably required of such other parties and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals.

(c) The Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 7.2 Preparation of Proxy Statement/Registration Statement/Consent Solicitation Statement; Stockholder Meetings and Approvals.

(a) Proxy Statement/Registration Statement and Consent Solicitation Statement.

(i) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (x) Acquiror and the Company shall prepare and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Registration Statement”), with the Proxy Statement contained therein to be sent to the Acquiror Stockholders for the meeting of the stockholders of Acquiror (including any adjournment or postponement thereof, the “Acquiror Stockholder Meeting”) to (x) provide the Public Stockholders (as defined below) the opportunity to have their Acquiror Class A Common Stock shares redeemed in the Acquiror Share Redemption and (y) approve and adopt: (1) this Agreement, the Merger and the other Transactions, (2) the issuance of

Annex A-1-48

Acquiror Class A Common Stock (A) in the Merger as contemplated by this Agreement and (B) in connection with the PIPE Investments, (3) the New Acquiror Governing Documents, (4) the Equity Incentive Plan, (5) the directors of Acquiror as determined by the Company pursuant to Section 2.3(b) and 6.6, (6) an amendment to the Acquiror Charter to increase the number of authorized shares of Acquiror Common Stock as necessary for the issuances contemplated by the Transactions (including the PIPE Investments), (7) any other proposals that Acquiror deems necessary to effectuate the Merger or any of the other Transactions (collectively, the “Transaction Proposals”), and (8) any adjournment of the Acquiror Stockholder Meeting, if necessary or desirable in the reasonable discretion of Acquiror, including in the event Acquiror does not receive the requisite vote to approve the matters set forth in (1)-(7) above. The Registration Statement will be used to register under the Securities Act the issuance of the shares of Acquiror Class A Common Stock to be issued to the Company Stockholders pursuant to this Agreement. The Company shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Acquiror and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement (including the Proxy Statement) when filed with the SEC, to comply in all material respects with all Laws applicable thereto including all rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Acquiror shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Class A Common Stock, in each case to be issued or issuable to certain Company Stockholders pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Registration Statement, Acquiror shall mail (or cause to be mailed) the Proxy Statement to the Acquiror Stockholders. Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, Proxy Statement, the Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE, as applicable) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to the Proxy Statement or the Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be provided by Acquiror or the Company, as the case may be, to the respective other party for review, and each of Acquiror and the Company shall give due consideration to any comments of such other party. Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Class A Common Stock to be issued or issuable to certain Company Stockholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement, the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect thereto and any amendments filed in response thereto.

(b) Acquiror Stockholders’ Approval; Merger Sub Stockholder Approval.

(i) Acquiror shall establish a record date for, duly call, give notice of, and convene and hold the Acquiror Stockholder Meeting as promptly as reasonably practicable after the Registration Statement becomes effective for voting under the Securities Act (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy Statement is mailed to the Acquiror Stockholders) for the purpose of voting on the Transaction Proposals (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and offering Public Stockholders with the opportunity to elect to effect an Acquiror Share Redemption, and such other matters as may be approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned). Acquiror will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other action necessary or advisable to obtain such proxies and the Acquiror Stockholders’ Approval and to secure the vote or consent of its stockholders required by and in compliance

Annex A-1-49

with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Acquiror Charter and Acquiror Bylaws; provided, that none of Acquiror, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Acquiror Stockholder in order to obtain the Acquiror Stockholders’ Approval. Acquiror (i) shall consult with the Company regarding the record date and the date of the Acquiror Stockholder Meeting and (ii) shall not adjourn or postpone the Acquiror Stockholder Meeting without the prior written consent of Company; provided that Acquiror may adjourn or postpone the Acquiror Stockholder Meeting without any such consent (A) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Acquiror reasonably determines (following consultation with Company) is necessary to comply with applicable Laws is provided to the Acquiror Stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, (C) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment or postponement of the Acquiror Stockholder Meeting is necessary to enable Acquiror to solicit additional proxies required to obtain the Acquiror Stockholders’ Approval or (D) in the event that, as a result of the Acquiror Share Redemptions submitted by the Acquiror Stockholders prior to the Acquiror Stockholder Meeting, Acquiror reasonably believes that conditions set forth in Section 8.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing proviso, Acquiror may postpone or adjourn on one occasion without the consent of the Company so long as the date of the Acquiror Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Consent Solicitation Statement, the Registration Statement, the Proxy Statement or any current report of Acquiror on Form 8-K, the Company shall promptly inform Acquiror.

(ii) Subject to clause (iii) below, the Registration Statement shall include a statement to the effect that the Acquiror Board has unanimously recommended that the Acquiror Stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholder Meeting and (ii) neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation (an “Acquiror Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make an Acquiror Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Acquiror Board under applicable Law, provided, that: (A) the Company shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any Event that (i) was not known and was not reasonably foreseeable to the Acquiror Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Acquiror Board as of the date of this Agreement), which becomes known to the Acquiror Board prior to the Acquiror Stockholder Meeting, (ii) does not relate to (A) any Business Combination Proposal, (B) any actions

Annex A-1-50

taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock, and (iii) relates to common law fraud as defined under the Laws of the State of Delaware (“Common Law Fraud”) by or on behalf of the Company. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or the Acquiror Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as Acquiror has filed an update to the Proxy Statement with the SEC (which the Acquiror shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting shall not be affected by any Acquiror Modification in Recommendation.

(iv) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

(c) Written Consent of Company Stockholders.

(i) The Company shall (x) send the Consent Solicitation Statement to the Company Stockholders, and (y) seek the irrevocable written consent, in form and substance reasonably acceptable to Acquiror, of the Company Stockholders in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (including as required under the DGCL and the Company Charter) (the “Company Written Consent”) as promptly as reasonably practicable, but in any event within five (5) Business Days, after the Registration Statement becomes effective for voting under the Securities Act. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Company Stockholders, and to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Company Charter, Company Bylaws and the IRA, ROFR Agreement, Voting Agreement and all Side Letters as applicable; provided, that none of the Company or any of its Affiliates shall be required to pay any additional consideration to any Company Stockholder in order to obtain the Company Written Consent. The Company shall provide reasonable updates to Acquiror regarding the status of and any issues arising with respect to obtaining the Company Written Consent. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror, Merger Sub or their respective officers should be discovered by Acquiror or Merger Sub which should be set forth in an amendment or supplement to the Consent Solicitation Statement, the Registration Statement or the Proxy Statement or any current report of Acquiror on Form 8-K to the extent primarily relating to the Registration Statement or the Proxy Statement, Acquiror shall promptly inform the Company.

(ii) The Consent Solicitation Statement shall include a statement to the effect that (i) the Company Board has recommended that the Company Stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (ii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(c)(ii)), the Company Board may, at any time prior to, but not after, receipt of the Company Written Consent, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) the Acquiror shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by the Acquiror, the Company

Annex A-1-51

and its representatives shall have negotiated in good faith with the Acquiror and its Representatives regarding any revisions or adjustments proposed by the Acquiror to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if the Acquiror requested negotiations in accordance with clause (B), the Company may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Acquiror shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Stockholders under applicable Law. A “Company Intervening Event” shall mean any material Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Written Consent, (ii) does not relate to (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock, and (iii) relates to Common Law Fraud by or on behalf of Acquiror. To the fullest extent permitted by applicable Law, Company’s obligations to seek the Company Written Consent shall not be affected by any Company Modification in Recommendation.

Section 7.3 Support of Transaction. (i) The Company shall, and shall cause the other AEye Companies to, and (ii) each of Acquiror and Merger Sub shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any AEye Company or any of Acquiror or Merger Sub, as applicable, are required to obtain in order to consummate the Transactions and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of Acquiror, the use of reasonable best efforts to enforce Acquiror’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any AEye Company, Acquiror or Merger Sub or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 7.6, and without limiting the express obligations to make regulatory filings under Section 7.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed (except as required under Section 7.6), (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the AEye Companies, (iv) take or commit to take actions that limit the freedom of action of any of the AEye Companies or Acquiror with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the AEye Companies or Acquiror or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 7.4 Tax Matters. Each of Acquiror, Merger Sub and the Company shall use its respective reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Acquiror, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. In the event that either Acquiror or the Company seeks a tax opinion from its respective tax advisor regarding the intended Tax treatment of the Merger, or the SEC requests or requires such a tax opinion, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor in order for such tax advisor to provide such opinion.

Annex A-1-52

Section 7.5 Section 16 Matters. Prior to the Closing, each of Acquiror, Merger Sub and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the shares of Company Capital Stock, Company Options, Company RSUs or other Company equity awards or acquisitions of Acquiror Common Stock, Assumed Options, Assumed RSUs or other Acquiror equity awards (prior to the Effective Time) (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3 promulgated under the Exchange Act.

Section 7.6 Stockholder Litigation. The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of Acquiror (as applicable), threatened) after the date of this Agreement against such party, any of its Subsidiaries or any of its directors (any such party, as applicable, a “Defending Party”) by any Company Stockholder or any Acquiror Stockholder relating to this Agreement, the Merger or any of the other Transactions, and the Defending Party shall keep the other party reasonably informed regarding any such litigation. The Defending Party shall control the defense of any such Action, provided that the other party (a) shall give the other party a reasonable opportunity to participate (at its own expense) in the defense of (or any settlement discussions with respect to) any such Action against any of the AEye Companies or Acquiror or any of their respective directors, (b) shall keep the other party informed as to the status thereof and (c) shall not settle, compromise, come to an arrangement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Action against any of the AEye Companies or Acquiror or any of its directors without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Section 7.7 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and Acquiror shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and Acquiror or their respective Subsidiaries, to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any AEye Company or Acquiror or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and Acquiror shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.7 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 7.7 by such party.

Section 7.8 Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and Acquiror shall, and shall cause each of its Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, Acquiror, Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

Annex A-1-53

Section 7.9 Compensation Advisor. Prior to the Closing Date, the Company agrees that the Company Board shall engage (at the Company’s sole cost and expense) a reputable third party executive compensation advisor reasonably acceptable to the Company and Acquiror to conduct a study to determine an appropriate market-based compensation package for the executive officers commensurate with their anticipated roles at Acquiror, the Surviving Corporation and/or any of their Subsidiaries upon the Closing.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b) All approvals or consents, and all waiting or other periods, under the Laws set forth and described on Schedule 8.1(b) (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The shares of Acquiror Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the Acquiror Class A Common Stock, and the outstanding shares of Acquiror Class A Common Stock held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(f) Upon the Closing, after giving effect to any Acquiror Share Redemption and any PIPE Investment, Acquiror shall have net tangible assets of at least $5,000,001.

Section 8.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 3.4(d)(i)) individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects, except the covenants of the Company under Section 5.1(e) and Section 5.1(m) (and, in respect of the foregoing sections, Section 5.1(o)) shall, to the extent qualified by “materiality,” have been performed in all respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) All approvals, waivers or consents from any third parties set forth and described on Schedule 8.2(d) shall have been obtained;

Annex A-1-54

(e) The Company shall have obtained executed counterparts to the Stockholder Support Agreement and the Lock-Up Agreement from the Company Stockholders and holders of Convertible Equity Instruments together holding at least 90% of the outstanding shares of Company Capital Stock and Convertible Equity Instruments (on a fully-diluted, as-converted to Company Common Stock basis); and

(f) The Company shall have obtained executed counterparts to the Consent of Holder from the holders of Convertible Equity Instruments listed on Schedule 8.2(f).

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 4.4(b)(i)) individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) As of the Closing, the Available Acquiror Cash shall be no less than the Minimum Cash Amount.

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 8.4 Frustration of Conditions. None of Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.3.

Article IX

TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by written notice from the Company or Acquiror to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to Acquiror within ten (10) Business Days after there has been an Acquiror Modification in Recommendation;

(d) by written notice from Acquiror to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company or Acquiror to the other(s) if the Acquiror Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice from Acquiror to the Company if the Company Written Consent shall not have been obtained within five (5) Business Days after the Registration Statement became effective;

(g) by written notice from Acquiror to the Company if the PCAOB Audited Financials shall not have been delivered to Acquiror by the Company on or before June 16, 2021;

Annex A-1-55

(h) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the earlier of (x) the six month anniversary of the date that the Registration Statement is first filed with the SEC and (y) the 270th day following the date of this Agreement (such earlier date, the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(i) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror or Merger Sub, as the case may be, of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2, Section 9.3 and Article X and the NDA shall survive any termination of this Agreement.

Section 9.3 Certain Transaction Expenses. If (a)(i) the Company terminates this Agreement pursuant to Section 9.1 other than as a result of a Terminating Acquiror Breach or an Acquiror Modification in Recommendation, or (ii) Acquiror terminates this Agreement pursuant to Section 9.1, and (b) within twelve (12) months following the date of such termination, the Company or any of its Affiliates engages a consultant to perform any services for the Company or its Affiliates similar to the services performed by the consultant listed on Schedule 9.3 (the “Consultant”) in connection with the Transactions, the Company shall pay Sponsor $250,000 in reimbursement for the fees and expenses incurred by Sponsor for the services of the Consultant.

Article X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that, as described in the final prospectus of Acquiror, dated November 12, 2020 and filed with the SEC on November 13, 2020 (File No: 333-249367) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by Acquiror’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by the underwriters of Acquiror) (“Public Stockholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their Acquiror Common Stock if Acquiror completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if Acquiror fails to complete a Business Combination within six (6) months after the closing of the IPO (as such date may be extended by Sponsor to up to 22 months and as may be further extended by amendment to the Acquiror Governing Documents with the consent of the Acquiror Stockholders); and (iii) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust

Annex A-1-56

Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror and Merger Sub to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which Action seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the AEye Companies’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the AEye Companies may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 10.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)     If to Acquiror or Merger Sub, to:

CF Finance Acquisition Corp. III
110 East 59th Street
New York, New York 10022
Email: CFFinanceIII@cantor.com
Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: ken.lefkowitz@hugheshubbard.com
Attention: Ken Lefkowitz

Annex A-1-57

(b)     If to the Company, to:

AEye, Inc.
1 Park Pl, Dublin, CA 94568
Email: blacorte@aeye.ai
Attention: Chief Executive Officer

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105

Email: jonathan.axelrad@us.dlapiper.com; jeffrey.selman@us.dlapiper.com;
            john.maselli@us.dlapiper.com
Attention: Jonathan Axelrad; Jeffrey Selman; John Maselli

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 5.2(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the Acquiror Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c) and Section 9.3, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall pay or cause to be paid, in accordance with Section 2.7(c), the Acquiror Transaction Expenses and the Company Transaction Expenses.

Section 10.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Annex A-1-58

Section 10.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between Acquiror and the Company, dated January 7, 2021). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection

Annex A-1-59

it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.16 Non-Recourse.

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, Acquiror or Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”) or of Acquiror or Merger Sub (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.18 Conflicts and Privilege.

(a) Acquiror and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror, Merger Sub and/or Sponsor, on the one hand, and the Company, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP and Ellenoff Grossman & Schole LLP) that represented Acquiror and/or Sponsor prior to the Closing (“Prior Acquiror Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. All communication between or among Prior Acquiror Counsel, on the one hand, and Acquiror, Merger Sub or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, Acquiror or the Surviving

Annex A-1-60

Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of Acquiror and the AEye Companies, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, Acquiror, Merger Sub or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror or the AEye Companies after the Closing. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror or the AEye Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the AEye Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged Acquiror Deal Communications to such third party. In the event that Acquiror or the AEye Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Acquiror Deal Communications, Acquiror shall immediately (and, in any event, within two (2) Business Days) notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can seek a protective order and Acquiror and the AEye Companies agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Acquiror Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and Acquiror or any AEye Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees on behalf of itself and Acquiror and the AEye Companies after the Closing, (i) to the extent that Acquiror or, after the Closing, the AEye Companies receives or takes physical possession of any Acquiror Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither Acquiror nor the AEye Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Acquiror Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Acquiror or any AEye Company waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the AEye Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the parties hereto acknowledges and agrees that DLA Piper (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the AEye Companies after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the AEye Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

Annex A-1-61

(g) Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the AEye Companies, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the AEye Companies, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the AEye Companies and shall not pass to or be claimed by Acquiror or the AEye Companies after the Closing. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by Acquiror or the AEye Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by Acquiror or any of its Affiliates (including, after the Closing, the AEye Companies and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the AEye Companies, on the one hand, and a third party other than Sponsor, on the other hand, Acquiror or the AEye Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither Acquiror nor the AEye Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that Acquiror or the AEye Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, Acquiror shall immediately (and, in any event, within two (2) Business Days) notify Surviving Corporation in writing (including by making specific reference to this Section 10.18) so that Surviving Corporation can seek a protective order and Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the AEye Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) Acquiror agrees on behalf of itself and the AEye Companies after the Closing, (i) to the extent that Acquiror or, after the Closing, the AEye Companies receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither Acquiror nor the AEye Companies after the Closing shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the AEye Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

Annex A-1-62

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ACQUIROR:
CF Finance Acquisition Corp. III
a Delaware corporation
By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

MERGER SUB:
Meliora Merger Sub, Inc.
a Delaware corporation
By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger (Project Meliora)]

Annex A-1-63

COMPANY:
AEye, Inc.
a Delaware corporation
By:	/s/ Blair LaCorte
	Name:	Blair LaCorte
	Title:	CEO

[Signature Page to Agreement and Plan of Merger (Project Meliora)]

Annex A-1-64

Annex A-2

CONFIDENTIAL

AMENDMENT TO MERGER AGREEMENT

This AMENDMENT TO MERGER AGREEMENT, dated as of April 30, 2021 (this “Amendment”), is made and entered into by and among (i) CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), (ii) Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and (iii) AEye, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not defined shall have the meanings specified in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on February 17, 2021, Acquiror, Merger Sub and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the consummation of the transactions contemplated thereby, among other matters, Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein;

WHEREAS, in accordance with Section 10.11 of the Merger Agreement, Acquiror, Merger Sub and the Company desire to amend the Merger Agreement as provided in this Amendment; and

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have approved this Amendment and determined that it is fair to, advisable for and in the best interests of such parties, respectively, to enter into this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Amendment to Certain Recitals.

(a) The text “concurrently with the execution and delivery of this Agreement” in the sixth WHEREAS clause set forth in the Recitals of the Merger Agreement is hereby amended and replaced in its entirety with the text “concurrently with the execution and delivery of the Amendment”.

(b) The text “have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C” in the eighth WHEREAS clause set forth in the Recitals of the Merger Agreement is hereby amended and replaced in its entirety with the text “have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C, as amended on April 30, 2021”.

SECTION 2. Amendment to Certain Definitions.

(a) The defined term “Exchange Ratio” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars). As of the date of the Amendment, assuming the sum of the Fully-Diluted Company Shares as of such date was 41,326,208, the Exchange Ratio would be 3.71332.

(b) The defined term “Merger Consideration” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Merger Consideration” means the sum of (a) $1,520,000,000 (one billion five hundred and twenty million dollars) and (b) the Aggregate Exercise Price.

(c) Section 1.1 of the Merger Agreement is hereby amended to include the following definitions in alphabetical order:

 “Amendment” means Amendment to the Merger Agreement, dated April 30, 2021.
Annex A-2-1

“Applicable Deadline” has the meaning set forth in the Trust Agreement.

“Deadline Date” has the meaning set forth in the Acquiror Charter.

“Extension” has the meaning set forth in the Trust Agreement.

SECTION 3. Q1 Financials. A new Section 5.8 is hereby added to the Merger Agreement to read in its entirety as follows:

Section 5.8 Q1 Financial Statements. The Company shall use its reasonable best efforts to deliver to Acquiror as promptly as practicable following the date of the Amendment, but in any event no later than May 14, 2021, the unaudited consolidated balance sheet of the AEye Companies as of March 31, 2021, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the AEye Companies for the three-month period then ended (collectively, the “Q1 Financial Statements”). The Q1 Financial Statements, when delivered to Acquiror in accordance with this Section 5.8, shall have been (a) prepared in accordance with GAAP (subject to the absence of notes) and Regulation S-X under the Securities Act, and (b) reviewed by a U.S. accounting firm registered with the PCAOB. For the avoidance of doubt, nothing in this Section 5.8 shall limit Acquiror’s obligation to file the initial preliminary Registration Statement, including the PCAOB Audited Financials, with the SEC as promptly as practicable after execution of this Agreement and receipt of the PCAOB Audited Financials pursuant to Section 7.2(a)(i) (it being acknowledged that, if the Q1 Financial Statements are not included in such filing of the preliminary Registration Statement, the parties intend to file an updated preliminary Registration Statement, including the PCAOB Audited Financials and the Q1 Financial Statements, as promptly as practicable following the receipt of comments (or confirmation of no comments) from the SEC in response to the initially filed preliminary Registration Statement).

SECTION 4. Extension of Deadline Date. A new Section 6.9 is hereby added to the Merger Agreement to read in its entirety as follows:

Section 6.9 Extension of Deadline Date. Notwithstanding anything to the contrary set forth in this Agreement or any of the Ancillary Agreements:

(a) Solely to the extent Sponsor (or any Affiliate or permitted designee thereof) has deposited into the Trust Account an additional $2,300,000 in respect of the first Extension, as contemplated by the Sponsor Support Agreement and on the terms and conditions set forth in the Acquiror Charter, the Acquiror shall effect and cause to occur the first Extension on or prior to the first Applicable Deadline (on May 17, 2021), pursuant to the Trust Agreement and the Acquiror Charter.

(b) To the extent the Closing has not occurred on or prior to the second Applicable Deadline, and solely to the extent Sponsor (or any Affiliate or permitted designee thereof) has deposited into the Trust Account an additional $2,300,000 in respect of the second Extension, as contemplated by the Sponsor Support Agreement and on the terms and conditions set forth in the Acquiror Charter, the Acquiror shall effect and cause to occur the second Extension on or prior to the second Applicable Deadline (on September 17, 2021), pursuant to the Trust Agreement and the Acquiror Charter.

(c) In connection with the Extensions contemplated by Section 6.9(a) and, if applicable, Section 6.9(b), the Acquiror shall take such additional action as may be necessary to extend the Deadline Date in connection therewith, including by (i) delivering to the Trustee an Extension Letter with respect to each such Extension in accordance with Section 1(m) of the Trust Agreement, and (ii) performing all its obligations under Sections 2(g) and (h) of the Trust Agreement.

(d) Without limiting the provisions of Section 6.9(a) or, if applicable Section 6.9(b), upon the deposit into the Trust Account of $2,300,000 by Sponsor (or its Affiliate or permitted designee) in connection with each of the first Extension and, if applicable, the second Extension, Acquiror shall issue to Sponsor in exchange therefor a non-interest bearing, unsecured promissory note in the amount thereof payable upon consummation of a Business Combination.

Annex A-2-2

SECTION 5. Stockholder Support Agreement and Lock-Up Agreement. Section 8.2(e) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(e) The Company shall have obtained (i) executed counterparts to the Stockholder Support Agreement from the Company Stockholders and holders of Convertible Equity Instruments together holding at least 90% of the outstanding shares of Company Capital Stock and Convertible Equity Instruments (on a fully-diluted, as-converted to Company Common Stock basis) and (ii) executed counterparts to the Lock-Up Agreement from the Company Stockholders and holders of Convertible Equity Instruments together holding at least 90% of the outstanding shares of Company Capital Stock and Convertible Equity Instruments (on a fully-diluted, as-converted to Company Common Stock basis);

SECTION 6. Amendments to Exhibits and Acquiror Disclosure Letter.

(a) Exhibit B-1 to the Merger Agreement (Stockholder Support Agreement) is hereby amended in its entirety in the form attached to this Amendment as Exhibit B-1. Exhibit B-2 to the Merger Agreement (Consent of Holder) is hereby amended in its entirety in the form attached to this Amendment as Exhibit B-2.

(b) The Acquiror Disclosure Letter is hereby deemed amended to provide for a general disclosure (including with respect to Sections 4.4 (Financial Statements) and 4.13 (SEC Filings) of the Merger Agreement) as to any potential changes (including any required restatements of the Acquiror Financial Statements or the Acquiror SEC Filings) to the Acquiror’s historical accounting of the Acquiror Warrants as equity rather than as liabilities that may be required as a result the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC.

SECTION 7. Lock-Up Agreements Remain Binding. The Company represents, warrants, agrees and acknowledges that each Lock-Up Agreement delivered to the Acquiror on or prior to the date of this Amendment shall, upon execution of this Amendment, remain binding upon the holder of shares of Company Capital Stock signatory thereto in accordance with its terms and, upon the Closing, shall be effective in accordance with its terms.

SECTION 8. Miscellaneous.

(a) Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b) References to the Merger Agreement. After the date of this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Merger Agreement” and phrases of similar import, shall refer to the Merger Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to February 17, 2021).

(c) Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Remainder of page intentionally left blank; signature page follows.]

Annex A-2-3

IN WITNESS WHEREOF, the parties have caused this Amendment to Merger Agreement to be executed as of the first date above written.

ACQUIROR:
CF Finance Acquisition Corp. III, a Delaware corporation
By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer
MERGER SUB:
Meliora Merger Sub, Inc., a Delaware corporation
By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

[Project Meliora – Signature Page to Amendment to Merger Agreement by and among CF Finance Acquisition Corp. III, Meliora Merger Sub, Inc. and AEye, Inc.]

Annex A-2-4

IN WITNESS WHEREOF, the parties have caused this Amendment to Merger Agreement to be executed as of the first date above written.

COMPANY:
AEye, Inc., a Delaware corporation
By:	/s/ Blair LaCorte
	Name:	Blair LaCorte
	Title:	CEO

[Project Meliora – Signature Page to Amendment to Merger Agreement by and among CF Finance Acquisition Corp. III, Meliora Merger Sub, Inc. and AEye, Inc.]

Annex A-2-5

EXHIBIT B-1

Form of Stockholder Support Agreement

Annex A-2-6

EXHIBIT B-2

Form of Consent of Holder

Annex A-2-7

Annex B

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CF FINANCE ACQUISITION CORP. III

CF Finance Acquisition Corp. III, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows as of [ ], 2021:

1.      The name of the Corporation is “CF Finance Acquisition Corp. III”. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 15, 2016 (the “Original Certificate”). The first, second and third certificates of amendment of the Original Certificate were filed with the Secretary of State of the State of Delaware on June 10, 2020.

2.      The Original Certificate, as amended, was amended and restated in its entirety by the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 12, 2020 (the “Restated Certificate”).

3.      The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions amending the Restated Certificate as follows:

a.      Section 4.1 of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 331,000,000 shares, consisting of (a) 330,000,000 shares of common stock (the “Common Stock”), including (i) 300,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 30,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).”

4.      This Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

{signature page follows}

Annex B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CF FINANCE ACQUISITION CORP. III
By:
Name:
Title:

Annex B-2

Annex C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CF FINANCE ACQUISITION CORP. III, INC.

[_________ __], 2021

CF Finance Acquisition Corp. III, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1     The original name of the Corporation was “CF SPAC Re Inc.” and the name of the Corporation was subsequently changed to “CF Finance Acquisition Corp. III”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 15, 2016; the first, second and third certificates of amendment thereto were filed with the Secretary of State of the State of Delaware on July 10, 2020, July 10, 2020 and September 24, 2020, respectively; and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 12, 2020 (as amended to date, the “Original Certificate”).

2.     This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.     This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.     The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is AEye, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 919 North Market Street, Suite 950, County of New Castle, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is InCorp Services, Inc.

ARTICLE IV
CAPITALIZATION

Section 4.1     Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2     Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any,

Annex C-1

of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Dividends.    Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    Liquidation, Dissolution or Winding Up of the Corporation.    Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4    Rights and Options.    The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1    Board Powers.    The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Annex C-2

Section 5.2    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3    Newly Created Directorships and Vacancies.    Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4    Removal.    Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5    Preferred Stock — Directors.    Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Annex C-3

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1    Special Meetings.    Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2    Advance Notice.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3    Action by Written Consent.    Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Corporation’s initial public offering of securities, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee

Annex C-4

benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

Section 9.1    Corporate Opportunities and Non-Employee Directors.

(a)    In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b)    No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage

Annex C-5

or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c)    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d)    In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI
Exclusive forum for certain lawsuits

Section 11.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination),

Annex C-6

(B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

Annex C-7

IN WITNESS WHEREOF, CF Finance Acquisition Corp. III, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CF FINANCE ACQUISITION CORP. III, INC.
By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation

Annex C-8

Annex D

AMENDED AND RESTATED BY LAWS
OF
AEYE, INC.
(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of

Annex D-1

the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Number of Votes. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder.

(b) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(b) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(b) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

Annex D-2

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Annex D-3

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or within 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for

Annex D-4

action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Annex D-5

ARTICLE III

DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or within 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by

Annex D-6

such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed for their expenses, if any, for attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Annex D-7

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

Annex D-8

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

Annex D-9

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Annex D-10

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

Annex D-11

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Annex D-12

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL or the Board requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Annex D-13

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

Annex D-14

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

Annex D-15

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or

Annex D-16

hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Annex D-17

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

Annex D-18

Annex E

CF FINANCE ACQUISITION CORP. III
2021 EQUITY INCENTIVE PLAN

Annex E Page
1.	Establishment, Purpose and term of Plan.		E-1
	1.1	Establishment	E-1
	1.2	Purpose	E-1
	1.3	Term of Plan	E-1

2.	Definitions and Construction.		E-1
	2.1	Definitions	E-1
	2.2	Construction	E-6

3.	Administration.		E-6
	3.1	Administration by the Committee	E-6
	3.2	Authority of Officers	E-6
	3.3	Administration with Respect to Insiders	E-6
	3.4	Powers of the Committee	E-6
	3.5	Option or SAR Repricing	E-7
	3.6	Indemnification	E-7

4.	Shares Subject to Plan.		E-7
	4.1	Maximum Number of Shares Issuable	E-7
	4.2	Share Counting	E-7
	4.3	Adjustments for Changes in Capital Structure	E-8
	4.4	Assumption or Substitution of Awards	E-8

5.	Eligibility, Participation and Award Limitations.		E-8
	5.1	Persons Eligible for Awards	E-8
	5.2	Participation in the Plan	E-8
	5.3	Incentive Stock Option Limitations	E-9
	5.4	Nonemployee Director Award Limit	E-9

6.	Stock Options.		E-9
	6.1	Exercise Price	E-9
	6.2	Exercisability and Term of Options	E-10
	6.3	Payment of Exercise Price	E-10
	6.4	Effect of Termination of Service	E-11
	6.5	Transferability of Options	E-11

7.	Stock Appreciation Rights.		E-12
	7.1	Types of SARs Authorized	E-12
	7.2	Exercise Price	E-12
	7.3	Exercisability and Term of SARs	E-12
	7.4	Exercise of SARs	E-12
	7.5	Deemed Exercise of SARs	E-13
	7.6	Effect of Termination of Service	E-13
	7.7	Transferability of SARs	E-13

8.	Restricted Stock Awards.		E-13
	8.1	Types of Restricted Stock Awards Authorized	E-13
	8.2	Purchase Price	E-13
	8.3	Purchase Period	E-13
	8.4	Payment of Purchase Price	E-13
	8.5	Vesting and Restrictions on Transfer	E-13

Annex E-i

Annex E Page
	8.6	Voting Rights; Dividends and Distributions	E-14
	8.7	Effect of Termination of Service	E-14
	8.8	Nontransferability of Restricted Stock Award Rights	E-14

9.	Restricted Stock Units		E-14
	9.1	Grant of Restricted Stock Unit Awards	E-14
	9.2	Purchase Price	E-15
	9.3	Vesting	E-15
	9.4	Voting Rights, Dividend Equivalent Rights and Distributions	E-15
	9.5	Effect of Termination of Service	E-15
	9.6	Settlement of Restricted Stock Unit Awards	E-15
	9.7	Nontransferability of Restricted Stock Unit Awards	E-16

10.	Performance Awards.		E-16
	10.1	Types of Performance Awards Authorized	E-16
	10.2	Initial Value of Performance Shares and Performance Units	E-16
	10.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	E-16
	10.4	Measurement of Performance Goals	E-16
	10.5	Settlement of Performance Awards	E-18
	10.6	Voting Rights; Dividend Equivalent Rights and Distributions	E-19
	10.7	Effect of Termination of Service	E-19
	10.8	Nontransferability of Performance Awards	E-19

11.	Cash-Based Awards and Other Stock-Based Awards.		E-20
	11.1	Grant of Cash-Based Awards	E-20
	11.2	Grant of Other Stock-Based Awards	E-20
	11.3	Value of Cash-Based and Other Stock-Based Awards	E-20
	11.4	Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards	E-20
	11.5	Voting Rights; Dividend Equivalent Rights and Distributions	E-20
	11.6	Effect of Termination of Service	E-20
	11.7	Nontransferability of Cash-Based Awards and Other Stock-Based Awards	E-21

12.	Standard Forms of Award Agreement.		E-21
	12.1	Award Agreements	E-21
	12.2	Authority to Vary Terms	E-21

13.	Change in Control.		E-21
	13.1	Effect of Change in Control on Awards	E-21
	13.2	Effect of Change in Control on Nonemployee Director Awards	E-22
	13.3	Federal Excise Tax Under Section 4999 of the Code	E-22

14.	Compliance with Securities Law.		E-22

15.	Compliance with Section 409A.		E-23
	15.1	Awards Subject to Section 409A	E-23
	15.2	Deferral and/or Distribution Elections	E-23
	15.3	Subsequent Elections	E-23
	15.4	Payment of Section 409A Deferred Compensation	E-24

16.	Tax Withholding.		E-25
	16.1	Tax Withholding in General	E-25
	16.2	Withholding in or Directed Sale of Shares	E-25

Annex E-ii

Annex E Page
17.	Amendment, Suspension or Termination of Plan.		E-26

18.	Miscellaneous Provisions.		E-26
	18.1	Repurchase Rights	E-26
	18.2	Forfeiture Events	E-26
	18.3	Provision of Information	E-26
	18.4	Rights as Employee, Consultant or Director	E-26
	18.5	Rights as a Stockholder	E-27
	18.6	Delivery of Title to Shares	E-27
	18.7	Fractional Shares	E-27
	18.8	Retirement and Welfare Plans	E-27
	18.9	Beneficiary Designation	E-27
	18.10	Severability	E-27
	18.11	No Constraint on Corporate Action	E-27
	18.12	Unfunded Obligation	E-27
	18.13	Choice of Law	E-28

Annex E-iii

CF Finance Acquisition Corp. III, Inc.
2021 Equity Incentive Plan

1.        Establishment, Purpose and term of Plan.

1.1      Establishment.    The CF Finance Acquisition Corp. III, Inc. 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of [____], 2021, the date of the closing of the transactions contemplated by that certain merger agreement entered into by and among CF Finance Acquisition Corp. III, Inc., Meliora Merger Sub, Inc., and AEye, Inc., following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2      Purpose.    The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3      Term of Plan.    The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.

2.        Definitions and Construction.

2.1      Definitions.    Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)       “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b)       “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c)       “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d)       “Board” means the Board of Directors of the Company.

(e)       “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f)       “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g)       “Cause” means any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

Annex E-1

(h)       “Change in Control” means the occurrence of any one or a combination of the following:

(i)        any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)       an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)     a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i)        “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(j)        “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as “non-employee director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.

(k)       “Company” means CF Finance Acquisition Corp. III, Inc., a Delaware corporation, and any successor corporation thereto.

(l)        “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

Annex E-2

(m)      “Director” means a member of the Board.

(n)       “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o)       “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p)       “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)       “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)        Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)       If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.

(s)       “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t)        “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u)       “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(v)       “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

Annex E-3

(w)      “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(x)       “Nonemployee Director” means a Director who is not an Employee.

(y)       “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(z)       “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(aa)     “Officer” means any person designated by the Board as an officer of the Company.

(bb)     “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc)     “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd)     “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ee)     “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ff)      “Participant” means any eligible person who has been granted one or more Awards.

(gg)     “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(hh)     “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ii)       “Performance Award” means an Award of Performance Shares or Performance Units.

(jj)       “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(kk)     “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(ll)       “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(mm)   “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(nn)     “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(oo)     “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(pp)     “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

Annex E-4

(qq)     “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(rr)      “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(ss)      “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(tt)       “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(uu)     “Section 409A” means Section 409A of the Code.

(vv)     “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(ww)   “Securities Act” means the Securities Act of 1933, as amended.

(xx)     “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(yy)     “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.

(zz)     “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(aaa)   “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(bbb)   “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ccc)   “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ddd)   “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

Annex E-5

2.2      Construction.    Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.        Administration.

3.1      Administration by the Committee.    The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2      Authority of Officers.    Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3      Administration with Respect to Insiders.    With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4      Powers of the Committee.    In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)       to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b)       to determine the type of Award granted;

(c)       to determine the Fair Market Value of shares of Stock or other property;

(d)       to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)       to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f)       to approve one or more forms of Award Agreement;

(g)       to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h)       to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

Annex E-6

(i)        to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and

(j)        to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.5      Option or SAR Repricing.    Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.

3.6      Indemnification.    In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.        Shares Subject to Plan.

4.1      Maximum Number of Shares Issuable.    Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to [_______]1 shares.

4.2      Share Counting.    If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised. Shares purchased in the open market

____________

1        Note to Draft: 10% of the outstanding capitalization of CF Finance Acquisition Corp. III, Inc. immediately following the closing of the merger with AEye, Inc.

Annex E-7

with proceeds from the exercise of Options shall not be added to the limit set forth in Section 4.1. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 and Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.

4.3      Adjustments for Changes in Capital Structure.    Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the annual increase set forth in Section 4.1, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.4      Assumption or Substitution of Awards.    The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code, without reducing the number of shares otherwise available for issuance under the Plan. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

5.        Eligibility, Participation and Award Limitations.

5.1      Persons Eligible for Awards.    Awards may be granted only to Employees, Consultants and Directors.

5.2      Participation in the Plan.    Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

Annex E-8

5.3      Incentive Stock Option Limitations.

(a)        Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.    Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed [_______]2 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

(b)       Persons Eligible.    An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c)       Fair Market Value Limitation.    To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.

5.4      Nonemployee Director Award Limit.    Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Nonemployee Director, expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director), may not exceed $750,000 in total value, or $1,000,000 in the calendar year in which any Nonemployee Director is initially elected to the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6.        Stock Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1      Exercise Price.    The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.

____________

2        10% of the outstanding capitalization of CF Finance Acquisition Corp. III, Inc. immediately following the closing of the combination with AEye, Inc.

Annex E-9

6.2      Exercisability and Term of Options.    Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3      Payment of Exercise Price.

(a)       Forms of Consideration Authorized.    Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)       Limitations on Forms of Consideration.

(i)        Cashless Exercise.    A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii)       Stock Tender Exercise.    A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii)     Net Exercise.    A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

Annex E-10

6.4      Effect of Termination of Service.

(a)       Option Exercisability.    Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i)        Disability.    If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii)       Death.    If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.

(iii)     Termination for Cause.    Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv)      Other Termination of Service.    If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)       Extension if Exercise Prevented by Law.    Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5      Transferability of Options.    During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

Annex E-11

7.        Stock Appreciation Rights.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1      Types of SARs Authorized.    SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2      Exercise Price.    The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.

7.3      Exercisability and Term of SARs.

(a)       Tandem SARs.    Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b)       Freestanding SARs.    Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4      Exercise of SARs.    Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

Annex E-12

7.5      Deemed Exercise of SARs.    If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.

7.6      Effect of Termination of Service.    Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7      Transferability of SARs.    During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8.        Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1      Types of Restricted Stock Awards Authorized.    Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2      Purchase Price.    The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3      Purchase Period.    A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4      Payment of Purchase Price.    Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5      Vesting and Restrictions on Transfer.    Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described

Annex E-13

in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6      Voting Rights; Dividends and Distributions.    Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7      Effect of Termination of Service.    Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8      Nontransferability of Restricted Stock Award Rights.    Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.        Restricted Stock Units.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1      Grant of Restricted Stock Unit Awards.    Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more

Annex E-14

Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2      Purchase Price.    No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3      Vesting.    Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

9.4      Voting Rights, Dividend Equivalent Rights and Distributions.    Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. If so determined by the Committee and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5      Effect of Termination of Service.    Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6      Settlement of Restricted Stock Unit Awards.    The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in

Annex E-15

which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7      Nontransferability of Restricted Stock Unit Awards.    The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.      Performance Awards.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1    Types of Performance Awards Authorized.    Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2    Initial Value of Performance Shares and Performance Units.    Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3    Establishment of Performance Period, Performance Goals and Performance Award Formula.    In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4    Measurement of Performance Goals.    Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “Performance Measure”), subject to the following:

(a)       Performance Measures.    Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division

Annex E-16

or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:

(i)          revenue;

(ii)         sales;

(iii)        expenses;

(iv)        operating income;

(v)         gross margin;

(vi)        operating margin;

(vii)       earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii)      pre-tax profit;

(ix)        net operating income;

(x)         net income;

(xi)        economic value added;

(xii)       free cash flow;

(xiii)      operating cash flow;

(xiv)      balance of cash, cash equivalents and marketable securities;

(xv)       stock price;

(xvi)      earnings per share;

(xvii)     return on stockholder equity;

(xviii)    return on capital;

(xix)      return on assets;

(xx)       return on investment;

(xxi)      total stockholder return;

(xxii)     employee satisfaction;

(xxiii)    employee retention;

(xxiv)    market share;

(xxv)     customer satisfaction;

(xxvi)    product development;

Annex E-17

(xxvii)   research and development expenses;

(xxviii)  completion of an identified special project;

(xxix)    completion of a joint venture or other corporate transaction; and

(xxx)     personal performance objectives established for an individual Participant or group of Participants.

Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.

(b)       Performance Targets.    Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5    Settlement of Performance Awards.

(a)       Determination of Final Value.    As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b)       Discretionary Adjustment of Award Formula.    In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.

(c)       Effect of Leaves of Absence.    Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d)       Notice to Participants.    As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e)       Payment in Settlement of Performance Awards.    As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f)       Provisions Applicable to Payment in Shares.    If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock

Annex E-18

issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6    Voting Rights; Dividend Equivalent Rights and Distributions.    Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7    Effect of Termination of Service.    Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a)       Death or Disability.    If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b)       Other Termination of Service.    If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8    Nontransferability of Performance Awards.    Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

Annex E-19

11.      Cash-Based Awards and Other Stock-Based Awards.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1    Grant of Cash-Based Awards.    Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2    Grant of Other Stock-Based Awards.    The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3    Value of Cash-Based and Other Stock-Based Awards.    Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.

11.4    Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards.    Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5    Voting Rights; Dividend Equivalent Rights and Distributions.    Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6    Effect of Termination of Service.    Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

Annex E-20

11.7    Nontransferability of Cash-Based Awards and Other Stock-Based Awards.    Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12.      Standard Forms of Award Agreement.

12.1    Award Agreements.    Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.

12.2    Authority to Vary Terms.    The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13.      Change in Control.

13.1    Effect of Change in Control on Awards.    In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:

(a)       Accelerated Vesting.    In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(b)       Assumption, Continuation or Substitution.    In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

Annex E-21

(c)       Cash-Out of Outstanding Stock-Based Awards.    The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.

(d)       Adjustments and Earnouts.    In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.

13.2    Effect of Change in Control on Nonemployee Director Awards.    Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3    Federal Excise Tax Under Section 4999 of the Code.

(a)       Excess Parachute Payment.    If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b)       Determination by Tax Firm.    To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

14.      Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be

Annex E-22

exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.      Compliance with Section 409A.

15.1    Awards Subject to Section 409A.    The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a)       A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b)       Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2    Deferral and/or Distribution Elections.    Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a)       Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b)       Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c)       Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3    Subsequent Elections.    Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a)       No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

Annex E-23

(b)       Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c)       No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d)       Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4    Payment of Section 409A Deferred Compensation.

(a)       Permissible Payments.    Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i)        The Participant’s “separation from service” (as defined by Section 409A);

(ii)       The Participant’s becoming “disabled” (as defined by Section 409A);

(iii)     The Participant’s death;

(iv)      A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v)       A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi)      The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b)       Installment Payments.    It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c)      Required Delay in Payment to Specified Employee Pursuant to Separation from Service.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d)       Payment Upon Disability.    All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.

(e)       Payment Upon Death.    If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

Annex E-24

(f)       Payment Upon Change in Control.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g)       Payment Upon Unforeseeable Emergency.    The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h)       Prohibition of Acceleration of Payments.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i)        No Representation Regarding Section 409A Compliance.    Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

16.      Tax Withholding.

16.1    Tax Withholding in General.    The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2    Withholding in or Directed Sale of Shares.    The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

Annex E-25

17.      Amendment, Suspension or Termination of Plan.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3, (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18.      Miscellaneous Provisions.

18.1    Repurchase Rights.    Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2    Forfeiture Events.

(a)       The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.

(b)       If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

18.3    Provision of Information.    Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4    Rights as Employee, Consultant or Director.    No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain

Annex E-26

an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5    Rights as a Stockholder.    A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.

18.6    Delivery of Title to Shares.    Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7    Fractional Shares.    The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8    Retirement and Welfare Plans.    Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.

18.9    Beneficiary Designation.    Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10  Severability.    If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11  No Constraint on Corporate Action.    Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12  Unfunded Obligation.    Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at

Annex E-27

all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13  Choice of Law.    Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the CF Finance Acquisition Corp. III, Inc. 2021 Equity Incentive Plan as duly adopted by the Board on [______], 2021.

/s/
[ ], Secretary

Annex E-28

Annex F-1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2021, by and among CF Finance Holdings III, LLC, a Delaware limited liability company (“Sponsor”), CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), and AEye, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Acquiror, Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company.

WHEREAS, Sponsor owns 5,710,000 shares (including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares, the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of Acquiror (the “Class B Common Stock”);

WHEREAS, in connection with Acquiror’s initial public offering, Acquiror, Sponsor and certain officers and directors of Acquiror (collectively, the “Insiders”) entered into a letter agreement, dated as of November 12, 2020 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Acquiror securities owned by them;

WHEREAS, Article IV, Section 4.3(b)(ii) of Acquiror’s Amended and Restated Certificate of Incorporation (the “Acquiror Charter”) provides, among other matters, that the Founder Shares will automatically convert into shares of Class A Common Stock, par value $0.0001 per share, of Acquiror upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock (together with any successor equity security thereto in the Transactions (as defined below), “Class A Common Stock”), or Equity-linked Securities (as defined in the Acquiror Charter), are issued or deemed issued in excess of the amounts sold in Acquiror’s initial public offering (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein (the transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of the Company, (a) Sponsor agrees that it will comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter in all material respects, including voting in favor of the Transactions and not redeeming its shares of Acquiror common stock in connection with the Transactions, (b) Acquiror agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and Acquiror agree (i) that the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) will be required in addition to the prior written consent of the Representative (as defined in the Insider Letter) for any of the matters described in clauses (i) through (iii) under Section 3(a) of the Insider Letter, and (ii) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Company hereby acknowledges that Sponsor has agreed to transfer forty (40%) percent of the Founder Shares to Lidar AI Investments, LLC (or any of its affiliates or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates) after the Effective Time pursuant to the terms and conditions set forth in the Founder Shares Transfer Agreement entered into among Sponsor, Acquiror and Lidar AI Investments, LLC as of the date hereof (the “Founder Share Transfer Agreement”), and consents to such agreement and the performance of Sponsor’s and Acquiror’s obligations thereunder and

Annex F-1-1

consummation of the transactions contemplated thereby. Sponsor and Acquiror represent and warrant that (A) they have delivered a true and complete copy of the Founder Share Transfer Agreement to the Company, and (B) that the Founder Share Transfer Agreement is in full force and effect as of the date of this Agreement. Sponsor and Acquiror agree not to amend, modify or waive any provision of the Founder Share Transfer Agreement without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transactions, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the Acquiror Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transactions.

Section 3 Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, Sponsor, on behalf of itself and its successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”), does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company, Acquiror, Merger Sub and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), including any and all Claims arising out of or relating to (i) a Releasing Party’s capacity as a current or former stockholder, officer or director, manager, employee or agent of Acquiror or any of its predecessors or Subsidiaries (or its capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity it is or was serving at the request of Acquiror or any of its Subsidiaries) or (ii) any Contract with Acquiror or any of its Subsidiaries entered into or established prior to the Closing, with the effect that any such Contract, including any provision purporting to survive termination of such Contract and without regard to any notice requirement thereunder, is hereby terminated in its entirety with respect to Sponsor.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3(b), in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3(b) and that, without such waiver, Acquiror and the Company would not have agreed to the terms of this Agreement.

Annex F-1-2

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement (including with respect to any Acquiror Transaction Expenses), any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Letter, (C) the Registration Rights Agreement, dated as of November 12, 2020, by and among Acquiror, Sponsor and the other Holders party thereto, (D) the Expense Advancement Agreement, dated as of November 12, 2020, by and between Acquiror and Sponsor, the promissory note, dated as of November 12, 2020 by Acquiror in favor of the Sponsor, and any other promissory notes and/or expense advance agreements entered into by and between Acquiror and Sponsor prior to the Closing without violation of the terms of the Merger Agreement, or (E) any PIPE Subscription Agreements to which a Releasing Party may be a party, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms; (ii) any rights with respect to the capital stock or warrants of Acquiror owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of Acquiror or any of its Subsidiaries or any indemnity or similar agreements by Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor and Acquiror (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Section 3.

Section 5 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Effective Time or (b) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Acquiror, to it at:

CF Finance Acquisition Corp. III
110 East 59th Street
New York, NY 10022
Attention: Chief Executive Officer
Email: CFFinanceIII@cantor.com

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Kenneth A. Lefkowitz
Facsimile: +1 212 299-6557
Email: ken.lefkowitz@hugheshubbard.com

if to the Sponsor, to it at:

CF Finance Holdings III, LLC
110 East 59th Street
New York, NY 10022
Attention: Chief Executive Officer
Email: CFFinanceIII@cantor.com

Annex F-1-3

if to the Company, to it at:

AEye, Inc.
1 Park Pl
Dublin, CA 94568
Attention: Chief Executive Officer
Email: blacorte@aeye.ai

with a copy to:

DLA Piper LLP (US)
555 Mission Street
Suite 2400
San Francisco, CA 94105
Attention: Jeffrey Selman; John Maselli; Jonathan Axelrad
Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com;
jonathan.axelrad@us.dlapiper.com

(c) Entire Agreement. This Agreement (including the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Acquiror, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares or Private Placement Units (as defined in the Insider Letter) (or component securities or shares of Class A Common Stock issuable upon the exercise of the warrants underlying the Private Placement Units) to any Permitted Transferee in accordance with Section 7(c) of the Insider Letter and this Agreement, Sponsor may, by providing notice to Acquiror and the Company prior to or promptly after such transfer,

Annex F-1-4

transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such securities. Any purported assignment in violation of this Section 5(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 5(j).

(k) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of Acquiror, and not in its capacity as a director (including “director by deputization”), officer or employee of Acquiror, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving as a director of Acquiror or any Subsidiary of Acquiror, acting in such person’s capacity as a director or officer of Acquiror or any Subsidiary of Acquiror (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and Transactions).

(l) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

Annex F-1-5

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

ACQUIROR:
CF FINANCE ACQUISITION CORP. III
By:
Name:
Title:
SPONSOR:
CF FINANCE HOLDINGS III, LLC
By:
Name:
Title:
THE COMPANY:
AEYE, Inc.
By:
Name:
Title:

[Signature Page to Sponsor Support Agreement (Project Meliora)]
Annex F-1-6

Annex F-2

AMENDMENT TO SPONSOR SUPPORT AGREEMENT

This AMENDMENT TO SPONSOR SUPPORT AGREEMENT, dated as of April 30, 2021 (this “Amendment”), is made and entered into by and among (i) CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), (ii) CF Finance Holdings III, LLC, a Delaware limited liability company (“Sponsor”), and (iii) AEye, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not defined shall have the meanings specified in the Sponsor Support Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on February 17, 2021, Acquiror, Sponsor and the Company entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”);

WHEREAS, concurrently herewith, Acquiror, Merger Sub and the Company are entering into an Amendment to Merger Agreement (the “Merger Agreement Amendment”); and

WHEREAS, in accordance with Section 5(f) of the Sponsor Support Agreement, Acquiror, Sponsor and the Company desire to amend the Sponsor Support Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Merger Agreement Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Exercise of Deadline Date Extension. A new Section 6 is hereby added to the Sponsor Support Agreement to read in its entirety as follows:

Section 6 Extension of Deadline Date. Notwithstanding anything to the contrary set forth in this Agreement, the Merger Agreement or the Insider Letter:

(a) By execution of this Amendment, Sponsor hereby provides its written notice to Acquiror of its election to, and agrees for the benefit of Acquiror and the Company, to take all such other action as may be necessary to, extend the period of time for the Company to consummate a Business Combination by (i) four (4) months to September 17, 2021 (the “First Extension”) and (ii) if the Merger has not then been consummated in accordance with the provisions of the Merger Agreement, another four (4) months to January 17, 2022 (the “Second Extension”), in each case, in accordance with Section 9.1(c) of the Acquiror Charter and the provisions of the Trust Agreement.

(b) Without limiting the provisions of Section 6(a), Sponsor (or its Affiliate or permitted designee) shall (i) deposit into the Trust Account $2,300,000 on or prior to the date hereof in connection with the First Extension, and (ii) if the Merger has not been consummated in accordance with the provisions of the Merger Agreement, deposit into the Trust Account $2,300,000 on or prior to September 17, 2021 in connection with the Second Extension, in each case, in exchange for a non-interest bearing, unsecured promissory note in such amount issued by Acquiror and payable upon consummation of a Business Combination.

SECTION 2. Miscellaneous.

(a) Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Sponsor Support Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b) References to the Sponsor Support Agreement. After the date of this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Sponsor Support Agreement” and phrases of similar import, shall refer to the Sponsor Support Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to February 17, 2021).

(c) Other Miscellaneous Terms. The provisions of Section 5 (General) of the Sponsor Support Agreement shall apply mutatis mutandis to this Amendment, and to the Sponsor Support Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Remainder of page intentionally left blank; signature page follows.]

Annex F-2-1

IN WITNESS WHEREOF, the parties have caused this Amendment to Sponsor Support Agreement to be executed as of the first date above written.

ACQUIROR:
CF Finance Acquisition Corp. III, a Delaware corporation
By:
Name:
Title:
SPONSOR:
CF Finance Holdings III, LLC, a Delaware limited liability company
By:
Name:
Title:

[Project Meliora – Signature Page to Amendment to Sponsor Support Agreement by and among CF Finance Acquisition Corp. III, CF Finance Holdings III, LLC and AEye, Inc.]

Annex F-2-2

IN WITNESS WHEREOF, the parties have caused this Amendment to Sponsor Support Agreement to be executed as of the first date above written.

COMPANY:
AEye, Inc., a Delaware corporation
By:
Name:
Title:

[Project Meliora – Signature Page to Amendment to Sponsor Support Agreement by and among CF Finance Acquisition Corp. III, CF Finance Holdings III, LLC and AEye, Inc.]

Annex F-2-3

Annex G

SUBSCRIPTION AGREEMENT

February 17, 2021

CF Finance Acquisition Corp. III
110 East 59th Street
New York, NY 10022

AEye, Inc.
1 Park Place, Suite 20
Dublin, CA94568

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between CF Finance Acquisition Corp. III, a Delaware corporation (the “Company”), and AEye, Inc., a Delaware corporation (“Target”), pursuant to that certain Agreement and Plan of Merger, dated as of February 17, 2021 (as it may be amended, the “Transaction Agreement”), by and among, the Company, Meliora Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Target, the Company is seeking commitments to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by the Company (the “Offering”).

On the date set forth on the signature page of this subscription agreement (this “Subscription Agreement”), the Company is entering into subscription agreements substantially similar to this Subscription Agreement (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other subscribers (the “Other Subscribers”), pursuant to which the Other Subscribers, severally and not jointly, have agreed to purchase in the Offering, effective on the closing date of the Transaction, inclusive of the shares of Common Stock to be purchased by the undersigned, an aggregate amount of up to 22,500,000 shares of Common Stock, at the Purchase Price. In connection therewith, the undersigned subscriber (“Subscriber”) and the Company agree as follows:

1. Subscription. Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms provided for herein.

2. Closing; Delivery of Shares.

(a) The closing of the sale of Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and concurrently with, the Transaction Closing.

(b) At least seven (7) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, the Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Shares to the Subscriber. No later than 4:00 p.m. (Eastern time) one (1) Business Day prior to the Closing Date, Subscriber shall deliver the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing. The Company shall deliver to Subscriber (i) at the Closing, the Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of the Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Subscriber, as applicable, and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Shares (in book entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in

Annex G-1

writing by the Company and the Subscriber, the Company shall promptly (but in no event later than three (3) Business Days after the anticipated Closing Date specified in the Closing Notice) return the Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified in writing by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Shares, the Company shall promptly (but not later than three (3) Business Days thereafter) return the Purchase Price to Subscriber without any deduction for or on account of any tax, withholding, charges or set-off.

3. Closing Conditions. In addition to the conditions set forth in Section 2:

(a) General Conditions. The Closing is also subject to the satisfaction or valid waiver in writing by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred; and

(ii) all conditions precedent to each party’s obligation to effect the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions that, by their nature, (x) may only be satisfied at the Transaction Closing (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement and the Other Subscription Agreements), but subject to the satisfaction or waiver of such conditions as of the Transaction Closing, or (y) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements), and the Transaction Closing shall be scheduled to occur immediately prior to, concurrently with or immediately following the Closing.

(b) Company Conditions. The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date or as of such specific date, as applicable;

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; and

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by this Subscription Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Subscription Agreement.

(c) Subscriber Conditions. The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver in writing by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be

Annex G-2

true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date or as of such specific date, as applicable;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing;

(iii) no amendment or modification of the Transaction Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement;

(iv) there has not occurred any Material Adverse Effect;

(v) after giving effect to the issuance of Common Stock in this Offering and pursuant to the consummation of the Transaction on the Closing Date, no fewer than 24,000,000 shares of Common Stock will have been issued and be outstanding;

(vi) no closing condition, if any, appearing in the Transaction Agreement made available to the undersigned prior to the execution of this Subscription Agreement relating to minimum cash of the Company as of the closing of the Transaction shall be waived or amended;

(vii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by this Subscription Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Subscription Agreement; and

(viii) no suspension of the qualification of the Common Stock for offering or sale or trading on Nasdaq or NYSE (as defined below), as applicable, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred, and the Shares shall be approved for listing on Nasdaq or NYSE, as applicable, subject to official notice of issuance.

4. Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) Authorization; Enforcement. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) Issuance. The Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation, the Company’s bylaws or under the laws of the State of Delaware.

(d) No Conflicts. The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the Nasdaq or New York Stock Exchange (“NYSE”) marketplace rules, as applicable to the Company on such date, and (i) will not conflict with or result in a material breach or material violation of any

Annex G-3

of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company or the combined company after giving effect to Transaction (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

(e) Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) any required filing of a Notice of Exempt Offering of Securities on Form D with U.S. Securities and Exchange Commission (the “Commission”) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing with the Commission of a registration statement pursuant to Section 8, (iii) the filings required by applicable state or federal securities laws, (iv) the filings required in accordance with Section 6(c), (v) any filings or notices required by Nasdaq or the NYSE, as applicable, (vi) those required to consummate the Transaction as provided under the Transaction Agreement, (vii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (viii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Capitalization. As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, (ii) 30,000,000 shares of Class B common stock, par value of $0.0001 per share (the “Class B Common Stock”) and (iii) 1,000,000 shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”). As of the date of this Subscription Agreement, (A) 23,500,000 shares of Common Stock are issued and outstanding, (B) 5,750,000 shares of Class B Common Stock are issued and outstanding, (C) 7,666,666 redeemable public warrants to purchase Common Stock are issued and outstanding, (D) 166,666 private placement warrants to purchase Common Stock are issued and outstanding, and (E) no Preferred Stock is issued and outstanding. All (1) issued and outstanding shares of Common Stock and Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports (as defined below), as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Company has no subsidiaries, other than Merger Sub, a Delaware corporation, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the company, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement. As of the date hereof, the Company had no outstanding long-term indebtedness (other than fees payable under the business combination marketing agreement entered into in connection with its initial public offering and other indebtedness to be repaid at Closing) and will not have any such long-term indebtedness immediately prior to the Closing (other than fees payable under the business combination marketing agreement entered into in connection with its initial public offering and other indebtedness to be repaid at Closing).

Annex G-4

(g) Registration of Common Stock. As of the date of this Agreement, the issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Nasdaq Capital Market (the “Trading Market”) under the symbol “CFAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Trading Market or the Commission with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq or the NYSE, as applicable, of the Company’s listing application with respect to the Transaction. The Company has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

(h) Regulatory Actions. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

(i) Compliance. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Broker Fees. Except as set forth in the following sentence, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation paid to Cantor Fitzgerald & Co. as placement agent to the Company (the “Placement Agent”), and Guggenheim Securities, LLC, as capital markets advisor to Target, the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of Subscriber in connection with the sale of any shares of Common Stock in the Offering.

(k) Investment Company. The Company is not, and immediately after receipt of payment for the shares of Common Stock being sold in the Offering, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l) Private Placement. Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(m) SEC Reports; Financial Statements. As of their respective dates, all forms, reports, statements, schedules, proxies, registration statements and other documents filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all

Annex G-5

material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the ordinary shares with the Commission. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports.

(n) No Side Letters. Other than the Other Subscription Agreements and the Transaction Agreement, the Company has not entered into any subscription agreement, side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s investment in the Company through the Offering. No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than the Subscriber hereunder.

(o) No Anti-Dilution. There are no securities or instruments issued by the Company containing anti-dilution provisions that will be triggered by the issuance of (i) the Shares or (ii) the Common Stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

(p) No Bankruptcy. Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the Company or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

5. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:

(a) Subscriber Status. At the time the Subscriber was offered the Shares, it was, and as of the date hereof, the Subscriber is (i) an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”) or a Qualified Institutional Buyer (as defined in 144A of the Securities Act) (a “QIB”), as indicated in the questionnaire attached as Exhibit A hereto (an “Investor Questionnaire”), and (ii) is acquiring the Shares only for its own account and (iii) not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber, if not an individual, is not an entity formed for the specific purpose of acquiring the Shares.

(b) Nature of Investment. The Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(c) Authorization and Enforcement. The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to

Annex G-6

the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound which would reasonably be expected to have an adverse effect on the legal authority of the Subscriber to enter into and perform its obligations under this Subscription Agreement, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. If the Subscriber is not an individual, the Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(d) Other Representations. The Subscriber understands and agrees that the Subscriber is purchasing Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication, other than the representations, warranties, covenants and agreements herein.

(e) Tax Treatment. The Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(f) Receipt of Disclosure. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the Commission, had access to) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of November 12, 2020 and filed with the Commission (File No. 333-249367) on November 13, 2020 (the “SPAC Prospectus”), (ii) each filing made by the Company with the Commission following the filing of the SPAC Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, a copy of which will be filed by the Company with the Commission and (iv) the investor presentation by the Company and the Target, a copy of which will be furnished by the Company to the Commission. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(g) No General Solicitation. The Subscriber became aware of this Offering of the Shares solely by means of direct contact between the Subscriber and the Company, the Placement Agent(s) or a representative of the Company or the Placement Agent(s), and the Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Company, the Placement Agent(s) or a representative of the Company or the Placement Agent(s). The Subscriber acknowledges that the Company represents and warrants that the Shares (i) were not offered to the Subscriber by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h) Investment Risks. The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the Commission. The Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the

Annex G-7

Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

(i) Compliance. The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

(j) Diligence Disclaimer. Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(k) OFAC/Patriot Act. The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.

(l) No Reliance on Placement Agent. In making its decision to purchase the Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber, the investor presentation provided to Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agent(s) concerning the Company, Target or the Shares or the offer and sale of the Shares. No disclosure or offering document has been provided by the Placement Agent(s) in connection with the offer and sale of the Shares. The Placement Agent(s) and each of their respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Shares, the Placement Agent(s) have not made any recommendations regarding an investment in the Company or the Shares or acted as the Subscriber’s financial advisor or fiduciary.

The Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

6. Additional Covenants.

(a) Transfer Restrictions.

(i) The Shares may only be resold, transferred, pledged or otherwise disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement, or a transfer to the Company or to one or more affiliates of the Subscriber or to a lender to Subscriber pursuant to a pledge and, thereafter, a transferee thereof pursuant to a foreclosure, of the Subscriber, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company the form and substance of which opinion shall be reasonably satisfactory to the Company to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer,

Annex G-8

any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement and such transferee and each Subscriber affiliate transferee and each lender transferee and their subsequent transferees shall have the rights and obligations of the Subscriber under this Subscription Agreement.

(ii) The Company acknowledges and agrees that the Subscriber may from time to time after the Closing pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Subscriber may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith; further, no notice shall be required of such pledge; provided that the Subscriber and its pledgee shall be required to comply with other provisions of this Section 6 in order to effect a sale, transfer or assignment of the Shares to such pledgee. At the Subscriber’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of the Shares may reasonably request in connection with a pledge or transfer of the Shares.

(iii) The Subscriber agrees to the imprinting, so long as is required by this Section 6(a), of a legend on any of the Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(iv) Subject to applicable requirements of the Securities Act and the interpretations of the Commission thereunder and any requirements of the Company’s transfer agent, the Company shall ensure that instruments, whether certificated or uncertificated, evidencing the Shares shall not contain any legend (including the legend set forth in Section 6(a)(iii)), (A) while a registration statement covering the resale of such Shares is effective under the Securities Act, (B) following any sale of such Shares pursuant to Rule 144 under the Securities Act (“Rule 144”), (C) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

(v) The Subscriber agrees with the Company that the Subscriber will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that, if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from instruments representing Shares as set forth in this Section 6 is predicated upon the Company’s reliance upon this understanding.

(b) Furnishing of Information; Public Information. Until the earliest of (i) the first date on which the Subscriber can sell all of its Shares under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and (ii) three (3) years from the Closing Date, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

(c) Public Disclosure. The Company shall (a) by 9:30 a.m. ET on the first Business Day following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby

Annex G-9

(“Disclosure Time”), and (b) file a Current Report on Form 8-K, including the Transaction Agreement and the investor presentation provided to Subscriber, or the material non-public information contained therein, as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Subscriber that it shall have publicly disclosed all material, non-public information delivered to the Subscriber by or on behalf of the Company, the Target or any of their respective officers, directors, employees or agents (including the Placement Agent(s)) in connection with the transactions contemplated by this Subscription Agreement. Prior to the Closing, the Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, neither party shall publicly disclose the name of the other party, or include the name of the other party in any filing with the Commission, any regulatory agency or Nasdaq or the NYSE, as applicable, without the prior written consent of the party being disclosed, except to the extent such disclosure is required by applicable law, Commission, Nasdaq or the NYSE, as applicable, regulations or at the request of any governmental or regulatory agency or as required by legal process, in which case (to the extent legally permissible) written notice of such disclosure permitted under this clause shall be made to the other party prior to or as reasonably practicable following such disclosure.

(d) Non-Public Information. Following the Disclosure Time or otherwise as required by applicable law, the Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide the Subscriber with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Subscriber shall have consented in writing to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of the Company; provided, that each Subscriber shall be solely responsible for its compliance with federal, state and foreign securities laws.

(e) Listing of Common Stock. The Company hereby agrees to use its best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed (or the NYSE) until Closing and, prior to the Closing, the Company shall apply to list or quote the Common Stock and all of the Shares on Nasdaq or the NYSE, as determined by the Company, and promptly secure the listing of all of the Common Stock and Shares on Nasdaq or the NYSE, as applicable. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(f) Other Subscription Agreements. No Other Subscription Agreements will be amended in any material respect following the date of this Subscription Agreement, and each Other Subscription Agreement will reflect the same Per Share Purchase Price and terms that are not materially more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement.

(g) Certain Transactions and Confidentiality. The Subscriber covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it, has executed or will execute any purchases or sales of any of the Company’s securities during the period that commenced at the time that the Subscriber first learned of the transactions contemplated hereunder and ending at such time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c). The Subscriber covenants that until such time as the transactions contemplated by this Subscription Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 6(c), the Subscriber will maintain the confidentiality of the existence and terms of the Transaction and the transactions contemplated hereby. Notwithstanding the foregoing and notwithstanding anything contained in this Subscription Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Subscriber makes no representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c), (ii) the Subscriber shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c) and (iii) the Subscriber shall have no duty of confidentiality or

Annex G-10

duty not to trade in the securities of the Company as set forth in this Section 6(g) to the Company after the issuance of the initial press release as described in Section 6(c). Notwithstanding the foregoing, (i) in the case that the Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets, this Section 6(g) shall only apply with respect to the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement and any other portfolio manager that has direct knowledge of this investment and (ii) the representations set forth in this Section 6(g) shall not apply to any other entity, affiliate or client under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Transactions (including the Subscriber’s controlled affiliates and/or affiliates).

(h) Subscriber Undertaking. The Company may request from the Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Subscriber to acquire the Shares, and the Subscriber shall provide such information to the Company upon such request, and provided that the Company agrees to keep confidential any such information provided by the Subscriber.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the “Agreement End Date” as defined in the Transaction Agreement, as it may be amended by the Company and the Target pursuant to the Transaction Agreement or (d) at the election of the Subscriber if the Closing shall not have occurred by November 15, 2021 or, if earlier, six (6) months from the date the Company first files a registration statement on Form S-4 with the Commission with respect to the Transaction; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and (ii) each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement and the provisions of this Section 7 and Sections 9 and 10 will survive any termination of this Subscription Agreement and continue indefinitely.

8. Registration Rights.

(a) The Company agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 8, “Registration Statement”), and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Transaction Closing and (ii) the 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees that the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) three (3) years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold the Shares covered by such Registration Statement, or (iii) on the first date on which the Subscriber can sell all of its Shares under Rule 144 of the Securities Act without restriction, including without limitation, any volume or manner of sale restrictions and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Company’s obligations to include the Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares (including disclosure of its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act), and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. The Company will use its commercially reasonable

Annex G-11

efforts to provide a draft of the Registration Statement to Subscriber at least five (5) Business Days in advance of filing the Registration Statement with the Commission. Any failure by the Company to file the Registration Statement by the Filing Date or for the Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 8. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the option, in its sole and absolute discretion, to either (i) have an opportunity to withdraw from the Registration Statement, in which case the Company’s obligation to register the Shares will be deemed satisfied, or (ii) be included as such in the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. For purposes of this Section 8, “Shares” shall mean, as of any date of determination, the Shares and any other equity security of the Company issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

(b) In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii) advise Subscriber within two (2) Business Days:

(A) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(B) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(C) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

Annex G-12

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed; and

(vi) use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Shares contemplated hereby and (B) for so long as the Subscriber holds Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144.

(c) The Company may delay filing or suspend the use of any such registration statement (x) if it determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, (y) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year, or (z) if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use would materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay filing or suspend use of any registration statement on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement until the Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. In addition to the removal of restrictive legends at the Subscriber’s request contemplated by Section 6(a)(iv), during any periods that a Registration Statement registering the resale of the Shares is effective or when the Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, cause the Company’s transfer agent to remove any restrictive legends on any Shares sold by the Subscriber within two (2) Business Days of the date that such Shares are sold and the Subscriber notifies the Company of such sale (and prior to removal the Subscriber provides the Company with any customary representations in connection therewith). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend.

Annex G-13

(d) From and after the Closing, the Company shall indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), and the officers, employees, affiliates, directors, partners, members, managers, investment advisors, attorneys and agents of the Subscriber, and each person, if any, who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (the Subscriber and each of the foregoing, a “Subscriber Indemnified Party”), from and against any losses, judgments, claims, damages, liabilities or reasonable costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”), that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 8, except to the extent that such untrue or alleged untrue statements or omissions or alleged omissions are based solely upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) From and after the Closing, the Subscriber shall, severally and not jointly with any Other Subscriber, indemnify, defend and hold harmless the Company, and the officers, employees, affiliates, directors, partners, members, managers, attorneys and agents of the Company, and each person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any Losses, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent that such untrue or alleged untrue statements or omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

(f) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 8 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 8(f) shall be individual, not joint, and in no event shall the liability of the Subscriber under this Section 8(f) be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

Annex G-14

(g) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(h) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

9. Trust Account Waiver. The Subscriber hereby represents and warrants that it has had the opportunity to read the SPAC Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 6 months after the closing of the IPO (as such date may be extended by the Company’s sponsor to up to 22 months) and is subject to further extension by amendment to the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on its behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 9 to the contrary, nothing herein shall be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

Annex G-15

10. Miscellaneous.

(a) Transferability. Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the Closing the Subscriber may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Subscriber, or to any fund or account managed by the same investment manager as Subscriber, that is an Accredited Investor or a QIB, so long as the Subscriber provides the Company with at least three (3) Business Days’ prior written notice of such assignment and a completed Investor Questionnaire duly executed by such assignee; provided, further that (i) such assignee will be deemed to have made to the Company each of the representations, warranties and covenants of the Subscriber set forth in Section 5 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Subscriber will relieve the Subscriber of its obligations under this Subscription Agreement, and the Subscriber will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

(b) Reliance. The Subscriber acknowledges that the Company, the Placement Agent(s) and, following the Closing, the Target will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect and which would cause any of the conditions to Closing in Sections 3(a) or 3(b) to not be satisfied. The Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Company acknowledges that the Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify the Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect and which would cause any of the conditions to Closing in Sections 3(a) or 3(c) to not be satisfied. The Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) Survival. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(d) Amendments and Waivers. This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought. Section 4, Section 5, this Section 10(d), Section 10(o) and Section 11 may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agent(s) without the written consent of the Placement Agent(s).

(e) Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).

(f) Successors and Assigns. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Annex G-16

(h) Counterparts. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile, electronic mail or in .pdf (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(i) Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including an injunction or injunctions, to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each party hereto further agrees that none of the parties hereto or the Placement Agent or Target shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10(i), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j) GOVERNING LAW AND JURY TRIAL. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Venue. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if there is no federal jurisdiction, in the state courts sitting in New York County in the State of New York (the “Chosen Court”) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Subscriber hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(l) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the addresses set forth on the applicable signature pages hereto.

(m) Headings and Certain Defined Terms. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement, and references to any Section or Subsection shall refer to the numbered and lettered

Annex G-17

Sections and Subsections of this Agreement. As used in this Subscription Agreement, the term: (x) “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, CF Finance Holdings III, LLC.

(n) Further Assurances. At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(o) Third Party Beneficiaries. The parties hereto agree that (a) the Placement Agent(s) are express third-party beneficiaries of the representations, warranties and covenants of the Company contained in Section 4, the representations, warranties and convents of the Subscriber contained in Section 5, and their express rights set forth in Section 10(d) and this Section 10(o), and (b) the Target is an express third-party beneficiary of the representations, warranties and covenants contained in this Agreement. Except for the foregoing, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

11. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any Other Subscriber pursuant to the Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) the Placement Agent(s), their respective affiliates or any of their or their affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

12. Several not Joint. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreement or any other investor under the Other Subscription Agreements. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement.

{SIGNATURE PAGES FOLLOW}

Annex G-18

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CF FINANCE ACQUISITION CORP. III
By:
Name:
Title:

Address for Notice:

CF Finance Acquisition Corp. III
110 East 59th Street
New York, New York 10022
Email: CFFinanceIII@cantor.com
Attention: Chief Executive Officer

Copy to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105

Attn:    Stuart Neuhauser, Esq.
        Matthew A. Gray, Esq.

Email: sneuhauser@egsllp.com
        mgray@egsllp.com

Telephone No.: (212) 370-1300
Facsimile No.: (212) 370-7889

and

Cantor Fitzgerald & Co.
110 East 59th Street
New York, New York 10022
Email: smerkel@cantor.com
Attention: Stephen Merkel, General Counsel

{Signature Page to Subscription Agreement}

Annex G-19

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:
Signature of Authorized Signatory of Subscriber:
Name of Authorized Signatory:
Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:
Email:
Facsimile No.:
Telephone No.:

Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount: $
Number of Shares:
EIN Number:

{Signature Page to Subscription Agreement}

Annex G-20

Exhibit A
Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that either (a) the undersigned is an “Institutional Account” as such term is defined in FINRA Rule 4512(c) or (b) the undersigned has provided a suitability questionnaire in form and substance reasonably satisfactory to the Placement Agent on or prior to the date hereof.

The undersigned represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501(a) (1), (2), (3), (7) or (9) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_______	(i)

A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______	(ii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
_______	(iii)

An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the Commission under the section 203(l) or (m) of the Investment Advisers Act;

_______	(iv)	An insurance company as defined in section 2(13) of the Exchange Act;
_______	(v)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;
_______	(vi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
_______	(vii)

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______	(viii)

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______	(ix)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
_______	(x)

An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

_______	(xi)

A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

_______	(xii)	an entity in which all of the equity owners are “accredited investors”; and/or
_______	(xiii)	An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities and owning investments in excess of $5,000,000.
_______	(xiv)	The Subscriber does not qualify under any of the investor categories set forth in (i) through (xiii) above.

Annex G-21

2.1	Type of the Subscriber. Indicate the form of entity of the Subscriber:
	☐	Limited Partnership	☐	Corporation
	☐	General Partnership	☐	Revocable Trust
	☐	Other Type of Trust (indicate type):
	☐	Other (indicate form of organization):
Subscriber:
Subscriber Name:
By:
Subscriber Name:
Subscriber Title:

Annex G-22

Annex H

Private and Confidential

AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT

by and among

CF FINANCE ACQUISITION CORP. III,

AEYE, INC.

and certain

STOCKHOLDERS OF AEYE, INC.

Dated as of April 30, 2021

Annex H-1

AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT

This AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2021 by and among the persons identified on Schedule I hereto (each, a “Stockholder” and collectively the “Stockholders”), CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), and AEye, Inc., a Delaware corporation (the “Company”) and amends and restates that certain Stockholder Support Agreement previously entered into by such parties as of February 17, 2021 (the “Prior Agreement”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the February 17, 2021 (as amended as of the date hereof and from time to time, the “Merger Agreement”) by and among Acquiror, Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and the Company.

WHEREAS, each Stockholder owns the number and class(es) of shares of Company Capital Stock, par value $0.00001 per share of the Company set forth next to the name of such Stockholder on Schedule I (collectively, together with all other securities of the Company that such Stockholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including by reason of any stock split, stock dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares or rights, the “Stockholder Shares”);

WHEREAS, on February 17, 2021, Acquiror, Merger Sub and the Company entered into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby, among other matters, Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein and the Prior Agreement (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub, and the Company are entering into the Amendment to the Merger Agreement (the “Amendment”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, obtaining the Company Written Consent is a condition precedent to the consummation of the Merger;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into the Amendment, Acquiror has required each Stockholder to enter into this Agreement and a Lock-Up Agreement, dated February 17, 2021 (the “Lock-Up Agreement”); and

WHEREAS, in accordance with Section 7.5 of the Prior Agreement, the parties hereto desire to amend and restate the Prior Agreement as provided in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree to amend and restate the Prior Agreement as follows:

Section 1 Covenants of the Stockholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms (such period, the “Restricted Period”), each Stockholder, severally and not jointly, hereby agrees, provided that no changes are made to the Merger Agreement or Ancillary Agreements after the date of this Agreement that are materially adverse to one or more of the Stockholders:

(i) (A) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, at which the Merger Agreement and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the stockholders of the Company, to vote, or to cause the voting of, the Stockholder Shares in favor of: (1) the approval and adoption

Annex H-2

of the Merger Agreement; and (2) the Merger and the other Transactions, including the Convertible Equity Conversion, and the Ancillary Agreements and all other agreements related to the Merger to which the Company or any of its Subsidiaries is a party; and (B) promptly, but in no event later than five (5) Business Days, after the registration statement filed with the SEC on Form S-4 is declared effective and the Company has furnished the Company Written Consent to such Stockholder, to execute and deliver the Company Written Consent and, if reasonably requested by Acquiror, to execute and deliver further written consents with respect to the Stockholder Shares approving any matter referred to in sub-clause (1) or (2) of the preceding clause (A); and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Stockholder Shares against (other than pursuant to, or in furtherance of, the Merger and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Merger, the Convertible Equity Conversion or any of the other Transactions, the Merger Agreement or any of the other agreements related to the Merger (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) including: (aa) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries (other than the Merger); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by Acquiror or pursuant to Section 1.4 of the Voting Agreement; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s certificate of incorporation or bylaws or the organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the Merger Agreement or the Ancillary Agreements), except if approved in writing by Acquiror; (ee) any other change in the corporate structure (other than the Merger) or fundamental change to the business of the Company or any of its Subsidiaries, except if approved in writing by Acquiror; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in the Company or any of its Subsidiaries; (2) any Acquisition Proposal or Alternative Transaction and any action required or desirable in furtherance thereof or any other transaction, proposal, agreement or action made in opposition to the adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions (or with the Ancillary Agreements to which the Company or any of its Subsidiaries is a party); (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled and (5) any action that would preclude Acquiror from filing with the SEC a registration statement on Form S-4 as contemplated by the Merger Agreement; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (5) of the preceding clause (A) by written consent.

Notwithstanding anything to the contrary in this Section 1(a), this Section 1(a) shall not apply to (i) any proposal submitted to any of the Stockholders holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to any employee benefit plan or other Company Contracts (as defined below) that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code or (ii) any actions requested by or consented to by Acquiror.

(b) During the Restricted Period, each Stockholder shall not, and shall cause such Stockholder’s Affiliates not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any AEye Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any AEye Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage any AEye Company to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any

Annex H-3

confidentiality agreement or the anti-takeover Laws of any state in connection with an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

(c) Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the Merger Agreement, the Merger and the transactions contemplated thereby, including under Section 262 of the Delaware General Corporation Law (the “DGCL”), that such Stockholder may have with respect to the Stockholder Shares owned beneficially or of record by such Stockholder.

(d) Subject to and conditioned upon the Closing, each Stockholder hereby agrees that each of the following to which such Stockholder is a party shall terminate (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company Capital Stock shall also terminate at such time), effective immediately prior to the Effective Time: (A) the IRA; (B) the ROFR Agreement; (C) the Voting Agreement; (D) the Side Letter(s); (E) any subscription or other purchase agreements relating to shares of Company Capital Stock; and (F) if applicable to any Stockholder, any rights under any agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial agreements, non-disclosure agreements, employment agreements, offer letters, advisor agreements, consulting agreements, indemnification agreements, invention assignment agreements or any other agreements providing the Company rights in intellectual property by and between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

(e) Each Stockholder hereby agrees that he, she or it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to the Stockholder as of the date of this Agreement, (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, (iii) consent to the termination or amendment of such other agreement and (iv) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement (in substantially the form previously provided to the Stockholder as of the date of this Agreement), including the Merger.

Section 2 Irrevocable Proxy. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Stockholder Shares (other than pursuant to Section 5.2 of the Voting Agreement), hereby irrevocably constitutes and appoints Acquiror as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Stockholder Shares of such Stockholder and grant all written consents thereto in each case in accordance with the provisions of Sections 1(a)(i) and (ii) and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 8.13. Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Acquiror of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to Acquiror in this Agreement.

Annex H-4

Section 3 Representations and Warranties of the Stockholders. Each Stockholder, represents and warrants to Acquiror, severally and not jointly, as follows:

3.1 Authorization. If such Stockholder is an individual, such Stockholder has all requisite capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is not an individual, such Stockholder (a) is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of any such Stockholder or such Stockholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due execution and delivery by Acquiror, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

3.2. Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of such Stockholder.

(b) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Stockholder if such Stockholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of such Stockholder’s properties or assets are bound or any Governmental Order or Law applicable to such Stockholder or such Stockholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Stockholder, except in the case of clauses (ii) and (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Stockholder to timely perform its obligations hereunder or consummate the transactions contemplated hereby. If such Stockholder is a married individual and is subject to community property laws, such Stockholder’s spouse has consented to this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

3.3 Ownership of Stockholder Shares. Except to the extent that such Stockholder holds Shares as nominee, such Stockholder (a) is the sole record and beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws), (b) has the sole voting power with respect to such Stockholder Shares and (c) has not entered into any voting agreement (other than this Agreement and the Voting Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Stockholder Shares (other than this Agreement and Section 5.2 of the Voting Agreement). Except as set forth on Schedule I, neither such Stockholder nor any family member of such Stockholder (if such Stockholder is an individual) nor any of the Affiliates of such Stockholder or of such family member of such Stockholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. As of the time of any meeting of the stockholders of the

Annex H-5

Company referred to in Section 1(a)(i) and with respect to any written consent of the stockholders of the Company referred to in clause (B) of each of Section 1(a)(i) or (ii), such Stockholder or such Stockholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws), except with respect to any Stockholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter).

3.4 Independent Advice. Such Stockholder has received a copy of and has reviewed the Merger Agreement and Lock-Up Agreement and has had an opportunity to discuss such agreements and this Agreement with legal, financial and tax advisors of his, her or its own choosing, and has had the opportunity to review such information regarding the Company as such Stockholder deems relevant or appropriate.

Section 4 No Transfers.

(a) Each Stockholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Stockholder Shares, Company Options, Company RSUs or Company Warrants owned of record or beneficially by such Stockholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer. Each Stockholder hereby authorizes Acquiror to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, options or warrants (including the right or power to vote any capital stock) or (ii) in respect of any capital stock, options or warrants or interest (including any beneficial ownership interest) in any capital stock, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, options or warrants or interest (including any beneficial ownership interest) in capital stock, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Stockholder to such Stockholder’s estate, such Stockholder’s immediate family, to a trust for the benefit of such Stockholder’s family, upon the death of such Stockholder or to an Affiliate of such Stockholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement by signing a joinder agreement hereto in form and substance reasonably satisfactory to Acquiror (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

(c) Each Stockholder hereby agrees not to, and not to permit any Person under such Stockholder’s control to deposit any of such Stockholder’s Stockholder Shares in a voting trust or subject any of the Stockholder Shares owned beneficially or of record by such Stockholder to any arrangement with respect to the voting of such Stockholder Shares other than agreements entered into with Acquiror or Merger Sub.

Section 5 Waiver and Release of Claims. Each Stockholder covenants and agrees, severally with respect to such Stockholder only and not with respect to any other Stockholder, as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, each Stockholder, on behalf of such Stockholder and his, her or its Affiliates and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of the AEye Companies, Acquiror, Merger Sub, CF Finance Holdings III, LLC and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event

Annex H-6

or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), arising out of or relating to the Stockholder’s capacity as a current or former stockholder of the Company or any of its predecessors.

(b) Each Stockholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Stockholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Stockholder knowingly and voluntarily waives and releases any and all rights and benefits arising out of Stockholder’s capacity as a stockholder of the Company that he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Stockholder understands that Section 1542, or a comparable Law of another jurisdiction, gives such Stockholder the right not to release existing claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, each Stockholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, Acquiror would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Stockholder or any of its Affiliates releases or discharges, and each Stockholder expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; or (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation, indemnification agreement or bylaws of the Company or any of its Subsidiaries with respect to such Stockholder, any of its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries solely to the extent set forth in Section 5.4 of the Merger Agreement.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 6 Convertible Equity Instruments Amendment. The Company and each Stockholder that is a holder of Convertible Equity Instruments agrees that in accordance with Section 4(b) therein, and together with (when delivered) the consent agreement of the holders listed on Schedule 8.2(f) of the Merger Agreement, to be entered into by such holders and the Company following the execution and delivery of the Merger Agreement and prior to the Closing, the Convertible Equity Instruments are hereby amended to the extent necessary such that, if the Closing occurs, all the Convertible Equity Instruments shall automatically (without any further action on the part of the Company, such Stockholder or any other investor or other holder of a Convertible Equity Instrument) convert into shares of Company Common Stock as of immediately prior to the Effective Time in accordance with Section 2.1(a) of the Merger Agreement, and for the avoidance of doubt, if the Closing occurs, the Stockholders waive the right in the proviso to Section 2(b) of the Convertible Equity Instruments to convert into cash in connection with a Change of Control or Dissolution Event with respect to the Transactions. Any other provisions of the Convertible Equity Instruments that have not been amended hereby shall remain in full force and effect.

Annex H-7

Section 7. Lock-Up Agreement. For the avoidance of doubt, the undersigned represents, warrants, agrees and acknowledges that the Lock-Up Agreement delivered by the undersigned to the Acquiror on or prior to the date of this Amendment shall, upon execution of this Amendment, remain binding upon the holder of shares of Company Capital Stock signatory thereto in accordance with its terms and, upon the Closing, shall be effective in accordance with its terms.

Section 8. General.

8.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to Acquiror:

CF Finance Acquisition Corp. III
110 East 59th Street
New York, NY 10022
Attention: Chief Executive Officer
Email: CFFinanceIII@cantor.com

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Kenneth A. Lefkowitz
Facsimile: +1 212 299-6557
Email: ken.lefkowitz@hugheshubbard.com

If to the Company:

AEye, Inc.
1 Park Pl
Dublin, CA 94568
Email: blacorte@aeye.ai
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105
Email: jonathan.axelrad@us.dlapiper.com; jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com
Attention: Jonathan Axelrad; Jeffrey Selman; John Maselli

If to a Stockholder, at such Stockholder’s address set forth on Schedule I with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105
Email: jonathan.axelrad@us.dlapiper.com; jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com
Attention: Jonathan Axelrad; Jeffrey Selman; John Maselli

Annex H-8

8.2. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

8.3. Entire Agreement. This Agreement supersedes the Prior Agreement. This Agreement, including the documents and the instruments referred to herein, together with the Merger Agreement and each Ancillary Agreement to which a Stockholder is a party constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and each Ancillary Agreement to which a Stockholder is a party.

8.4. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

8.5. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

8.6. Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the party of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Stockholder without the prior written consent of Acquiror. Acquiror may assign its rights, interests or obligations under this Agreement to any of its Affiliates in conjunction with a valid assignment of its rights, interests or obligations under the Merger Agreement. Any purported assignment in violation of the preceding two sentences shall be null and void ab initio. Subject to this Section 8.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

8.8. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

8.9. Enforcement.

(a) Stockholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Acquiror’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) Acquiror would not have entered into the Merger Agreement and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

Annex H-9

(b) The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.9, Acquiror shall not in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require Acquiror to institute any Action for (or limit Acquiror’s right to institute any Action for) specific performance under this Section 8.9 prior to pursuing any other form of relief referred to in the preceding clause (i).

8.10. Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

8.11. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 2, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.11.

8.12. Publicity.

(a) All press releases or other public communications of any Stockholder relating to this Agreement and the Transactions shall be subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld; provided, that no Stockholder shall be required to obtain consent pursuant to this Section 8.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8.12(a); provided, however, nothing herein shall prohibit Stockholder from indicating that it was an early investor in the Company.

(b) The restriction in Section 8.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Stockholder making the announcement shall use its reasonable efforts to consult with Acquiror in advance as to its form, content and timing.

8.13. Termination. This Agreement shall terminate on the earlier to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that no termination of this Agreement shall relieve or release any Stockholder from any obligations or liabilities arising out of such Stockholder’s breaches of this Agreement prior to such termination.

8.14. Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director (including “director by deputization”), board observer, officer or employee of the Company, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by such Stockholder or any representative of Stockholder, as applicable, serving as a director of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director of the Company or any Subsidiary of the Company (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and the other Transactions).

Annex H-10

8.15 References to the Stockholder Support Agreement. After the date of this Agreement, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Stockholder Support Agreement” and phrases of similar import, shall refer to the Amended and Restated Stockholder Support Agreement (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to February 17, 2021).

[The next page is the signature page]

Annex H-11

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholder Support Agreement as of the date first written above.

CF FINANCE ACQUISITION CORP. III
By:
Name:
Title:
AEYE, INC.
By:
Name:
Title:

[Signatures continue on following pages]

[Signature Page to Amended and Restated Stockholder Support Agreement by and among CF Finance Acquisition Corp. III, AEye, Inc. and the stockholders of AEye, Inc. party thereto]

Annex H-12

[STOCKHOLDER]

[STOCKHOLDER]
[Add additional signature blocks as needed]

[Signature Page to Amended and Restated Stockholder Support Agreement by and among CF Finance Acquisition Corp. III, AEye, Inc. and the stockholders of AEye, Inc. party thereto]

Annex H-13

SCHEDULE I

Stockholder & Notice Address	Shares and class of Company Capital Stock	Company Options	Company RSUs	Company Warrants (by class)	Beneficial or Record Ownership
[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]

Annex H-14

Exhibit A

Form of Spousal Consent

AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT

AND LOCK-UP AGREEMENT SPOUSAL CONSENT

I ____________________, spouse of ____________________, have read and approve the foregoing Amended and Restated Stockholder Support Agreement, dated as of the date hereof, and that certain Lock-Up Agreement, dated as of [DATE], by and among my spouse, CF Finance Acquisition Corp. III, and AEye, Inc. (collectively, the “Agreements”). In consideration of the terms and conditions as set forth in the Agreements, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreements, and agree to be bound by the provisions of the Agreements insofar as I may have any rights or obligations in the Agreements under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreements.

Date
Signature of Spouse
Printed Name of Spouse

WITNESSED BY:

Date
Signature
Printed Name

Annex H-15

Annex I

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2021, by and among (i) CF Finance Acquisition Corp. III, a Delaware corporation (the “Acquiror”), and (ii) the undersigned parties listed as “Holders” on the signature page hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS, on or about the date hereof, Acquiror, Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and AEye, Inc., a Delaware corporation (together with its successors, the “Company”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Acquiror (the “Merger”), and as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued shares of Acquiror Class A Common Stock (the “Merger Consideration Shares”), all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, in connection with the execution of the Merger Agreement, each of the Holders entered into a lock-up agreement with Acquiror and the Company (as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), pursuant to which such Holder agreed not to transfer the Merger Consideration Shares for a certain period of time after the Closing pursuant to the terms of the Lock-Up Agreement; and

WHEREAS, the parties desire to enter into this Agreement to provide the Holders with certain rights relating to the registration of the Merger Consideration Shares received by the Holders under the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Acquiror” is defined in the preamble to this Agreement, and shall include Acquiror’s successors by merger, acquisition, reorganization or otherwise.

“Acquiror Common Stock” means shares of Class A common stock, par value $0.0001 per share, of the Acquiror, and Class B common stock, par value $0.0001 per share of the Acquiror, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Acquiror, after consultation with counsel to the Acquiror, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Acquiror has a bone fide business purpose for not making such information public.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

Annex I-1

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” is defined in 2.1.2

“Form S-3” is defined in Section 2.3.

“Founder Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 12, 2020, by and among Acquiror, CF Finance Holdings III, LLC and each of the other “Holders” named therein, as amended from time to time in accordance with the terms thereof.

“Founder Securities” means those securities included in the definition of “Registrable Security” specified in the Founder Registration Rights Agreement.

“Holder(s)” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of a Holder permitted under this Agreement and the Lock-Up Agreement.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Institutional Holder” is defined in Section 2.1.1.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Losses” is defined in Section 4.1.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger Agreement” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Securities” means those securities sold to PIPE Investors in accordance with the PIPE Subscription Agreements.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all of the Merger Consideration Shares and any other shares of Acquiror Common Stock beneficially owned by the Holders (including shares of Acquiror Common Stock issued upon the exercise of Assumed Options and the settlement of Assumed RSUs following the Closing). Registrable Securities also include any warrants, capital shares or other securities of Acquiror issued as a dividend, split or other distribution with respect to or in exchange for or in replacement of the foregoing securities or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Acquiror Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Acquiror or the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have ceased to be outstanding;

Annex I-2

(c) such securities have been sold without registration pursuant to Rule 144; or (d) such securities have been sold to, or through, a broker, dealer or underwriter in a public offering. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be a “Holder holding Registrable Securities” (or words to that effect) under this Agreement only if they are a Holder or a transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Holder permitted under this Agreement and the Lock-Up Agreement.

“Registration Statement” means a registration statement filed by Acquiror with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requisite Holders” is defined in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. At any time and from time to time after the Closing, Holders holding at least twenty-five percent (25%) of the Registrable Securities then issued and outstanding (the “Requisite Holders”) may make a written demand for registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”); provided, however, that, the Holder set forth on Schedule 2.1.1 (the “Institutional Holder”) shall be entitled to make a demand for a single such Demand Registration without the consent of any other Holder, and the Institutional Holder shall be deemed to be the Requisite Holders for purposes thereof. Within ten (10) days following receipt of any request for a Demand Registration, Acquiror will notify all other Holders holding Registrable Securities of the demand, and each Holder holding Registrable Securities who wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify Acquiror within five (5) days after the receipt by the Holder of the notice from Acquiror. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1, effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration. Acquiror shall not be obligated to effect more than an aggregate of three (3) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration will not count as a Demand Registration under Section 2.2.1 unless and until a Registration Statement on a Form S-1 or any similar long form registration statement that may be available at such time (“Form S-1”) filed with the SEC with respect to such Demand Registration has been declared effective by the SEC and Acquiror has complied with its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter

Annex I-3

elect to continue with such Registration and accordingly notify Acquiror in writing, but in no event later than five (5) days, of such election; provided, further, that Acquiror shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and advise Acquiror as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwritten offering and the inclusion of such Demanding Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by a majority-in-interest of the Holders initiating the Demand Registration and reasonably acceptable to Acquiror.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises Acquiror and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Acquiror Common Stock or other securities which Acquiror desires to sell and the shares of Acquiror Common Stock or other securities, if any, as to which Registration by Acquiror has been requested pursuant to written contractual piggy-back registration rights held by other security holders of Acquiror who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then Acquiror shall include in such Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (all pro rata in accordance with the number of securities that each Demanding Holder has requested be included in such registration, regardless of the number of securities held by each such Demanding Holder, as long as they do not request to include more securities than they own (such proportion is referred to herein as “Pro Rata”)), that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Registrable Securities of Holders as to which registration has been requested pursuant to Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the shares of Acquiror Common Stock or other securities for the account of other Persons that Acquiror is obligated to register pursuant to written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities. In the event that Acquiror securities that are convertible into shares of Acquiror Common Stock are included in the offering, the calculations under this Section 2.1.4 shall include such Acquiror securities on an as-converted to Acquiror Common Stock basis.

2.1.5 Withdrawal. A Demanding Holder may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Demand Registration Statement. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Acquiror and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration in such event, then such registration shall not count as a Demand Registration provided for in Section 2.1.

Annex I-4

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If at any time after the Closing Acquiror proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Acquiror for its own account or for security holders of Acquiror for their account (or by Acquiror and by security holders of Acquiror including pursuant to Section 2.1 and including within fifteen (15) business days following the Closing pursuant to Section 7.4 of that certain Warrant Agreement dated as of November 12, 2020 by and between the Company and Continental Stock Transfer & Trust Company with respect to the shares issuable upon exercise of certain warrants of the Company subject thereto (the “Public Warrant Shares Registration”), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Acquiror’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of Acquiror, or (iv) for a dividend reinvestment plan, then Acquiror shall (x) give written notice of such proposed filing to Holders holding Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date or confidential submission date, which notice shall describe the amount and type of securities to be included in such Registration or offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Holders holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by Acquiror or another demanding security holder, Acquiror shall use its best efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of Acquiror and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration. For purposes of this Section 2.2.1, the Institutional Holder shall be deemed to have elected to have its Registrable Securities included in the Public Warrant Shares Registration without any further action required by the Institutional Holder hereunder, subject to the other provisions of this Section 2.2.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering, in good faith, advises Acquiror and Holders holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of shares of Acquiror Common Stock or other Acquiror securities which Acquiror desires to sell, taken together with the shares of Acquiror Common Stock or other Acquiror securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Holders holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Acquiror Common Stock or other Acquiror securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of Acquiror, exceeds the Maximum Number of Securities, then Acquiror shall include in any such registration:

(a) If the registration is undertaken for Acquiror’s account: (i) first, the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Registrable Securities of Holders as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Acquiror Common Stock or other equity securities for the account of other Persons

Annex I-5

that Acquiror is obligated to register pursuant to separate written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities;

(b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (i) first, the shares of Acquiror Common Stock or other securities for the account of the Demanding Holders, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Registrable Securities of Holders as to which registration has been requested pursuant to Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the shares of Acquiror Common Stock or other equity securities for the account of other Persons that Acquiror is obligated to register pursuant to separate written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities;

(c) If the registration is a “demand” registration undertaken at the demand of holders of Founder Securities under the Founder Registration Rights Agreement: (i) first, the Founder Securities for the account of the demanding holders under the Founder Registration Rights Agreement that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Registrable Securities of Holders as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the shares of Acquiror Common Stock or other equity securities for the account of other Persons that Acquiror is obligated to register pursuant to separate written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities; and

(d) If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1 or the holders of Founder Securities exercising demand registration rights under the Founder Registration Rights Agreement: (i) first, the shares of Acquiror Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Registrable Securities of Holders

Annex I-6

as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the shares of Acquiror Common Stock or other equity securities for the account of other Persons that Acquiror is obligated to register pursuant to separate written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities.

In the event that Acquiror securities that are convertible into shares of Acquiror Common Stock are included in the offering, the calculations under this Section 2.2.2 shall include such Acquiror securities on an as-converted to Acquiror Common Stock basis.

2.2.3 Withdrawal. Any Holder holding Registrable Securities may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Acquiror of such request to withdraw prior to the effectiveness of the Registration Statement. In connection with Section 2.2, Acquiror (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Holder, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, Acquiror shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Holders holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.

2.3 Short Form Registrations. After the Closing, Holders holding Registrable Securities may at any time and from time to time, request in writing that Acquiror register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time and applicable to such Holder’s Registrable Securities (“Form S-3”); provided, however, that Acquiror shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, Acquiror will promptly give written notice of the proposed registration to all other Holders holding Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, if any, of any other Holders joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from Acquiror; provided, however, that Acquiror shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available to Acquiror for such offering; or (ii) if Holders holding Registrable Securities, together with the holders of any other securities of Acquiror entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $10,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever Acquiror is required to effect the registration of any Registrable Securities pursuant to Section 2, Acquiror shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement Acquiror shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the SEC a Registration Statement on Form S-1, or pursuant to Section 2.3 prepare and file with the SEC a Registration Statement on Form S-3, and shall use its reasonable efforts to cause such Registration Statement to become effective and use its reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, if during the period starting with the date sixty (60) days prior to Acquiror’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, an Acquiror initiated Registration (and provided that Acquiror has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and Acquiror continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective), (i) the Holders have requested an underwritten Registration and (ii) (A) Acquiror and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer or (B) in the good faith judgment of the Board such Registration would be seriously

Annex I-7

detrimental to Acquiror and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case Acquiror shall furnish to such Holders a certificate signed by the Chairman of the Board or an executive officer of Acquiror stating that in the good faith judgment of the Board it would be seriously detrimental to Acquiror for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, Acquiror shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that Acquiror shall not defer its obligation in this manner more than once in any 12-month period.

3.1.2 Copies. Acquiror shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Holders holding Registrable Securities included in such registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Holders holding Registrable Securities included in such registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3 Amendments and Supplements. Acquiror shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act, including all financial statements or schedules, until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Reporting Obligations. As long as any Holders shall own Registrable Securities, the Acquiror, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Acquiror after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.1.4.

3.1.5 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the prospectus included in the Registration Statement, the Acquiror shall, subject to the receipt of the any customary documentation reasonably required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Acquiror shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers.

3.1.6 Notification. After the filing of a Registration Statement, Acquiror shall promptly, and in no event more than five (5) Business Days after such filing, notify Holders holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within five (5) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and Acquiror shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the Acquirors of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Holders holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement

Annex I-8

thereto, including documents incorporated by reference, Acquiror shall furnish to Holders holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided that such Holders and their legal counsel must provide any comments promptly (and in any event within five (5) Business Days) after receipt of such documents.

3.1.7 State Securities Laws Compliance. Acquiror shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Holders holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Acquiror and do any and all other acts and things that may be necessary or advisable to enable Holders holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Acquiror shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.8 Agreements for Disposition. To the extent required by the underwriting agreement or similar agreements, Acquiror shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of Acquiror in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Holders holding Registrable Securities included in such Registration Statement. No Holder holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.9 Cooperation. The principal executive officer of Acquiror, the principal financial officer of Acquiror, the principal accounting officer of Acquiror and all other officers and members of the management of Acquiror shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders.

3.1.10 Records. Acquiror shall make available for inspection by Holders holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Acquiror, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Acquiror’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that Acquiror may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.11 Opinions and Comfort Letters. Acquiror shall obtain from its counsel and accountants customary legal opinions and customary comfort letters, to the extent so reasonably required by any underwriting agreement.

3.1.12 Earnings Statement. Acquiror shall comply with all applicable rules and regulations of the SEC and the Securities Act, and make available to its shareholders if reasonably required, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Acquiror’s first full calendar quarter after the effective date of a registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC).

Annex I-9

3.1.13 Listing. Acquiror shall use its best efforts to cause all Registrable Securities that are shares of Acquiror Common Stock included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Acquiror are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to Holders holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.14 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $50,000,000, Acquiror shall use its reasonable efforts to make available senior executives of Acquiror to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from Acquiror of the happening of any event of the kind described in Section 3.1.6(iv), or in the event that the Registration Statement or prospectus included therein containing a misstatement of material fact or omitting to state a material fact, each Holder holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder receives the supplemented or amended prospectus contemplated by Section 3.1.6(iv) or until advised in writing that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of the Registration Statement in respect of any registration at any time would require the Acquiror to make an adverse disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Acquiror for reasons beyond the Acquiror’s control, the Acquiror may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shorted period of time, but in no event more than thirty (30) days, determined in good faith by the Acquiror to be necessary for such purpose. In the event the Acquiror exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the noticed referred to above, their use of the prospectus relating to any registration in connection with any sale or offer to sell Registrable Securities. The Acquiror shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3 Registration Expenses. Subject to Section 4, Acquiror shall bear all reasonable costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Acquiror’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Acquiror and fees and expenses for independent certified public accountants retained by Acquiror (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by Acquiror in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by Holders holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. Acquiror shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, only if the Underwriters require the selling security holders and/or Acquiror to bear the expenses of the Underwriter following good faith negotiations, all selling security holders and Acquiror shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4 Information. Holders holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Acquiror, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Holders selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Acquiror or the managing Underwriter.

Annex I-10

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by Acquiror. Subject to the provisions of this Section 4.1 below, Acquiror agrees to indemnify and hold harmless each Holder, and each Holder’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls a Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, actions, damages or liabilities (collectively, “Losses”), whether joint or several, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Acquiror of the Securities Act or any rule or regulation promulgated thereunder applicable to Acquiror and relating to action or inaction required of Acquiror in connection with any such registration (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of Acquiror, such consent not to be unreasonably withheld, delayed or conditioned); and Acquiror shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such Loss; provided, however, that Acquiror will not be liable in any such case to the extent that any such Loss arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Acquiror, in writing, by such selling holder or Holder Indemnified Party expressly for use therein. Acquiror also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Subject to the provisions of this Section 4.2 below, each Holder selling Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless Acquiror, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any Losses, whether joint or several, insofar as such Losses arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Acquiror by such selling Holder expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the indemnifying Holder, such consent not to be unreasonably withheld, delayed or conditioned, and shall reimburse Acquiror, its directors and officers, each Underwriter and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Loss. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder in the applicable offering.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any Loss in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the Loss; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually materially prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party if

Annex I-11

the Indemnifying Party provides notice of such to the Indemnified Party within thirty (30) days of the Indemnifying Party’s receipt of notice of such claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Loss referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any Loss referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. Any contributions obligation of the Holders shall be several and not joint. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5. RULE 144 and 145.

5.1 Rule 144 and 145. Acquiror covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Holders holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Acquiror represents and warrants that as of the date of this Agreement, no Person, other than the holders of (i) Registrable Securities, (ii) Founder Securities and (iii) PIPE Securities, has any right to require Acquiror to register any of Acquiror’s share capital for sale or to include Acquiror’s share capital in any registration filed by Acquiror for the sale of share capital for its own account or for the account of any other

Annex I-12

Person. The Holders hereby acknowledge that Acquiror has granted resale registration rights to holders of PIPE Securities in the PIPE Subscription Agreements, and that nothing herein shall restrict the ability of Acquiror to fulfill its resale registration obligations under the PIPE Subscription Agreements.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Acquiror hereunder may not be assigned or delegated by Acquiror in whole or in part without the written consent of the Holders holding at a majority of the Registerable Securities held by all Holders. This Agreement and the rights, duties and obligations of Holders holding Registrable Securities hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Registrable Securities by such Holder which is permitted by such Holder’s Lock-Up Agreement; provided that no assignment by any Holder of its rights, duties and obligations hereunder shall be binding upon or obligate Acquiror unless and until Acquiror shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Acquiror, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or of any assignee of the Holders. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours of the recipient, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Acquiror prior to the Closing, to:	With a copy (which will not constitute notice) to:
CF Finance Acquisition Corp. III 110 East 59th Street New York, New York 10022 Attn: Chief Executive Officer Email: CFFinanceIII@cantor.com	Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 Attn: Ken Lefkowitz Email: ken.lefkowitz@hugheshubbard.com

If to Acquiror from and after the Closing to:	With copies (which shall not constitute notice) to:

AEye Holdings, Inc. 1 Park Pl, Dublin, CA 94568 Attn: Chief Executive Officer	DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, CA 94105
Email: blacorte@aeye.ai	Attn:	Jonathan Axelrad; Jeffrey Selman; John Maselli
	Email:	jonathan.axelrad@us.dlapiper.com; jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

and

CF Finance Holdings III, LLC
110 East 59th Street
New York, New York 10022
Attn: Chief Executive Officer
Email: CFFinanceIII@cantor.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn: Ken Lefkowitz
Email: ken.lefkowitz@hugheshubbard.com

Annex I-13

If to a Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. Notwithstanding anything to the contrary contained in this Agreement, in the event that a duly executed copy of this Agreement is not delivered to Acquiror by a Person receiving Merger Consideration Shares in connection with the Closing, such Person failing to provide such signature shall not be a party to this Agreement or have any rights or obligations hereunder, but such failure shall not affect the rights and obligations of the other parties to this Agreement as amongst such other parties.

6.5 Entire Agreement. This Agreement (together with the Merger Agreement, and the Lock-Up Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any other Ancillary Document or the rights or obligations of the parties under the Founder Registration Rights Agreement.

6.6 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.7 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Acquiror and Holders holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects a Holder in a manner materially and adversely disproportionate to other Holders will also require the consent of such Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8 Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

6.10 Termination of Merger Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In

Annex I-14

the event that the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

6.11 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement or (B) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

6.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

Annex I-15

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Acquiror:

CF FINANCE ACQUISITION CORP. III

By:
Name:
Title:

{Signature Page to Registration Rights Agreement — CF Finance Acquisition Corp. III — AEye, Inc.}

Annex I-16

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Holder:

KPCB Holdings, Inc., as Nominee

By:
Name:
Title:
Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

{Signature Page to Registration Rights Agreement — CF Finance Acquisition Corp. III — AEye, Inc.}

Annex I-17

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Holder:

Blair LaCorte
Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

{Signature Page to Registration Rights Agreement — CF Finance Acquisition Corp. III — AEye, Inc.}

Annex I-18

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Holder:

Luis Dussan
Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

{Signature Page to Registration Rights Agreement — CF Finance Acquisition Corp. III — AEye, Inc.}

Annex I-19

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Holder:

Robert Brown
Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

{Signature Page to Registration Rights Agreement — CF Finance Acquisition Corp. III — AEye, Inc.}

Annex I-20

Schedule 2.1.1

KPCB Holdings, Inc.

Annex I-21

Annex J

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2021 by and among (i) CF Finance Acquisition Corp. III, a Delaware corporation (together with its successors, “Acquiror”), (ii) AEye, Inc., a Delaware corporation (the “Company”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, on or about the date of this Agreement, Acquiror, Meliora Merger Sub, Inc. a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company are entering into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Acquiror (the “Merger”), and as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued shares of Acquiror Class A Common Stock, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, as of the date hereof, Holder is a holder of Company Capital Stock, Company Options, Company RSUs and/or Company Warrants in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Acquiror Class A Common Stock, Assumed Options, Assumed RSUs and Assumed Warrants to be received by Holder as consideration in the Merger, including any Acquiror Class A Common Stock underlying the Assumed Options, Assumed RSUs or Assumed Warrants, and further including any other securities held by the Holder which are convertible into, or exercisable, or exchangeable for, shares of Acquiror Common Stock (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of Acquiror in accordance with Section 2(h), during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (A) the one (1) year anniversary of the date of the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of Acquiror Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which Acquiror consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their shares of Acquiror Class A Common Stock for cash, securities or other property: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) to Holder’s officers or directors, any current or future affiliate or family member

Annex J-1

of any of Holder’s officers or directors, or to any member(s), officers, directors or employees of Holder or any of its current or future affiliates, (II) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, any current or future affiliate of such individual or to a charitable organization, (III) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual, (IV) in the case of an individual, pursuant to a qualified domestic relations order, or (V) in the event of Acquiror’s liquidation prior to the Closing (each, a “Permitted Transferee”); provided, however, that in the case of clauses (I) through (IV) it shall be a condition to such transfer that the Permitted Transferee executes and delivers to Acquiror and the Company an agreement, in substantially the same form of this Agreement, stating that the Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. Holder further agrees to execute such agreements as may be reasonably requested by Acquiror or the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF February 17, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, Acquiror will make reasonable best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote any Restricted Securities.

(e) Holder hereby acknowledges and agrees that, upon the Effective Time, each of Holder’s Company Options, Company RSUs and/or Company Warrants outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically and without any required action on the part of Holder or any other beneficiary thereof, shall be converted into Assumed Options, Assumed RSUs and/or Assumed Warrants in accordance with Sections 2.5(c), 2.5(d) or 2.5(e) of the Merger Agreement, as applicable, and without any right or claim to any further equity or other compensation with respect to such Company Options, Company RSUs and/or Company Warrants.

2. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of each party are personal to such party and may not be transferred or delegated by any party at any time without the prior written consent of the other parties in accordance with Section 2(h), except in accordance with the procedures set forth for transfers of Restricted Securities to Permitted Transferees in the second sentence of Section 1(a).

Annex J-2

(c) Third Parties. Except for the rights of the Sponsor (or its assignee) as provided in Section 2(h), nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx, UPS or other nationally recognized overnight courier service or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Acquiror prior to the Closing, to: CF Finance Acquisition Corp. III 110 East 59th Street New York, New York 10022 Attention: Chief Executive Officer Email: CFFinanceIII@cantor.com	With a copy (which will not constitute notice) to: Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 Attention: Ken Lefkowitz Email: ken.lefkowitz@hugheshubbard.com

If to the Company, to: AEye, Inc. 1 Park Pl Dublin, CA 94568 Attention: Chief Executive Officer Email: blacorte@aeye.ai

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jonathan Axelrad; Jeffrey Selman; John Maselli

Email: jonathan.axelrad@us.dlapiper.com;
jeffrey.selman@us.dlapiper.com;
john.maselli@us.dlapiper.com

Annex J-3

If to Acquiror from and after the Closing, to:

CF Finance Acquisition Corp. III
c/o CF Finance Holdings III, LLC
110 East 59th Street
New York, New York 10022
Attention: Chief Executive Officer
Email: CFFinanceIII@cantor.com

With copies (which shall not constitute notice) to:

AEye, Inc.

1 Park Pl

Dublin, CA 94568

Attention: Chief Executive Officer

Email: blacorte@aeye.ai

and

DLA Piper LLP (US)
555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jonathan Axelrad; Jeffrey Selman; John Maselli

Email: jonathan.axelrad@us.dlapiper.com;
jeffrey.selman@us.dlapiper.com;
john.maselli@us.dlapiper.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attention: Ken Lefkowitz
Email: ken.lefkowitz@hugheshubbard.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(g) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Acquiror, the Company and Holder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of Acquiror. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions or other authorizations under this Agreement on behalf of Acquiror from and after the Closing, including enforcing Acquiror’s rights and remedies under this Agreement, or providing any waivers or amendments with respect to this Agreement or the provisions hereof, shall solely be made, taken and authorized by, or as directed by, Acquiror’s sponsor, CF Finance Holdings III, LLC (the “Sponsor”). Without limiting the foregoing, in the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Acquiror or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Acquiror or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Annex J-4

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Acquiror and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Acquiror and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror and the Company or any of the obligations of Holder under any other agreement between Holder and Acquiror or the Company or any certificate or instrument executed by Holder in favor of Acquiror or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or the Company or any of the obligations of Holder under this Agreement.

(l) Other Agreements. Acquiror and the Company represent and warrant that this Agreement is in substantially the same form and substance (including with respect to the types and percentage of holdings of securities subject to this Agreement, the time periods for the transfer restrictions, and carve-outs from the transfer restrictions, which shall in each case be identical) to all other letter agreements to be executed by and between any other holder of Company Capital Stock and Acquiror and the Company related to restrictions on transfer similar to those set forth in this Agreement (the “Other Agreements”), and each of the Acquiror and the Company hereby agree that it will not change, amend or modify any of the terms of the Other Agreements in a manner beneficial to any other holder of Company Capital Stock without similarly changing, amending or modifying such terms of this Agreement.

(m) Pro-Rata Release. If, prior to the expiration of the Lock-Up Period set forth in this Agreement, the restrictions on transfer in any Other Agreement are waived, terminated or suspended, in whole or in part, permanently or for a limited period of time, then this Agreement shall be deemed to be automatically modified without any further action so that the restrictions on transfer set forth in this Agreement are also waived, terminated or suspended on the same terms and for the same percentage of Restricted Securities of the Holder. The Company shall, upon any such automatic modification of this Agreement, notify the Holder of such modification in writing as promptly as reasonably practicable and in any event at least 12 hours prior to the open of trading markets on the date such waiver, termination or suspension is to take effect.

(n) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

Annex J-5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Acquiror:

CF Finance Acquisition Corp. III

By:
Name:
Title:

The Company:

AEye, Inc.

By:
Name:
Title:

Annex J-6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:	[________________________________]
By:
Name:
Title:
Number and Type of Company Securities:

Company Common Stock:

Company Preferred Stock:

Company Options:

Company RSUs:

Company Warrants:

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

[Signature Page to Lock-Up Agreement (Project Meliora)]

Annex J-7

Annex K

CF FINANCE ACQUISITION CORP. III PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend: https://www.cstproxy.com/ cf21anceacquisitioncorpiii/2021 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on , 2021. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet - QUICK EASY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints and (each, a “Proxy”) as proxies, each with full power to act without the other and the power to appoint a substitute to vote the shares that the undersigned is entitled to vote at the special meeting of stockholders of CF Finance Acquisition Corp. III (“CF III”) to be held on , 2021 at a.m., Eastern Standard Time via live webcast at https://www.cstproxy.com/cf21anceacquisitioncorpiii/2021 , and at any adjournments and/ or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in each Proxy’s discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, 5, 6 AND 7. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed, on the reverse side) PROXY CARD FOR THE SPECIAL MEETING OF STOCKHOLDERS OF CF FINANCE ACQUISITION CORP. III FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

Annex K-1

(1) The Pre-Merger Charter Amendment Proposal — To approve an amendment of CF III’s poration (the “Existing Charter” ) to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 300,000,000 shares for the purposes of carrying out the Business Combination (as (2) The Business Combination Proposal — To approve and adopt the Agreement and Plan of Merger, dated February 17, 2021, as amended on April 30, 2021 (as the terms and conditions therein may be further amended, modified or waived from time to time, the “Merger Agree- ment” ), by and among CF III, Meliora Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CF III ( “Merger Sub” ), and AEye, Inc., a Delaware corporation ( “AEye” ), and approve the trans - actions contemplated thereby, including the merger of Merger Sub with and into AEye, with AEye continuing as the surviving corporation and as a wholly-owned subsidiary of CF III (the “Business Combination” ). (3) The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Blair LaCorte Luis Dussan Wen Hsieh Prof. Dr. Bernd Gottschalk Dr. Karl-Thomas Neumann Timothy J. Dunn Carol DiBattiste (Chair) * Instruction: To withhold authority to vote for any individual nominee, mark the “For all Except” box above and write that nominee’s name on the line provided below. (4) T he Nasdaq Proposal — To approve, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635 (the “Nasdaq Listing Rule” ), the issuance of up to 154,081,440 shares of Class A Common Stock, par value $0.0001 per share, of CF III pursuant to the Merger Agreement and up to 22,500,000 shares of Class A Common Stock pursuant to the PIPE Investment. (5) The Post-Merger Charter Amendment Proposals — To consider and vote upon separate proposals to approve the following icate of incorporation of the Combined Entity (the “Amended Charter” ) Charter; (a) Post-Merger Charter Amendment Proposal A — Change in Name (b) Post-Merger Charter Amendment Proposal B — Change in Corporate Purpose (c) Post-Merger Charter Amendment Proposal C — Elimination of Class B Common Stock (d) Post-Merger Charter Amendment Propos - al D — Additional Director Class and In - creased Term (e) Post-Merger Charter Amendment Proposal E — Amendment of Corporate Opportuni - ties Provision (f) Post-Merger Charter Amendment Propos - al F — Removal of Blank Check Company Provisions (6) The Equity Incentive Plan Proposal — To approve and adopt the Equity Incentive Plan of the Combined Entity. (7) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, or the Equity Incentive Plan Proposal. Signature____________________________________Signature, if held jointly Date_____________, 2021 Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If stockholder is a partnership, sign in partnership name by an authorized person, giving full title as such. CONTROL NUMBER PROXY CARD THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6 AND 7 . Please mark your votes like this X FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Important Notice Regarding the Availability of Proxy Material for the Special Meeting of Stockholders to be held on at a.m., Eastern Time are available at: https://www.cstproxy.com/cf21anceacquisitioncorpiii/2021 PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED. FOR AGAINST ABSTAIN VOTE FOR ALL NOMINEES VOTE WITHHOLD FROM ALL NOMINEES current amended and restated certificate of incor- defined below). material differences between the proposed amended and restated certif- that will be in effect upon the closing of the Merger and the Existing

Annex K-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

CF III’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and CF III’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, CF III has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require CF III, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
1.1

Business Combination Marketing Agreement, dated November 12, 2020, between CF Finance Acquisition Corp. III and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.2 to CF Finance Acquisition Corp. III’s Form 8-K, filed with the SEC on November 12, 2020).

2.1*

Agreement and Plan of Merger, dated as of February 17, 2021, by and among CF Finance Acquisition Corp. III, Meliora Merger Sub, Inc., and AEye, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-1).

2.2*

Amendment to Agreement and Plan of Merger, dated as of April 30, 2021, by and among CF Finance Acquisition Corp. III, Meliora Merger Sub, Inc., and AEye, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-2).

3.1

Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. III (incorporated by reference to Exhibit 3.1 to CF Finance Acquisition Corp. III’s Form 8-K, filed with the SEC on November 12, 2020).

3.2

Form of Amendment to Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. III (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).

3.3

Form of Second Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. III (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

3.4	Amended and Restated Bylaws of CF Finance Acquisition Corp. III (incorporated by reference to Exhibit 3.6 to CF Finance Acquisition Corp. III’s Form S-1/A filed with the SEC on November 10, 2020).
3.5	Form of Amended and Restated Bylaws of the Combined Entity (attached to the proxy statement/prospectus which forms part of this registration statement as Annex D).
4.1

Warrant Agreement dated November 12, 2020, between Continental Stock Transfer & Trust Company and CF Finance Acquisition Corp. III (incorporated by reference to CF Finance Acquisition Corp. III’s Form 8-K filed with the SEC on November 12, 2020).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to CF Finance Acquisition Corp. III’s Form S-1/A filed with the SEC on October 21, 2020).

Exhibit No.	Description
5.1+	Opinion of Hughes Hubbard & Reed LLP as to the validity of the Class A common stock registered.
8.1+	Opinion of Ellenoff Grossman & Schole LLP as to Tax Matters.
10.1

Form of Subscription Agreement, by and between CF Finance Acquisition Corp. III and the undersigned subscriber thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

10.2

Form of Amended and Restated Stockholder Support Agreement, by and among CF Finance Acquisition Corp. III and certain stockholders of AEye, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.3

Form of Sponsor Support Agreement, by and among CF Finance Acquisition Corp. III, CF Finance Holdings III, LLC and AEye, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F-1).

10.4

Form of Amendment to Sponsor Support Agreement, by and among CF Finance Acquisition Corp. III, CF Finance Holdings III, LLC and AEye, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F-2).

10.5

Form of Lock-Up Agreement, by and among CF Finance Acquisition Corp. III, AEye, Inc. and the undersigned holder thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J).

10.6

Registration Rights Agreement, by and among CF Finance Acquisition Corp. III and the undersigned investors listed thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

10.7	Form of Equity Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.8^	Office Lease by and between TRT NOIP DUBLIN LP and the Company, dated April 26, 2019.
23.1	Consent of WithumSmith+Brown, PC (with respect to CF Finance Acquisition Corp. III financial statements).
23.2	Consent of Deloitte & Touche LLP (with respect to AEye, Inc. financial statements).
24.1^	Power of Attorney (included on the signature page of this registration statement).
99.1^	Consent of Wen Hsieh to be named a director.
99.2^	Consent of Luis Dussan to be named a director.
99.3^	Consent of Dr. Karl-Thomas Neumann to be named a director.
99.4^	Consent of Blair LaCorte to be named a director.
99.5^	Consent of Prof. Dr. Bernd Gottschalk to be named a director.
99.6^	Consent of Timothy J. Dunn to be named a director.
99.7^	Consent of Carol DiBattiste to be named a director.
99.8	Form of Proxy Card (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).

____________

*        Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). CF III agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however, the Registrant may request confidential treatment of omitted items.

^        Previously filed.

+        To be filed by amendment.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 25, 2021.

CF FINANCE ACQUISITION CORP. III
By:	/s/ Howard W. Lutnick
Howard W. Lutnick Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Howard W. Lutnick	Chief Executive Officer and Chairman	June 25, 2021
Howard W. Lutnick	(Principal Executive Officer)
/s/ Alice Chan	Chief Financial Officer and Director	June 25, 2021
Alice Chan	(Principal Financial and Accounting Officer)
/s/ Anshu Jain*	President and Director	June 25, 2021
Anshu Jain
/s/ Robert Hochberg*	Director	June 25, 2021
Robert Hochberg
/s/ Robert Sharp*	Director	June 25, 2021
Robert Sharp
* By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Attorney-in-Fact